As filed with the Securities and Exchange Commission on July 31, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMAZON.COM, INC.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	5961 (Primary Standard Industrial Classification Code Number)	91-1646860 (IRS Employer Identification Number)
410 Terry Avenue North
Seattle, Washington 98109-5210
(206) 266-1000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David A. Zapolsky
Senior Vice President, Chief Global Affairs & Legal Officer
Amazon.com, Inc.
410 Terry Avenue North
Seattle, Washington 98109-5210
(206) 266-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Krishna Veeraraghavan Stan Richards Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000	L. Barbee Ponder IV General Counsel and Vice President of Regulatory Affairs Globalstar, Inc. 1351 Holiday Square Blvd. Covington, Louisiana 70433 (985) 335-1500	Howard Ellin Michael Mies Max Troper Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001 (212) 735-3000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the proposed transactions described herein have been satisfied or waived, as applicable.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction.
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this information statement/prospectus is subject to completion and amendment. A registration statement relating to the securities described in this information statement/prospectus has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective. This information statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration under the securities laws of any such jurisdiction.
PRELIMINARY PROSPECTUS (subject to completion)
Dated July 31, 2026
INFORMATION STATEMENT/PROSPECTUS AND NOTICE OF ACTION BY WRITTEN CONSENT
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY

Dear Globalstar, Inc. Stockholder:
On April 13, 2026, Globalstar, Inc. (“Globalstar”), Amazon.com, Inc. (“Amazon”), Grapefruit Acquisition Sub I, Inc., a direct wholly owned subsidiary of Amazon (“Acquisition Sub I”), and Grapefruit Acquisition Sub II, LLC, a direct wholly owned subsidiary of Amazon (“Acquisition Sub II”) entered into an Agreement and Plan of Merger that provides for the acquisition of Globalstar by Amazon (such agreement, as it may be amended from time to time, the “merger agreement”). A copy of the merger agreement is attached as Annex A to this information statement/prospectus. Pursuant to the terms of, and subject to the satisfaction or waiver of the conditions set forth in, the merger agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the effective time, Acquisition Sub I will merge with and into Globalstar (the “first merger”), with Globalstar surviving the first merger and becoming a direct, wholly owned subsidiary of Amazon and immediately following the first merger, in accordance with the DGCL and the Delaware Limited Liability Company Act, Globalstar will be merged with and into Acquisition Sub II (the “second merger” and together with the first merger, the “mergers”), with Acquisition Sub II surviving the second merger and continuing as a direct, wholly owned subsidiary of Amazon. The respective boards of directors of Globalstar and Amazon have unanimously approved the merger agreement and the mergers.
Upon the terms and subject to the conditions of the merger agreement, at the effective time of the first merger, each share of common stock, par value $0.0001 per share, of Globalstar (“Globalstar common stock”) issued and outstanding immediately prior to the effective time of the first merger (other than shares of Globalstar common stock held, directly or indirectly, by Globalstar or any of its subsidiaries or by Amazon, Acquisition Sub I, Acquisition Sub II or any of their respective wholly owned subsidiaries (the “canceled shares”)) will, subject to the proration provisions of the merger agreement, be converted into the right to receive, at the election of the applicable Globalstar stockholder (as defined below) with respect to such share, in accordance with, and subject to the terms, conditions and procedures set forth in the merger agreement, the following consideration: (i) $90.00 in cash minus the per share adjustment amount (as defined below) (if any), without interest (the “cash consideration”); or (ii) a number of shares of common stock, par value $0.01 per share, of Amazon (the “Amazon common stock”) equal to the exchange ratio described below (which includes an adjustment for the per share adjustment amount (if any)) (the “stock consideration”). The cash consideration and the stock consideration, collectively with, if applicable, cash in lieu of any fractional shares of Amazon common stock, are referred to as the “merger consideration.”
“Globalstar stockholders” means holders of Globalstar common stock outstanding at the applicable time, except that, solely for purposes of the election of the merger consideration and receipt thereof, Globalstar stockholders includes holders of vested and unexercised Globalstar warrants that are automatically exercised on a cashless basis immediately prior to the effective time of the first merger. The “exchange ratio” for the stock consideration will be determined based on the volume weighted average price of Amazon common stock over the twenty (20) consecutive trading day period ending on (and including) the second trading day immediately prior to the closing date (the “Amazon measurement price”). If the Amazon measurement price is less than $280.38, the exchange ratio will equal (x) 0.3210 minus (y) the quotient of the per share adjustment amount (if any) divided by the Amazon measurement price. If the Amazon measurement price is equal to or greater than $280.38, the exchange ratio will equal the quotient of (a) (i) $90.00 minus (ii) the per share adjustment amount (if any), divided by (b) the Amazon measurement price.
Pursuant to a letter agreement (the “letter agreement”), by and between Globalstar and Apple Inc. (“Customer”), Globalstar has agreed to make a payment to Customer (the “Customer payment”) in the event Globalstar does not achieve certain operational milestones related to its planned third-generation mobile satellite system called C-3 by applicable deadline dates. The Customer payment will accrue during the pendency of the mergers to the extent any milestone has not been met as of the applicable deadline date, but shall not become payable unless and until the mergers are consummated. At the time of signing the merger agreement, the maximum amount of the Customer payment potentially payable under the letter agreement was $110,000,000.00. As of the date of the accompanying information statement/prospectus, the maximum amount of the Customer payment potentially payable under the letter agreement is approximately $97 million as a result of Globalstar’s achievement of certain operational milestones since the signing of the merger agreement. The parties do not currently plan to provide further updates regarding the achievement of milestones until the mailing of the election form (as further described in the accompanying information statement/prospectus). If the Customer payment is payable by Globalstar under the letter agreement, then pursuant to the merger agreement, the aggregate merger consideration that Globalstar stockholders will receive will be adjusted downwards by an amount equal to the quotient of (a) the amount of the Customer payment (if any), divided by (b) the aggregate number of shares of Globalstar common stock to be converted into the right to receive the merger consideration (the “per share adjustment amount”), as follows: (i) in the case of shares of Globalstar common stock that are converted into the right to receive the cash consideration, a reduction of the amount of cash paid in respect of each share by the per share adjustment amount, and (ii) in the case of shares of Globalstar common stock that are converted into the right to receive the stock consideration, a reduction in the number of shares of Amazon common stock paid in respect of each share with a value equal to the per share adjustment amount. There can be no assurance that Globalstar will achieve the operational milestones under the letter agreement by the applicable deadline dates, and accordingly there can be no assurance that Globalstar stockholders will receive the full amount of the cash consideration or the stock consideration for each share of Globalstar common stock they hold.
You may elect a different form of merger consideration for each share you own. You may elect to receive (i) solely the cash consideration, (ii) solely the stock consideration, or (iii) if you own more than one share, a combination of the cash consideration for a selected number of shares and the stock consideration for the remaining number of shares. Globalstar stockholders that do not make a valid and timely election will be treated as having elected to receive the stock consideration. The election right for Globalstar stockholders will be subject to proration in accordance with the terms of the merger agreement and as more fully described in the accompanying information statement/prospectus, which is applicable in the event the cash consideration is oversubscribed. The merger agreement provides that the total number of shares of Globalstar common stock that will be entitled to receive the cash consideration will not exceed forty percent (40%) of the aggregate number of shares of Globalstar common stock issued and outstanding immediately prior to the effective time of the first merger (other than the canceled shares) (the “maximum cash share number”). The cash consideration will be prorated as necessary to ensure that the total number of shares of Globalstar common stock eligible to be converted into the right to receive the cash consideration does not exceed the maximum cash share number. There is no cap on the number of shares of Globalstar common stock entitled to receive the stock consideration and the stock consideration is therefore not subject to proration.
Based on the price of shares of Amazon common stock as of the close of trading on April 13, 2026, the last trading day before the public announcement of the mergers, the exchange ratio represented approximately $77.00 in value in stock consideration (not accounting for any adjustment for the per share adjustment amount (if any)). Based on the price of shares of Amazon common stock as of the close of trading on         , 2026, the last practicable trading day before the date of the accompanying information statement/prospectus, the exchange ratio represented approximately $     in value in stock consideration (not accounting for any adjustment for the per share adjustment amount (if any)). The implied value of the stock consideration will change as the market price of Amazon common stock changes, but will be capped at $90.00 per share (not accounting for any adjustment for the per share adjustment amount (if any)). As a result, the value of the stock consideration that Globalstar stockholders will receive upon completion of the mergers could be greater than, less than or the same as the value of the stock consideration on the date of the accompanying information statement/prospectus or on the date on which Globalstar stockholders make their election. Accordingly, you should obtain current stock price quotations for Amazon common stock and Globalstar common stock before making your election. Amazon common stock and Globalstar common stock trade on the Nasdaq Stock Market LLC under the symbols “AMZN” and “GSAT,” respectively.
Globalstar’s standing strategic review committee (the “Globalstar strategic review committee”), acting upon the unanimous recommendation of a subcommittee composed solely of independent and disinterested members of the Globalstar strategic review committee (the “Globalstar special committee”), and the Globalstar special committee, each unanimously (i) approved and declared advisable the merger agreement and the consummation of the transactions contemplated thereby, including the mergers, (ii) determined that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are fair to, and in the best interests of, Globalstar and Globalstar stockholders, (iii) recommended that, in the case of the Globalstar special committee, the Globalstar strategic review committee and, in the case of both the Globalstar special committee and the Globalstar strategic review committee, the Globalstar board of directors (the “Globalstar board of directors”) (a) approve and declare advisable the merger agreement and the consummation of the transactions contemplated thereby, including the mergers and (b) determine that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are fair to, and in the best interests of, Globalstar and Globalstar stockholders, and (iv) recommended that the Globalstar board of directors (a) direct that the merger agreement be submitted to Globalstar stockholders for their adoption and (b) resolve, subject to the terms and conditions of the merger agreement, to recommend that Globalstar stockholders adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the mergers.
Thereafter, the Globalstar board of directors, acting upon the unanimous recommendation of each of the Globalstar special committee and the Globalstar strategic review committee, unanimously (i) authorized the execution and delivery of the merger agreement, and approved and declared advisable the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the mergers, (ii) determined that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are fair to, and in the best interests of, Globalstar and Globalstar stockholders, (iii) directed that the merger agreement be submitted to Globalstar stockholders for their adoption and (iv) subject to the terms and conditions of the merger agreement, resolved to recommend that Globalstar stockholders adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the mergers.
The adoption of the merger agreement, and therefore, the approval of the transactions contemplated thereby, including the mergers, required the affirmative vote or written consent by holders of at least a majority of the outstanding shares of the Globalstar common stock entitled to vote thereon. Concurrently and in connection with the execution of the merger agreement, on April 13, 2026, Amazon and Globalstar entered into a stockholder support agreement (the “support agreement”) with Thermo Funding II, LLC and certain other affiliated entities (collectively, the “Supporting Stockholders”).
On April 13, 2026, following the execution of the merger agreement, and pursuant to the support agreement, the Supporting Stockholders, which, collectively, on April 13, 2026 owned 74,058,249 shares of Globalstar common stock, representing approximately 57.6% of the aggregate voting power of the 128,598,125 issued and outstanding shares of Globalstar common stock, delivered a written consent in lieu of a meeting of stockholders adopting the merger agreement and approving the transactions contemplated by the merger agreement, including the mergers. Accordingly, the execution and delivery of the written consent was sufficient to adopt the merger agreement and approve the mergers on behalf of Globalstar stockholders and no further action by any Globalstar stockholder is required under applicable law or the merger agreement to adopt the merger agreement, Globalstar has not solicited and will not be soliciting your vote for or consent to the adoption of the merger agreement and the approval of the transactions contemplated by the merger agreement and will not call a stockholders’ meeting for purposes of voting on the adoption of the merger agreement and the approval of the transactions contemplated by the merger agreement, including the mergers. This notice and the accompanying information statement shall constitute notice to you from Globalstar of the written consent contemplated by Section 228(e) of the DGCL and are being provided to you for informational purposes only. Globalstar has not solicited and is not soliciting your adoption of the merger agreement or a proxy, and you are requested not to send us a proxy.
Please carefully read the entirety of the accompanying information statement/prospectus, including the risk factors set forth in the section titled “Risk Factors” beginning on page 31, for a discussion of the risks relating to the transactions contemplated by the merger agreement, including the mergers, and the annexes and documents incorporated by reference.
On behalf of the Globalstar board of directors, thank you for your continued support.
Sincerely,
/s/ James Monroe III

James Monroe III
Executive Chairman of the Board

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGERS OR OTHER TRANSACTIONS DESCRIBED IN THE ACCOMPANYING INFORMATION STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED PURSUANT TO THE MERGER AGREEMENT UNDER THE ACCOMPANYING INFORMATION STATEMENT/PROSPECTUS NOR HAVE THEY DETERMINED IF THE ACCOMPANYING INFORMATION STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The accompanying information statement/prospectus is dated            , 2026 and is first being mailed to Globalstar stockholders on or about            , 2026.

ADDITIONAL INFORMATION
This information statement/prospectus incorporates important business and financial information about Amazon and Globalstar from other documents that Amazon and Globalstar have filed with the U.S. Securities and Exchange Commission (the “SEC”) and that are contained in or incorporated by reference into this information statement/prospectus. For a listing of documents incorporated by reference into this information statement/prospectus, please see the section titled “Where You Can Find More Information” beginning on page 144. This information is available for you to review on the SEC’s website at www.sec.gov.
You can obtain copies of this information statement/prospectus and the documents incorporated by reference into this information statement/prospectus without charge upon your written or oral request at the following addresses and telephone numbers:
For Information Regarding Amazon:	For Information Regarding Globalstar:
Amazon.com, Inc. ATTN: Investor Relations P.O. Box 81226 Seattle, Washington 98108-1226 (206) 266-1000	Globalstar, Inc. Attention: Investor Relations 1351 Holiday Square Blvd. Covington, Louisiana 70433 (985) 335-1500
If you request any such documents, Amazon or Globalstar, as applicable, will mail them to you by first class mail, or another equally prompt means, after receipt of your request.
In addition, you may obtain copies of documents filed by Amazon with the SEC by accessing Amazon’s website at www.amazon.com/ir. You may also obtain copies of documents filed by Globalstar with the SEC by accessing Globalstar’s website at www.globalstar.com. We are not incorporating the contents of the websites of the SEC, Amazon, Globalstar or any other entity into this information statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this information statement/prospectus at these websites only for your convenience.

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ABOUT THIS INFORMATION STATEMENT/PROSPECTUS
This information statement/prospectus, which forms part of a registration statement on Form S-4 (Registration No. 333-       ) filed with the SEC by Amazon.com, Inc. (“Amazon”), constitutes a prospectus of Amazon under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock, par value $0.01 per share, of Amazon (the “Amazon common stock”) to be issued to stockholders of Globalstar, Inc. (“Globalstar”) pursuant to the merger agreement referred to in this information statement/prospectus (other than such shares of Amazon common stock that are expected to be beneficially owned by the Supporting Stockholders).
This information statement/prospectus also constitutes an information statement for Globalstar under Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
You should rely only on the information contained in or incorporated by reference into this information statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this information statement/prospectus. This information statement/prospectus is dated            , 2026, and you should assume that the information contained in this information statement/prospectus is accurate only as of such date. You should also assume that the information incorporated by reference into this information statement/prospectus is accurate only as of the date of such information.
This information statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this information statement/prospectus (including the annexes hereto) or incorporated by reference herein regarding Amazon, Acquisition Sub I, or Acquisition Sub II has been provided by Amazon, and information contained in this information statement/prospectus (including the annexes hereto) or incorporated by reference herein regarding Globalstar has been provided by Globalstar. Globalstar and Amazon have both contributed to the information relating to the merger agreement contained in this information statement/prospectus.

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QUESTIONS AND ANSWERS ABOUT THE MERGERS
The following questions and answers are intended to briefly address some commonly asked questions regarding the mergers and the merger agreement. These questions and answers may not address all questions that may be important to you as a Globalstar stockholder. For additional information, please see the section titled “Summary” and the more detailed information contained elsewhere in this information statement/prospectus, the annexes to this information statement/prospectus and the documents referred to or incorporated by reference in this information statement/prospectus, which you should read carefully and in their entirety. You may obtain the information incorporated by reference into this information statement/prospectus without charge by following the instructions under the section titled “Where You Can Find More Information” beginning on page 144 of this information statement/prospectus.
Q:
What are the mergers?

A:
Amazon.com, Inc. (“Amazon”), Grapefruit Acquisition Sub I, Inc., a direct, wholly owned subsidiary of Amazon (“Acquisition Sub I”), Grapefruit Acquisition Sub II, LLC, a direct, wholly owned subsidiary of Amazon (“Acquisition Sub II”), and Globalstar, Inc. (“Globalstar”) entered into an Agreement and Plan of Merger, dated as of April 13, 2026 (as it may be amended from time to time, the “merger agreement”). A copy of the merger agreement is attached as Annex A to this information statement/prospectus. The merger agreement contains the terms and conditions of the proposed acquisition of Globalstar by Amazon. Under the merger agreement, subject to satisfaction or waiver of the conditions to the mergers set forth in the merger agreement and described in this information statement/prospectus, Acquisition Sub I will merge with and into Globalstar (the “first merger”), with Globalstar surviving the first merger as the surviving corporation and a direct, wholly owned subsidiary of Amazon, and immediately after the first merger, Globalstar will merge with and into Acquisition Sub II, with Acquisition Sub II continuing as the surviving entity and a direct, wholly owned subsidiary of Amazon (the “second merger” and, collectively with the first merger, the “mergers”). As used in this information statement/prospectus, the “surviving corporation” means Globalstar following the first merger and the “surviving entity” means Acquisition Sub II following the second merger.

As a result of the first merger, Globalstar will become a direct, wholly owned subsidiary of Amazon and will no longer be a publicly held company. Following the first merger, the shares of common stock, par value $0.0001 per share, of Globalstar (“Globalstar common stock”) will be delisted from the Nasdaq Stock Market LLC (“NASDAQ”) and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after which Globalstar will no longer be required under the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) to file periodic reports with the SEC in respect of Globalstar common stock.
Q:
Why am I receiving this information statement/prospectus?

A:
Applicable laws and securities regulations require Globalstar to provide you with notice that, on April 13, 2026, Globalstar stockholders (as defined below) affiliated with Thermo Funding II, LLC (collectively, the “Supporting Stockholders”) duly executed and validly delivered to Globalstar a written consent to adopt the merger agreement and approve the transactions contemplated thereby, including the mergers (the “written consent”), as well as other information regarding the mergers, even though your vote or consent is neither required nor requested to adopt the merger agreement or complete the mergers. This document constitutes both an information statement of Globalstar and a prospectus of Amazon. It is an information statement because Globalstar is required to provide its stockholders with notice of the written consent. It is a prospectus because Amazon is offering shares of Amazon common stock in exchange for shares of Globalstar common stock in the mergers.

“Globalstar stockholders” means holders of Globalstar common stock outstanding at the applicable time, except that, solely for purposes of the election of the merger consideration and receipt thereof, Globalstar stockholders includes holders of vested and unexercised Globalstar warrants that are automatically exercised on a cashless basis immediately prior to the effective time of the first merger.
Please note that the delivery of the written consent is sufficient to adopt the merger agreement and approve the transactions contemplated thereby, including the mergers, on behalf of Globalstar stockholders. You are not being asked for a proxy, and you are requested not to send a proxy.

Q:
What approval by Globalstar stockholders is required to adopt the merger agreement and approve the mergers? Why am I not being asked to vote on the mergers?

A:
Under Delaware law and Globalstar’s organizational documents, adoption of the merger agreement and approval of the transactions contemplated by the merger agreement, including the mergers, by Globalstar stockholders required the affirmative vote of the holders of a majority of the outstanding shares of Globalstar common stock entitled to vote thereon. The Globalstar organizational documents permit, at any time when the Supporting Stockholders own beneficially a majority in voting power of the outstanding shares of Globalstar common stock entitled to vote in an election of directors, any action that is required or permitted to be taken at any annual meeting or special meeting of Globalstar stockholders to be taken without a meeting if a written consent is signed by the holders of outstanding shares of Globalstar common stock holding not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The requisite Globalstar stockholder approval was obtained following the execution of the merger agreement on April 13, 2026 and pursuant to the support agreement, when the written consent was delivered to Globalstar by the Supporting Stockholders, which owned 74,058,249 shares of Globalstar common stock, representing approximately 57.6% of the 128,598,125 issued and outstanding shares of Globalstar common stock on that date. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy, and you are requested not to send us a proxy.

Q:
Why did the Globalstar strategic review committee of the Globalstar board of directors establish a special committee?

A:
The strategic review committee (the “Globalstar strategic review committee”) of the Globalstar board of directors (the “Globalstar board of directors”) established the special committee (the “Globalstar special committee”), and delegated to the Globalstar special committee the full power and authority of the Globalstar strategic review committee, to the maximum extent permitted by applicable law, to, among other things, evaluate, consider, review, oversee the negotiation of, approve, reject and (if applicable) recommend to the Globalstar strategic review committee and the Globalstar board of directors for approval or rejection any strategic alternatives available to Globalstar, including, but not limited to, a potential business combination transaction, sale of Globalstar or other similar strategic transaction (together with any alternatives thereto, a “Potential Transaction”). Each member of the Globalstar special committee has satisfied the applicable criteria for (i) determining director independence from Globalstar and the Supporting Stockholders, in each case, under Rules 5605(a)(2) and 5605(d)(2) of the NASDAQ listing rules (in the case of the Supporting Stockholders, as if the Supporting Stockholders were Globalstar for the purposes of applying such criteria to determine independence from the Supporting Stockholders) and (ii) being disinterested with respect to a Potential Transaction under the General Corporation Law of the State of Delaware (the “DGCL”). See the section titled “The Mergers — Background of the Mergers” beginning on page 40 of this information statement/prospectus.

Q:
What did the Globalstar special committee and Globalstar strategic review committee determine and recommend to the Globalstar board of directors?

A:
After careful consideration, the Globalstar special committee and the Globalstar strategic review committee, acting upon the unanimous recommendation of the Globalstar special committee, have each unanimously (a) approved and declared advisable the merger agreement and the consummation of the transactions contemplated thereby, including the mergers, (b) determined that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are fair to, and in the best interests of, Globalstar and Globalstar stockholders, (c) recommended that, in the case of the Globalstar special committee, the Globalstar strategic review committee and, in the case of both the Globalstar special committee and the Globalstar strategic review committee, the Globalstar board of directors (i) approve and declare advisable the merger agreement and the consummation of the transactions contemplated thereby, including the mergers and (ii) determine that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are fair to, and in the best interests of, Globalstar and Globalstar stockholders, and (d) recommended that the Globalstar board of directors (i) direct that the merger agreement be submitted to Globalstar stockholders for their adoption and (ii) resolve, subject to the terms and conditions of the merger agreement, to recommend that Globalstar stockholders adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the mergers.
Q:
Did the Globalstar board of directors approve the merger agreement?

A:
Yes. After careful consideration, the Globalstar board of directors, acting upon the unanimous recommendation of each of the Globalstar special committee and the Globalstar strategic review committee, unanimously (a) authorized the execution and delivery of the merger agreement, and approved and declared advisable the merger agreement and the consummation of the transactions contemplated thereby, including the mergers, (b) determined that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are fair to, and in the best interests of, Globalstar and its stockholders, (c) directed that the merger agreement be submitted to Globalstar stockholders for their adoption, and (d) subject to the terms and conditions of the merger agreement, recommended that Globalstar stockholders adopt the merger agreement and approve the transactions contemplated thereby, including the mergers. For a discussion of the factors the Globalstar board of directors considered in determining to approve and recommend the merger agreement, please see the section titled “Globalstar’s Reasons for the Mergers; Recommendations of the Globalstar Special Committee, Globalstar Strategic Review Committee and Globalstar Board of Directors” beginning on page 62 of this information statement/prospectus.

Q:
What will Globalstar stockholders receive in the first merger, and may Globalstar stockholders make different elections for different shares of Globalstar common stock?

A:
At the effective time of the first merger, you will be entitled to receive, at your election, for each share of Globalstar common stock that you hold, subject to the proration provisions of the merger agreement, and subject to the terms, conditions and procedures set forth in the merger agreement, the following consideration: (i) $90.00 in cash minus the per share adjustment amount (as defined below) (if any), without interest (the “cash consideration”); or (ii) a number of shares of common stock, par value $0.01 per share, of Amazon (the “Amazon common stock”) equal to the exchange ratio described below (which includes an adjustment for the per share adjustment amount (if any)) (the “stock consideration”). No fractional shares of Amazon common stock will be issued in connection with the mergers. Each Globalstar stockholder that otherwise would have been entitled to receive a fractional share of Amazon common stock will have the right to receive an amount in cash (without interest and rounded to the nearest cent) in lieu of such fractional share. The cash consideration and the stock consideration, collectively with, if applicable, cash in lieu of any fractional shares of Amazon common stock, are referred to as the “merger consideration.”

The “exchange ratio” for the stock consideration will be determined based on the volume weighted average price of Amazon common stock over the twenty (20) consecutive trading day period ending on (and including) the second trading day immediately prior to the closing date (the “Amazon measurement price”). If the Amazon measurement price is less than $280.38, the exchange ratio will equal (x) 0.3210 minus (y) the quotient of the per share adjustment amount (if any) divided by the Amazon measurement price. If the Amazon measurement price is equal to or greater than $280.38, the exchange ratio will equal the quotient of (a) (i) $90.00 minus (ii) the per share adjustment amount (if any), divided by (b) the Amazon measurement price.
Pursuant to a letter agreement (the “letter agreement”), by and between Globalstar and Apple Inc. (“Customer”), Globalstar has agreed to make a payment to Customer (the “Customer payment”) in the event Globalstar does not achieve certain operational milestones related to its planned third-generation mobile satellite system called C-3 (the “C-3 system”) by applicable deadline dates. The Customer payment will accrue during the pendency of the mergers to the extent any milestone has not been met as of the applicable deadline date, but shall not become payable unless and until the mergers are consummated. At the time of signing the merger agreement, the maximum amount of the Customer payment potentially payable under the letter agreement was $110,000,000.00. As of the date of this information statement/prospectus, the maximum amount of the Customer payment potentially payable under the letter agreement is approximately $97 million as a result of Globalstar’s achievement of certain operational milestones since the signing of the merger agreement. The parties do not currently plan to provide further updates regarding the achievement of milestones until the mailing of the election form (as further described in this information statement/prospectus). If the Customer payment is payable by Globalstar under the letter agreement, then pursuant to the merger agreement, the aggregate merger consideration that Globalstar stockholders will receive will be adjusted downwards by an amount equal to the quotient of (a) the amount of the Customer payment (if any), divided by (b) the aggregate number of shares of Globalstar common stock to be converted into the right to receive the merger consideration (the “per share adjustment amount”), as follows: (i) in the case of shares of Globalstar common stock that are converted into the right to receive the cash consideration, a reduction of the amount of cash paid in respect of each share by the per share adjustment amount, and (ii) in the case of shares of Globalstar common stock that are converted into the right to receive the stock consideration, a reduction in the number of shares of Amazon common stock paid in respect of each share with a value equal to the per share adjustment amount. There can be no assurance that Globalstar will achieve the operational milestones under the letter agreement by the applicable deadline dates, and accordingly there can be no assurance that Globalstar stockholders will receive the full amount of the cash consideration or the stock consideration for each share of Globalstar common stock they hold. See the sections titled “The Merger Agreement — Effects of the Mergers” beginning on page 96 of this information statement/prospectus and “Summary of Certain Agreements Related to the Mergers — Letter Agreement” beginning on page 124 of this information statement/prospectus.
Each Globalstar stockholder may elect a different form of merger consideration for each share they hold. Accordingly, you may elect to receive (i) solely the cash consideration, (ii) solely the stock consideration, or (iii) if you own more than one share, a combination of the cash consideration for a selected number of shares and the stock consideration for the remaining number of shares. Globalstar stockholders that do not make a valid and timely election will be treated as having elected to receive the stock consideration. The election right for Globalstar stockholders will be subject to proration in accordance with the merger agreement, which provides that the total number of shares of Globalstar common stock that will be entitled to receive the cash consideration will not exceed forty percent (40%) of the aggregate number of shares of Globalstar common stock issued and outstanding (other than shares of Globalstar common stock held, directly or indirectly, by Globalstar or any of its subsidiaries or by Amazon, Acquisition Sub I, Acquisition Sub II or any of their respective wholly owned subsidiaries (the “canceled shares”)) immediately prior to the effective time of the first merger (the “maximum cash share number”). The cash consideration will be prorated as necessary to ensure that the total number of shares of Globalstar common stock eligible to be converted into the right to receive the cash consideration does not exceed the maximum cash share number. There is no cap on the number of shares of Globalstar common stock entitled to receive the stock consideration and the stock consideration is therefore not subject to proration.
Q:
If I make a valid election, will I definitely receive exactly what I elected?

A:
Not necessarily. If you elect to receive the stock consideration (or make no election), you will receive the stock consideration and your shares will not be subject to proration. However, if you make a cash election, the merger consideration you actually receive may be adjusted through the proration process described in the merger agreement. The merger agreement provides that the total number of shares of Globalstar common stock that will be entitled to receive the cash consideration will not exceed the maximum cash share number.

If the cash election is oversubscribed (i.e., the aggregate elections for cash exceed the maximum cash share number), each Globalstar stockholder who made a cash election will receive: (a) a pro rata portion of the available cash election amount in cash; and (b) for the remaining portion, shares of Amazon common stock based on the exchange ratio in lieu of the excess cash. For example, if you elect to receive solely the cash consideration, and all other Globalstar stockholders make the same election, you would receive the cash consideration in exchange for forty percent (40%) of your shares of Globalstar common stock and the stock consideration in exchange for sixty percent (60%) of your shares of Globalstar common stock.
If the cash is not oversubscribed (i.e., the aggregate elections for cash do not exceed the maximum cash share number), each Globalstar stockholder who made a cash election will receive the cash consideration for all of their shares of Globalstar common stock so elected.

In all cases, the stock consideration paid to Globalstar stockholders who elected (or are deemed to have elected) the stock consideration is not subject to proration.
Because proration depends on the aggregate elections made by all Globalstar stockholders, you will not know at the time you make your election whether and to what extent proration will apply. The impact of the proration of the merger consideration on each Globalstar stockholder will not be known until immediately prior to or following the effective time of the first merger.
The following examples illustrate the proration mechanism discussed above. Note that for illustrative purposes, the following examples do not round shares of Globalstar common stock to the nearest whole number.
Scenario 1: Oversubscription of Cash Election Option:
•
If you own 100 shares of Globalstar common stock and elect to receive solely cash, and holders of 80% of the outstanding Globalstar shares elect to receive cash in respect of such shares, holders of 15% of the outstanding Globalstar shares elect to receive Amazon common stock in respect of such shares and holders of 5% of the outstanding Globalstar shares do not make an election in respect of such shares, you will receive cash in exchange for 50 of your shares of Globalstar common stock and Amazon common stock in exchange for 50 of your shares of Globalstar common stock (with, if applicable, cash in lieu of any fractional shares of Amazon common stock).

•
If you own 100 shares of Globalstar common stock and elect to receive cash for 55 shares and Amazon common stock for 45 shares, and holders of 80% of the outstanding Globalstar shares elect to receive cash in respect of such shares, holders of 15% of the outstanding Globalstar shares elect to receive Amazon common stock in respect of such shares and holders of 5% of the outstanding Globalstar shares do not make an election in respect of such shares, you will receive cash in exchange for 27.5 of your shares of Globalstar common stock and Amazon common stock in exchange for 72.5 of your shares of Globalstar common stock (with, if applicable, cash in lieu of any fractional shares of Amazon common stock).

Scenario 2: Undersubscription of Cash Election Option:
•
If you own 100 shares of Globalstar common stock and elect to receive solely cash, and holders of 80% of the outstanding Globalstar shares elect to receive Amazon common stock in respect of such shares, holders of 15% of the outstanding Globalstar shares elect to receive cash in respect of such shares and holders of 5% of the outstanding Globalstar shares do not make an election in respect of such shares, because the aggregate cash elections do not exceed the maximum cash share number, you will receive cash in exchange for 100 of your shares of Globalstar common stock.

•
If you own 100 shares of Globalstar common stock and elect to receive cash for 55 shares and Amazon common stock for 45 shares, and holders of 80% of the outstanding Globalstar shares elect to receive Amazon common stock in respect of such shares, holders of 15% of the outstanding Globalstar shares elect to receive cash in respect of such shares and holders of 5% of the outstanding Globalstar shares do not make an election in respect of such shares, because the aggregate cash elections do not exceed the maximum cash share number, you will receive the cash consideration in exchange for 55 of your shares of Globalstar common stock and Amazon common stock in exchange for 45 of your shares of Globalstar common stock (with, if applicable, cash in lieu of any fractional shares of Amazon common stock).

Scenario 3: Non-Election Shares:
•
If you own 100 shares of Globalstar common stock and do not make a valid and timely election with respect to your shares, you will be treated as having elected to receive the stock consideration. Accordingly, regardless of whether the cash election is oversubscribed or undersubscribed, you will receive Amazon common stock in exchange for all 100 of your shares of Globalstar common stock (with, if applicable, cash in lieu of any fractional shares of Amazon common stock).

Q:
How does the stock consideration compare to the market price of Globalstar common stock?

A:
Based on the price of shares of Amazon common stock as of the close of trading on April 13, 2026, the last trading day before the public announcement of the mergers, the exchange ratio represented approximately $77.00 in value in stock consideration (not accounting for any adjustment for the per share adjustment amount (if any)). Based on the price of shares of Amazon common stock as of the close of trading on            , 2026, the last practicable trading day before the date of this information statement/prospectus, the exchange ratio represented approximately $       in value in stock consideration (not accounting for any adjustment for the per share adjustment amount (if any)).

The implied value of the stock consideration will change as the market price of Amazon common stock changes, but will be capped at $90.00 per share (not accounting for any adjustment for the per share adjustment amount (if any)). As a result, the value of the stock consideration that Globalstar stockholders will receive upon completion of the mergers (the “closing”) could be greater than, less than or the same as the value of the stock consideration on the date of this information statement/prospectus or on the date on which Globalstar stockholders make their election. Accordingly, you should obtain current stock price quotations for Amazon common stock and Globalstar common stock before making your election. Amazon common stock and Globalstar common stock trade on the NASDAQ under the symbols “AMZN” and “GSAT,” respectively.
For additional information regarding the consideration to be received in the mergers, please see the section titled “The Mergers — Merger Consideration” beginning on page 39 of this information statement/prospectus.
Q:
What happens if I am eligible to receive a fraction of a share of Amazon common stock as part of the stock consideration?

A:
No fractional shares of Amazon common stock will be issued in connection with the mergers. If the aggregate number of shares of Amazon common stock that you are entitled to receive as part of the stock consideration otherwise would include a fraction of a share of Amazon common stock, you will receive cash in lieu of that fractional share. For additional information regarding the consideration to be received in respect of fractional shares, please see the section titled “The Mergers — Merger Consideration” beginning on page 39 of this information statement/prospectus.

Q:
How do I elect the type of merger consideration that I prefer to receive?

A:
An election form will initially be made available and mailed at least twenty (20) business days prior to 5:00 p.m. (New York City time) on the date that is three (3) business days prior to the expected closing date of the mergers, unless otherwise agreed to in advance by Amazon and Globalstar (the “election deadline”). Amazon and Globalstar will issue a joint press release announcing the election deadline at least five (5) business days prior to the election deadline.

If the anticipated closing date is delayed to a subsequent date, the election deadline will be similarly delayed, and Amazon and Globalstar will promptly announce any such delay and, when determined, the rescheduled election deadline.
If you wish to make an election, you must properly complete and deliver to the exchange agent for the mergers (the “exchange agent”), an election form (including any required letter of transmittal and other documents required by the election form, as applicable) by the election deadline. If you own Globalstar common stock in “street name” through a bank, brokerage firm or other nominee, you should follow the instructions provided by your bank, brokerage firm or other nominee when making your election.
The election form will be provided to Globalstar stockholders in a separate mailing and is not being provided with this information statement/prospectus. The exchange agent will also, upon request, make available forms of election to each person who subsequently becomes a Globalstar stockholder prior to the election deadline. Globalstar stockholders should carefully review and follow the instructions set forth in the election form. Elections must be sent to the exchange agent. Elections sent to Amazon or Globalstar will be invalid.

Further, any election shall have been effective only if the exchange agent shall have actually received a properly completed election form (including any required letter of transmittal, any share certificates, and any other documents required by the election form, as applicable) by the election deadline. If any election is not properly made with respect to any shares of Globalstar common stock, such election shall be deemed to be not in effect, and the shares of Globalstar common stock covered by such election will be considered “non-election” shares and will be converted into the right to receive the stock consideration.
For additional information on the election procedures, see the section titled “The Mergers — Merger Consideration” beginning on page 39 of this information statement/prospectus.
Q:
How will I receive the merger consideration to which I am entitled?

A:
After receiving the proper documentation from you, as promptly as practicable following the later to occur of (i) the effective time of the first merger and (ii) the exchange agent’s receipt of the proper documentation, the exchange agent will provide to you the merger consideration to which you are entitled and any unpaid dividends to which you are entitled in respect of your shares of Globalstar common stock and, if applicable, any dividends and other distributions on the shares of Amazon common stock issuable to you pursuant to the merger agreement. For additional information regarding the documentation you are required to deliver to the exchange agent, please see the section titled “The Merger Agreement — Exchange and Payment Procedures” beginning on page 100 of this information statement/prospectus.

Q:
If I hold physical share certificates representing my shares of Globalstar common stock, should I send in my share certificates now to receive the merger consideration?

A:
No. Please do NOT send your Globalstar share certificates at this time. If you wish to make an election, you should submit your Globalstar share certificates with your election form (including any required letter of transmittal and other documents required by the election form, as applicable), which will be sent to you at a future time. Any Globalstar stockholder who has not submitted their physical share certificate(s) with an election form will be sent materials as promptly as reasonably practicable following the effective time of the first merger (and in any event not later than the third (3rd) business day thereafter) to effect the exchange of such stockholder’s shares of Globalstar common stock for the merger consideration. For additional information regarding how to submit your Globalstar share certificates, please see the section titled “The Merger Agreement — Exchange and Payment Procedures” beginning on page 100 of this information statement/prospectus.

Q:
What is the deadline for making an election?

A:
The election deadline is expected to be 5:00 p.m. (New York City time) on the date that is three (3) business days prior to the anticipated closing date, or such other date and time as may be mutually agreed to by Amazon and Globalstar. Amazon and Globalstar will publicly announce the election deadline at least five (5) business days prior to the election deadline.

For additional information regarding the election procedures, please see the section titled “The Merger Agreement — Exchange and Payment Procedures” beginning on page 100 of this information statement/prospectus.
Q:
What happens if I do not make a valid merger consideration election?

A:
If you do not properly complete, sign, and return the election form by the election deadline, or if you validly revoke your election but fail to properly complete, sign and return a new duly completed election form, or if you are otherwise deemed not to have submitted an effective election form, your shares of Globalstar common stock will be considered “non-election” shares and will be converted into the right to receive the stock consideration.

Q:
Can I change my election after I submit an election form?

A:
Yes. You may change or revoke your election at any time in the period between the mailing date of the election form and the election deadline (the “election period”), by written notice received by the exchange agent.

Q:
May I transfer my shares of Globalstar common stock once I have made an election?

A:
Yes, however, for Globalstar stockholders who have made a valid and timely election, any further transfer of shares made on the stock transfer books of Globalstar will be deemed to be a revocation of their election. Therefore, any shares of Globalstar common stock for which an election to receive applicable merger consideration was properly made prior to the election deadline, but which are then transferred prior to the closing, will be deemed “non-election” shares and receive solely the applicable stock consideration unless the transferee or acquiree of such shares subsequently makes a valid and timely election to receive the applicable cash consideration prior to the election deadline.

Q:
How will Globalstar be affected by the mergers?

A:
If the closing conditions under the merger agreement have been satisfied or waived, Acquisition Sub I will merge with and into Globalstar, with Globalstar surviving the first merger as the surviving corporation and a direct, wholly owned subsidiary of Amazon, and immediately thereafter, Globalstar will be merged with and into Acquisition Sub II, with Acquisition Sub II surviving the second merger and continuing as the surviving entity and a direct, wholly owned subsidiary of Amazon. As a result of the first merger, Globalstar will no longer be a publicly held company and Globalstar common stock will be delisted from the NASDAQ and deregistered under the Exchange Act.

Q:
What percentage of outstanding Amazon common stock will Globalstar stockholders own after the consummation of the mergers?

A:
If the mergers are completed, based on the number of shares of Amazon common stock and Globalstar common stock as of            , assuming the maximum permitted cash consideration election and not accounting for any adjustment for the per share adjustment amount (if any), the shares of Amazon common stock that Globalstar stockholders will receive in the mergers will collectively represent approximately            % of the outstanding shares of Amazon common stock following completion of the mergers.

Q:
What will holders of Globalstar equity awards receive after completion of the mergers?

A:
Stock Options.   At the effective time of the first merger:

•
each outstanding option to purchase shares of Globalstar common stock (“Globalstar option”) that is vested or that will vest solely by virtue of the closing of the mergers or that was granted to a non-employee member of the Globalstar board of directors (each, a “Globalstar vested option”), with an exercise price per share of Globalstar common stock that is less than the value per share of the blended average of the cash consideration and the stock consideration (the “Per Share Value”), and therefore “in-the-money,” will, automatically and without any required action on the part of any person, be converted into the right of the holder to receive a payment in cash equal to the product of (i) the number of shares of Globalstar common stock subject to such in-the-money Globalstar vested option immediately prior to the effective time of the first merger multiplied by (ii) the excess of (A) the Per Share Value over (B) the exercise price per share of Globalstar common stock of such in-the-money Globalstar vested option. Any Globalstar vested option that has an exercise price per share that is greater than or equal to the Per Share Value, and therefore “out-of-the-money” will be canceled at the effective time of the first merger for no consideration or payment;

•
each outstanding unvested Globalstar option that is not a Globalstar vested option (each, a “Globalstar unvested option”) that is in-the-money will, automatically and without any required action on the part of any person, cease to represent a Globalstar unvested option and will be converted into the contingent right of the holder to receive an amount in cash equal to the product of (i) the excess of (A) the Per Share Value over (B) the exercise price per share of such in-the-money Globalstar unvested option multiplied by (ii) the aggregate number of shares of Globalstar common stock subject to such in-the-money Globalstar unvested option immediately prior to the effective time of the first merger, subject to the same terms and conditions as were applicable to such Globalstar unvested option immediately prior to the effective time of the first merger (including, without limitation, with respect to vesting and forfeiture); and

•
each Globalstar unvested option that is out-of-the-money will be canceled at the effective time of the first merger for no consideration or payment.

Restricted Stock Awards.   At the effective time of the first merger:
•
each outstanding share of Globalstar common stock that is subject to vesting conditions (“Globalstar restricted stock award”) and that will vest solely by virtue of the closing of the mergers or that was granted to a non-employee member of the Globalstar board of directors (each, a “Globalstar vested restricted stock award”) will be converted into the right of the holder to receive an amount of cash equal to the product of (i) the number of shares of Globalstar common stock subject to such Globalstar vested restricted stock award multiplied by (ii) the Per Share Value; and

•
each outstanding Globalstar restricted stock award that is not a Globalstar vested restricted stock award (each, a “Globalstar unvested restricted stock award”) will be converted into the contingent right of the holder to receive an amount of cash equal to the product of (i) the number of shares of Globalstar common stock subject to such Globalstar unvested restricted stock award multiplied by (ii) the Per Share Value, which will be subject to the same vesting and forfeiture provisions as were applicable to such Globalstar unvested restricted stock award immediately prior to the effective time of the first merger.

Restricted Stock Unit Awards.   At the effective time of the first merger:
•
each outstanding restricted stock unit award in respect of Globalstar common stock that is not subject to performance-based vesting conditions (“Globalstar RSU award”) that is vested or that will vest solely by virtue of the closing of the mergers (each, a “Globalstar vested RSU award”) will be converted into the right of the holder to receive an amount of cash equal to the product of (i) the number of shares of Globalstar common stock subject to such Globalstar vested RSU award multiplied by (ii) the Per Share Value; and

•
each outstanding Globalstar RSU award that is not a Globalstar vested RSU award (each, a “Globalstar unvested RSU award”) will be converted into the contingent right of the holder to receive an amount of cash equal to the product of (i) the number of shares of Globalstar common stock subject to such Globalstar unvested RSU award multiplied by (ii) the Per Share Value, which will be subject to the same vesting and forfeiture provisions as were applicable to such Globalstar unvested RSU award immediately prior to the effective time of the first merger.

Performance Restricted Stock Unit Awards.
•
At the effective time of the first merger, each outstanding performance-based restricted stock unit award in respect of Globalstar common stock (“Globalstar PRSU award”) will be converted into the right for the holder of such Globalstar PRSU award to receive an amount in cash equal to the product of (i) the number of shares of Globalstar common stock subject to such Globalstar PRSU award (with achievement of any performance metrics determined in accordance with the applicable award agreement), multiplied by (ii) the Per Share Value (the “Globalstar PRSU payment”). Any Globalstar PRSU awards for which performance is not achieved in accordance with the applicable award agreement will be canceled at the effective time of the first merger for no consideration or payment. The Globalstar PRSU payments will be subject to the same vesting (other than performance conditions) and payment schedule set forth in the applicable award agreement underlying the grant of each Globalstar PRSU award.

Q:
How will the Globalstar Amended and Restated Employee Stock Purchase Plan be treated in the mergers?

A:
The merger agreement generally provides that after April 13, 2026, no new offering periods will begin under the Globalstar Amended and Restated Employee Stock Purchase Plan (the “ESPP”), no ESPP participant may increase his or her payroll deduction elections or other contributions (other than for payroll deductions that were elected prior to April 13, 2026) and no individual may become a new participant in the ESPP. The purchase period in effect on April 13, 2026 terminated on the scheduled purchase date for such purchase period, which was June 14, 2026. Each participant’s accumulated contributions were used to purchase shares of Globalstar common stock on such purchase date in accordance with the terms of the ESPP. Contingent on the completion of the mergers, the ESPP will be terminated effective immediately prior to the effective time of the first merger.
Q:
What will holders of Globalstar warrants receive after completion of the mergers?

A:
Each vested and unexercised Globalstar warrant that is outstanding as of immediately prior to the effective time of the first merger will be automatically exercised on a cashless basis immediately prior to the effective time of the first merger, entitling the holder thereof to receive a number of shares of Globalstar common stock pursuant to the terms of the applicable warrant amendment agreement, and any shares of Globalstar common stock issued as a result of the cashless exercise will, by virtue of the first merger and without any action on the part of any person, be converted into the right to receive the merger consideration.

Q:
What will holders of Globalstar preferred stock receive after completion of the mergers?

A:
In accordance with the Certificate of Designation of Perpetual Preferred Stock, Series A, $0.0001 par value per share, of Globalstar (the “Globalstar preferred stock” and such certificate of designation, “Globalstar’s Certificate of Designation”), at the effective time of the first merger, each share of Globalstar preferred stock outstanding will be automatically converted into the right to receive a liquidating distribution in the initial amount of the liquidation preference of $1,000 per share in cash plus any unpaid accrued dividends on such share.

Q:
Are the mergers subject to conditions?

A:
The consummation of the mergers and the respective obligations of Amazon and Globalstar to complete the mergers are subject to the satisfaction or waiver of a number of conditions set forth in the merger agreement, including, but not limited to, (i) Globalstar receiving the requisite stockholder approval, which has been satisfied through the delivery of the written consent (as further described in this information statement/prospectus), (ii) the expiration or termination of the waiting period (or any extension thereof) applicable to the consummation of the mergers under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) the receipt of all governmental authorizations agreed by the parties to be required to be obtained prior to consummation of the mergers in connection with the mergers (the “required governmental authorizations”) and the continued full force and effect of such authorizations, (iv) the absence of any provision of any applicable law or order that has the effect of preventing, making illegal or enjoining the completion of the mergers, (v) the registration statement on Form S-4, of which this information statement/prospectus forms a part, becoming effective under the Securities Act and not being the subject of any stop order or any proceedings by the SEC seeking a stop order, (vi) the lapse of at least twenty (20) calendar days from the date this information statement/prospectus was mailed to Globalstar stockholders as contemplated by Regulation 14C of the Exchange Act, (vii) the absence of a material adverse effect on Globalstar or Amazon, (viii) the accuracy of the representations and warranties of Globalstar, Amazon, Acquisition Sub I and Acquisition Sub II under the merger agreement (subject to the materiality standards set forth in the merger agreement) and (ix) the performance or compliance by Globalstar, Amazon, Acquisition Sub I and Acquisition Sub II of their respective obligations under the merger agreement in all material respects. In addition, Amazon’s obligation to consummate the mergers is subject to additional conditions under the merger agreement, including the achievement by Globalstar of certain milestones relating to the launch and operation of HIBLEO-4 replacement satellites. As of the date of this information statement/prospectus, the date of the initial launch, which was previously expected to occur in May 2026, is currently anticipated to occur during the third quarter of 2026. The timing of the initial launch may have an impact on Globalstar’s ability to achieve certain of the operational milestones by the applicable deadline dates as set forth in the letter agreement with Customer and may (i) result in a payment by Globalstar to Customer in accordance with the terms of the letter agreement, which such payment would reduce the merger consideration by an equivalent amount, and (ii) have an impact on the timing of revenue recognition by Globalstar (such impact (if any) is not expected to be material to Globalstar). There can be no assurances that the initial launch will occur on this anticipated timeline. For additional information regarding the merger agreement and its terms and conditions, please see the section titled “The Merger Agreement — Conditions to the Mergers” beginning on page 119 of this information statement/prospectus.
Q:
When are the mergers expected to be completed?

A:
Amazon and Globalstar currently expect the mergers to be completed in 2027, subject to the satisfaction or waiver of the closing conditions contained in the merger agreement. However, Amazon and Globalstar cannot predict the actual date on which the mergers will be completed because completion is subject to conditions beyond their control, and it is possible that such conditions could result in the mergers being completed earlier or later than expected or not being completed at all.

Q:
What happens if the mergers are not completed?

A:
If, for any reason, the mergers are not completed, Globalstar stockholders will not receive any payment for their shares of Globalstar common stock. In this event, Globalstar will remain a publicly traded company, and shares of Globalstar common stock will continue to be traded on the NASDAQ.

Upon valid termination of the merger agreement under specified circumstances, Globalstar will be required to pay, at the direction of Amazon, a termination fee of $419,832,000.00, and under other specified circumstances, Amazon will be required to pay, at the direction of Globalstar, a termination fee of $592,071,000.00. For additional information regarding the termination fees, please see the section titled “The Merger Agreement — Termination Fees” beginning on page 121 of this information statement/prospectus.
Q:
What are the expected United States federal income tax consequences of the mergers for Globalstar stockholders?

A:
United States federal income tax consequences that may be relevant to you in respect of the mergers are discussed in more detail in the section titled “The Mergers — Material U.S. Federal Income Tax Consequences” beginning on page 86 of this information statement/prospectus. The discussion of the U.S. federal income tax consequences contained in this information statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all the U.S. federal income tax considerations that may be applicable to you in respect of the mergers, nor does it address any tax considerations arising under U.S. state or local or non-U.S. tax laws.

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGERS TO YOU WILL DEPEND ON THE FACTS OF YOUR SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGERS TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.
Q:
Do any of the officers or directors of Globalstar have interests in the mergers that may differ from or be in addition to my interests as a Globalstar stockholder?

A:
Yes. Some of the directors and executive officers of Globalstar have interests in the mergers that may be different from, or in addition to, the interests of Globalstar stockholders generally. The members of the Globalstar board of directors were aware of and considered these interests, among other matters, in deciding to recommend and approve, respectively, the terms of the merger agreement and the mergers. For a further discussion of these interests, please see “The Mergers — Interests of Directors and Executive Officers of Globalstar in the Mergers.”

Q:
Are Globalstar stockholders entitled to appraisal rights in connection with the mergers?

A:
No, Globalstar stockholders and beneficial owners are not entitled to appraisal rights in connection with the mergers. For additional information, see “The Mergers — No Appraisal Rights” beginning on page 93 of this information statement/prospectus.

Q:
Are there any important risks about the mergers or Globalstar’s business of which I should be aware?

A:
Yes, there are risks involved. You are encouraged to carefully read in its entirety the section titled “Risk Factors” beginning on page 31 of this information statement/prospectus.

Q:
Where can I find more information about Amazon and Globalstar?

A:
You can find additional information about Amazon and Globalstar from various sources described in the section titled “Where You Can Find More Information” beginning on page 144 of this information statement/prospectus.

Q:
Who do I contact if I have further questions about the mergers or the merger agreement?

A:
If you have any questions about the mergers or this information statement/prospectus or would like additional copies of this information statement/prospectus, you should contact:

Globalstar, Inc.
Attention: Investor Relations
1351 Holiday Square Blvd.
Covington, Louisiana 70433
(985) 335-1500

SUMMARY
The following summary highlights selected information described in more detail elsewhere in this information statement/prospectus and the documents incorporated by reference into this information statement/prospectus, and may not contain all the information that may be important to you. To understand the mergers more fully and to obtain a more complete description of the legal terms of the merger agreement, you should carefully read this entire information statement/prospectus, including the annexes, and the documents to which Amazon and Globalstar refer you. Each item in this summary includes a page reference directing you to a more complete description of that topic. For additional information, please see the section titled “Where You Can Find More Information” beginning on page 144 of this information statement/prospectus.
Parties to the Mergers (see page 94)
Globalstar, Inc.
Globalstar empowers its customers to connect, transmit, and communicate in smarter ways — easily, quickly, securely, and affordably — offering reliable satellite and terrestrial connectivity services as an international telecom infrastructure provider. Globalstar’s low Earth orbit satellite constellation ensures secure data transmission for connecting and protecting assets, transmitting critical operational data, and saving lives for consumers, businesses, and government agencies across the globe. Globalstar’s terrestrial spectrum, Band 53, and its 5G variant, n53, offers fully licensed spectrum for private networks with a growing ecosystem in the U.S. and over 10 countries abroad, while Globalstar’s XCOM Radio Access Network product offers significant capacity gains in dense wireless deployments. In addition to SPOT GPS messengers, Globalstar offers next-generation Internet of Things hardware and software products for efficiently tracking and monitoring assets, processing smart data at the edge, and managing analytics with cloud-based telematics solutions to drive safety, productivity, and profitability.
Globalstar’s principal executive offices are located at 1351 Holiday Square Blvd., Covington, Louisiana 70433 and its telephone number is (985) 335-1500.
Amazon.com, Inc.
Amazon seeks to be Earth’s most customer-centric company. Amazon is guided by four principles: customer obsession rather than competitor focus, passion for invention, commitment to operational excellence, and long-term thinking. In each of its segments, Amazon serves its primary customer sets, consisting of consumers, sellers, developers, enterprises, content creators, advertisers, and employees.
Amazon’s common stock is listed on the NASDAQ and trades under the ticker symbol “AMZN.” Amazon’s principal executive offices are located at 410 Terry Avenue North, Seattle, Washington 98109. Amazon’s telephone number is (206) 266-1000.
Grapefruit Acquisition Sub I, Inc.
Grapefruit Acquisition Sub I, Inc., a Delaware corporation, is a direct, wholly owned subsidiary of Amazon. Acquisition Sub I was incorporated by Amazon on April 9, 2026 solely for the purpose of effecting the mergers, has not conducted any business, and has no assets, liabilities or obligations of any nature other than those incidental to its incorporation and matters contemplated by the merger agreement. The principal executive offices of Acquisition Sub I are located at c/o Amazon.com, Inc., 410 Terry Avenue North, Seattle, Washington 98109, and its telephone number is (206) 266-1000.
Grapefruit Acquisition Sub II, LLC
Grapefruit Acquisition Sub II, LLC, a Delaware limited liability company, is a direct, wholly owned subsidiary of Amazon. Acquisition Sub II was formed by Amazon on April 9, 2026 solely for the purpose of effecting the mergers, has not conducted any business, and has no assets, liabilities or obligations of any nature other than those incidental to its formation and matters contemplated by the merger agreement. The principal executive offices of Acquisition Sub II are located at c/o Amazon.com, Inc., 410 Terry Avenue North, Seattle, Washington 98109, and its telephone number is (206) 266-1000.

The Mergers (see pages 39 and 95)
The terms and conditions of the mergers are contained in the merger agreement, a copy of which is attached as Annex A to this information statement/prospectus. Globalstar encourages you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the mergers.
The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement and in accordance with Delaware law, Acquisition Sub I will merge with and into Globalstar, with Globalstar continuing as a direct, wholly owned subsidiary of Amazon, and immediately thereafter, Globalstar will be merged with and into Acquisition Sub II, with Acquisition Sub II surviving the second merger as a direct, wholly owned subsidiary of Amazon.
For additional information regarding the effects of the mergers, please see the section titled “The Merger Agreement — Effects of the Mergers” beginning on page 96 of this information statement/prospectus.
Merger Consideration (see pages 39 and 96)
At the effective time of the first merger, each share of Globalstar common stock (including shares of Globalstar common stock issued for Globalstar warrants immediately prior to the effective time of the first merger (“Globalstar warrant notional common shares”)) issued and outstanding immediately prior to the effective time of the first merger (other than the canceled shares) will, subject to the proration provisions of the merger agreement, be converted into the right to receive, at the election of the applicable Globalstar stockholder with respect to such share, in accordance with, and subject to the terms, conditions and procedures set forth in the merger agreement, the following consideration (collectively with, if applicable, cash in lieu of any fractional shares of Amazon common stock and any dividends or other distributions payable pursuant to the merger agreement): (i) the cash consideration (i.e., $90 in cash minus the per share adjustment amount (if any)), without interest; or (ii) the stock consideration (i.e., a number of validly issued, fully paid and nonassessable shares of Amazon common stock equal to the exchange ratio, as described below (which includes an adjustment for the per share adjustment amount (if any)). No fractional shares of Amazon common stock will be issued in the mergers, and Globalstar stockholders will instead receive cash in lieu of fractional shares of Amazon common stock.
The exchange ratio for the stock consideration will be determined based on the Amazon measurement price (i.e., the volume weighted average price (VWAP), rounded to four decimal places, of Amazon common stock as reported by Bloomberg L.P. and using the “Bloomberg Definition” calculation method on the VWAP function for the ticker “AMZN US Equity” over the twenty (20) consecutive trading day period ending on (and including) the second trading day immediately prior to the closing date).
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If the Amazon measurement price is less than $280.38, the exchange ratio will equal (x) 0.3210 minus (y) the quotient of the per share adjustment amount (if any) divided by the Amazon measurement price.

•
If the Amazon measurement price is equal to or greater than $280.38, the exchange ratio will equal the quotient of (a) (i) $90.00 minus (ii) the per share adjustment amount (if any), divided by (b) the Amazon measurement price, rounded to four decimal places.

The per share adjustment amount will be determined based on the amount of the Customer payment payable by Globalstar to Customer, if any, in the event Globalstar does not achieve certain operational milestones related to the C-3 system pursuant to the letter agreement. At the time of signing the merger agreement, the maximum amount of the Customer payment potentially payable under the letter agreement was $110,000,000.00. As of the date of this information statement/prospectus, the maximum amount of the Customer payment potentially payable under the letter agreement is approximately $97 million as a result of Globalstar’s achievement of certain operational milestones since the signing of the merger agreement. The parties do not currently plan to provide further updates regarding the achievement of milestones until the mailing of the election form (as further described in this information statement/prospectus). The exact per share adjustment amount will not be known until prior to closing, but the maximum per share adjustment amount as of the date of this information statement/prospectus will be equal to (a) approximately $97 million divided by (b) the aggregate number of shares of Globalstar common stock to be converted into the right to receive the merger consideration at the effective time of the first merger.
A holder of Globalstar common stock may elect to receive (i) solely the cash consideration, (ii) solely the stock consideration or (iii) if the holder of Globalstar common stock owns more than one share, a combination of the cash consideration for a selected number of shares and the stock consideration for the remaining number of shares. The election right for Globalstar stockholders will be subject to proration in accordance with the terms of the merger agreement, which is applicable in the event the cash consideration is oversubscribed. The merger agreement provides that the total number of shares of Globalstar common stock that will be entitled to receive the cash consideration will not exceed the maximum cash share number (i.e., forty percent (40%) of the aggregate number of shares of Globalstar common stock issued and outstanding immediately prior to the effective time of the first merger (other than canceled shares)). If the cash election is oversubscribed, each Globalstar stockholder making a valid cash election will receive a pro rata portion of the available cash consideration in cash and the remaining portion in shares of Amazon common stock at the exchange ratio. There is no cap on the number of shares of Globalstar common stock entitled to receive the stock consideration and the stock consideration is therefore not subject to proration.
A Globalstar stockholder who does not make a valid and timely election will be treated as having elected to receive the stock consideration in accordance with the merger agreement, which is described in the section titled “The Merger Agreement — Effects of the Mergers — Proration and Allocation of Merger Consideration” beginning on page 97 of this information statement/prospectus.
Based on the price of shares of Amazon common stock as of the close of trading on April 13, 2026, the last trading day before the public announcement of the mergers, the exchange ratio represented approximately $77.00 in value in stock consideration (not accounting for any adjustment for the per share adjustment amount (if any)). Based on the price of shares of Amazon common stock as of the close of trading on            , 2026, the last practicable trading day before the date of this information statement/prospectus, the exchange ratio represented approximately $       in value in stock consideration (not accounting for any adjustment for the per share adjustment amount (if any)).
Election Procedures (see page 99)
Each Globalstar stockholder may specify in a request made in accordance with the procedures described in this “— Election Procedures” section the number of shares of Globalstar common stock and Globalstar warrant notional common shares (or, in the case of holders of Globalstar warrants, the percentage of such Globalstar warrant notional common shares) held by such holder with respect to which such holder desires to make (i) a stock election and/or (ii) a cash election. Any such request is referred to in this information statement/prospectus as an “election.”
The merger agreement provides that the election form and the letter of transmittal and related instructions must be in a form that Amazon and Globalstar reasonably agree prior to the election form record date (as defined below), which election form and such other documents will permit Globalstar stockholders to exercise their right to make an election.
Amazon and Globalstar (i) will initially make available and mail the election form at least twenty (20) business days prior to the anticipated election deadline to Globalstar stockholders as of the fifth (5th) business day prior to such mailing date or on such other date as Amazon and Globalstar mutually agree (the “election form record date”), and (ii) following such mailing date, will make available, or cause to be made available, one or more election forms (and other related documents) to any holder who becomes a record holder of Globalstar common stock between the election form record date and the close of business on the business day prior to the election deadline and who reasonably requests such election form prior to the election deadline.
Any election will have been made properly only if the exchange agent receives, during the election period, an election form properly completed and executed (including duly executed transmittal materials included in the election form). Unless otherwise agreed in advance by the parties to the merger agreement, the “election deadline” means 5:00 p.m. (New York City time) on the date that is three (3) business days prior to the closing date or such other date and time as may be mutually agreed to by Amazon and Globalstar.

Amazon and Globalstar will cooperate to issue a joint press release reasonably satisfactory to each of them announcing the date of the election deadline at least five (5) business days prior to the election deadline. If the closing date is delayed to a subsequent date, the election deadline will be similarly delayed, and Amazon and Globalstar will promptly announce any such delay and, when determined, the rescheduled election deadline.
Any Globalstar stockholder may, at any time during the election period, change or revoke his, her or its election form by written notice to and received by the exchange agent prior to the election deadline. The shares represented by such election form will be deemed to be non-election shares unless a properly completed and executed revised election form is received by the exchange agent prior to the election deadline. If any election is not properly made with respect to any shares of Globalstar common stock and Globalstar warrant notional common shares (none of Amazon, Globalstar or the exchange agent being under any duty to notify any holder of any such defect), such election will be deemed to be not in effect, and the shares of Globalstar common stock and Globalstar warrant notional common shares, as applicable, covered by such election will be deemed to be non-election shares and will be converted into the right to receive the stock consideration, unless a proper election is thereafter timely made.
All elections will be automatically deemed revoked upon receipt by the exchange agent of written notification from the parties that the merger agreement has been terminated. If an election is revoked, any share certificates and other documents received by the exchange agent will be promptly returned to the stockholder submitting the same to the exchange agent.
Subject to the election form, the exchange agent, in the exercise of its reasonable, good faith discretion, will have the right to make all determinations, not inconsistent with the terms of the merger agreement, governing the validity of the election forms and compliance by any holder with the election procedures described in this “— Election Procedures” section.
Globalstar’s Reasons for the Mergers; Recommendations of the Globalstar Special Committee, Globalstar Strategic Review Committee and Globalstar Board of Directors (see page 62)
After careful consideration, the Globalstar special committee and the Globalstar strategic review committee, acting upon the unanimous recommendation of the Globalstar special committee, have each unanimously (a) approved and declared advisable the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the mergers, (b) determined that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are fair to, and in the best interests of, Globalstar and Globalstar stockholders, (c) recommended that, in the case of the Globalstar special committee, the Globalstar strategic review committee and, in the case of both the Globalstar special committee and the Globalstar strategic review committee, the Globalstar board of directors (i) approve and declare advisable the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the mergers, and (ii) determine that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are fair to, and in the best interests of, Globalstar and Globalstar stockholders and (d) recommended that the Globalstar board of directors (i) direct that the merger agreement be submitted to Globalstar stockholders for their adoption and (ii) resolve, subject to the terms and conditions of the merger agreement, to recommend that Globalstar stockholders adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the mergers.
After careful consideration, the Globalstar board of directors, acting upon the unanimous recommendation of each of the Globalstar special committee and the Globalstar strategic review committee, unanimously (a) authorized the execution and delivery of the merger agreement, and approved and declared advisable the merger agreement and the consummation of the transactions contemplated thereby, including the mergers, (b) determined that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are fair to, and in the best interests of, Globalstar and its stockholders, (c) directed that the merger agreement be submitted to Globalstar stockholders for their adoption, and (d) subject to the terms and conditions of the merger agreement, resolved to recommend that Globalstar stockholders adopt the merger agreement and approve the transactions contemplated thereby, including the mergers.

For a discussion of the factors the Globalstar special committee, the Globalstar strategic review committee and the Globalstar board of directors considered in reaching these decisions, please see the section titled “Globalstar’s Reasons for the Mergers; Recommendations of the Globalstar Special Committee, Globalstar Strategic Review Committee and Globalstar Board of Directors” beginning on page 62 of this information statement/prospectus.
No Further Vote Required by Globalstar Stockholders (see page 70)
No further vote or consent of Globalstar stockholders is required to adopt the merger agreement or approve the mergers or the other transactions contemplated by the merger agreement.
For more information, see “The Mergers — No Further Vote Required by Globalstar Stockholders” beginning on page 70 of this information statement/prospectus.
Opinion of the Financial Advisor to Globalstar’s Special Committee (see page 73)
The Globalstar special committee retained Evercore Group L.L.C. (“Evercore”) to act as its financial advisor in connection with the mergers. As part of this engagement, the Globalstar special committee requested that Evercore evaluate the fairness, from a financial point of view, to the holders of Globalstar common stock, of the merger consideration to be received by such stockholders in the mergers. At a meeting of the Globalstar special committee held on April 13, 2026, Evercore rendered to the Globalstar special committee its oral opinion, subsequently confirmed by delivery of a written opinion dated April 13, 2026, the date the merger agreement was executed, that as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the merger consideration to be received by the holders of Globalstar common stock in the mergers was fair, from a financial point of view, to such holders.
The full text of the written opinion of Evercore, dated April 13, 2026, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B and is incorporated herein by reference into this information statement/prospectus in its entirety. The summary of the opinion of Evercore in this information statement/prospectus is qualified in its entirety by reference to the full text of the written opinion. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Globalstar special committee (solely in its capacity as such) in connection with its evaluation of the proposed mergers. The opinion does not constitute a recommendation to the Globalstar special committee or to any other persons in respect of the mergers, including as to how any holder of Globalstar common stock should vote or act in respect of the mergers. Evercore’s opinion does not address the relative merits of the mergers as compared to other business or financial strategies that might be available to Globalstar, nor does it address the underlying business decision of Globalstar to engage in the mergers.
For further information, see the section entitled “The Mergers — Opinion of the Financial Advisor to Globalstar’s Special Committee” beginning on page 73 of this information statement/prospectus and the full text of the written opinion of Evercore attached as Annex B to this information statement/prospectus.
Interests of Directors and Executive Officers of Globalstar in the Mergers (see page 80)
Globalstar’s executive officers and directors may have certain interests in the mergers that may be different from, or in addition to, the interests of Globalstar stockholders generally. For a further discussion of these interests, please see the section entitled “The Mergers — Interests of Globalstar’s Directors and Executive Officers in the Mergers” beginning on page 80 of this information statement/prospectus.
Material U.S. Federal Income Tax Consequences (see page 86)
For U.S. federal income tax purposes, the first merger and the second merger, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The parties have agreed to treat the mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code, for U.S. federal, state and other relevant income tax purposes. The obligation of Amazon and Globalstar to consummate the mergers is not conditioned upon the receipt of an opinion from counsel regarding whether the mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, nor have the parties sought a ruling from the IRS.
Assuming the mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the tax consequences to holders of Globalstar common stock will depend on the form of consideration they receive. Holders of Globalstar common stock that receive only stock consideration in exchange for their shares of Globalstar common stock will generally not recognize any gain or loss for U.S. federal income tax purposes (except with respect to any cash received in lieu of a fractional share of Amazon common stock). Holders of Globalstar common stock that receive the stock consideration and cash consideration in exchange for their shares of Globalstar common stock may recognize gain (but not loss) in an amount not in excess of the cash received. Holders of Globalstar common stock who receive only cash consideration in exchange for their shares of Globalstar common stock will generally recognize gain or loss on the exchange in an amount equal to the difference, if any, between the (a) amount of cash received and (b) stockholder’s adjusted tax basis in the shares of Globalstar common stock surrendered.
Each Globalstar stockholder should read the discussion under the section titled “The Mergers — Material U.S. Federal Income Tax Consequences” beginning on page 86 of this information statement/prospectus and should consult its tax advisor regarding the U.S. federal income tax consequences of the mergers to such holder, as well as tax consequences arising under the laws of any state, local or foreign tax jurisdiction.
Accounting Treatment of the Mergers (see page 90)
The mergers will be accounted for as a business combination, using the acquisition method of accounting with Amazon being considered the acquirer of Globalstar for accounting purposes. This will generally result in Amazon recording all assets acquired and liabilities assumed from Globalstar at their fair values at the effective date of the mergers. For additional information about the accounting treatment of the mergers, please see the section titled “The Mergers — Accounting Treatment of the Mergers” beginning on page 90 of this information statement/prospectus.
Regulatory Approvals Required for the Mergers (see pages 90 and 119)
The mergers are subject to the requirements of the HSR Act. Under the HSR Act, Amazon and Globalstar are required to file notifications with the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) and to observe a mandatory premerger waiting period before completing the mergers. A transaction requiring notification under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filing of their respective HSR Act notifications or the early termination of that waiting period. Globalstar and Amazon filed their respective Notification and Report Forms with the DOJ and the FTC on May 14, 2026. Amazon withdrew its HSR Act notification on June 15, 2026, and refiled on June 17, 2026, which restarted the initial waiting period. The waiting period expired on July 17, 2026.
The completion of the mergers is also subject to the receipt of required approvals, clearances or consents, as applicable, from certain international merger and foreign investment control authorities, the U.S. Federal Communications Commission (the “FCC”), the French Agence Nationale des Fréquences (the “ANFR”), the French Ministry of Telecoms, the French Ministry of Higher Education, Research and Space and the French Autorité de Régulation des Communications Électroniques, des Postes et de la Distribution de la Presse (“ARCEP”). In addition, Amazon’s obligation to consummate the mergers is subject to the satisfaction or waiver of Globalstar’s receipt of certain governmental authorizations relating to the C-3 system. For additional information about regulatory approvals relating to the mergers, please see the section titled “The Merger Agreement — Conditions to the Mergers” beginning on page 119 of this information statement/prospectus.
Expected Timing of the Mergers (see page 119)
Amazon and Globalstar currently expect the mergers to be completed in 2027, subject to the satisfaction or waiver of a number of conditions set forth in the merger agreement, including, among others, the expiration or termination of the waiting period (or any extension thereof) applicable to the consummation of the mergers under the HSR Act, the receipt of all required governmental authorizations and the continued full force and effect of such authorizations, and the satisfaction or waiver of certain other conditions contained in the merger agreement. However, Amazon and Globalstar cannot predict the actual date on which the mergers will be completed because completion is subject to conditions beyond their control and it is possible that such conditions could result in the mergers being completed earlier or later than expected or not being completed at all.
For additional information regarding the expected timing of the mergers, please see the section titled “The Merger Agreement — Conditions to the Mergers” beginning on page 119 of this information statement/prospectus.
Treatment of Globalstar Equity Awards (see pages 81 and 102)
Stock Options.
At the effective time of the first merger:
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each Globalstar vested option with an exercise price per share of Globalstar common stock that is in-the-money will, automatically and without any required action on the part of any person, be converted into the right of the holder to receive a payment in cash equal to the product of (i) the number of shares of Globalstar common stock subject to such in-the-money Globalstar vested option immediately prior to the effective time of the first merger multiplied by (ii) the excess of (A) the Per Share Value over (B) the exercise price per share of Globalstar common stock of such in-the-money Globalstar vested option. Any Globalstar vested option that has an exercise price per share that is out-of-the-money will be canceled at the effective time of the first merger for no consideration or payment;

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each Globalstar unvested option that is in-the-money will, automatically and without any required action on the part of any person, cease to represent a Globalstar unvested option and will be converted into the contingent right of the holder to receive an amount in cash equal to the product of (i) the excess of (A) the Per Share Value over (B) the exercise price per share of such in-the-money Globalstar unvested option multiplied by (ii) the aggregate number of shares of Globalstar common stock subject to such in-the-money Globalstar unvested option immediately prior to the effective time of the first merger, subject to the same terms and conditions as were applicable to such Globalstar unvested option immediately prior to the effective time of the first merger (including, without limitation, with respect to vesting and forfeiture); and

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each Globalstar unvested option that is out-of-the-money will be canceled at the effective time of the first merger for no consideration or payment.

Restricted Stock Awards.
At the effective time of the first merger:
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each Globalstar vested restricted stock award will be converted into the right of the holder to receive an amount of cash equal to the product of (i) the number of shares of Globalstar common stock subject to such Globalstar vested restricted stock award multiplied by (ii) the Per Share Value; and

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each Globalstar unvested restricted stock award will be converted into the contingent right of the holder to receive an amount of cash equal to the product of (i) the number of shares of Globalstar common stock subject to such Globalstar unvested restricted stock award multiplied by (ii) the Per Share Value, which will be subject to the same vesting and forfeiture provisions as were applicable to such Globalstar unvested restricted stock award immediately prior to the effective time of the first merger.

Restricted Stock Unit Awards.
At the effective time of the first merger:
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each Globalstar vested RSU award will be converted into the right of the holder to receive an amount of cash equal to the product of (i) the number of shares of Globalstar common stock subject to such Globalstar vested RSU award multiplied by (ii) the Per Share Value; and

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each Globalstar unvested RSU award will be converted into the contingent right of the holder to receive an amount of cash equal to the product of (i) the number of shares of Globalstar common stock subject to such Globalstar unvested RSU award multiplied by (ii) the Per Share Value, which will be subject to the same vesting and forfeiture provisions as were applicable to such Globalstar unvested RSU award immediately prior to the effective time of the first merger.

Performance Restricted Stock Unit Awards.
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At the effective time of the first merger, each Globalstar PRSU award will be converted into the right for the holder of such Globalstar PRSU award to receive an amount in cash equal to the Globalstar PRSU payment. Any Globalstar PRSU awards for which performance is not achieved in accordance with the applicable award agreement will be canceled at the effective time of the first merger for no consideration or payment. The Globalstar PRSU payments will be subject to the same vesting (other than performance conditions) and payment schedule set forth in the applicable award agreement underlying the grant of each Globalstar PRSU award.

Treatment of the ESPP (see pages 82 and 103)
The merger agreement generally provides that after April 13, 2026, no new offering periods will begin under the ESPP, no ESPP participant may increase his or her payroll deduction elections or other contributions (other than for payroll deductions that were elected prior to April 13, 2026) and no individual may become a new participant in the ESPP. The purchase period in effect on April 13, 2026 terminated on the scheduled purchase date for such purchase period, which was June 14, 2026. Each participant’s accumulated contributions were used to purchase shares of Globalstar common stock on such purchase date in accordance with the terms of the ESPP. Contingent on the completion of the mergers, the ESPP will be terminated effective immediately prior to the effective time of the first merger.
Treatment of Globalstar Warrants (see pages 85 and 103)
Each vested and unexercised Globalstar warrant that is outstanding as of immediately prior to the effective time of the first merger will be automatically exercised on a cashless basis immediately prior to the effective time of the first merger, entitling the holder thereof to receive a number of shares of Globalstar common stock pursuant to the terms of the applicable warrant amendment agreement, and any shares of Globalstar common stock issued as a result of the cashless exercise will, by virtue of the first merger and without any action on the part of any person, be converted into the right to receive the merger consideration.
Treatment of Globalstar Preferred Stock (see pages 85 and 103)
In accordance with Globalstar’s Certificate of Designation, at the effective time of the first merger, each share of Globalstar preferred stock outstanding will be automatically converted into the right to receive a liquidating distribution in the initial amount of the liquidation preference of $1,000 per share in cash plus any unpaid accrued dividends on such share.
Delisting and Deregistration of Globalstar Common Stock (see page 92)
As a result of the mergers, shares of Globalstar common stock will cease to be listed on NASDAQ.
No Appraisal Rights (see page 93)
Globalstar stockholders are not entitled to appraisal rights in connection with the mergers. Because shares of Globalstar common stock are listed on NASDAQ and Globalstar stockholders are not required to receive consideration other than in the form of shares of Amazon common stock (because each Globalstar stockholder may receive solely the stock consideration), which are listed on the NASDAQ, and cash in lieu of fractional shares in the mergers, Globalstar stockholders are not entitled to exercise appraisal rights under the DGCL in connection with the mergers.
Non-Solicitation (see page 111)
Under the terms of the merger agreement, from the date of the merger agreement until the earlier of the effective time of the first merger or the date (if any) on which the merger agreement is validly terminated and subject to certain exceptions, Globalstar has agreed that it will not and that it will cause each of its subsidiaries and its and their respective directors and officers and instruct its and their other representatives not to:
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initiate, solicit, knowingly encourage or knowingly facilitate any competing proposal for Globalstar;

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enter into, engage in, or otherwise participate in any negotiations or discussions with (except that Globalstar may inform third parties of the provisions described in this section), or furnish or otherwise provide access to any non-public information to, any third parties relating to any competing proposal for Globalstar;

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approve, endorse, or recommend any competing proposal for Globalstar; or

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enter into any agreements with a third party relating to any competing proposal for Globalstar.

Notwithstanding the restrictions described in the previous paragraph, if, prior to the delivery of the written consent, Globalstar had received a competing proposal that was not withdrawn, that did not result from or in connection with a breach of Globalstar’s non-solicitation obligations described in the previous paragraph and that the Globalstar board of directors (acting upon the recommendation of the Globalstar special committee and Globalstar strategic review committee) determined in good faith (after consultation with its outside legal counsel and financial advisors) to be superior to the mergers or reasonably be expected to lead to a proposal that is superior to the mergers and that a failure to take such actions would be inconsistent with the directors’ fiduciary duties to Globalstar stockholders under applicable Delaware law, subject to certain conditions set forth in the merger agreement, Globalstar, Globalstar special committee and their respective representatives would have been permitted to engage in substantive discussions and negotiations with the party that sent the competing proposal (and its representatives and potential sources of financing) and furnish or provide access to non-public information and other access to that party (and its representatives and potential sources of financing). This right was no longer exercisable upon the delivery of the written consent. No such acquisition proposals were received by Globalstar prior to the delivery of the written consent.
For additional information regarding the restrictions on Globalstar’s ability to actively initiate, solicit, facilitate, or knowingly encourage competing proposals, please see the sections titled “The Merger Agreement — No Solicitation of Other Offers by Globalstar” beginning on page 111 of this information statement/prospectus and “The Merger Agreement — Adverse Recommendation Change; Match Rights” beginning on page 114 of this information statement/prospectus.
Conditions to Completion of the Mergers (see page 119)
The respective obligations of Globalstar, Amazon, Acquisition Sub I, and Acquisition Sub II to consummate the mergers are subject to the satisfaction (or waiver by Globalstar and Amazon) of conditions, including:
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the adoption of the merger agreement by the affirmative vote or written consent of Globalstar stockholders holding at least a majority of the shares of Globalstar common stock issued and outstanding and entitled to vote to adopt the merger agreement (which was satisfied on April 13, 2026 with the delivery of the written consent);

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the expiration or termination of the waiting period (or any extension thereof) applicable to the consummation of the mergers under the HSR Act;

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the registration statement on Form S-4, of which this information statement/prospectus forms a part, becoming effective under the Securities Act and not being the subject of any stop order or any proceedings by the SEC seeking a stop order;

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the receipt of all required governmental authorizations and the continued full force and effect of such authorizations;

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the lapse of at least twenty (20) calendar days from the date this information statement/prospectus was mailed to Globalstar stockholders as contemplated by Regulation 14C of the Exchange Act; and

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the absence of any provision of any applicable law or order that has the effect of preventing, making illegal or enjoining the completion of the mergers.

The obligations of each party to complete the mergers are also subject to the satisfaction or waiver of other conditions, including:
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the accuracy of the representations and warranties of the other party under the merger agreement (subject to the materiality standards set forth in the merger agreement);

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the performance or compliance by the other party of its respective obligations under the merger agreement in all material respects;

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there not having occurred any material adverse effect (as defined in the section titled “The Merger Agreement — Material Adverse Effect”) with respect to the other party since April 13, 2026; and

•
the delivery of an officer’s certificate by the other party certifying satisfaction of the three preceding conditions (and, in the case of Globalstar, the satisfaction of the conditions described in the following paragraph).

In addition, Amazon’s obligation to consummate the mergers is subject to the satisfaction or waiver of Globalstar’s receipt of certain governmental authorizations related to the C-3 system and their continuance in full force and effect and the achievement by Globalstar of certain milestones relating to the launch and operation of HIBLEO-4 replacement satellites. As of the date of this information statement/prospectus, the date of the initial launch, which was previously expected to occur in May 2026, is currently anticipated to occur during the third quarter of 2026. The timing of the initial launch may have an impact on Globalstar’s ability to achieve certain of the operational milestones by the applicable deadline dates as set forth in the letter agreement with Customer and may (i) result in a payment by Globalstar to Customer in accordance with the terms of the letter agreement, which such payment would reduce the merger consideration by an equivalent amount, and (ii) have an impact on the timing of revenue recognition by Globalstar (such impact (if any) is not expected to be material to Globalstar). There can be no assurances that the initial launch will occur on this anticipated timeline.
Under the terms of the merger agreement, unless otherwise mutually agreed in writing, Globalstar and Amazon are required to close the mergers on the third business day following the date on which the closing conditions to the mergers are satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions).
For additional information regarding the conditions to the mergers and the closing, please see the sections titled “The Merger Agreement — Conditions to the Mergers” beginning on page 119 of this information statement/prospectus and “The Merger Agreement — Closing; Effective Time” beginning on page 95 of this information statement/prospectus.
Termination of the Merger Agreement; Termination Fees (see pages 120 and 121)
Termination of the Merger Agreement
The merger agreement provides that the merger agreement may be terminated at any time prior to the effective time of the first merger, whether before or after Globalstar’s receipt of the written consent (except as otherwise expressly provided in the merger agreement), in the following ways:
•
by mutual written agreement of Globalstar and Amazon;

•
by either Globalstar or Amazon if:

•
the mergers have not been consummated by 11:59 p.m. (New York City time) on April 13, 2027 (such date, as it may be extended pursuant to the merger agreement, the “termination date”), except that (a) the termination date will be extended to 11:59 p.m. (New York City time) on October 13, 2027 and again to 11:59 p.m. (New York City time) on April 13, 2028 if, as of the termination date (or if so extended, as of the end of the first extension to the termination date), all closing conditions have been satisfied or waived (i) other than those conditions that by their terms are to be satisfied at the closing (each of which is capable of being satisfied at the closing) and (ii) one or more conditions regarding (1) the expiration or termination of the waiting period (or any extension thereof) applicable to the consummation of the mergers under the HSR Act, (2) the receipt of all required governmental authorizations and the continued full force and effect of such authorizations, (3) the absence of any provision of any applicable law or order that has the effect of preventing, making illegal or enjoining the completion of the mergers (but only to the extent such law or order relates to any antitrust law, foreign investment law or satellite and communications law or any other required governmental authorizations) or (4) the receipt by Globalstar of certain governmental authorizations related to the C-3 system and their continuance in full force and effect, and in the case of the first such automatic extension only, the achievement by Globalstar of certain milestones relating to the launch and operation of HIBLEO-4 replacement satellites, has not been satisfied, and (b) a party may not terminate the merger agreement pursuant to this provision if such party’s failure (and, in the case of Amazon, the failure of Acquisition Sub I or Acquisition Sub II) to perform or comply with any of its obligations under the merger agreement has been the proximate cause of the failure to consummate the mergers on or before the termination date; or

•
prior to the effective time of the first merger, any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced, or entered any law or order permanently preventing, making illegal or enjoining the completion of the mergers, and such law or order has become final and non-appealable, except, in each case, that the party seeking to terminate the merger agreement pursuant to this bullet must have taken all actions required by the merger agreement to remove such law or order and that the right to terminate under this bullet will not be available to any party whose breach or failure (and, in the case of Amazon, the breach or failure of Acquisition Sub I or Acquisition Sub II) to perform any of its obligations under the merger agreement was the primary cause of such law or order;

•
by Globalstar if:

•
subject to a cure period ending on the earlier of the termination date and thirty (30) calendar days after Globalstar delivers written notice of such breach, Amazon, Acquisition Sub I or Acquisition Sub II has breached or failed to perform any representation, warranty, covenant or other agreement in the merger agreement, resulting in the failure of any closing condition relating to the accuracy of representations and warranties or performance of covenants at or prior to closing, except that the right to terminate will not be available to Globalstar if Globalstar is then in material breach of any representation, warranty, covenant or agreement under the merger agreement that would cause the failure of any closing condition relating to the accuracy of representations and warranties or performance of Globalstar’s covenants at or prior to closing;

•
prior to Globalstar’s receipt of the written consent, the Globalstar board of directors (upon the recommendation of the Globalstar special committee and the Globalstar strategic review committee) has authorized Globalstar to enter into a definitive agreement providing for a superior proposal, if, Globalstar has complied in all material respects with its obligations under the non-solicitation and competing proposal covenants and substantially concurrently with the termination of the merger agreement, Globalstar enters into such definitive agreement and, prior to or substantially concurrently with such termination, pays (or causes to be paid) the Globalstar termination fee to and at the direction of Amazon, which termination right was no longer exercisable upon the delivery of the written consent; or

•
by Amazon if:

•
subject to a cure period ending on the earlier of the termination date and thirty (30) calendar days after Amazon delivers written notice of such breach, Globalstar has breached or failed to perform any of its representations, warranties, covenants or other agreements in the merger agreement, resulting in the failure of any closing condition relating to the accuracy of representations and warranties or performance of covenants at or prior to closing, except that the right to terminate will not be available to Amazon if Amazon, Acquisition Sub I or Acquisition Sub II is then in material breach of any representation, warranty, covenant or agreement under the merger agreement that would cause the failure of any closing condition relating to the accuracy of representations and warranties or performance of Amazon’s, Acquisition Sub I’s or Acquisition Sub II’s covenants at or prior to closing;

•
prior to Globalstar’s receipt of the written consent, the Globalstar board of directors (whether or not acting upon the recommendation of the Globalstar special committee or Globalstar strategic review committee) has made an adverse recommendation change, which termination right was no longer exercisable upon the delivery of the written consent; or

•
if the duly executed written consent has not been delivered to Amazon and Globalstar within twenty-four (24) hours after the execution and delivery of the merger agreement, which termination right was no longer exercisable upon the delivery of the written consent.

For additional information regarding the termination of the merger agreement, please see the section titled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 120 of this information statement/prospectus.
Termination Fees
Upon valid termination of the merger agreement under specified circumstances, Globalstar will be required to pay, at the direction of Amazon, a termination fee of $419,832,000.00. Specifically, this termination fee will be (or would have been) payable by Globalstar to Amazon if:
•
(a) the merger agreement was terminated by Amazon as a result of a breach or failure by Globalstar to perform any of its respective representations, warranties, covenants or other agreements in the merger agreement (subject to certain conditions described above, including the applicable cure period, except that, solely in the case of certain Globalstar covenants relating to C-3 operational readiness, the launch and operation of HIBLEO-4 replacement satellites and certain compliance matters, only if such breach is a willful breach), which breach or failure would give rise to the failure of relevant conditions to effect the closing of the mergers; (b) prior to any of such termination and on or after the date of the merger agreement, a bona fide competing proposal has been made to Globalstar, Globalstar’s board of directors (or any committee or subcommittee thereof) or Globalstar’s management or has otherwise become publicly known or a third party has publicly announced a bona fide intention (whether or not conditional) to make a competing proposal, and (c) within twelve (12) months of such termination, Globalstar or any of its subsidiaries consummates a transaction involving a competing proposal or enters into a definitive agreement providing for the consummation of a competing proposal (whether or not such competing proposal is the same competing proposal as the one referenced in (b) above, and provided that, for purposes of this bullet, the references to twenty percent (20%) in the definition of competing proposal set forth in the merger agreement are increased to fifty percent (50%));

•
the merger agreement was terminated by Globalstar to enter into a definitive agreement with respect to a superior proposal (which termination right was no longer exercisable upon the delivery of the written consent); or

•
the merger agreement was terminated by Amazon (i) if the Globalstar board of directors had made an adverse recommendation change prior to the delivery of the written consent or (ii) the written consent had not been delivered to Amazon and Globalstar within twenty-four (24) hours after the execution and delivery of the merger agreement (which termination right was no longer exercisable upon the delivery of the written consent).

Upon valid termination of the merger agreement under certain specified circumstances, Amazon will be required to pay, at the direction of Globalstar, a termination fee of $592,071,000.00. Specifically, the termination fee will be payable by Amazon to Globalstar if:
•
(a) either Amazon or Globalstar has terminated the merger agreement because the mergers have not closed by the termination date (except where Amazon terminated the merger agreement on this basis and Globalstar’s failure to perform or comply with any of its obligations under the merger agreement has been the proximate cause of the failure to close by the termination date) and (b) at the time of such termination, one or more conditions regarding (i) the expiration or termination of the waiting period (or any extension thereof) applicable to the consummation of the mergers under the HSR Act, (ii) the receipt of all required governmental authorizations and the continued full force and effect of such authorizations, (iii) the absence of any provision of any applicable law or order that has the effect of preventing, making illegal or enjoining the completion of the mergers (but only to the extent such law or order relates to any antitrust law, foreign investment law or satellite and communications law or the required governmental authorizations) has not been satisfied but all other closing conditions have been satisfied or waived other than those conditions that by their terms are to be satisfied at the closing (each of which is capable of being satisfied at the closing);

•
either Amazon or Globalstar has terminated the merger agreement because any governmental authority of competent jurisdiction having (prior to the effective time of the first merger) enacted, issued, promulgated, enforced or entered any law or order permanently preventing, making illegal or enjoining the completion of the mergers, and such law or order has become final and non-appealable (but only to the extent such law or order relates to any antitrust law, foreign investment law or satellite and communications law or the required governmental authorizations and only after the party seeking to terminate the merger agreement pursuant to this bullet has taken all actions required by the merger agreement to remove such law or order), except in the case of termination by Amazon, if the issuance of such law or order was primarily caused by the breach by Globalstar to perform any of its obligations under the merger agreement; or

•
the merger agreement was terminated, subject to certain conditions described above, including the applicable cure period, by Globalstar as a result of a breach or failure by Amazon of its regulatory covenants under the merger agreement, which breach or failure would give rise to the regulatory conditions to closing being incapable of being satisfied.

The merger agreement also provides that Globalstar, Amazon, Acquisition Sub I and Acquisition Sub II are entitled to specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement.
Neither Amazon nor Globalstar is required to pay to the other a termination fee on more than one occasion.
For additional information regarding the termination fees, please see the section titled “The Merger Agreement — Termination Fees” beginning on page 121 of this information statement/prospectus.
Comparison of Rights of Stockholders of Amazon and Globalstar (see page 131)
Upon the completion of the mergers, Globalstar stockholders receiving stock consideration will become stockholders of Amazon, and their rights will be governed by the governing corporate documents of Amazon in effect at the effective time of the mergers, which are different from Globalstar’s governing corporate documents, as further described in the section titled “Comparison of Rights of Stockholders of Amazon and Globalstar” beginning on page 131 of this information statement/prospectus.
Comparison of Market Value of Securities of Amazon and Globalstar
The following table sets forth the closing sales prices per share of Amazon common stock and Globalstar common stock on the NASDAQ on April 13, 2026, the last trading day prior to the public announcement of the mergers, and on            , 2026, the last practicable trading day before the date of this information statement/prospectus. The table also shows the estimated implied value of the merger consideration proposed for each share of Globalstar common stock, and the estimated implied aggregate value of the merger consideration, as of the same two dates. Additionally, the table shows the estimated implied value of the per share merger consideration for each share of Globalstar common stock as of the same dates assuming (a) a cash election and no proration, (b) a stock election, and (c) a blended value (assuming a holder receives forty percent (40%) cash consideration and sixty percent (60%) stock consideration).
The value of the stock consideration to be received in exchange for each share of Globalstar common stock will change with the market value of Amazon common stock until the transaction is complete, but will be capped at $90.00 per share. The table below does not reflect the fact that cash will be paid in lieu of fractional shares, and does not account for any adjustment for the per share adjustment amount.
	Globalstar common stock closing price		Amazon common stock closing price		Implied per share value of cash consideration	Implied per share value of stock consideration		Implied per share consideration (assuming 40% cash consideration / 60% stock consideration)
April 13, 2026		$72.89		$239.89	$90.00		$77.00		$82.20
, 2026	$		$		$90.00	$		$
Risk Factors (see page 31)
You should consider all the information about the risks related to the mergers set forth under the section titled “Risk Factors,” together with information contained in or incorporated by reference into this information statement/prospectus. For additional information regarding where you can find information incorporated by reference into this information statement/prospectus, please see the section titled “Where You Can Find More Information” beginning on page 144 of this information statement/prospectus.
Summary of Certain Agreements Related to the Mergers (see page 124)
Support Agreement
Concurrently with the execution of the merger agreement on April 13, 2026, Amazon entered into a Support Agreement, dated as of April 13, 2026, with the Supporting Stockholders (the “support agreement”), pursuant to which the Supporting Stockholders have agreed to, among other things, vote in favor of the proposal to adopt the merger agreement and approve the mergers, and any other matters necessary to consummate the transactions contemplated thereby, and to vote against any competing proposal or any other transaction, proposal, agreement or action that is inconsistent with, or that would reasonably be expected to materially impede, interfere with, delay, or materially and adversely affect, the mergers or the other transactions contemplated by the merger agreement. In addition, the Supporting Stockholders agreed to as promptly as practicable and, in any event, within twenty-four (24) hours following the execution and delivery of the merger agreement, deliver a written consent adopting the merger agreement and approving the transactions contemplated thereby, including the mergers (which was satisfied on April 13, 2026). The support agreement also includes certain restrictions on transfer of shares of Globalstar common stock by the Supporting Stockholders, subject to customary exceptions.
For additional information regarding the support agreement, please see the section titled “Summary of Certain Agreements Related to the Mergers” beginning on page 124 of this information statement/prospectus.
Letter Agreement
Concurrently with the execution of the merger agreement on April 13, 2026, Globalstar and Customer entered into the letter agreement regarding “Waiver of Termination for Convenience and Performance Remedies,” pursuant to which, among other things, Customer agreed to waive certain termination rights under the Key Terms Agreement between Globalstar and Customer prior to the effective time of the first merger or the termination of the merger agreement (if any) and to terminate certain obligations of the Supporting Stockholders and their affiliates effective upon the consummation of the mergers.

Pursuant to the letter agreement, Globalstar has agreed to pay the Customer payment in the event Globalstar does not achieve certain operational milestones related to the C-3 system by the applicable deadline dates prior to the closing, as set forth in the letter agreement. The Customer payment will accrue during the pendency of the mergers to the extent any milestone has not been met as of the applicable deadline date, but shall not become payable unless and until the mergers are consummated. At the time of signing the merger agreement, the maximum amount of the Customer payment potentially payable under the letter agreement was $110,000,000.00. As of the date of this information statement/prospectus, the maximum amount of the Customer payment potentially payable under the letter agreement is approximately $97 million as a result of Globalstar’s achievement of certain operational milestones since the signing of the merger agreement. The parties do not currently plan to provide further updates regarding the achievement of milestones until the mailing of the election form (as further described in this information statement/prospectus). For additional information regarding the letter agreement, please see the section titled “Summary of Certain Agreements Related to the Mergers” beginning on page 124 of this information statement/prospectus.
Warrant Amendment Agreements
In connection with the merger agreement, Globalstar and each of Customer and Thermo Funding II, LLC agreed to amend certain terms of the Globalstar warrants issued or issuable to such parties (the “warrant amendment agreements”) to provide that, immediately prior to the effective time of the first merger, each outstanding Globalstar warrant held by Customer and by Thermo Funding II, LLC that is vested and unexercised will be automatically exercised on a cashless basis and the shares of Globalstar common stock issued as a result of such exercise will be converted into the right to receive the merger consideration, as further described in this information statement/prospectus. In addition, pursuant to the warrant amendment agreements with Customer, Customer has the right (but not obligation) to exercise its warrants on a cashless basis prior to or at 5:00 p.m. (New York City time) on the date that is five (5) business days prior to the anticipated closing date of the mergers.
For additional information regarding the warrant amendment agreements, please see the section titled “Summary of Certain Agreements Related to the Mergers” beginning on page 124 of this information statement/prospectus.
Amendment to Guaranty
In connection with the execution of the merger agreement on April 13, 2026, Globalstar, Customer and Thermo Funding II, LLC entered into the Amendment to Guaranty (the “amendment to guaranty”), which amends that certain guaranty provided by Thermo Funding II, LLC in favor of Globalstar (and, for the specific purposes as set forth therein, Customer) so as to terminate the guaranty and the obligations thereunder on the date that an assumed prepayment agreement entered into by Amazon and Customer replaces the prepayment agreement, dated as of February 25, 2023, as amended, and the prepayment agreement, dated as of November 5, 2024, as amended, each between Globalstar and Customer, which termination shall occur on the closing date of the first merger, provided that Amazon has made the first required payment under the assumed prepayment agreement to Customer.
For additional information regarding the amendment to guaranty, please see the section titled “Summary of Certain Agreements Related to the Mergers” beginning on page 124 of this information statement/prospectus.
Consent and Waiver under the Waiver of Lock-Up Agreement
Concurrently with the execution of the merger agreement on April 13, 2026, Globalstar, Customer, Thermo Funding II, LLC and James Monroe III entered into the Consent and Waiver of Certain Rights under the Lock-up Agreement (the “lock-up waiver”), pursuant to which, among other things, Customer agreed that, to the extent the mergers would constitute a Transfer and/or Prohibited Transfer, each as defined in, and pursuant to, that certain Lock-up Agreement, dated as of September 7, 2022 (the “lock-up agreement”), it would consent to such Transfer and waive certain rights thereunder, including with respect to its right of first offer and the lock-up provisions therein, and further agreed to terminate the lock-up agreement effective as of the effective time of the first merger.

For additional information regarding the lock-up waiver, please see the section titled “Summary of Certain Agreements Related to the Mergers” beginning on page 124 of this information statement/prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This information statement/prospectus includes certain “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, those statements related to the proposed transactions, including financial estimates and statements as to the expected timing, completion, and effects of the proposed transactions. These forward-looking statements are generally identified by the words “believe,” “project,” “might,” “could,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words.
Any statements about Amazon, Globalstar or the combined company’s plans, objectives, expectations, strategies, beliefs, or future performance or events constitute forward-looking statements. These forward-looking statements, including statements regarding the proposed transactions, are based on Amazon’s and Globalstar’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that may differ materially from those expressed or implied by such forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. There is no assurance that these future events will occur as anticipated or that our results, estimates, or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties, many of which are beyond Amazon’s and Globalstar’s control.
Important factors, risks, and uncertainties that could cause actual results to differ materially from such plans, estimates, or expectations include but are not limited to: (i) the ability to complete the proposed transactions on the anticipated terms and timing, or at all, including obtaining required regulatory approvals and the satisfaction of other conditions to the completion of the proposed transactions; (ii) potential litigation relating to the proposed transactions, including the effects of any outcomes related thereto; (iii) the risk that disruptions from the proposed transactions (such as the ability of certain customers of Globalstar to terminate or amend contracts upon a change of control, or to withhold consent to such change of control) will harm Amazon’s and/or Globalstar’s business, including current plans and operations, during the pendency, and following the completion of, the proposed transactions; (iv) the ability of Globalstar to retain and hire key personnel; (v) the diversion of management’s time and attention from ordinary course business operations to completion of the proposed transactions; (vi) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transactions; (vii) legislative, regulatory, and economic developments; (viii) contractual provisions that may impact Amazon’s and/or Globalstar’s ability to pursue certain business opportunities or strategic transactions during the pendency, and/or following the completion of, the proposed transactions; (ix) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, outbreaks of war or hostilities, or public health issues, as well as management’s response to any of the aforementioned factors; (x) the impact of inflation, tariffs, rising interest rates, and global conflicts, including disruptions in economies as a result of ongoing or future geopolitical conflicts and trade disputes; (xi) the occurrence of any event, change, or other circumstance that could give rise to the termination of the proposed transactions, including in circumstances requiring Globalstar to pay a termination fee to Amazon; (xii) fluctuations in Amazon’s and/or Globalstar’s stock price, including the risk that the price of Amazon’s common stock payable as merger consideration may decline prior to or following the completion of the proposed transactions or the risk that Globalstar’s stock price may decline if the proposed transactions are not consummated; (xiii) liabilities that are not known, probable, or estimable at this time or unexpected costs, charges, or expenses; (xiv) potential challenges in the development, production, delivery, support, and performance of satellite-based connectivity services and products, including with respect to the combined company’s commercial relationship with certain customers, as well as other current and prospective business relationships, after the completion of the proposed transactions; (xv) those risks and uncertainties found in Amazon’s and Globalstar’s respective filings with the SEC, including the risk factors discussed in Amazon’s and Globalstar’s most recent Annual Reports on Form 10-K, as updated by their Quarterly Reports on Form 10-Q and future filings with the SEC from time to time, which are available via the SEC’s website at www.sec.gov; and (xvi) the other risk factors discussed in the section of this information statement/prospectus entitled “Risk Factors” beginning on page 31 of this information statement/prospectus.

There can be no assurance that the proposed transactions will be completed, or if completed, that they will close within the anticipated time period. These factors should not be construed as exhaustive and should be read in conjunction with the other forward-looking statements. The forward-looking statements relate only to events as of the date on which the statements are made and we undertake no obligation to update, and expressly disclaim any obligation to update, any forward-looking statements, or any other information in this information statement/prospectus, whether resulting from developments, circumstances, or events that arise after the date the statements are made, new information, or otherwise. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we may have expressed or implied by these forward-looking statements. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us or the transactions.

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this information statement/prospectus, you should consider carefully the following risk factors, including, among other things, the matters addressed in the section titled “Special Note Regarding Forward-Looking Statements” beginning on page 29 of this information statement/prospectus. Globalstar stockholders should carefully consider the following risks before making their election. In addition, you should read and consider the risks associated with each of the businesses of Amazon and Globalstar because these risks will relate to Amazon following the completion of the mergers. Descriptions of some of these risks can be found in Amazon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and Globalstar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and, in each case, any amendments thereto, as such risk factors may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this information statement/prospectus. You should also consider the other information in this information statement/prospectus and the other documents incorporated by reference into this information statement/prospectus. For additional information regarding where you can find information incorporated by reference into this information statement/prospectus, please see the section titled “Where You Can Find More Information” beginning on page 144 of this information statement/prospectus.
Risks Relating to the Mergers
Because the market price of Amazon common stock fluctuates and the stock election exchange ratio may be fixed under certain circumstances, and in such circumstance will not be adjusted for stock price changes, Globalstar stockholders cannot be certain of the value of the consideration they will receive.
At the effective time of the first merger, each share of Globalstar common stock issued and outstanding immediately prior to the effective time of the first merger (other than canceled shares) will be converted into the right to receive, at the election of the holder of such share, in accordance with, and subject to the terms, conditions and procedures set forth in the merger agreement, the following consideration (collectively with, if applicable, cash in lieu of any fractional shares of Amazon common stock and any dividends or other distributions payable pursuant to the merger agreement): (i) the cash consideration (i.e., $90 in cash minus the per share adjustment amount (if any), without interest, subject to proration in accordance with the merger agreement if the aggregate number of shares of Globalstar common stock with respect to which cash elections are made exceeds the maximum cash share number, or (ii) the stock consideration (i.e., a number of validly issued, fully paid and nonassessable shares of Amazon common stock equal to (a) if the Amazon measurement price is less than $280.38, (x) 0.3210 minus (y) the quotient of the per share adjustment amount (if any) divided by the Amazon measurement price, or (b) if the Amazon measurement price is equal to or greater than $280.38, (x) $90.00 minus (y) the quotient of the per share adjustment amount (if any) divided by the Amazon measurement price.
The market price of Amazon common stock at the time of completion of the mergers may vary significantly from the market price of Amazon common stock on the date the merger agreement was executed, the date of this information statement/prospectus and the date on which Globalstar stockholders make their election. The implied value of the stock consideration will change as the market price of Amazon common stock changes, but will be capped at $90.00 per share (not accounting for any adjustment for the per share adjustment amount (if any)). As a result, the value of the stock consideration that Globalstar stockholders will receive upon completion of the mergers could be greater than, less than or the same as the value of the stock consideration on the date of this information statement/prospectus or on the date on which Globalstar stockholders make their election.
Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in Amazon’s and Globalstar’s respective businesses, operations and prospects, trading market assessments of the likelihood that the mergers will be completed, the timing of the mergers, regulatory considerations and other risk factors set forth or incorporated by reference in this information statement/prospectus. Many of these factors are beyond Amazon’s and Globalstar’s control. Globalstar stockholders are urged to obtain current market quotations for Amazon common stock and Globalstar common stock when they make their elections.

The exchange ratio is subject to a potential downward adjustment due to the Customer payment (if any) pursuant to the letter agreement, and Globalstar stockholders cannot be certain of the value of the stock consideration they will receive at the time they make their election.
In the event Globalstar does not achieve certain operational milestones related to the C-3 system by the applicable deadline dates prior to the closing, it will need to make the Customer payment to Customer substantially concurrent with the effective time of the first merger pursuant to the letter agreement. At the time of signing the merger agreement, the maximum amount of the Customer payment potentially payable under the letter agreement was $110,000,000.00. As of the date of this information statement/prospectus, the maximum amount of the Customer payment potentially payable under the letter agreement is approximately $97 million as a result of Globalstar’s achievement of certain operational milestones since the signing of the merger agreement. The parties do not currently plan to provide further updates regarding the achievement of milestones until the mailing of the election form (as further described in this information statement/prospectus). The exact per share adjustment amount will not be known until prior to closing, but the maximum per share adjustment amount as of the date of this information statement/prospectus will be equal to (a) approximately $97 million divided by (b) the aggregate number of shares of Globalstar common stock to be converted into the right to receive the merger consideration at the effective time of the first merger. As a result of such Customer payment (if any), there will be a downward adjustment made to the exchange ratio. Accordingly, Globalstar stockholders will not know or be able to calculate at the time of their election the market value of the stock consideration they will (or may) receive upon completion of the mergers, and the implied value of the stock consideration may be less than the value of the cash consideration at the completion of the mergers.
Globalstar stockholders electing to receive the cash consideration for all or part of their shares may instead receive the stock consideration for some of those shares, and the stock consideration they receive may have a lower value than the cash consideration they elected to receive.
Under the merger agreement, the maximum number of shares of Globalstar common stock eligible to be converted into the right to receive the cash consideration is equal to forty percent (40%) of the aggregate number of shares of Globalstar common stock issued and outstanding immediately prior to the effective time of the first merger (other than canceled shares). The cash consideration is subject to proration in the event that the number of cash elections exceeds this limit (which we refer to herein as the “maximum cash share number”). Accordingly, there is a risk that a Globalstar stockholder electing to receive the cash consideration will receive shares of Amazon common stock in lieu of cash for a portion of the merger consideration payable to such Globalstar stockholder, and, if the Amazon measurement price is less than $280.38, the value of the stock consideration that Globalstar stockholders will receive may be less than the value of the cash consideration. This may result in, among other things, tax consequences that differ from those that would have resulted if such Globalstar stockholder had received solely the cash consideration that such Globalstar stockholder elected to receive. In addition, if, immediately prior to the effective time of the first merger, the Customer payment is payable by Globalstar under the letter agreement, the cash consideration will be less than $90.00 per share. Because the final mix of consideration received by a stockholder electing the cash consideration or stock consideration will not be known until the proration procedures are completed after the election deadline, such stockholders will not know the exact U.S. federal income tax consequences of the mergers to them at the time they must make their election.
For additional information regarding the proration mechanism, please see the section titled “The Mergers — Merger Consideration” beginning on page 39 of this information statement/prospectus, and for additional information regarding the material U.S. federal income tax consequences of the mergers, please see the section titled “The Mergers — Material U.S. Federal Income Tax Consequences” beginning on page 86 of this information statement/prospectus.
If the mergers, taken together, do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, Globalstar stockholders may be required to pay substantial U.S. federal income taxes in connection with the receipt of the merger consideration.
The parties intend for the mergers, taken together, to qualify as a reorganization under Section 368(a) of the Code. Nevertheless, the obligation of Amazon and Globalstar to consummate the mergers is not conditioned upon the receipt of an opinion from counsel regarding whether the mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, nor have the parties sought a ruling from the IRS. If the IRS or a court determines that the mergers, taken together, do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a Globalstar stockholder who receives Amazon common stock in the mergers would generally recognize taxable gain or loss upon such exchange, which could result in a substantial tax liability to such stockholder.
Completion of the mergers is subject to the conditions contained in the merger agreement and if these conditions are not satisfied or waived, or if the merger agreement is terminated, the mergers will not be completed.
The consummation of the mergers is subject to a number of closing conditions, including, among others, (a) the expiration or termination of the waiting period (or any extension thereof) applicable to the consummation of the mergers under the HSR Act, (b) the receipt of all required governmental authorizations and the continued full force and effect of such authorizations, (c) the registration statement on Form S-4, of which this information statement/prospectus forms a part, becoming effective under the Securities Act and not being the subject of any stop order or any proceedings by the SEC seeking a stop order, (d) the lapse of at least twenty (20) calendar days from the date this information statement/prospectus was mailed to Globalstar stockholders as contemplated by Regulation 14C of the Exchange Act, (e) the absence of any provision of any applicable law or order that has the effect of preventing, making illegal or enjoining the completion of the mergers, (f) the accuracy of the representations and warranties of Globalstar, Amazon, Acquisition Sub I and Acquisition Sub II under the merger agreement (subject to the materiality standards set forth in the merger agreement) and (g) the performance or compliance by Globalstar, Amazon, Acquisition Sub I and Acquisition Sub II of their respective obligations under the merger agreement in all material respects. In addition, Amazon’s obligation to consummate the mergers is subject to additional conditions under the merger agreement, including the receipt by Globalstar of certain governmental authorizations related to the C-3 system and their continuance in full force and effect and the achievement by Globalstar of certain milestones relating to the launch and operation of HIBLEO-4 replacement satellites. As of the date of this information statement/prospectus, the date of the initial launch, which was previously expected to occur in May 2026, is currently anticipated to occur during the third quarter of 2026. The timing of the initial launch may have an impact on Globalstar’s ability to achieve certain of the operational milestones by the applicable deadline dates as set forth in the letter agreement with Customer and may (i) result in a payment by Globalstar to Customer in accordance with the terms of the letter agreement, which such payment would reduce the merger consideration by an equivalent amount, and (ii) have an impact on the timing of revenue recognition by Globalstar (such impact (if any) is not expected to be material to Globalstar). There can be no assurances that the initial launch will occur on this anticipated timeline. For more information regarding the required regulatory approvals and the closing conditions, please see the sections titled “The Mergers — Regulatory Approvals Required for the Mergers” beginning on page 90 of this information statement/prospectus and “The Merger Agreement — Conditions to the Mergers” beginning on page 119 of this information statement/prospectus.
Although Amazon and Globalstar have agreed in the merger agreement to use their reasonable best efforts to complete the mergers as promptly as practicable, many of the closing conditions are not within Amazon’s or Globalstar’s control, and neither company can predict when or if these conditions will be satisfied. If any of these conditions are not satisfied or waived prior to April 13, 2027, which deadline may be extended to 11:59 p.m. (New York City time) on October 13, 2027 and further extended to 11:59 p.m. (New York City time) on April 13, 2028 under certain circumstances, it is possible that the merger agreement will be terminated. The failure to satisfy all of the required conditions could delay the completion of the mergers for a significant period of time or prevent it from occurring. Any delay in completing the mergers could cause Amazon not to realize some or all of the benefits that it expects to achieve if the mergers are successfully completed within its expected timeframe. There can be no assurance that the closing conditions will be satisfied or waived or that the mergers will be completed.
In addition, Amazon or Globalstar may elect to terminate the merger agreement under certain specified circumstances. If the merger agreement is terminated under certain circumstances, Globalstar may be required to pay, at the direction of Amazon, a termination fee of $419,832,000.00, or Amazon may be required to pay, at the direction of Globalstar, a termination fee of $592,071,000.00. For additional information regarding the termination fees, please see the section titled “The Merger Agreement —  Termination Fees” beginning on page 121 of this information statement/prospectus.
The mergers are subject to the expiration of applicable waiting periods and the receipt of approvals, consents or clearances from certain regulatory authorities. Such authorities may impose conditions that could adversely affect Amazon or Globalstar, prior to completion of the mergers, or Amazon following completion of the mergers. Failure to obtain these approvals, consents or clearances could prevent completion of the mergers.
Before the mergers may be completed, the waiting period (or any extension thereof) applicable to the consummation of the mergers under the HSR Act must have expired or terminated and the clearances and approvals applicable to the mergers under the antitrust, foreign investment, and satellite and telecommunications laws of certain jurisdictions must have been received. In deciding whether to grant the required regulatory approval, consent or clearance, the relevant governmental authority may impose or seek to impose requirements, limitations or costs or place restrictions on the conduct of Amazon’s business following the completion of the mergers. Under the merger agreement, Amazon and Globalstar have agreed to use their reasonable best efforts to obtain such approvals, consents, and clearances, except that neither party is required to agree to any remedies or restrictions on the conduct of their business to obtain such clearances (provided that Globalstar will take such actions to the extent requested in writing by Amazon and conditioned on the closing). There can be no assurance that such conditions, terms, obligations or restrictions, if any, will not result in the delay or abandonment of the mergers. For additional information regarding conditions to the completion of the mergers, please see the sections titled “The Mergers —  Regulatory Approvals Required for the Mergers” beginning on page 90 of this information statement/prospectus and “The Merger Agreement — Conditions to the Mergers” beginning on page 119 of this information statement/prospectus.
The merger agreement subjects Globalstar to certain restrictions on its business activities.
Until the mergers are completed, the merger agreement restricts Globalstar from taking specified actions without the consent of Amazon, and requires Globalstar to operate in the ordinary course of business consistent with past practice. These restrictions may adversely affect Globalstar’s ability to execute certain of its business strategies, including the ability in certain cases to enter into or amend contracts, acquire or dispose of assets, incur indebtedness or incur capital expenditures, and, as a result, could have an adverse effect on Globalstar’s results of operations, cash flows, and financial position.
The business relationships of Amazon and Globalstar and their respective subsidiaries may be subject to disruption due to uncertainty associated with the mergers, which could have an adverse effect on the results of operations, cash flows and financial position of Amazon, Globalstar and, following the completion of the mergers, Amazon.
Parties with which Amazon and Globalstar, or their respective subsidiaries, do business may be uncertain as to the effects the mergers may have on them, including with respect to current or future business relationships with Amazon, Globalstar or their respective subsidiaries. These relationships may be subject to disruption as customers, suppliers and other persons with whom Amazon and Globalstar have a business relationship may delay or defer certain business decisions or might decide to terminate, change, or renegotiate their relationships with Amazon or Globalstar, as applicable, or consider entering into business relationships with parties other than Amazon, Globalstar or their respective subsidiaries. These disruptions could have an adverse effect on the current or future results of operations, cash flows and financial position of Amazon or Globalstar, including an adverse effect on Amazon’s ability to realize the expected benefits of the mergers. The risk, and adverse effect, of any disruption could be exacerbated by a delay in completion of the mergers or termination of the merger agreement.
The merger agreement limits Globalstar’s ability to pursue alternatives to the mergers and may discourage other companies from trying to acquire Globalstar.
The merger agreement contains provisions that make it more difficult for Globalstar to sell its business to a party other than Amazon. These provisions include a general prohibition on Globalstar soliciting any takeover proposal or offer for a competing transaction, and the merger agreement does not permit Globalstar to terminate the merger agreement to accept a takeover proposal or offer for a competing transaction.
Moreover, in connection with entering into the merger agreement, on April 13, 2026, Globalstar entered into the support agreement with the Supporting Stockholders, pursuant to which each Supporting Stockholder has agreed to, among other things, vote against (i) any action or agreement that would reasonably be expected to prevent or materially delay the consummation of the mergers, and (ii) any alternative transaction proposal or approval of any other proposal, transaction, agreement or action, made in opposition to or in competition with, or that would reasonably be expected to prevent, materially delay or impede the consummation of, the merger agreement or the mergers. For more information, see “Summary of Certain Agreements Related to the Mergers — Support Agreement” beginning on page 124 of this information statement/prospectus.
These provisions could discourage a potential third-party acquiror or merger partner that might have an interest in acquiring all or a significant portion of Globalstar or pursuing an alternative transaction from considering or proposing such a transaction, even if such third-party acquiror or merger partner were prepared to pay a consideration with a higher per share cash or market value than the value proposed to be received or realized in connection with the mergers.
Failure to complete the mergers could negatively affect the stock price and the future business and financial results of Globalstar.
If the mergers are not completed for any reason, the ongoing business of Globalstar may be adversely affected and, without realizing any of the benefits of having completed the mergers, Globalstar could be subject to a number of negative consequences, including the following:
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Globalstar may experience negative reactions from the financial markets, including negative impacts on its stock price;

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Globalstar may experience negative reactions from its customers and suppliers;

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Globalstar may experience negative reactions from its employees and may not be able to retain key management personnel and other key employees;

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Globalstar will have incurred, and will continue to incur, significant non-recurring costs in connection with the mergers that it may be unable to recover;

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Globalstar could owe a termination fee of $419,832,000.00 to Amazon under certain circumstances;

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the merger agreement places certain restrictions on the conduct of Globalstar’s business prior to completion of the mergers, the waiver of which is subject to the consent of Amazon (not to be unreasonably withheld, conditioned or delayed), which may prevent Globalstar from making certain acquisitions or capital expenditures, entering into new material agreements or otherwise pursuing business opportunities during the pendency of the mergers which could otherwise have been beneficial to Globalstar; and

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matters relating to the mergers (including integration planning) will require substantial commitments of time and resources by Globalstar management, which could otherwise have been devoted to day-to-day operations and other opportunities that may be beneficial to Globalstar as an independent company.

In addition, Globalstar could be subject to litigation related to any failure to complete the mergers or related to any enforcement proceeding commenced against Globalstar to perform its obligations under the merger agreement. If the mergers are not completed, any of these risks may materialize and may adversely affect Globalstar’s businesses, financial condition, financial results and stock price.
Completion of the mergers may trigger change in control provisions in certain agreements to which Globalstar is a party.
The completion of the mergers may trigger change in control provisions in certain agreements to which Globalstar is a party. If Globalstar and Amazon are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements. Even if Globalstar and Amazon are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Globalstar or Amazon.
Lawsuits may in the future be filed against Globalstar, its directors, Amazon, Acquisition Sub I and/or Acquisition Sub II challenging the mergers, and an adverse ruling in any such lawsuit may prevent the completion of the mergers or the completion of the mergers within the expected timeframe and/or result in substantial costs to Amazon and Globalstar.
Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger, or other business combination agreements like the merger agreement. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Amazon’s and Globalstar’s respective liquidity and financial condition.
Further, one of the conditions to the completion of the mergers is that no injunction or law by any governmental authority of competent jurisdiction will be in effect that has the effect of preventing, making illegal or enjoining the completion of the mergers. As such, if an injunction prohibiting the completion of the mergers is obtained, that injunction may prevent the mergers from becoming effective or from becoming effective within the expected timeframe.
The fairness opinion delivered by Evercore Group L.L.C. (“Evercore”) will not reflect changes in circumstances between the signing of the merger agreement and the completion of the mergers.
The Globalstar special committee received a written opinion from Evercore in connection with the signing of the merger agreement, but has not obtained an updated opinion from such financial advisor as of the date of this information statement/prospectus. Changes since the signing of the merger agreement in the operations and prospects of Globalstar, general market and economic conditions and other factors that may be beyond the control of Globalstar, and on which such financial advisor’s opinion was based, may significantly alter the value of Globalstar or the shares of Globalstar common stock prior to and at the closing. The opinion does not speak as of the time the mergers will be completed or as of any date other than the date of such opinion. Because Globalstar does not currently anticipate asking Evercore to update its opinion, the only opinion from a financial advisor received by the Globalstar special committee will not address the fairness of the merger consideration from a financial point of view at the closing. For a description of the opinion that the Globalstar special committee received from such financial advisor, please see the section titled “The Mergers — Opinion of the Financial Advisor to Globalstar’s Special Committee” beginning on page 73 of this information statement/prospectus. A copy of the opinion of Evercore Group L.L.C. is attached as Annex B to this information statement/prospectus.
Globalstar stockholders will not be entitled to appraisal rights in the mergers.
Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Appraisal rights are not available in all circumstances, and exceptions to these rights are provided under the DGCL. In the mergers, because Globalstar’s common stock is listed on the NASDAQ, and because Globalstar stockholders are not required to accept in the mergers any consideration in exchange for their shares of Globalstar common stock other than shares of Amazon common stock (because each Globalstar stockholder may receive solely the stock consideration), which are listed on the NASDAQ, and cash in lieu of fractional shares (if applicable), Globalstar stockholders will not be entitled to any appraisal rights in connection with the mergers with respect to their shares of Globalstar common stock. For a more detailed description of the relevant provisions of the DGCL, see the section titled “The Mergers — No Appraisal Rights” beginning on page 93 of this information statement/prospectus.
Executive officers and directors of Globalstar may have interests in the mergers that are different from, or in addition to, those of Globalstar stockholders.
Although all Globalstar stockholders, including Globalstar executive officers and directors, have the right to choose between the cash consideration and the stock consideration in the mergers, Globalstar’s executive officers and directors may have interests in the mergers that are different from, or in addition to, those of Globalstar stockholders. These interests include the conversion of outstanding equity awards into cash-based awards and, in some cases, severance eligibility and retention bonus opportunities. In addition, Globalstar executive officers and directors also have rights to indemnification, advancement of expenses and directors’ and officers’ liability insurance that will survive the completion of the mergers. The Globalstar board of directors, the Globalstar strategic review committee and the Globalstar special committee were aware of these interests and considered them, among other matters, in approving the merger agreement and the mergers. For a description of the interests of Globalstar’s executive officers and directors in the mergers, please see “The Mergers — Interests of Directors and Executive Officers of Globalstar in the Mergers” beginning on page 80 of this information statement/prospectus.
Risks Relating to Amazon Following Completion of the Mergers
Amazon may fail to realize all of the anticipated benefits of the mergers or those benefits may take longer to realize than expected.
Although Amazon expects significant benefits to result from the mergers, there can be no assurance that Amazon will actually realize any of them, or realize them to the extent expected or within the anticipated timeframe. Achieving these benefits will depend, in part, on Amazon’s ability to integrate Globalstar’s business successfully. The challenges involved with the mergers, which will be complex and time consuming, include the following:
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preserving customer, supplier and other important relationships of Globalstar and attracting new business and operational relationships;

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integrating corporate, information technology, finance, and administrative functions;

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integrating satellite-based direct-to-device services with Amazon’s existing products and services;

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coordinating sales and marketing efforts to effectively position Amazon Leo’s capabilities; and

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integrating employees and related human resources systems and benefits, maintaining employee morale and retaining key employees.

If these issues and the other challenges inherent in integrating an acquired business are not successfully managed, then Amazon may not achieve the anticipated benefits of the mergers on Amazon’s anticipated timeframe or at all, and Amazon’s revenue, expenses, operating results, financial condition, and stock price could be adversely affected. The successful completion of the mergers will require significant management attention both before and after the mergers, and may divert the attention of management from Amazon’s business and operational issues.
Amazon will incur direct and indirect costs as a result of the mergers.
Amazon will incur expenses in connection with and as a result of completing the mergers, and, following the completion of the mergers, Amazon expects to incur additional expenses in connection with integrating the businesses and operations of Globalstar and Amazon. Factors beyond Amazon’s control could affect the total amount or timing of these expenses, many of which, by their nature, are difficult to estimate accurately. Moreover, diversion of management focus and resources from the day-to-day operation of the business to matters relating to the mergers could adversely affect Amazon’s business, regardless of whether the mergers are completed.
The shares of Amazon common stock have rights different from the shares of Globalstar common stock.
As a result of the mergers, Globalstar stockholders will no longer be stockholders of Globalstar. Former Globalstar stockholders who receive the stock consideration in the mergers will become Amazon stockholders, and their rights as stockholders will be governed by the terms of Amazon’s governing documents, which provide for certain rights that are materially different from the rights provided under the Globalstar governance documents, including, but not limited to, rights to nominate directors and rights to call a special meeting of stockholders. For additional information regarding the different rights associated with Amazon common stock, please see the section titled “Comparison of Rights of Stockholders of Amazon and Globalstar” beginning on page 131 of this information statement/prospectus.
Uncertainties associated with the mergers may cause a loss of key employees of Globalstar, which could adversely affect the integration of Globalstar and operation of Amazon’s satellite business following the mergers.
The successful integration and operation of Globalstar following the mergers will depend in part upon the ability to retain key employees of Globalstar following the completion of the mergers. If key employees of Globalstar depart, Amazon may lose significant expertise and talent relating to Globalstar’s business and no assurance can be given that Amazon, after completion of the mergers, will be able to attract or retain key employees for Amazon’s satellite business to the same extent that Amazon’s satellite business and Globalstar have previously been able to attract or retain their own employees.
The market price of Amazon common stock after the mergers are completed may be affected by factors different from those affecting shares of Globalstar common stock before the mergers are completed.
Upon completion of the mergers, certain Globalstar stockholders will become holders of Amazon common stock. Amazon’s business differs in certain respects from that of Globalstar, and accordingly, the market price of Amazon common stock after the completion of the mergers may be affected by factors different from those currently affecting the independent results of operations of each of Amazon and Globalstar. As a result, the market price of Amazon common stock may fluctuate significantly following completion of the mergers and Globalstar stockholders who receive the stock consideration could lose the value of their investment in Amazon common stock. For additional information regarding the businesses of Amazon and Globalstar and of some important factors to consider in connection with those businesses, please see the documents incorporated by reference into this information statement/prospectus and the section titled “Where You Can Find More Information” beginning on page 144 of this information statement/prospectus. In addition, if former Globalstar stockholders sell substantial amounts of Amazon common stock in the public market following completion of the mergers, this could decrease the market price of Amazon common stock.
Amazon may fail to meet its obligations under the amendment to the Key Terms Agreement with Customer, which could adversely affect the anticipated benefits of the mergers to Amazon.
In connection with the merger agreement, Amazon and Customer entered into the post-closing amendment to the Key Terms Agreement between Globalstar and Customer (the “KTA amendment”) pursuant to which, among other things, Amazon has agreed to continue to provide satellite connectivity for Customer products and collaborate with Customer on future satellite services using Amazon’s expanded satellite network following the completion of the mergers. Amazon expects that the KTA amendment and related agreements with Customer will promote innovation and competition across the space, satellite, and telecommunications sector, and support efforts to close the digital divide globally. However, there is no guarantee that Amazon will realize the anticipated benefits of this commercial arrangement even if the mergers are consummated. The KTA amendment imposes a number of substantial obligations on Amazon and it is possible that Amazon may fail to meet these obligations, and that Customer products that employ the services rendered may not succeed or that the KTA amendment may be terminated. If any of these events were to occur, Amazon may not realize the anticipated benefits of the mergers in the time frame currently anticipated or at all, which may adversely affect Amazon’s business and results of operations.
Other Risks Relating to Amazon and Globalstar
Amazon’s and Globalstar’s businesses are, and will be, subject to the risks described above. In addition, Amazon and Globalstar are, and will continue to be, subject to the risks described in Amazon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and Globalstar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this information statement/prospectus. The risks described above and in those filings represent all known material risks with respect to Amazon’s and Globalstar’s businesses.

THE MERGERS
This section of the information statement/prospectus describes the material aspects of the mergers. This section may not contain all of the information that is important to you. You should carefully read this entire information statement/prospectus and the documents incorporated by reference into this information statement/prospectus, including the full text of the merger agreement, a copy of which is attached to this information statement/prospectus as Annex A, for a more complete understanding of the mergers. In addition, important information about each of Amazon and Globalstar is included in or incorporated by reference into this information statement/prospectus. For additional information regarding the location of information incorporated by reference into this information statement/prospectus, please see the section titled “Where You Can Find More Information” beginning on page 144 of this information statement/prospectus.
Effects of the Mergers
Amazon, Acquisition Sub I, Acquisition Sub II, and Globalstar have entered into the merger agreement, pursuant to which Amazon will acquire Globalstar with Globalstar becoming a direct, wholly owned subsidiary of Amazon. Upon satisfaction or waiver of the closing conditions set forth in the merger agreement, Acquisition Sub I will merge with and into Globalstar, with Globalstar surviving the first merger as a direct, wholly owned subsidiary of Amazon, and immediately thereafter, Globalstar will be merged with and into Acquisition Sub II, with Acquisition Sub II surviving the second merger as a direct, wholly owned subsidiary of Amazon.
Merger Consideration
Upon completion of the first merger, each share of Globalstar common stock (including Globalstar warrant notional common shares) issued and outstanding immediately prior to the effective time of the first merger (other than the canceled shares) will be converted into the right to receive, at the election of the applicable Globalstar stockholder (as defined below) with respect to such share, (i) the cash consideration (i.e., $90 per share in cash minus the per share adjustment amount (if any), without interest), subject to proration; or (ii) the stock consideration (i.e., a number of validly issued, fully paid and nonassessable shares of Amazon common stock equal to the exchange ratio (which includes an adjustment for the per share adjustment amount (if any))).
The exchange ratio for the stock consideration will be determined based on the Amazon measurement price (i.e., the volume weighted average price, rounded to four decimal places, of Amazon common stock over the twenty (20) consecutive trading day period ending on (and including) the second trading day immediately prior to the closing date).
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If the Amazon measurement price is less than $280.38, the exchange ratio will equal (x) 0.3210 minus (y) the quotient of the per share adjustment amount (if any) divided by the Amazon measurement price.

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If the Amazon measurement price is equal to or greater than $280.38, the exchange ratio will equal the quotient of (a) (i) $90.00 minus (ii) the per share adjustment amount (if any), divided by (b) the Amazon measurement price.

The per share adjustment amount will be determined based on the amount of the Customer payment payable by Globalstar to Customer, if any, in the event Globalstar does not achieve certain operational milestones related to the C-3 system pursuant to the letter agreement. At the time of signing the merger agreement, the maximum amount of the Customer payment potentially payable under the letter agreement was $110,000,000.00. As of the date of this information statement/prospectus, the maximum amount of the Customer payment potentially payable under the letter agreement is approximately $97 million as a result of Globalstar’s achievement of certain operational milestones since the signing of the merger agreement. The parties do not currently plan to provide further updates regarding the achievement of milestones until the mailing of the election form (as further described in this information statement/prospectus). The exact per share adjustment amount will not be known until prior to closing, but the maximum per share adjustment amount as of the date of this information statement/prospectus will be equal to (a) approximately $97 million divided by (b) the aggregate number of shares of Globalstar common stock to be converted into the right to receive the merger consideration at the effective time of the first merger.

Each Globalstar stockholder may elect a different form of consideration for each share that such Globalstar stockholder owns. Globalstar stockholders may elect to receive (i) solely the cash consideration, (ii) solely the stock consideration, or (iii) if a Globalstar stockholder owns more than one share, a combination of the cash consideration for a selected number of shares and the stock consideration for the remaining number of shares. Globalstar stockholders who do not make a valid and timely election will be treated as having elected to receive the stock consideration. Whether a Globalstar stockholder receives their elected form of merger consideration will depend on the election of other Globalstar stockholders and the proration mechanism pursuant to the merger agreement. The merger agreement provides that the total number of shares of Globalstar common stock that will be entitled to receive the cash consideration will not exceed the maximum cash share number (i.e., forty percent (40%) of the aggregate number of shares of Globalstar common stock issued and outstanding immediately prior to the effective time of the first merger (other than canceled shares)). If the cash election is oversubscribed, each Globalstar stockholder making a valid cash election will receive a pro rata portion of the available cash consideration in cash and the remaining portion in shares of Amazon common stock at the exchange ratio. There is no cap on the number of shares of Globalstar common stock entitled to receive the stock consideration and the stock consideration is therefore not subject to proration. No fractional shares of Amazon common stock will be issued in the mergers, and Globalstar stockholders who receive the stock consideration will instead receive cash in lieu of fractional shares of Amazon common stock.
Based on the price of shares of Amazon common stock as of the close of trading on April 13, 2026, the last trading day before the public announcement of the mergers, the exchange ratio represented approximately $77.00 in value in stock consideration (not accounting for any adjustment for the per share adjustment amount (if any)). Based on this price, assuming the maximum permitted cash consideration election, Globalstar stockholders that receive the cash consideration for forty percent (40%) of their shares of Globalstar common stock and receive the stock consideration for sixty percent (60%) of their shares of Globalstar common stock would receive total merger consideration with an implied value of approximately $82.20 per share (not accounting for any adjustment for the per share adjustment amount (if any)). Based on the price of shares of Amazon common stock as of the close of trading on            , 2026, the last practicable trading day before the date of this information statement/prospectus, the exchange ratio represented approximately $     in value in stock consideration (not accounting for any adjustment for the per share adjustment amount (if any)). Based on this price, assuming the maximum permitted cash consideration election, Globalstar stockholders that receive the cash consideration for forty percent (40%) of their shares of Globalstar common stock and receive the stock consideration for sixty percent (60%) of their shares of Globalstar common stock would receive total merger consideration with an implied value of approximately $     per share (not accounting for any adjustment for the per share adjustment amount (if any)).
The implied value of the stock consideration will change as the market price of Amazon common stock changes, but will be capped at $90.00 per share (not accounting for any adjustment for the per share adjustment amount (if any)). As a result, the value of the stock consideration that Globalstar stockholders will receive upon completion of the mergers could be greater than, less than or the same as the value of the stock consideration on the date of this information statement/prospectus or on the date on which Globalstar stockholders make their election. Accordingly, Globalstar and Amazon encourage you to obtain current stock price quotations for Amazon common stock and Globalstar common stock before making your election.
Background of the Mergers
The following chronology summarizes the key meetings and events that led to the signing of the merger agreement. This summary does not purport to describe every meeting, discussion or communication among the Globalstar board of directors, the Globalstar strategic review committee, the Globalstar special committee, Globalstar management, the other parties mentioned herein, including Amazon, or their respective financial advisors, legal advisors, affiliates or other representatives or any other person.
As part of Globalstar’s ongoing consideration and evaluation of its long-term strategic goals and plans, the Globalstar board of directors and Globalstar management regularly review, consider and assess Globalstar’s operations and financial performance, as well as overall industry conditions, as they may affect those strategic goals and plans. These reviews include, among other things, consideration of the continuation of, and potential improvements to, Globalstar’s strategic goals and plans as a stand-alone company, as well as potential opportunities for acquisitions and other potential financial and strategic alternatives, including a sale of Globalstar, potential capital raising and financing options, new and replacement satellite launches, development and acquisitions of spectrum assets, and development or expansion of strategic and commercial partnerships, in each case with a view toward strengthening its business and identifying opportunities to increase stockholder value.
The Globalstar board of directors has regularly reviewed, among other items, potential opportunities for business combinations, acquisitions, divestitures and other financial and strategic alternatives, and the Globalstar board of directors has compared such opportunities to the benefits and risks of continued operation as a stand-alone company.
In December 2018, the Globalstar board of directors duly formed the Globalstar strategic review committee for the purpose of overseeing, reviewing and approving (to the extent permitted by law) or disapproving of, among other things and subject to certain exceptions, any transaction between Globalstar and the Supporting Stockholders with a value in excess of $250,000. The Globalstar strategic review committee was delegated the exclusive authority for the review and oversight of certain events and its approval was required for events including, any (i) extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Globalstar or any of its subsidiaries, (ii) sale or transfer of a material amount of assets of Globalstar or any sale or transfer of assets of any of its subsidiaries that are material to Globalstar, (iii) material change in the present capitalization or dividend policy of Globalstar, (iv) transaction between Globalstar and the Supporting Stockholders that has a value in excess of $250,000 (subject to certain exceptions) and (v) any other material changes in Globalstar’s lines of business or corporate structure. Since its establishment in December 2018, the Globalstar strategic review committee has been composed of four directors, Keith O. Cowan, William A. Hasler, Timothy E. Taylor and Benjamin G. Wolff, with Mr. Wolff serving as chairman. The Globalstar board of directors determined that each of Messrs. Cowan, Hasler and Wolff satisfied the standard for independence under Rules 5605(a)(2) and 5605(d)(2) of the NASDAQ listing rules. Mr. Taylor is Vice President, Finance, Business Operations and Strategy of Globalstar, and is also a Partner of Thermo Companies.
Globalstar provides certain services to Customer pursuant to a service agreement and certain related ancillary agreements (collectively, the “Service Agreements”). In 2023, the Service Agreements were amended to provide for, among other things, updated amounts payable by Customer to Globalstar. Effective November 5, 2024, Globalstar and Customer further amended the Service Agreements and entered into other related agreements for Globalstar to deliver expanded services over a new MSS network.
Between February 2025 and July 2025, representatives of each of Globalstar management and a potential strategic counterparty (which we refer to as “Party A”) met from time to time to discuss, among other things, Globalstar’s business and a potential strategic transaction involving Party A and Globalstar. During these meetings, Party A initially expressed a preliminary interest in acquiring the Supporting Stockholders’ position in Globalstar and then expressed a preliminary interest in acquiring all of the outstanding shares of Globalstar common stock. In connection with Party A’s preliminary interest in a potential transaction with Globalstar, representatives of Party A discussed such potential transaction with Customer, given that, to the extent such potential transaction would constitute a Transfer and/or Prohibited Transfer pursuant to the lock-up agreement, Customer’s consent with respect to the Transfer and/or Prohibited Transfer would need to be obtained. No specific terms of a potential transaction with Globalstar or the Supporting Stockholders were discussed and Party A did not submit a proposal during these discussions.
Between March 2025 and September 2025, representatives of each of Globalstar management and Amazon met from time to time to discuss, among other things, Globalstar’s business and a potential strategic collaboration between Amazon and Globalstar, but no specific terms of a potential transaction with Globalstar were discussed and Amazon did not submit a proposal during these discussions.
On June 22, 2025, Globalstar engaged Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) as external legal counsel in connection with its evaluation of a Potential Transaction based on, among other things (i) Skadden’s qualifications, expertise and reputation, including its experience advising companies in connection with strategic transactions and (ii) its knowledge of Globalstar’s business and the industry in which Globalstar operates.
On June 30, 2025, the Globalstar board of directors held a meeting to discuss, among other things, the recent meetings with representatives of each of Party A and Amazon and the potential next steps.
On July 1, 2025, the Globalstar strategic review committee held a meeting, with representatives of Wilson Sonsini Goodrich & Rosati, P.C., the external legal counsel of the Globalstar strategic review committee (“Wilson Sonsini”), in attendance. The representatives of Wilson Sonsini reviewed the role and responsibilities of the Globalstar strategic review committee, as well as the fiduciary duties of the members of the Globalstar strategic review committee, in connection with a Potential Transaction. The representatives of Wilson Sonsini also discussed with the Globalstar strategic review committee governance and process matters related to the evaluation and approval of a Potential Transaction, including the possibility of forming a sub-committee of the Globalstar strategic review committee composed only of directors independent with respect to both Globalstar and the Supporting Stockholders. The Globalstar strategic review committee determined to continue considering the establishment of such a sub-committee of the Globalstar strategic review committee and the governance and procedural benefits of such a sub-committee with representatives of each of Wilson Sonsini and Skadden.
On July 16, 2025, Globalstar executed an NDA with Party A, which contained a nine (9)-month “standstill” provision that (i) included a “don’t ask, don’t waive” provision, which prohibited Party A from requesting an amendment or waiver of its “standstill” obligations, (ii) permitted Party A to make confidential proposals to the Supporting Stockholders, the Globalstar board of directors or any committee thereof and (iii) terminated following, among other things, Globalstar’s entry into a definitive agreement providing for a change of control. After executing the NDA, representatives of Party A and its advisors were granted access to Globalstar’s virtual data room (the “VDR”). Thereafter and continuing into December 2025, representatives of each of Globalstar management and BDT (as defined below) held numerous calls and meetings with representatives of Party A to discuss, among other things, Party A’s due diligence of Globalstar, including legal, financial and operational matters.
On July 20, 2025, Globalstar engaged BDT & MSD Partners, LLC (“BDT”) as its financial advisor in connection with its evaluation of a Potential Transaction based on, among other things, (i) BDT’s qualifications, expertise and reputation, including its experience advising companies in connection with strategic transactions and (ii) its knowledge of Globalstar’s business and the industry in which Globalstar operates. On that same day, Globalstar and BDT executed an engagement letter, providing for BDT’s engagement as Globalstar’s financial advisor.
On July 23, 2025, the Globalstar strategic review committee held a meeting and discussed the current status of discussions with Party A and Amazon. Also discussed was the role and responsibilities of the Globalstar strategic review committee in connection with a Potential Transaction. Following discussions, the Globalstar strategic review committee authorized continued discussions with Party A and Amazon, as well as other potential interested parties to assess their interest in a Potential Transaction.
Thereafter and through November 2025, in light of the preliminary discussions with representatives of each of Party A and Amazon, and with the authorization of the Globalstar strategic review committee and, upon formation, the Globalstar special committee, representatives of BDT conducted outreach to thirteen (13) potential strategic and financial sponsor counterparties to assess their interest in a Potential Transaction, including as described below. During this period, five (5) parties declined to proceed, including because a Potential Transaction did not align with their respective strategic and financial plans, and did not enter into non-disclosure agreements with Globalstar with respect to a Potential Transaction. Globalstar executed non-disclosure agreements (each, an “NDA”) with eight (8) potential acquirers over the course of this period, including Party A, Amazon, Party B (as defined below) and Party C (as defined below). Among the executed NDAs, other than the NDA executed with Party C, all contained “standstill” restrictions on the counterparty’s ability to make public proposals to acquire Globalstar, each of which had time periods that expired during 2026. The “standstill” restrictions for five (5) of these NDAs terminated upon the announcement of the signing of a definitive agreement for a change of control of Globalstar, and the “standstill” restrictions for the remaining two (2) NDAs expired on April 10, 2026 and May 29, 2026, respectively. Among the executed NDAs containing “standstill” restrictions, two (2) NDAs included a “don’t ask, don’t waive” provision prohibiting the counterparty from requesting that Globalstar release the counterparty from such “standstill” restrictions. Four (4) of the eight (8) potential acquirers that signed NDAs with Globalstar ultimately did not submit a proposal with respect to a Potential Transaction with Globalstar.
Seven (7) of the eight (8) parties that executed an NDA with Globalstar, including Amazon, Party A, Party B and Party C, were granted access to the VDR, which contained among other materials, customary business, financial and legal information about Globalstar. One (1) potential acquirer that executed an NDA with Globalstar did not engage further in pursuing a Potential Transaction with Globalstar following the execution of an NDA and was not granted access to the VDR. The VDR was updated with additional due diligence information and information responsive to diligence requests from the potential acquirers throughout the remainder of the Globalstar strategic transaction process. In addition, from time to time throughout the Globalstar strategic transaction process, representatives of Globalstar management met with interested potential acquirers to discuss legal, financial and operational information regarding Globalstar’s business.
On July 24, 2025, representatives of BDT contacted a potential strategic counterparty (which we refer to as “Party B”) to solicit Party B’s interest in a Potential Transaction. Between that time and August 2025, representatives of each of Globalstar management and Party B met from time to time to discuss, among other things, Globalstar’s business and a potential strategic transaction involving Party B and Globalstar. During these meetings, Party B expressed a preliminary interest in acquiring Globalstar, but no specific terms of a potential transaction with Globalstar were discussed and Party B did not submit a proposal during these discussions.
Between August 13, 2025 and August 20, 2025, representatives of each of Globalstar management and BDT contacted representatives of a potential strategic counterparty (which we refer to as “Party C”) to solicit Party C’s interest in a Potential Transaction. During this time period, representatives of each of Globalstar management and Party C met from time to time to discuss, among other things, Globalstar’s business and a potential transaction involving Party C and Globalstar. During these meetings, Party C expressed a preliminary interest in acquiring Globalstar, but no specific terms of a potential transaction with Globalstar were discussed and Party C did not submit a proposal during these discussions.
On August 20, 2025, representatives of each of Globalstar management and BDT held a call with representatives of Party A to discuss, among other things, (i) the status of Party A’s interest in a Potential Transaction, (ii) the status of Party A’s ongoing discussions with Customer related to a post-closing commercial arrangement between Party A and Customer and (iii) potential synergies between Globalstar and Party A. During this conversation, representatives of Party A expressed a preliminary interest in a Potential Transaction using a 90-day VWAP, calculated as of August 20, 2025, to determine the value of Globalstar common stock. On a subsequent call held on August 29, 2025, Party A provided a verbal preliminary indication of value for a Potential Transaction at an implied enterprise value of Globalstar of approximately $6.0 billion, plus a contingent value right structure based on future monetization of certain spectrum licenses during a to-be-agreed-upon number of years.
On August 21, 2025, Globalstar executed an NDA with Party C, which did not contain a “standstill” provision. After executing the NDA, representatives of Party C and its advisors were granted access to the VDR. Thereafter and continuing into December 2025, representatives of each of Globalstar management and BDT held numerous calls and meetings with representatives of Party C to discuss, among other things, Party C’s due diligence of Globalstar, including legal, financial and operational matters.
On August 23, 2025, in connection with reviewing and evaluating a Potential Transaction, the Globalstar board of directors, after consultation with the Globalstar strategic review committee, directed the Globalstar strategic review committee to authorize, create and establish, and the Globalstar strategic review committee authorized, created and established, the Globalstar special committee composed of Messrs. Cowan, Hasler and Wolff. Prior to the formation of the Globalstar special committee, the members of the Globalstar board of directors and the Globalstar strategic review committee discussed information relevant to assessing the independence of the proposed members of such a committee. Following discussion, the Globalstar board of directors and the Globalstar strategic review committee each determined that each of the foregoing directors was independent with respect to both Globalstar and the Supporting Stockholders based on their respective determinations that each such director satisfied the standard for independence under Rules 5605(a)(2) and 5605(d)(2) of the NASDAQ listing rules (treating the Supporting Stockholders as if the Supporting Stockholders were Globalstar for the purposes of applying the NASDAQ’s independence standard), and was disinterested with respect to a Potential Transaction under the DGCL. The Globalstar board of directors did not provide for the payment of any compensation to the members of the Globalstar special committee in consideration of their service on the Globalstar special committee. The Globalstar special committee invited Mr. Taylor to join the meetings of the Globalstar special committee regularly, both in his capacity as a member of the Globalstar strategic review committee and an executive officer of Globalstar, in order to benefit from the perspectives of Globalstar management in its evaluation of a Potential Transaction. The Globalstar special committee also met regularly in executive session, without Mr. Taylor, other members of the Globalstar board of directors, other members of Globalstar management or Globalstar’s advisors in attendance. The Globalstar special committee engaged Wilson Sonsini as external legal counsel in connection with its evaluation of a Potential Transaction, based on, among other things, (i) Wilson Sonsini’s qualifications, expertise and reputation, including its experience advising companies and special committees in connection with strategic transactions and related matters and (ii) its experience advising the Globalstar strategic review committee and its knowledge of Globalstar’s business and the industry in which Globalstar operates.
Also on August 23, 2025, the Globalstar board of directors, after consultation with the Globalstar strategic review committee, directed the Globalstar strategic review committee to delegate, and the Globalstar strategic review committee delegated, to the Globalstar special committee the full power and authority of the Globalstar strategic review committee, to the maximum extent permitted by applicable law, to (i) evaluate, consider, review, oversee the negotiation of, approve, reject and (if applicable) recommend to the Globalstar board of directors and the Globalstar strategic review committee for approval or rejection any Potential Transaction, (ii) determine whether a Potential Transaction is in the best interests of Globalstar and its stockholders and (iii) if applicable, recommend to the Globalstar board of directors and the Globalstar strategic review committee what action, if any, should be taken by Globalstar with respect to a Potential Transaction. The resolutions creating the Globalstar special committee also provided that the Globalstar strategic review committee was not to approve or recommend a Potential Transaction unless the Globalstar special committee approves or recommends such Potential Transaction.
The Globalstar board of directors and the Globalstar strategic review committee took the foregoing actions because of the governance and procedural benefits under Delaware law, and for the benefit of Globalstar stockholders generally, of delegating these matters to a subcommittee composed solely of disinterested and independent directors, and not because any actual or expected conflicts of interest of any members of the Globalstar board of directors with respect to a Potential Transaction.
On August 29, 2025, the Globalstar special committee held a meeting, with members of Globalstar management in attendance. The Globalstar special committee discussed the current status of discussions and due diligence with potential counterparties, including Amazon, Party A, Party B and Party C, and each counterparty’s respective expressed level of interest in a Potential Transaction. The Globalstar special committee also discussed that (i) to the extent such Potential Transaction would constitute a Transfer and/or Prohibited Transfer pursuant to the lock-up agreement, Customer’s consent with respect to the Transfer and/or Prohibited Transfer would need to be obtained and (ii) any potential acquirer of Globalstar would likely need to negotiate a post-closing commercial arrangement with Customer on terms mutually acceptable to Customer and such potential acquirer in connection with any Potential Transaction. The Globalstar special committee discussed the status of discussions between potential acquirers and Customer, including discussions between Party A and Customer to date and potential additional meetings and discussions with various other potential acquirers. Following discussions, the Globalstar special committee authorized continuing discussions with potential counterparties to assess their interest in a Potential Transaction, including by providing additional due diligence information regarding Globalstar to interested potential acquirers and coordinating meetings between interested potential acquirers and Customer.
Also on August 29, 2025, Globalstar executed an NDA with Party B, which contained a nine (9)-month “standstill” provision that (i) did not include a “don’t ask, don’t waive” provision, (ii) permitted Party B to make confidential proposals to the Globalstar board of directors or any committee thereof and (iii) terminated after May 29, 2026. After executing the NDA, representatives of Party B and its advisors were granted access to the VDR on September 1, 2025. Thereafter and continuing into November 2025, representatives of each of Globalstar management and BDT held numerous calls and meetings with representatives of Party B to discuss, among other things, Party B’s due diligence of Globalstar, including legal, financial and operational matters.
On September 5, 2025, the Globalstar special committee held a meeting, with members of Globalstar management in attendance. The Globalstar special committee discussed the current status of discussions and due diligence with potential counterparties, including Amazon, Party A, Party B and Party C, and each counterparty’s respective expressed level of interest in a Potential Transaction. The Globalstar special committee discussed the indication of value received from Party A on August 29, 2025. The Globalstar special committee determined not to provide a counter-proposal to Party A at that time because it believed that conducting further discussions and diligence with Party A and other potential acquirers could create additional competitive dynamics among the potential acquirers and result in more attractive acquisition proposals. The Globalstar special committee also discussed (i) the (x) status of discussions between potential acquirers and Customer regarding a Potential Transaction involving Globalstar, as reported to Globalstar by Customer, including separate discussions between Party A and Customer and Amazon and Customer, and (y) likelihood that various potential acquirers could achieve a post-closing commercial arrangement with Customer on terms mutually acceptable to Customer and such potential acquirers, and (ii) ways to solicit acquisition proposals from interested potential acquirers. Following discussions, the Globalstar special committee authorized continuing discussions with potential counterparties to assess their interest in a Potential Transaction, including by providing additional due diligence information regarding Globalstar to interested potential acquirers.
On September 12, 2025, Globalstar executed an NDA with Amazon, which contained a twelve (12)-month “standstill” provision that (i) did not include a “don’t ask, don’t waive” provision, (ii) permitted Amazon to make confidential proposals to the Globalstar board of directors, Globalstar management or their professional advisors and (iii) terminated following, among other things, Globalstar’s entry into a definitive agreement providing for a change of control. After executing the NDA, representatives of Amazon and its advisors were granted access to the VDR that same day. Thereafter and through the execution of the merger agreement on April 13, 2026, representatives of each of Globalstar management, BDT and Skadden held numerous calls and meetings with representatives of each of Amazon, its financial advisor, Goldman Sachs & Co. LLC (“Goldman Sachs”), and Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”), Amazon’s external legal counsel with respect to a Potential Transaction, to discuss, among other things, Amazon’s due diligence of Globalstar, including legal, financial and operational matters.
On September 15, 2025, the Globalstar special committee held a meeting, with members of Globalstar management in attendance. The Globalstar special committee discussed the current status of discussions and due diligence with potential counterparties, including Amazon, Party A, Party B and Party C, and each counterparty’s respective expressed level of interest in a Potential Transaction. The Globalstar special committee also discussed potential next steps with respect to the evaluation and negotiation of a Potential Transaction with multiple interested potential acquirers, including the preparation of a process letter to solicit acquisition proposals for distribution to selected potential acquirers. The Globalstar special committee also discussed with Globalstar management the oversight by the Globalstar special committee of the negotiation of potential acquisition proposals, and directed representatives of Globalstar management and BDT to not make counterproposals to an acquisition proposal unless authorized by the Globalstar special committee.
On September 19, 2025, the Globalstar special committee held a meeting, with members of Globalstar management and representatives of BDT in attendance. The Globalstar special committee discussed the current status of discussions and due diligence with potential counterparties, including Amazon, Party A, Party B and Party C, and each counterparty’s respective expressed level of interest in a Potential Transaction. The Globalstar special committee also discussed the status of discussions between potential acquirers and Customer regarding a Potential Transaction involving Globalstar, as reported to Globalstar by Customer, including (i) that discussions between Party C and Customer had progressed but there was uncertainty regarding Customer and Party C reaching a mutually acceptable post-closing commercial arrangement, and (ii) potential additional meetings and discussions with various potential acquirers. The Globalstar special committee discussed an illustrative timeline with respect to the negotiation of a Potential Transaction with interested potential acquirers, including in light of the expectation that negotiations would be needed between each interested potential acquirer and Customer and the potential impact of those negotiations on the value and terms of a Potential Transaction. The Globalstar special committee also discussed next steps with respect to the evaluation and negotiation of a Potential Transaction, including that a process letter would be distributed to selected potential acquirers to solicit acquisition proposals.
On September 20, 2025, with the authorization of the Globalstar special committee, representatives of Globalstar management distributed a letter to Party C requesting that Party C submit an initial acquisition proposal with respect to a Potential Transaction with Globalstar no later than September 24, 2025 and in such proposal, among other things, (i) indicate the total consideration Party C was prepared to pay for all of the outstanding shares of Globalstar common stock and (ii) confirm that Party C would work to find a mutually acceptable path forward with Customer with respect to a post-closing commercial arrangement with Customer. A letter was distributed to Party C, but not the other remaining interested potential acquirers at that time, because, among other reasons, (i) Party C indicated that it was interested in moving on an expedited timeline toward a potential acquisition of Globalstar and (ii) the Globalstar special committee believed that such request for Party C’s initial acquisition proposal could enhance value and the likelihood of executing a successful Potential Transaction involving Party C, including by advancing negotiations between Party C and Customer.
On September 23, 2025, representatives of Party C submitted an initial indication of interest with respect to a potential strategic transaction with Globalstar that assumed a valuation of Globalstar between $4 and $5 billion (although not reflected in such indication of interest, this valuation range divided by the number of outstanding shares of Globalstar common stock as of September 23, 2025 implied a per share valuation of approximately $31.58 – $39.47). In such indication of interest, Party C did not indicate the form of consideration Party C would offer in any such transaction, but representatives of Party C informed representatives of BDT that Party C believed that the value of any Party C stock proposed as merger consideration would likely appreciate. The Party C indication of interest also noted, among other things, (i) that Party C was open to pursuing multiple alternative structures, including an acquisition of 100% of the equity of Globalstar, a purchase of spectrum assets or a purchase of Globalstar’s interest in its partnership with Customer and (ii) Party C’s expectation that Globalstar would enter into an exclusivity agreement with Party C to allow the parties to negotiate and execute documentation for a Potential Transaction and for Party C to complete its due diligence. As of the close of trading on September 23, 2025, the Globalstar common stock traded at a price of $36.60 per share.
On September 29, 2025, the Globalstar special committee held a meeting with members of Globalstar management and representatives of BDT in attendance. The Globalstar special committee discussed the indication of interest received from Party C, including views with respect to Party C’s potential use of stock consideration and potential responses to Party C, and believed that it could obtain an improved acquisition proposal from Party C. The Globalstar special committee also discussed the current status of discussions and due diligence with Amazon, Party A, Party B and Party C, including requests for additional due diligence information regarding Globalstar’s arrangements with Customer. Following discussion, the Globalstar special committee directed BDT and Globalstar management to (i) seek an improved acquisition proposal from Party C and (ii) solicit acquisition proposals from Amazon, Party A and Party B, as the remaining interested potential acquirers with the highest likelihood of submitting and executing a Potential Transaction that would be favorable to Globalstar stockholders because the other potential acquirers in a Potential Transaction had either stopped engaging with Globalstar and its advisors or were not engaging at the same level as Amazon, Party A and Party B.
On October 3, 2025, with the authorization of the Globalstar special committee, representatives of BDT, on behalf of Globalstar, requested that Party C submit an updated indication of interest with respect to an acquisition of Globalstar no later than October 7, 2025. During this time, representatives of BDT continued to have discussions with representatives of Amazon, Party A and Party B regarding a potential acquisition proposal for a Potential Transaction.
On October 6, 2025, representatives of Party C submitted an updated indication of interest with respect to an acquisition of all the outstanding equity of Globalstar for $8.0 billion (although not reflected in such indication of interest, this valuation divided by the number of outstanding shares of Globalstar common stock as of October 6, 2025 implied a per share valuation of approximately $63.15), consisting of $4 billion in cash and $4 billion in Party C stock. Party C’s updated indication of interest contemplated that the Supporting Stockholders would exclusively receive the stock consideration (as well as some cash consideration together with Globalstar’s other stockholders). Additionally, the Party C indication of interest noted, among other things, that Party C (i) required additional time to discuss a post-closing commercial arrangement with Customer in order to submit a final acquisition proposal and (ii) expected that Globalstar would enter into an exclusivity agreement with Party C to allow the parties to negotiate and execute documentation for the Potential Transaction.
Also on October 6, 2025, in response to a request from representatives of BDT, representatives of Party B’s financial advisor submitted, on behalf of Party B, a verbal indication of interest with respect to an acquisition of all the outstanding shares of Globalstar common stock for between $5 and $6 billion in cash (although not reflected in such indication of interest, this valuation range divided by the number of outstanding shares of Globalstar common stock as of October 6, 2025 implied a per share valuation of approximately $39.47 – $47.37) and noted the possibility of increasing consideration subject to further discussions with Customer.
As of the close of trading on October 6, 2025, the Globalstar common stock traded at a price of $44.74 per share.
Also on October 6, 2025, the Globalstar special committee held a meeting, with members of Globalstar management and representatives of BDT in attendance. The Globalstar special committee discussed the initial indication of interest received from Party B and the revised indication of interest received from Party C and potential responses to each party. The Globalstar special committee also discussed the current status of discussions and due diligence with Amazon, Party A, Party B and Party C, and the information received by Globalstar management regarding the status of discussions between Customer and the potential counterparties. Following discussion, the Globalstar special committee directed BDT and Globalstar management to continue soliciting acquisition proposals from Amazon and Party A.
On October 9, 2025, with the authorization of the Globalstar special committee, representatives of BDT, on behalf of Globalstar, distributed process letters to Amazon and Party A requesting that Amazon and Party A submit an initial indication of interest with respect to an acquisition of Globalstar no later than October 15, 2025. Party B did not receive a process letter at this time, as representatives of Party B’s financial advisor confirmed to representatives of BDT that Party B was continuing its due diligence of Globalstar and was in the process of preparing a written indication of interest with respect to an acquisition of Globalstar. Following the distribution of the process letters on October 9, 2025, as directed by the Globalstar special committee, representatives of BDT maintained ongoing discussions with representatives of each of Amazon and Party A and their respective advisors in connection with their prospective indications of interest.
On October 10, 2025, the Globalstar special committee held a meeting, with members of Globalstar management and representatives of BDT in attendance. The Globalstar special committee discussed the current status of discussions and due diligence with Amazon, Party A, Party B and Party C. The Globalstar special committee also discussed the status of discussions between potential acquirers and Customer regarding a Potential Transaction, as reported to Globalstar by Customer, including (i) separate discussions between Party A and Customer and Amazon and Customer and (ii) that Party C had not engaged in discussions with Customer in recent weeks. The Globalstar special committee also discussed ways to seek improved acquisition proposals from Party B and Party C and acquisition proposals from Amazon and Party A. Following discussion, the Globalstar special committee directed BDT and Globalstar management to solicit improved acquisition proposal from Party B and Party C and continue soliciting initial acquisition proposals from Amazon and Party A.
On October 16, 2025, representatives of Amazon submitted an initial indication of interest with respect to an acquisition of all the outstanding shares of Globalstar common stock at a price of $47.50 per share in cash. As of the close of trading on October 16, 2025, the Globalstar common stock traded at a price of $44.28 per share.
On October 17, 2025, representatives of Party A submitted an initial indication of interest with respect to an acquisition of all the outstanding shares of Globalstar common stock for a combination of (i) stock consideration valued in a range of $34.00 – $45.00 per share of Globalstar common stock (although not reflected in such indication of interest, this per share valuation range multiplied by the number of outstanding shares of Globalstar common stock as of October 17, 2025 implied a total stock consideration valuation of approximately $4.3 to $5.7 billion) and (ii) non-transferable contingent value rights entitling Globalstar stockholders to receive 85% of the net after-tax proceeds of future monetization of certain spectrum licenses during a to-be-agreed-upon number of years.
Also on October 17, 2025, a representative of Party C called a member of the Globalstar board of directors and indicated that Party C was potentially interested in a transaction that valued Globalstar in the “mid teens billions” (based on Party C’s assertions that the value of any Party C stock proposed as merger consideration would likely appreciate), but that Party C required additional time to discuss a post-closing commercial arrangement with Customer before it could make an updated proposal. As of the close of trading on October 17, 2025, the Globalstar common stock traded at a price of $43.56 per share.
Later on October 17, 2025, the Globalstar special committee held a meeting, with members of Globalstar management and representatives of BDT in attendance. The Globalstar special committee discussed the indications of interest received from Amazon, Party A, Party B and Party C, including views with respect to the stock consideration and contingent value rights proposed by various counterparties, as well as the current status of discussions and due diligence with each counterparty. The Globalstar special committee also discussed the information received by Globalstar management regarding the status of discussions between Customer and the potential counterparties, including Party B’s request to meet with Customer to discuss post-closing commercial arrangements, and the potential impact of those negotiations on the value and terms of a Potential Transaction for Globalstar stockholders. The Globalstar special committee believed that it could obtain an improved acquisition proposal from potential acquirers and discussed ways to seek such improved acquisition proposals.
On October 20, 2025 and October 21, 2025, with the authorization of the Globalstar special committee, representatives of BDT contacted representatives of each of Amazon and Party A to inform each of them that they needed to improve the valuations reflected in their respective indications of interest. Representatives of BDT did not contact Party B or Party C at this time because such parties were at different stages of the process at such time, with Party C just having provided an updated indication of interest on October 17, 2025, noting that it required additional time to discuss a post-closing commercial arrangement with Customer, and Party B still performing its diligence on Globalstar.
On October 24, 2025, the Globalstar special committee held a meeting, with members of Globalstar management and representatives of BDT in attendance. The Globalstar special committee discussed the status of discussions between Customer and the potential counterparties, as reported to Globalstar by Customer. The Globalstar special committee also discussed whether the negotiation of such commercial and strategic arrangements between Customer and potential acquirers in connection with a Potential Transaction could impact the value and terms of a Potential Transaction.
On October 29, 2025, representatives of BDT held a meeting with representatives of each of Party C and their external legal counsel to discuss transaction structuring considerations. Representatives of Party C reported to representatives of BDT that Party C and Customer had not progressed discussions with respect to post-closing commercial arrangements between Party C and Customer. Around this time, representatives of Customer separately conveyed to representatives of Globalstar management that the representatives of Customer thought it was uncertain that a commercial arrangement between Customer and Party C could be reached on terms acceptable to both parties based on Party C’s current proposals.
On October 30, 2025, Bloomberg published an article reporting that Globalstar was exploring strategic options, including a possible sale of Globalstar. Following the publication of Bloomberg’s article, other public media outlets similarly reported that Globalstar was exploring a potential sale transaction. As of the close of trading on October 29, 2025, the last full trading day prior to the publication of the Bloomberg article, the Globalstar common stock traded at a price of $41.54 per share. As of the close of trading on October 31, 2025, the trading day following the Bloomberg article, the Globalstar common stock traded at a price of $54.41 per share. Globalstar and the Globalstar special committee were aware of these press reports.
At this time, representatives of Skadden, with the consultation of representatives of each of the Globalstar special committee, Globalstar management, BDT and Wilson Sonsini, prepared an auction draft of the merger agreement. The auction draft of the merger agreement was structured as an all-stock transaction based on a to-be-determined exchange ratio, with all holders of Globalstar common stock receiving the same amount and form of consideration (but the process letters sent to the potential acquirers asked such bidders to propose the form of consideration), and, among other things, (i) required adoption of the merger agreement by a majority vote of Globalstar stockholders at a special meeting of Globalstar stockholders, (ii) included a “hell-or-high-water” regulatory efforts covenant that, among other things, required the acquirer to undertake any and all divestitures and agree to any other conditions imposed by regulators necessary to obtain regulatory approvals, (iii) included the ability of the Globalstar board of directors to change its recommendation to Globalstar stockholders in favor of the adoption of the merger agreement prior to the adoption of the merger agreement at the special meeting if failure to do so would reasonably be expected to be inconsistent with the Globalstar board of directors’ exercise of its fiduciary duties, (iv) provided for the circumstances under which a proposal would be considered a superior proposal and (v) included customary representations and warranties and closing conditions. The auction draft of the merger agreement did not propose a specific amount for the Globalstar termination fee and did not contain a reverse termination fee. The auction draft of the merger agreement included the expectation that a special meeting of stockholders to vote on the adoption of the merger agreement would occur following the execution of the merger agreement. In addition, representatives of Skadden, with the consultation and approval of representatives of each of the Globalstar special committee, Globalstar management, the Supporting Stockholders, BDT and Wilson Sonsini, prepared an auction draft of the support agreement, pursuant to which, among other things and on the terms and subject to the conditions set forth therein, the Supporting Stockholders agreed to vote all shares of Globalstar common stock that they beneficially own in favor of, among other things, the adoption of the merger agreement at a special meeting of the Globalstar stockholders.
On October 31, 2025, the Globalstar special committee held a meeting, with representatives of each of Wilson Sonsini and BDT and members of Globalstar management in attendance. The representatives of BDT and members of Globalstar management provided an update on discussions with Amazon, Party A, Party B and Party C, including the status of each counterparty’s due diligence, the level of interest shown by each counterparty, and the latest indications of interest with respect to a Potential Transaction received from each counterparty. The Globalstar special committee believed that it could obtain an improved acquisition proposal from the potential acquirers and discussed further negotiation of the indications of interest received and ways to seek improved acquisition proposals. The Globalstar special committee also discussed the possibility that other potential acquirers would be interested in pursuing discussions. The Globalstar special committee discussed (i) the need for counterparties to negotiate the commercial relationship between Customer and Globalstar in connection with the completion of the mergers given that, to the extent the completion of such mergers would constitute a Transfer and/or Prohibited Transfer pursuant to the lock-up agreement, Customer’s consent to such Transfer and/or Prohibited Transfer would need to be obtained and (ii) the possibility of deferring potential acquisition discussions until such time as the lock-up agreement had expired if a negotiation favorable to Globalstar and its stockholders could not be achieved. The Globalstar special committee also discussed the status of discussions between potential acquirers and Customer regarding a Potential Transaction involving Globalstar, as reported to Globalstar by Customer, including that discussions between Amazon and Customer had progressed. The representatives of Wilson Sonsini reviewed the key terms of the auction draft of the merger agreement proposed to be distributed to the interested counterparties, including the ability of the Globalstar board of directors to change its recommendation to Globalstar stockholders in favor of the adoption of the merger agreement prior to the adoption of the merger agreement at the special meeting in response to an unsolicited superior proposal and the “hell-or-high-water” regulatory efforts covenant and other related terms proposed to be included in the auction draft of the merger agreement. The Globalstar special committee discussed the proposed structure of the stockholder approval of the merger agreement. Following discussion, the Globalstar special committee authorized the distribution of the auction drafts of the merger agreement and the support agreement to Amazon, Party A, Party B, and Party C, as the remaining interested potential acquirers.
Between October 31, 2025 and November 6, 2025, with the authorization of the Globalstar special committee, representatives of BDT provided initial drafts of the merger agreement and the support agreement to each of Amazon, Party A, Party B, and Party C, the potential acquirers who remained engaged in the process at this time, along with final process letters, to each such potential acquirer, requesting that they submit final proposals with respect to an acquisition of Globalstar, together with a draft of the merger agreement they would be willing to execute, by November 12, 2025.
On November 4, 2025, the Globalstar board of directors held a meeting, with representatives of each of Globalstar management and BDT in attendance, to discuss the current status of the Potential Transaction, including, among other things, the indications of interest that had been received from each of Amazon, Party A, Party B and Party C, the valuations implied therein and the progress of negotiations up to that point. At this meeting, representatives of BDT presented and discussed an analysis of potential valuations of Globalstar against historical prices for shares of Globalstar common stock.
On November 6, 2025, representatives of Party A submitted an issues list containing Party A’s proposed modifications to the initial draft of the merger agreement, which issues list, among other things, (i) proposed a mix of cash and stock consideration pursuant to a fixed exchange ratio to be determined prior to signing, (ii) required the Supporting Stockholders to deliver a written consent no later than two (2) hours after signing in lieu of a special meeting of Globalstar’s stockholders, (iii) prohibited Globalstar from negotiating an unsolicited competing proposal after delivery of the written consent, (iv) reduced Party A’s required regulatory efforts to consummate the transaction, but included a reverse termination fee in an amount to be determined, and (v) expanded the scope of (a) the restrictions applicable to Globalstar in the period between signing and closing, (b) the conditions to each party’s obligations to complete the mergers and (c) the representations and warranties to be made by Globalstar.
On November 7, 2025, the Globalstar special committee held a meeting, with members of Globalstar management and representatives of BDT in attendance. The Globalstar special committee discussed the current status of discussions and due diligence with Amazon, Party A, Party B and Party C. The Globalstar special committee discussed the possibility of engaging an additional financial advisor, including to provide an opinion to the Globalstar special committee as to the fairness of the consideration to be received by Globalstar stockholders in a Potential Transaction, and financial advisor candidates to serve in that role. The Globalstar special committee also discussed an illustrative timeline with respect to the negotiation of a Potential Transaction.
In early November 2025, members of the Globalstar special committee met with several financial advisor candidates to discuss serving in that role. After considering potential financial advisor candidates, including each candidate’s relationships with Globalstar and the potential parties related to a Potential Transaction and the terms of the engagement proposed by selected candidates, the Globalstar special committee determined to engage Evercore to act as a financial advisor based on, among other things, (i) Evercore’s qualifications, expertise and reputation, including its experience advising companies in connection with strategic transactions and (ii) its knowledge of the industry in which Globalstar operates. The Globalstar special committee received Evercore’s customary relationship disclosure letter on November 15, 2025. The Globalstar special committee did not identify any matters contained in Evercore’s relationship disclosure letter that would affect the ability of Evercore to fulfill its responsibilities to the Globalstar special committee as its financial advisor. The Globalstar special committee directed Wilson Sonsini to negotiate the terms of Evercore’s engagement based on the terms discussed among the members of the Globalstar special committee. The Globalstar special committee determined to engage a financial advisor in connection with its evaluation of a Potential Transaction based on, among other things, the value to Globalstar’s stockholders of the Globalstar special committee receiving additional financial advice and such an opinion with respect to a Potential Transaction, and not based on any actual or potential conflicts of interest of BDT.
Also on November 11, 2025, representatives of BDT received a letter from Party C indicating that Party C remained interested in a Potential Transaction between Party C and Globalstar, but that Party C required additional time to obtain Customer’s support for a Potential Transaction between Party C and Globalstar and, if Customer was supportive, align with Customer on the terms of a commercial agreement and negotiate the relevant documents. This letter, however, did not update or reaffirm the valuation for Globalstar that Party C had verbally indicated on October 17, 2025 or submitted in writing on October 6, 2025.
On November 12, 2025, representatives of Goldman Sachs, on behalf of Amazon, submitted an updated indication of interest to acquire (i) all of the outstanding shares of Globalstar common stock

(other than those owned by the Supporting Stockholders) in exchange for, at the election of the holders of Globalstar common stock, either $75.00 per share of Globalstar common stock in cash or $65.00 per share of Globalstar common stock in Amazon stock at a fixed exchange ratio to be agreed prior to the execution of definitive documentation and (ii) all of the outstanding shares of Globalstar common stock owned by the Supporting Stockholders at a price of $65.00 per share in Amazon stock at a fixed ratio to be agreed prior to the execution of definitive documentation. In connection with Amazon’s updated indication of interest, Amazon submitted a revised draft of the merger agreement to Globalstar, which, among other things (a) reflected the consideration mechanics and amounts described in Amazon’s indication of interest above, (b) replaced the stockholder vote with a written consent to be delivered by the Supporting Stockholders no later than 11:59 p.m. on the date of signing, (c) prohibited Globalstar from negotiating an unsolicited competing proposal after delivery of the written consent, (d) proposed that the amount of the Globalstar termination fee be an amount equal to 4% of Globalstar’s equity value in the proposed transaction, (e) reduced Amazon’s required regulatory efforts to consummate the transaction, but included a reverse termination fee in an amount equal to 5.5% of Globalstar’s equity value in the proposed transaction and (f) expanded the scope of (1) the restrictions applicable to Globalstar in the period between signing and closing, (2) the conditions to each party’s obligations to complete the mergers and (3) the representations and warranties to be made by Globalstar.
Also on November 12, 2025, representatives of Party A’s financial advisor submitted an updated indication of interest with respect to an acquisition of Globalstar valued in a range between $65.00 and $75.00 per share of Globalstar common stock consisting of equal parts cash and stock with the stock consideration calculated pursuant to a fixed exchange ratio based on Party A’s sixty (60) trading-day VWAP as of the close of trading on November 12, 2025. In connection with Party A’s updated bid, representatives of Party A’s financial advisor submitted a revised draft of the merger agreement to Globalstar, which, among other things: (i) reflected the consideration mechanics and amounts described in Party A’s indication of interest above, (ii) replaced the stockholder vote with a written consent to be delivered by the Supporting Stockholders no later than two (2) hours after signing, (iii) prohibited Globalstar from negotiating an unsolicited competing proposal after delivery of the written consent, (iv) proposed that the amount of the Globalstar termination fee be an amount equal to 3.5% of Globalstar’s equity value in the proposed transaction, (v) reduced Party A’s required regulatory efforts to consummate the transaction, but included a reverse termination fee in an amount equal to 3.5% of Globalstar’s equity value in the proposed transaction and (vi) expanded the scope of (a) the restrictions applicable to Globalstar in the period between signing and closing, (b) the conditions to each party’s obligations to complete the mergers and (c) the representations and warranties to be made by Globalstar.
As of the close of trading on November 12, 2025, the Globalstar common stock traded at a price of $64.38 per share.
On November 14, 2025, representatives of Party B’s financial advisor submitted a written update to Party B’s October 6, 2025 verbal indication of interest with respect to an acquisition of Globalstar, valuing Globalstar at $9.5 billion, less net debt and any obligations owed to Customer (the terms of which were not specified), consisting of $3 billion in Party B stock, $3 billion in cash, and the balance in a contingent value right based on the potential sale or monetization of certain terrestrial spectrum assets of Globalstar. In connection with Party B’s updated proposal, representatives of Party B’s external legal counsel submitted a revised draft of the merger agreement to Globalstar, which, among other things: (i) reflected the consideration mechanics and amounts described in Party B’s indication of interest above, (ii) replaced the stockholder vote with a written consent to be delivered by the Supporting Stockholders no later than one (1) hour after signing, (iii) prohibited Globalstar from negotiating an unsolicited competing proposal after delivery of the written consent, (iv) proposed that the amount of the Globalstar termination fee be an amount equal to 4% of Globalstar’s equity value in the proposed transaction, (v) reduced Party B’s required regulatory efforts to consummate the transaction, but included a reverse termination fee in an amount equal to 5.5% of Globalstar’s equity value in the proposed transaction, and (vi) expanded the scope of (a) the restrictions applicable to Globalstar in the period between signing and closing, (b) the conditions to each party’s obligations to complete the mergers and (c) the representations and warranties to be made by Globalstar. As of the close of trading on November 14, 2025, the Globalstar common stock traded at a price of $62.95 per share.

Also on November 14, 2025, the Globalstar special committee held a meeting, with members of Globalstar management and representatives of BDT in attendance. The Globalstar special committee discussed the indications of interest and the revised drafts of the merger agreement submitted by each of Amazon, Party A and Party B. The Globalstar special committee noted that, compared to the proposals received from Amazon and Party A, Party B’s proposal was not competitive in light of the proposed contingent value right, which provided less value certainty and greater execution risk and represented a significant portion of the proposed merger consideration. It was also noted that Party C had not submitted an updated or re-affirmed acquisition proposal since October 17, 2025 or a markup of the merger agreement, and there was continued uncertainty around the ability of Party C and Customer to reach a mutually acceptable post-closing commercial arrangement. The Globalstar special committee continued to believe that it could obtain an improved acquisition proposal from the potential acquirers and discussed ways to seek such improved acquisition proposals from each such potential acquirer. Following discussion, the Globalstar special committee directed representatives of BDT to (i) inform each of Amazon, Party A, Party B and Party C that the valuations included in their indications of interest were inadequate and (ii) request that each of Amazon, Party A, Party B and Party C improve the valuations reflected in their respective indications of interest, including by providing greater value certainty and no differential consideration among Globalstar stockholders. Following the meeting, BDT proceeded to follow up with representatives of each of Amazon, Party A, Party B and Party C and conveyed messages to them as directed by the Globalstar special committee.
On November 18, 2025, in response to the feedback of the Globalstar special committee, representatives of Amazon submitted a verbal update to its indication of interest proposing, among other things, to acquire all of the outstanding shares of Globalstar common stock for a fixed value of $70.00 per share in Amazon stock.
At the direction of the Globalstar special committee, representatives of each of Skadden and Wilson Sonsini prepared a revised draft of the merger agreement that incorporated provisions from the markups received from both Amazon and Party A that the Globalstar special committee and Globalstar management viewed as acceptable and which, among other things, (i) incorporated a cash-stock election mechanic, but reserved on the valuation and related specifics (including with respect to any potential caps or proration to the consideration), (ii) accepted the replacement of the stockholder vote with a written consent to be delivered by the Supporting Stockholders no later than twenty-four (24) hours after signing, (iii) accepted the removal of “hell-or-high-water” efforts standards, but required the potential acquirer to take any and all actions to obtain regulatory clearance other than agreeing to certain burdensome conditions, (iv) (a) accepted a reverse termination fee in an amount equal to 5.5% of Globalstar’s equity value in the proposed transaction, subject to the potential acquirer’s acceptance of the required regulatory efforts to consummate the transaction, and (b) proposed a Globalstar termination fee in an amount equal to 2.5% of Globalstar’s equity value in the proposed transaction, (v) accepted the prohibition on Globalstar negotiating an unsolicited competing proposal after delivery of the written consent and (vi) limited the scope of (a) the restrictions applicable to Globalstar in the period between signing and closing, (b) the conditions to each party’s obligations to complete the mergers and (c) the representations and warranties to be made by Globalstar. On November 20, 2025, with the approval of the Globalstar special committee, this revised draft of the merger agreement was shared with Amazon, Party A, Party B and Party C.
Between November 20, 2025 and November 28, 2025, representatives of each of Skadden, Globalstar management, and Paul, Weiss and Latham & Watkins LLP, Amazon’s external legal counsel with respect to regulatory matters, held meetings to discuss, among other things, regulatory matters related to a Potential Transaction between Globalstar and Amazon, including potential required regulatory filings in connection with a Potential Transaction. Separately, representatives of each of Skadden, Globalstar management and Party A’s external legal counsel held meetings to discuss, among other things, regulatory matters related to a Potential Transaction between Globalstar and Party A, including potential required regulatory filings in connection with a Potential Transaction.
On November 21, 2025, the Globalstar special committee held a meeting, with members of Globalstar management and representatives of BDT in attendance. The Globalstar special committee discussed the current status of discussions and due diligence with Amazon, Party A, Party B and Party C, and provided direction to Globalstar management and BDT on negotiations with each party, including directing BDT to request Amazon to submit an updated indication of interest. Following the meeting, BDT proceeded to follow up with representatives of each of Amazon, Party A, Party B and Party C and conveyed messages to them as directed by the Globalstar special committee.
On November 24, 2025, with the authorization of the Globalstar special committee, representatives of BDT held a meeting with representatives of Party B to discuss the Globalstar special committee’s view that Party B’s indication of interest, and specifically, that the contingent value right contained therein was not competitive with other proposals received to date.
On November 26, 2025, the Globalstar special committee executed an engagement letter with Evercore.
Also on November 26, 2025, the Globalstar special committee held a meeting, with representatives of each of Wilson Sonsini and Evercore in attendance. The representatives of Evercore discussed with the Globalstar special committee perspectives on Globalstar’s business and industry and presented their preliminary financial analyses of Globalstar. The representatives of Evercore also reviewed certain factors, which Evercore had discussed with Globalstar management, that could impact the negotiation of a Potential Transaction, including (i) certain regulatory constraints in certain geographies applicable to Band n53 and (ii) various commitments under the service and related agreements between Globalstar and Customer. The discussion also included a review of discussions with each of Amazon, Party A, Party B and Party C, and the nature of each counterparty’s interest in a Potential Transaction. It was noted that Amazon had submitted an updated indication of interest with an improved valuation, but it was the view of the Globalstar special committee that Amazon and the other parties could still submit further improved proposals. The Globalstar special committee determined to continue negotiating with each party in an attempt to improve the valuation of their respective acquisition proposals. The Globalstar special committee directed Globalstar management and representatives of Evercore to continue working together to facilitate the Globalstar special committee’s evaluation of a Potential Transaction.
On December 1, 2025, after receiving feedback from representatives of BDT, on behalf of the Globalstar special committee, representatives of Amazon submitted an updated indication of interest to acquire all of the outstanding shares of Globalstar common stock in exchange for, at the election of the holders of Globalstar common stock (including the Supporting Stockholders), either (i) $90.00 per share of Globalstar common stock in cash (with a cap of 40% of the outstanding shares of Globalstar common stock that could elect cash consideration, subject to proration for cash elections in excess of the cap) or (ii) $70.00 per share of Globalstar common stock in Amazon stock at a fixed exchange ratio set to be agreed prior to the execution of definitive documentation with a cap on value of $77.00 per share at closing (with no cap on the number of shares of Globalstar common stock that could elect stock consideration). Amazon’s indication of interest also noted, among other things, that Amazon believed that Customer viewed Amazon as a compelling partner with the capabilities and resources to meet its long-term objectives for customers. In connection with their offer, Amazon noted that its indication of interest was valid until 12:00 p.m. (Eastern Time) on Tuesday, December 2, 2025 and that Amazon required fourteen (14) days of exclusivity to complete confirmatory diligence and sign and announce definitive agreements. As of the close of trading on December 1, 2025, the Globalstar common stock traded at a price of $60.12 per share.
On December 2, 2025, representatives of Skadden held multiple meetings with representatives of Paul, Weiss to discuss, among other things, the terms of the draft of the merger agreement (including, among other things, (i) consideration mechanics and valuation, (ii) Amazon’s required regulatory efforts to consummate the transaction, and (iii) the scope of (a) the restrictions applicable to Globalstar in the period between signing and closing, (b) the conditions to each party’s obligations to complete the mergers and (c) the representations and warranties to be made by Globalstar), the status of the ongoing regulatory analyses and of Amazon’s ongoing negotiations with Customer.
Also on December 2, 2025, representatives of Skadden held a meeting with representatives of Party A’s external legal counsel to discuss, among other things, the status of their regulatory analyses.
Also on December 2, 2025, the Globalstar special committee held a meeting, with representatives of Wilson Sonsini in attendance. The Globalstar special committee reviewed the status of discussions with each of Amazon, Party A, Party B and Party C, including the revised indications of interest received from Amazon and Amazon’s request for exclusivity. The Globalstar special committee discussed potential responses to Amazon, including alternatives with respect to the amount and form of consideration to be paid to Globalstar stockholders in a Potential Transaction. Following discussion, the Globalstar special committee determined to instruct BDT to seek a revised proposal from Amazon to maximize the flexibility afforded to the Globalstar stockholders to elect to receive stock or cash consideration with commensurate value in a Potential Transaction. The Globalstar special committee also discussed proposed next steps Party A and Party C would need to take to stay competitive in the process, and the status of discussions between Customer and each of Amazon, Party A and Party C. Following discussion, the Globalstar special committee instructed BDT to contact each of Amazon, Party A and Party C with feedback from the Globalstar special committee. It was noted that Party B had not submitted an updated acquisition proposal, and it was the consensus of the Globalstar special committee that Party B would not be likely to execute an acquisition on terms competitive with the other potential acquirers, including because of the uncertainty of value of Party B’s proposed contingent value right in its prior indications of interest. Following this discussion, representatives of each of BDT and Globalstar management held the following meetings over the course of the next several days to convey the feedback from the representatives of the Globalstar special committee: (i) with representatives of each of Amazon and Goldman Sachs to request a revised draft of the merger agreement, provide feedback on Amazon’s current valuation and express the desire of the Globalstar special committee that the stock consideration have the same value as the cash consideration, (ii) with representatives of Party A to express the Globalstar special committee’s view that Party A needed to improve the value of its proposal and provide an update on the status of its negotiations with Customer and (iii) with representatives of Party C to express the Globalstar special committee’s view that Party C needed to reaffirm its interest in a Potential Transaction and improve the value of its proposal.
On December 3, 2025, representatives of each of BDT and Goldman Sachs held a call to discuss the merger consideration proposed in Amazon’s December 1, 2025 indication of interest, and representatives of BDT informed representatives of Goldman Sachs that the value of the consideration being offered needed to be increased by Amazon, including that the cap on value of the stock consideration needed to be higher.
On December 4, 2025, representatives of BDT held a call with representatives of Party A, during which such representatives of Party A declined to pursue a Potential Transaction further at an increased valuation of Globalstar, including because Party A and Customer had not reached mutual agreement with respect to a post-closing commercial arrangement.
Also on December 4, 2025, representatives of Goldman Sachs, on behalf of Amazon, informed representatives of BDT that Amazon required exclusivity to continue discussing a Potential Transaction with Globalstar and discussing potential post-closing commercial arrangements with Customer. Thereafter, representatives of the Globalstar special committee discussed the request from Amazon, including with other members of the Globalstar board of directors and Globalstar management and BDT. Later that day, in response to Amazon’s request, based on the current status of negotiations with other potential acquirers and with the authorization of the Globalstar special committee, Globalstar agreed to grant exclusivity to Amazon until December 6, 2025, following which time the Globalstar special committee would meet again to make a decision on whether to enter into a fourteen (14)-day exclusivity agreement with Amazon. It was the view of the Globalstar special committee that a two (2)-day exclusivity period would, among other things, allow time for (i) the parties to prepare and negotiate a written exclusivity agreement, (ii) Skadden and Paul, Weiss to discuss Amazon’s proposed revisions to the draft merger agreement and confirm the absence of any material, unexpected issues and (iii) Amazon to confirm with Customer (a) its support of an acquisition of Globalstar by Amazon and (b) the mutual expectation of Amazon and Customer that a revised commercial agreement between Amazon and Customer could be reached. It was also the view of the Globalstar special committee that a two (2)-day exclusivity period was unlikely to materially interfere with negotiations with other parties if the Globalstar special committee determined not to continue exclusive negotiations with Amazon, but that Amazon would likely terminate discussions with Globalstar with respect to a Potential Transaction if it was not granted exclusivity.
Shortly thereafter, representatives of Goldman Sachs, on behalf of Amazon, submitted a final indication of interest to acquire all of the outstanding shares of Globalstar common stock in exchange for, at the election of the holders of Globalstar common stock, either (i) $90.00 per share of Globalstar common stock in cash (with a cap of 40% of the outstanding shares of Globalstar common stock that could elect cash consideration, subject to proration for cash elections in excess of the cap) or (ii) $75.00 per share of

Globalstar common stock in Amazon stock at a fixed exchange ratio set to be agreed prior to the execution of definitive documentation with a cap on value of $90 per share of Globalstar common stock at closing (with no cap on the number of shares of Globalstar common stock that could elect stock consideration). As of the close of trading on December 4, 2025, the Globalstar common stock traded at a price of $68.29 per share.
Also on December 4, 2025, representatives of Paul, Weiss submitted a revised draft of the merger agreement to representatives of Skadden, which, among other things, (i) reflected the consideration mechanics and amounts identified above and incorporated a proration mechanism that capped the percentage of shares of Globalstar common stock eligible to receive cash consideration at 40% of the aggregate number of shares of Globalstar common stock issued and outstanding at closing, (ii) reduced Amazon’s required regulatory efforts to consummate the transaction such that Amazon would not be required to undertake any remedies, (iii) (a) maintained a reverse termination fee in an amount equal to 5.5% of Globalstar’s equity value in the proposed transaction and (b) increased the Globalstar termination fee to an amount equal to 3.9% of Globalstar’s equity value in the proposed transaction and (iv) expanded the scope of (a) the restrictions applicable to Globalstar in the period between signing and closing, (b) the conditions to each party’s obligations to complete the mergers and (c) the representations and warranties to be made by Globalstar.
From December 4, 2025 to December 6, 2025, representatives of Paul, Weiss and Skadden exchanged drafts of an exclusivity agreement.
On December 5, 2025, representatives of each of Skadden, BDT, Paul, Weiss and Goldman Sachs held multiple meetings to discuss, among other things, Amazon’s revised draft of the merger agreement and regulatory matters.
On December 6, 2025, the Globalstar special committee held a meeting, with representatives of each of Wilson Sonsini and BDT in attendance. At this meeting, the Globalstar special committee reviewed the key terms of Amazon’s revised draft of the merger agreement. The Globalstar special committee also discussed the proposed fourteen (14)-day exclusivity agreement with Amazon. The Globalstar special committee considered whether further attempts should be made to solicit improved proposals from Party A, Party B or Party C. It was noted that (i) Party A declined to pursue a Potential Transaction further at an increased valuation of Globalstar and that Party A’s last acquisition proposal was not competitive with Amazon’s proposal, (ii) Party B had not submitted a revised proposal since October and such acquisition proposal was not competitive with Amazon’s proposal, and (iii) Party C had neither reaffirmed its interest in a Potential Transaction nor its views on valuation and it was uncertain that Party C would be able to reach an agreement with Customer in respect of a go-forward commercial arrangement. With respect to other potential third-party bidders, the Globalstar special committee considered the fact that the public media reports and Globalstar’s prior solicitations of interest in a Potential Transaction sent to an aggregate of nine (9) potential counterparties, excluding Amazon and Party A, Party B and Party C, had provided any interested parties significant opportunity to make a proposal for Globalstar, and none had submitted a written proposal. It was also noted that Amazon was advancing negotiations with Customer on the terms for a post-closing commercial arrangement with Customer, and that the successful negotiation of a mutually acceptable post-closing commercial arrangement between Customer and any other potential acquirer was not certain. Following discussion, it was the view of the Globalstar special committee that (i) it had obtained Amazon’s best and final offer on December 4, 2025, (ii) Amazon would likely terminate discussions with Globalstar with respect to a Potential Transaction if it was not granted exclusivity and (iii) seeking to delay entering into exclusivity to continue discussions with other potential acquirers was likely to jeopardize a successful transaction with Amazon and was not likely to yield a more attractive proposal from another counterparty. As a result, the Globalstar special committee authorized Globalstar to execute an exclusivity agreement with Amazon on the terms negotiated with Amazon. Following this meeting, Globalstar entered into an exclusivity agreement with Amazon, which, among other things, granted exclusivity to Amazon until December 20, 2025.
Over the course of the following months, through signing of the definitive transaction documents on April 13, 2026, representatives of each of Globalstar, Skadden and Wilson Sonsini and Amazon and Paul, Weiss exchanged drafts of the merger agreement and the support agreement and held meetings to discuss. The key terms of the merger agreement being negotiated included (i) (a) the mechanics of the cash and stock consideration, including election rights and proration, and (b) cash consideration of $90 per share of Globalstar common stock (for up to 40% of the outstanding shares of Globalstar common stock), (ii) Amazon’s required regulatory efforts to consummate the transaction and the related regulatory filings that would be made, (iii) the amount of the reverse termination fee and the circumstances in which it would be payable, (iv) the amount of the Globalstar termination fee and the circumstances in which it would be payable, (v) the incorporation of the per share adjustment amount into the exchange ratio and cash consideration mechanics to reflect the potential payment of the Customer payment, (vi) the rights of each party to terminate the merger agreement in certain circumstances, (vii) obligations of Globalstar in connection with certain operational milestones in respect of Globalstar’s planned HIBLEO-4 replacement satellites and C-3 satellite constellation and (viii) the scope of (a) the restrictions applicable to Globalstar in the period between signing and closing, (b) the conditions to each party’s obligations to complete the mergers and (c) the representations and warranties to be made by Globalstar. At the same time, representatives of each of Globalstar, Skadden and Wilson Sonsini, Amazon and Paul, Weiss and Customer and Weil, Gotshal & Manges LLP (“Weil”), Customer’s external counsel, discussed, prepared and negotiated amendments to agreements in place at the time between Globalstar, the Supporting Stockholders and Customer, as well as new agreements that would govern the post-closing commercial relationship between Globalstar, Amazon and Customer (collectively, the “Customer Agreements”), and held meetings to discuss and negotiate the Customer Agreements. Descriptions of the Customer Agreements and the final terms thereof are, as applicable, more fully set forth in the section titled “Summary of Certain Agreements Related to the Mergers” beginning on page 124 of this information statement/prospectus.
On December 12, 2025, the Globalstar special committee held a meeting, with representatives of each of Wilson Sonsini and Evercore in attendance. The representatives of Evercore reviewed market perspectives on Globalstar, and presented their preliminary financial analyses of Globalstar and the financial terms of Amazon’s acquisition proposal. The Globalstar special committee also reviewed price sensitivities with respect to the stock consideration proposed to be paid by Amazon, among other things. Based on these discussions, it was the view of the Globalstar special committee that the value implied by Amazon’s final acquisition proposal was compelling. The Globalstar special committee directed Globalstar to continue negotiations with Amazon, including to seek to further improve closing certainty in a Potential Transaction with Amazon.
On December 19, 2025, the Globalstar board of directors held a meeting, with representatives of each of Skadden and Wilson Sonsini in attendance. The Globalstar board of directors reviewed the current status of discussions with Amazon, including that Amazon had informed Globalstar that Amazon’s discussions with Customer with respect to the Customer Agreements were ongoing. The Globalstar board of directors also discussed, among other things, the exclusivity period with Amazon that was due to expire on December 20, 2025 and potential next steps. Also at this meeting, representatives of Skadden discussed the open items in the merger agreement being negotiated with representatives of Paul, Weiss.
Later on December 19, 2025, the Globalstar special committee held a meeting, with representatives of Wilson Sonsini in attendance. The Globalstar special committee continued its discussion of the draft merger agreement being negotiated with Amazon and Amazon’s request to extend exclusivity to enable the parties to continue to negotiate definitive agreements and for Amazon to continue negotiating the terms of a post-closing commercial arrangement with Customer. The Globalstar special committee also discussed potential next steps with respect to negotiations with Amazon and ways to achieve more favorable terms for Globalstar in these negotiations. It remained the view of the Globalstar special committee that further discussions with other potential acquirers was not likely to yield a more attractive proposal. The Globalstar special committee directed Globalstar to continue negotiations with Amazon, including to seek to further improve closing certainty in a Potential Transaction with Amazon. The Globalstar special committee also gave Globalstar management authority to permit exclusivity with Amazon to lapse or to extend exclusivity as Globalstar management determined may be advisable to best preserve a favorable negotiating dynamic with Amazon.
On December 20, 2025, Amazon’s exclusivity period ended.
On December 22, 2025, after the expiration of the exclusivity period with Amazon, representatives of Globalstar management reached out to representatives of Party C to better understand Party C’s interest in continuing discussions with respect to a Potential Transaction. During such call, representatives of Party C expressed that Party C was unable to further pursue a Potential Transaction, including because Party C and Customer had not reached mutual agreement with respect to a post-closing commercial arrangement.
Also on December 22, 2025, after the expiration of the exclusivity period with Amazon, a representative of Globalstar management reached out to a representative of Party A to better understand Party A’s interest in continuing discussions with respect to a Potential Transaction. During such call, the representative of Party A did not engage in substantive dialogue regarding Party A’s interest in a Potential Transaction. Representatives of Globalstar management did not reach out to representatives of Party B because (i) Party B’s prior bid was not competitive with Amazon’s bid, including because of the uncertainty of value of the proposed contingent value right as part of the merger consideration, and (ii) Party B had not progressed discussions with Customer on a post-closing commercial arrangement with Customer.
On December 27, 2025, with the authorization of the Globalstar special committee, Globalstar and Amazon entered into a new exclusivity agreement, which, among other things, granted exclusivity to Amazon through January 19, 2026 to, among other things, allow time for Amazon to resolve its discussions with Customer and to reach a final agreement on the terms of the merger agreement. In making its determination to extend exclusivity with Amazon, and in all subsequent determinations to extend exclusivity with Amazon, it was the view of the Globalstar special committee that Amazon would not continue negotiations with respect to a Potential Transaction without exclusivity, and that, for the reasons noted in the December 6, 2025 meeting, seeking to continue discussions with other potential acquirers was likely to jeopardize a successful transaction with Amazon and was not likely to yield a more attractive proposal from another counterparty.
On January 6, 2026, representatives of each of Globalstar management and Amazon met to discuss key topics of a Potential Transaction. Among other things, the representatives discussed (i) key outstanding terms of the merger agreement, (ii) the status of the Customer Agreements and Amazon’s ongoing negotiations with Customer regarding the post-closing commercial arrangement between Amazon and Customer following a Potential Transaction, (iii) certain diligence items including, among other things, operational and technical items regarding Globalstar’s current projects and (iv) the anticipated timing of an announcement of a Potential Transaction.
On January 9, 2026, a representative of the financial advisor to Party B emailed a member of the Globalstar board of directors, noting that Party B (i) remained interested in pursuing a Potential Transaction with Globalstar, (ii) believed that the contingent value right component of its November 14, 2025 indication of interest would provide Globalstar stockholders with real value in being able to monetize Globalstar’s terrestrial spectrum assets and (iii) was open to discussing other structures for a Potential Transaction. The member of the Globalstar board of directors, consistent with the terms of Globalstar’s exclusivity agreement with Amazon, did not respond to the inquiry from the financial advisor to Party B.
On January 17, 2026, with the authorization of the Globalstar special committee, Globalstar extended Amazon’s exclusivity period through February 2, 2026 to, among other things, allow time for Amazon and Globalstar to reach final agreement on the terms of the merger agreement and for Amazon to resolve the remaining open items with Customer.
On January 20, 2026, the Globalstar special committee held a meeting, with members of Globalstar management and representatives of each of Wilson Sonsini and BDT in attendance. The Globalstar special committee reviewed the current status of discussions with Amazon, including the status of Amazon’s due diligence and the negotiations with respect to closing certainty and regulatory matters in the merger agreement. It was also noted that Globalstar’s 2026 annual budget to be approved by the Globalstar board of directors later that January would be shared with Amazon as part of its due diligence review of Globalstar. Globalstar management noted that Amazon had informed Globalstar that Amazon’s discussions with Customer with respect to the Customer Agreements were ongoing. The Globalstar special committee discussed the outreach from the financial advisor to Party B, and determined that discussions with Party B were not likely to yield an acquisition proposal on terms more favorable than Amazon’s proposal (including due to the uncertainty of value of Party B’s proposed contingent value right). Following discussion, the Globalstar special committee directed Globalstar to continue negotiations with Amazon in parallel with Amazon’s continued negotiation of the Customer Agreements with Customer.

On January 21, 2026, the Globalstar board of directors held a meeting, with members of Globalstar management and representatives of Globalstar’s historic legal counsel in attendance, to discuss, among other things, certain financial matters. During the meeting, the Globalstar board of directors approved Globalstar’s 2026 annual budget.
On January 27, 2026, the Globalstar special committee held a meeting, with members of Globalstar management and representatives of each of Wilson Sonsini and BDT in attendance. The Globalstar special committee reviewed the current status of discussions with Amazon. Globalstar noted that Amazon had requested to extend exclusivity, and informed Globalstar that Amazon’s discussions with Customer with respect to the Customer Agreements were ongoing but would not be completed prior to the expiration of exclusivity on February 2, 2026. Following discussion, the Globalstar special committee authorized Globalstar to extend exclusivity with Amazon in order to continue negotiations with Amazon in parallel with Amazon’s continued negotiation of the Customer Agreements with Customer.
On February 1, 2026, with the authorization of the Globalstar special committee, Globalstar extended Amazon’s exclusivity period through February 16, 2026.
On February 14, 2026, with the authorization of the Globalstar special committee, Globalstar extended Amazon’s exclusivity period through March 2, 2026.
On February 24, 2026, the Globalstar board of directors held a meeting, with representatives of each of Globalstar management and BDT in attendance, to discuss the current status of a Potential Transaction, including, among other things, the valuation implied by Amazon’s December 4, 2025 indication of interest and the progress of negotiations up to that point. At this meeting, members of Globalstar management discussed certain financial matters and presented a five (5)-year financial forecast for Globalstar on a stand-alone basis that was prepared in the ordinary course of business unrelated to a Potential Transaction, and representatives of BDT presented and discussed (i) a financial analysis of Amazon’s latest valuation and comparisons against the previous valuations of each of Party A, Party B and Party C, (ii) an analysis comparing Amazon’s latest valuation against historical prices for shares of Globalstar common stock and Amazon common stock, highlighting the implied premiums and valuation multiples, (iii) a market analysis of the performance of Amazon common stock, (iv) the status of the reverse due diligence conducted on Amazon and (v) the status of the merger agreement and key ancillary transaction documents.
On March 2, 2026, with the authorization of the Globalstar special committee, Globalstar extended Amazon’s exclusivity period through March 16, 2026 to, among other things, allow time for Amazon and Globalstar to reach final agreement on the terms of the merger agreement and for Amazon to resolve the remaining open items with Customer.
On March 3, 2026, the Globalstar special committee held a meeting, with representatives of Wilson Sonsini in attendance. The Globalstar special committee discussed the modifications of the Customer Agreements that Customer requested in February 2026 in connection with a Potential Transaction, including the negotiation of the terms of the Customer payment and the impact thereof on the merger consideration. Following discussion, the Globalstar special committee directed Globalstar to continue negotiating the amount of the Customer payment and the nature and timing of the operational milestones that would, if achieved, reduce the maximum amount of the Customer payment, with the objective of minimizing the impact of the Customer payment on the amount of the merger consideration.
On March 13, 2026, the Globalstar special committee held a meeting, with representatives of each of Skadden, Wilson Sonsini and BDT in attendance. The Globalstar special committee reviewed the current status of discussions with Amazon, including the negotiations with respect to closing certainty and regulatory matters in the merger agreement. Globalstar management noted that Amazon had requested to extend exclusivity, and informed Globalstar that Amazon’s discussions with Customer with respect to the Customer Agreements were ongoing but would not be completed prior to the expiration of exclusivity on March 16, 2026. The Globalstar special committee also reviewed the current status of discussions with Customer with respect to the modifications of the Customer Agreements requested by Customer in connection with a Potential Transaction, including the negotiation of the terms of the Customer payment. Following discussion, the Globalstar special committee directed Globalstar to continue negotiations with Amazon and Customer and authorized Globalstar to extend exclusivity with Amazon.

On March 16, 2026, with the authorization of the Globalstar special committee, Globalstar extended Amazon’s exclusivity period through March 25, 2026 to, among other things, allow time for Amazon and Globalstar to reach final agreement on the terms of the merger agreement and for Amazon to resolve the remaining open items with Customer.
On March 22, 2026, representatives of Amazon contacted representatives of Globalstar management to discuss, among other things, the key outstanding terms of the merger agreement.
On March 25, 2026, with the authorization of the Globalstar special committee, Globalstar extended Amazon’s exclusivity period through April 3, 2026 to, among other things, allow time for Amazon and Globalstar to reach final agreement on the terms of the merger agreement and for Amazon to resolve the remaining open items with Customer.
On April 1, 2026, the Financial Times published an article reporting that Amazon was in talks to acquire Globalstar. Following the publication of the Financial Times article, other public media outlets similarly reported that Amazon was in talks to acquire Globalstar. As of the close of trading on April 1, 2026, the trading day of the Financial Times article, the Globalstar common stock traded at a price of $68.53 per share. As of the close of trading on April 2, 2026, the trading day following the Financial Times article, the Globalstar common stock traded at a price of $77.73 per share. Globalstar and the Globalstar special committee were aware of these press reports.
On April 2, 2026, with the authorization of the Globalstar special committee, Globalstar extended Amazon’s exclusivity period through April 10, 2026 to, among other things, allow time for Amazon and Globalstar to reach final agreement on the terms of the merger agreement and for Amazon to resolve the remaining open items with Customer.
On April 3, 2026, representatives of each of Globalstar management and Amazon held a meeting to discuss, among other things, the key outstanding terms of the merger agreement.
On April 9, 2026, with the authorization of the Globalstar special committee, Globalstar extended Amazon’s exclusivity period through April 17, 2026 to, among other things, allow time for Amazon and Globalstar to reach final agreement on the terms of the merger agreement and for Amazon to resolve the remaining open items with Customer. On the same day, following discussions between representatives of each of BDT and Goldman Sachs, the parties agreed on the final exchange ratio of 0.3210, based on the closing price of Amazon common stock on April 9, 2026.
On April 10, 2026, the Globalstar special committee held a meeting, with representatives of each of Wilson Sonsini and Evercore in attendance. The Globalstar special committee reviewed the current status of discussions with Amazon, including the negotiations with respect to closing certainty and regulatory matters in the merger agreement. The Globalstar special committee reviewed the unaudited prospective financial projections for Globalstar on a stand-alone basis prepared by Globalstar management in connection with Globalstar’s evaluation of a Potential Transaction, as summarized in the section titled “Globalstar’s Financial Projections” beginning on page 70 of this information statement/prospectus. The representatives of Evercore presented their preliminary financial analyses of Globalstar and the merger consideration proposed to be paid by Amazon based on the financial projections. The representatives of Evercore also reported on their due diligence review of Amazon common stock based solely on publicly available information and reviewed price sensitivities with respect to the stock consideration proposed to be paid by Amazon. The Globalstar special committee also discussed whether there were other potential acquirers with an interest in pursuing an acquisition of Globalstar based on the results of the process to date. Following discussion, the Globalstar special committee determined that it was unlikely that an alternative potential acquirer would be in a position to pursue or execute a transaction that would be more favorable to Globalstar stockholders than the transaction proposed by Amazon.
From April 10, 2026 to April 13, 2026, representatives of Skadden and Paul, Weiss exchanged drafts of the merger agreement and the related disclosure letter, and held calls to discuss and finalize the terms of the merger agreement.

On April 13, 2026, the Amazon board of directors unanimously (i) authorized the execution and delivery of the merger agreement and (ii) approved the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the mergers and the issuance of shares of Amazon stock.
Also on April 13, 2026, the Globalstar special committee held a meeting, with representatives of each of Globalstar management, Skadden, Wilson Sonsini, BDT and Evercore and other members of the Globalstar board of directors who were not on the Globalstar special committee in attendance. The Globalstar special committee and other members of the Globalstar board of directors reviewed the financial projections. Following discussion, the Globalstar special committee approved the financial projections for use and reliance by Evercore, as financial advisor to the Globalstar special committee, for purposes of its financial analyses and fairness opinion provided to the Globalstar special committee.
Immediately following the meeting of the Globalstar special committee, the Globalstar strategic review committee held a meeting, with representatives of each of Globalstar management, Skadden, Wilson Sonsini, BDT and Evercore in attendance. The Globalstar strategic review committee and other members of the Globalstar board of directors reviewed the financial projections. Following discussion, the Globalstar strategic review committee approved the financial projections for use and reliance by Evercore, as financial advisor to the Globalstar special committee, for purposes of its financial analyses and fairness opinion provided to the Globalstar special committee.
Immediately following the meeting of the Globalstar strategic review committee, the Globalstar board of directors held a meeting, with representatives of each of Globalstar management, Skadden, Wilson Sonsini, BDT and Evercore in attendance. The Globalstar board of directors approved the financial projections for use and reliance by Evercore, as financial advisor to the Globalstar special committee, for purposes of its financial analyses and fairness opinion provided to the Globalstar special committee. Representatives of Globalstar management provided an overview of the process to date and the status of the negotiation of the merger agreement, the Customer Agreements and the other transaction documents. Representatives of BDT then discussed BDT’s financial analyses of Globalstar and the merger consideration. Representatives of Skadden reviewed the fiduciary duties of the Globalstar board of directors and the material terms of the merger agreement, the Customer Agreements and the other transaction documents. Following these discussions, representatives of the Supporting Stockholders confirmed that they had no interest in a Potential Transaction other than the interests that were disclosed to the Globalstar board of directors. Representatives of Skadden then discussed the relationships that Skadden had with the relevant parties involved in the potential transaction, including Globalstar, Amazon and Customer. The representatives of Skadden also discussed with the Globalstar board of directors BDT’s customary relationship disclosure letter, a copy of which was distributed to the Globalstar board of directors prior to the meeting. The representatives of Wilson Sonsini confirmed that they did not have relationships with the relevant parties involved in the potential transaction, including Globalstar, Amazon and Customer. Neither the Globalstar board of directors, the Globalstar strategic review committee nor the Globalstar special committee identified any conflicts that in their view would impair the ability of any of Skadden, BDT or Wilson Sonsini to fulfill their responsibilities to the Globalstar board of directors, the Globalstar strategic review committee or the Globalstar special committee, as applicable. The representatives of the Supporting Stockholders confirmed that the Supporting Stockholders expected to deliver the written consent. Following this disclosure, the meeting of the Globalstar board of directors adjourned.
Immediately following the meeting of the Globalstar board of directors, the Globalstar special committee held a meeting, with representatives of each of Globalstar management, Skadden, Wilson Sonsini, BDT and Evercore and other members of the Globalstar board of directors who were not on the Globalstar special committee in attendance. Representatives of Evercore presented their financial analysis and then rendered to the Globalstar special committee Evercore’s oral opinion, subsequently confirmed by delivery of a written opinion dated April 13, 2026, that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the merger consideration to be received by Globalstar stockholders in the mergers was fair, from a financial point of view, to such stockholders, as more fully set forth in the section titled “Opinion of the Financial Advisor to Globalstar’s Special Committee” beginning on page 73 of this information statement/prospectus. In executive session, without representatives of each of Globalstar management, Skadden, BDT and Evercore and other members of the Globalstar board of directors who were not on the Globalstar special committee in attendance, the representatives of Wilson Sonsini reviewed the fiduciary duties of the Globalstar special committee and governance and process matters related to the Globalstar special committee’s evaluation of the merger agreement and the mergers, including terms of the merger agreement related to the adoption of the merger agreement by the Supporting Stockholders pursuant to the written consent and the restrictions on Globalstar’s ability to negotiate an unsolicited competing proposal after receipt of the written consent. Also in executive session, with only representatives of Wilson Sonsini in attendance, the Globalstar special committee reviewed Evercore’s updated customary relationship disclosure letter received on that day in connection with the meeting. The Globalstar special committee did not identify any matters contained in Evercore’s relationship disclosure letter that in its view would impair the ability of Evercore to fulfill its responsibilities to the Globalstar special committee. After discussion, and in consideration of the factors more fully set forth in the section titled “Globalstar’s Reasons for the Mergers; Recommendations of the Globalstar Special Committee, Globalstar Strategic Review Committee and Globalstar Board of Directors” beginning on page 62 of this information statement/prospectus, the Globalstar special committee reached a unanimous decision to (i) approve and declare advisable the merger agreement and the consummation of the transactions contemplated thereby, including the mergers, (ii) determine that the merger agreement and the transactions contemplated thereby, including the mergers, are fair to, and in the best interests of, Globalstar and its stockholders, (iii) recommend that the Globalstar strategic review committee and the Globalstar board of directors (a) approve and declare advisable the merger agreement and the consummation of the transactions contemplated thereby, including the mergers, and (b) determine that the merger agreement and the transactions contemplated thereby, including the mergers, are fair to, and in the best interests of, Globalstar and its stockholders and (iv) recommend that the Globalstar board of directors (a) direct that the merger agreement be submitted to Globalstar’s stockholders for their adoption and (b) resolve, subject to the terms and conditions of the merger agreement, to recommend that Globalstar’s stockholders adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the mergers. Following this decision, the meeting of the Globalstar special committee adjourned.
Immediately following the meeting of the Globalstar special committee, the Globalstar strategic review committee held a meeting, with representatives of Wilson Sonsini in attendance. During this meeting, among other things, the Globalstar special committee delivered its unanimous recommendation to the Globalstar strategic review committee and representatives of Wilson Sonsini reviewed the fiduciary duties of the Globalstar strategic review committee and governance and process matters related to the Globalstar strategic review committee’s evaluation of the merger agreement and the mergers. After discussion, considering the unanimous recommendation of the Globalstar special committee, and in consideration of the factors more fully set forth in the section titled “Globalstar’s Reasons for the Mergers; Recommendations of the Globalstar Special Committee, Globalstar Strategic Review Committee and Globalstar Board of Directors” beginning on page 62 of this information statement/prospectus, the Globalstar strategic review committee reached a unanimous decision to (i) approve and declare advisable the merger agreement and the consummation of the transactions contemplated thereby, including the mergers, (ii) determine that the merger agreement and the transactions contemplated thereby, including the mergers, are fair to, and in the best interests of, Globalstar and its stockholders and (iii) recommend that the Globalstar board of directors (a) approve and declare advisable the merger agreement and the consummation of the transactions contemplated thereby, including the mergers, (b) determine that the merger agreement and the transactions contemplated thereby, including the mergers, are fair to, and in the best interests of, Globalstar and its stockholders, (c) direct that the merger agreement be submitted to Globalstar’s stockholders for their adoption and (d) resolve, subject to the terms and conditions of the merger agreement, to recommend that Globalstar’s stockholders adopt the merger agreement and approve the transactions contemplated thereby, including the mergers. Following this decision, the meeting of the Globalstar strategic review committee adjourned.
Immediately following the meeting of the Globalstar strategic review committee, the Globalstar board of directors held a meeting, with representatives of each of Globalstar management, Skadden, Wilson Sonsini, BDT and Evercore in attendance. During this meeting, among other things, (i) representatives of Evercore also confirmed to the members of the Globalstar board of directors and Globalstar strategic review committee that Evercore had delivered its opinion to the Globalstar special committee as noted above and (ii) each of the Globalstar special committee and the Globalstar strategic review committee delivered their unanimous recommendations to the Globalstar board of directors. After discussion, considering the unanimous recommendations of the Globalstar special committee and the Globalstar strategic review committee, and in consideration of the factors more fully set forth in the section titled “Globalstar’s Reasons for the Mergers; Recommendations of the Globalstar Special Committee, Globalstar Strategic Review Committee and Globalstar Board of Directors” beginning on page 62 of this information statement/prospectus, the Globalstar board of directors reached a unanimous decision to (i) authorize the execution and delivery of the merger agreement, and approve and declare advisable the merger agreement and the consummation of the transactions contemplated thereby, including the mergers, (ii) determine that the merger agreement and the transactions contemplated thereby, including the mergers, are fair to, and in the best interests of, Globalstar and its stockholders, (iii) direct that the merger agreement be submitted to Globalstar’s stockholders for their adoption and (iv) subject to the terms and conditions of the merger agreement, recommend that Globalstar’s stockholders adopt the merger agreement and approve the transactions contemplated thereby, including the mergers.
Following all such meetings, Globalstar, the Supporting Stockholders, Amazon and Customer executed and delivered, as applicable, the merger agreement, the support agreement, the Customer Agreements, and the other related transaction documents. Promptly following the execution of the merger agreement, and pursuant to the support agreement, the Supporting Stockholders duly executed and validly delivered the written consent to Globalstar.
On April 14, 2026, Globalstar and Amazon issued a joint press release announcing the execution and delivery of the merger agreement and the subsequent execution and delivery of the written consent, Globalstar subsequently filed with the SEC a Current Report on Form 8-K, which attached copies of the merger agreement and the press release announcing the transaction as exhibits, and Amazon subsequently filed with the SEC a Current Report on Form 8-K, which attached a copy of the press release announcing the transaction as an exhibit.
Globalstar’s Reasons for the Mergers; Recommendations of the Globalstar Special Committee, Globalstar Strategic Review Committee and Globalstar Board of Directors
In December 2018, the Globalstar board of directors duly established the Globalstar strategic review committee and empowered the Globalstar strategic review committee with exclusive responsibility for oversight, review and approval or disapproval of, among other things, extraordinary corporate transactions involving Globalstar or any of its subsidiaries. The Globalstar board of directors delegated to the Globalstar strategic review committee, among other things, the full power and authority of the Globalstar board of directors, to the maximum extent permitted by applicable law, to evaluate, consider, review, oversee the negotiation of, approve, reject and (if applicable) recommend to the Globalstar board of directors for approval or rejection, a potential sale of Globalstar or other similar strategic transaction.
In August 2025, the Globalstar strategic review committee established the Globalstar special committee, a special subcommittee of the Globalstar strategic review committee consisting only of independent and disinterested directors, and delegated to the Globalstar special committee, the full power and authority of the Globalstar strategic review committee, to the maximum extent permitted by applicable law, to, among other things, evaluate, consider, review, oversee the negotiation of, approve, reject and (if applicable) recommend to the Globalstar strategic review committee and the Globalstar board of directors for approval or rejection any strategic alternatives available to Globalstar, including a potential business combination transaction, sale of Globalstar or other similar strategic transaction.
The Globalstar board of directors resolved that it would not implement a potential sale of Globalstar or other similar strategic transaction, including the mergers, unless both the Globalstar special committee and the Globalstar strategic review committee approved or recommended such potential transaction.
The Globalstar Special Committee
In reaching its unanimous decision to (a) approve and declare advisable the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the mergers, (b) determine that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are fair to, and in the best interests of, Globalstar and Globalstar stockholders, (c) recommend that the Globalstar strategic review committee and the Globalstar board of directors

(i) approve and declare advisable the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the mergers, and (ii) determine that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are fair to, and in the best interests of, Globalstar and Globalstar stockholders and (d) recommend that the Globalstar board of directors (i) direct that the merger agreement be submitted to Globalstar stockholders for their adoption and (ii) resolve, subject to the terms and conditions of the merger agreement, to recommend that Globalstar stockholders adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the mergers, the Globalstar special committee consulted with Globalstar management, as well as representatives of each of Wilson Sonsini, Evercore, Skadden and BDT and considered a number of factors that the Globalstar special committee views as being positive or favorable in supporting its decision, including the following material factors (these factors are presented below in no particular order, are not intended to be exhaustive and were neither ranked nor weighted in any manner by the Globalstar special committee):
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the Globalstar special committee’s assessment of Globalstar management’s then-current business plans and strategies, and the potential opportunities that these plans and strategies presented, all of which were evaluated against, among other things, various execution and other risks to achieving those plans and strategies. Among the potential execution and other risks identified by the Globalstar special committee were Globalstar’s prospects and as an independent public company, including risks and uncertainties with respect to: (a) rapid and significant technological changes in the satellite communications industry and risks to Globalstar’s ability to service, upgrade and replace its equipment when needed, (b) new and evolving competitive dynamics, (c) the capital intensive nature of Globalstar’s business, and Globalstar’s size, financial resources and access to capital on a cost-effective basis relative to existing and potential competitors, (d) the ability to meet Globalstar’s obligations and attain anticipated benefits under service and related agreements with Customer, which represented approximately 63% of Globalstar revenue for the year ended December 31, 2025 and which impose a number of substantial obligations on Globalstar, provide for certain fees to be payable to Globalstar only upon satisfaction of the conditions therein and are terminable by Customer at any time upon advance notice, (e) potential operational disruptions in Globalstar’s existing satellite constellation, and risks to the successful and timely launch of new satellites, and (f) uncertain global macro-economic, political and regulatory conditions affecting Globalstar’s business. For more information regarding the risks and uncertainties that could affect Globalstar’s business, see the risk factors discussed in Globalstar’s most recent Annual Report on Form 10-K for the year ended December 31, 2025, as updated by its Quarterly Reports on Form 10-Q and future filings with the SEC from time to time, which are available via the SEC’s website at www.sec.gov;

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the Globalstar special committee was also aware of (a) limitations applicable to Globalstar’s Band n53 spectrum and restrictions on Globalstar’s ability to monetize certain of its spectrum assets, (b) the significant capital resources needed to fully deploy, scale, utilize, and earn attractive returns on Globalstar’s spectrum assets, and (c) the potential uncertainty, volatility and regulatory developments with respect to valuation of spectrum assets generally;

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the merger consideration being offered to Globalstar stockholders in connection with the mergers, including:

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the determination of the Globalstar special committee that the merger consideration represented the best value reasonably obtainable for Globalstar stockholders, taking into account the Globalstar special committee’s familiarity with Globalstar’s business, operations, prospects, business strategy, assets, liabilities and general financial condition on a historical and prospective basis. In addition, the Globalstar special committee believed that, measured against Globalstar’s longer-term execution risks, the merger consideration reflects a fair and favorable price for the shares of Globalstar common stock. The Globalstar special committee noted favorably that, based on the information provided to the Globalstar special committee at its meeting on April 13, 2026, the merger consideration represented a merger consideration of $81.91 per share (assuming no per share adjustment amount, and maximum cash elections subject to proration resulting in 40% of the merger consideration is paid in cash consideration (at a value of $90.00 per share) and 60% of the merger consideration is paid in stock consideration consisting of shares of Amazon common stock (at a value of $76.52 per share based on the closing share price of

Amazon common stock of $238.38 as of April 10, 2026, the last full trading day prior to the Globalstar special committee meeting)) representing a premium of approximately 97.2% to Globalstar’s unaffected closing stock price of $41.54 on October 29, 2025, the last trading day prior to public rumors regarding a potential sale of Globalstar;
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the fact that Globalstar stockholders will have the right to elect to receive their merger consideration in the form of (a) cash consideration of $90.00 per share or (b) stock consideration consisting of shares of Amazon common stock based on the exchange ratio (in each case, subject to the per share adjustment amount and the proration mechanism for cash elections described in the section entitled “The Mergers — Merger Consideration” beginning on page 39 of this information statement/prospectus);

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the fact that the option to elect to receive merger consideration in the form of cash consideration will provide immediate value and liquidity to stockholders who elect to receive cash consideration;

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the fact that Globalstar stockholders who receive stock consideration will be able to participate in any potential future increase in the value of Amazon, in addition to providing opportunities for meaningful liquidity to those stockholders; and

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the fact that the mergers are intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code, which will generally allow Globalstar stockholders to receive stock consideration without recognizing, upon receipt, gain or loss for U.S. federal income tax purposes;

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the fact that the proposed transaction was the result of a reasoned, comprehensive review of strategic alternatives and a fully informed process overseen by the Globalstar special committee, with the assistance of advisors, during which a potential transaction was discussed over several months with fourteen (14) potential acquirers that were deemed to be the most likely to have an interest in, and the capacity to pursue, a potential acquisition of Globalstar. The Globalstar special committee noted that, of these potential acquirers contacted by Globalstar (a) eight (8), including Amazon, executed confidentiality agreements with Globalstar in order to conduct due diligence and (b) other than Amazon, only Party A, Party B and Party C submitted acquisition proposals as part of this process and the Globalstar special committee viewed these other acquisition proposals as less favorable to Globalstar stockholders than the mergers. The Globalstar special committee believed that, based on the foregoing, it was unlikely that any other party would be willing to acquire Globalstar for merger consideration in excess of the merger consideration being offered by Amazon, and that continuing the process or otherwise soliciting other potential buyers would not yield acquisition proposals of greater value or with increased certainty of closing. Further, the Globalstar special committee was aware of press reports and industry rumors that Globalstar was exploring strategic alternatives, including a potential sale of Globalstar, and noted that these reports did not result in actionable, unsolicited contacts from additional interested potential acquirers. For more information on this process, see the section titled “The Mergers — Background of the Mergers” beginning on page 40 of this information statement/prospectus;

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the determination of the Globalstar special committee that none of the possible alternatives to the mergers (including the possibility of Globalstar continuing to operate as an independent public company or pursuing a different transaction), considering the desirability and perceived risks of those alternatives, as well as the potential benefits and risks to Globalstar stockholders of those alternatives, and the timing and likelihood of effecting such alternatives, was reasonably likely to present superior opportunities for Globalstar to create greater value for Globalstar stockholders, taking into account execution risks as well as business, competitive, financial, industry, legal, market and regulatory risks;

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the fact that Customer and Amazon were able to negotiate and enter into mutually acceptable agreements concurrently with the execution of the merger agreement with respect to the commercial relationship between Customer and Globalstar in connection with the completion of the mergers. The Globalstar special committee noted in this regard that (a) Customer had certain rights of first offer and consent rights with respect to certain transfers of Globalstar common stock pursuant to the lock-up agreement and had agreed, to the extent the mergers would constitute a Transfer and/or

Prohibited Transfer (each as defined in the lock-up agreement), to consent to such Transfer and waive its right of first offer and terminate the lock-up therein effective as of the effective time of the first merger and (b) Customer had certain termination rights under the Key Terms Agreement and had agreed to waive certain of its termination rights prior to the effective time of the first merger or the termination of the merger agreement, in each case, as described in the section titled “Summary of Certain Agreements Related to the Mergers” beginning on page 124 of this information statement/prospectus. Although Customer indicated that it was willing to engage with, and had discussions with, other potential acquirers, the Globalstar special committee considered the risk that other potential acquirers would not reach agreement with Customer with respect to the commercial relationship between Customer and Globalstar on a timely basis or at all;
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the fact that all of Globalstar stockholders, including the Supporting Stockholders, were provided the same election rights with respect to the merger consideration and were subject to the same proration mechanism. The Globalstar special committee noted that the Supporting Stockholders approved the mergers and the equal treatment of all Globalstar stockholders in this regard, including by entering into the support agreement concurrently with the execution of the merger agreement;

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the Globalstar special committee’s belief that the proposed transaction with Amazon is strategically compelling and provides the best path to create Globalstar stockholder value (including as compared to remaining an independent, public company), including by providing Globalstar stockholders who receive stock consideration with the opportunity to have ownership in a significantly larger and more diversified company than Globalstar and to share in any potential future price appreciation of Amazon common stock;

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the oral opinion of Evercore rendered to the Globalstar special committee on April 13, 2026, which was relied upon by the Globalstar strategic review committee and the Globalstar board of directors and subsequently confirmed in Evercore’s written opinion dated April 13, 2026, the date the merger agreement was executed, that as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the merger consideration to be received by the holders of Globalstar common stock in the mergers was fair, from a financial point of view, to such holders, as more fully described below in the section entitled “The Mergers — Opinion of the Financial Advisor to Globalstar’s Special Committee” beginning on page 73 of this information statement/prospectus and the full text of the written opinion of Evercore attached as Annex B to this information statement/prospectus and incorporated herein by reference;

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the terms and conditions of the merger agreement, which were reviewed by the Globalstar special committee with financial and legal advisors, and the fact that (a) such terms were the product of arm’s-length negotiations, (b) the course of such negotiations resulted in improvement in the merger consideration and other terms, as compared with the initial proposals made by Amazon and (c) the Globalstar special committee believed that the merger consideration represented the highest price that Amazon was willing to pay and the other terms of the merger agreement represented the most favorable terms Amazon would be willing to accept;

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the determination of the Globalstar special committee, after consultation with Globalstar management, that the mergers have a reasonable likelihood of being completed in a timely manner, based on a number of factors, including the fact that the requisite approval of the mergers by Globalstar stockholders would be obtained promptly following the execution of the merger agreement through the delivery of the written consent;

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Amazon’s credibility and experience, including with respect to successfully acquiring other companies and integrating past acquisitions, and the fact that there are no financing conditions or related contingencies, which supported the determination of the Globalstar special committee that Amazon would have adequate financial resources to pay the merger consideration and that a transaction with Amazon was reasonably likely to be consummated successfully; and

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that Amazon may be required to pay Globalstar a termination fee of $592,071,000.00 under certain circumstances in which the merger agreement is terminated.

In the course of its deliberations, the Globalstar special committee also considered potential risks and uncertainties of the mergers and potential conflicts of interest, including the following (these factors are presented below in no particular order, are not intended to be exhaustive and were neither ranked nor weighted in any manner by the Globalstar special committee):
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the possibility that the mergers might not be consummated in a timely manner or at all, due to a failure of certain conditions to the closing of the mergers, and the possible adverse effect of termination of the merger agreement on Globalstar (including its relationship with Customer and other customers and commercial partners) or the trading price of Globalstar common stock;

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the fact that regulatory approvals must be obtained on the terms set forth in the merger agreement and that there can be no assurances such approvals will be obtained in a timely manner or at all;

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the possibility that, despite risks and uncertainties with respect thereto, a different strategic alternative, including the continued execution of Globalstar’s business plan as an independent company, potentially could be more beneficial to Globalstar stockholders than the proposed mergers;

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the possibility that the contractual and legal remedies available to Globalstar if Amazon were to seek to terminate the merger agreement or abandon the mergers in other circumstances may be insufficient from a variety of perspectives, costly to pursue, or both. In this regard, the Globalstar special committee noted (a) that, if the merger agreement is terminated in certain circumstances, Globalstar’s sole and exclusive remedy for losses or damages suffered by Globalstar or by Globalstar affiliates or representatives, in connection with the merger agreement and the mergers, would be limited to receipt of the $592,071,000.00 termination fee payable by Amazon and (b) the limited circumstances in which the termination fee payable by Amazon would be due and payable pursuant to the terms of the merger agreement;

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Globalstar’s inability to solicit competing acquisition proposals, and the inability of the Globalstar board of directors to change its recommendation or terminate the merger agreement to accept a superior proposal, in each case, after the written consent was delivered;

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the restrictions in the merger agreement on the conduct of Globalstar’s business prior to the consummation of the mergers, which may delay or prevent Globalstar from undertaking business opportunities that may arise pending completion of the mergers that, absent the merger agreement, it might have pursued;

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the risk that disruptions from the mergers (including the ability of certain counterparties to terminate or amend contracts upon a change of control) will harm (a) Globalstar’s business, including current plans and operations, including during the pendency of the mergers and (b) Globalstar’s ability to retain and hire key personnel;

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the significant costs (a) incurred in connection with entering into the merger agreement and (b) to be incurred in connection with the transactions contemplated thereby, which, if the mergers are not consummated, will generally be borne by Globalstar;

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the substantial time and effort of management required in connection with the transactions contemplated by the merger agreement, including integration planning, which may require management’s added attention for an extended period of time during the pendency of the merger agreement and disrupt Globalstar’s ordinary course business operations;

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the fact that appraisal rights will not be available to Globalstar stockholders in connection with the mergers;

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that Globalstar’s business plan as an independent company, against which strategic alternatives were evaluated, is based, in part, on projections for a number of variables that are difficult to project and subject to a high level of uncertainty and volatility;

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the fact that Globalstar will no longer exist as a public company and Globalstar stockholders will forgo any potential future increase in the value of Globalstar common stock that may result from its earnings or possible growth as a stand-alone company;

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to the extent that Globalstar stockholders elect to receive stock consideration, such stockholders will be subject to the risks inherent in holding shares of Amazon common stock, including any decline in the value of such shares following the mergers;

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that, because the merger agreement does not guarantee a minimum stock price for the value of the stock consideration, Globalstar stockholders could receive Amazon common stock as of the consummation of the mergers worth less than the value implied by the closing share price of Amazon common stock as of April 10, 2026, the last full trading day prior to the Globalstar special committee meeting);

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that, because the stock consideration is subject to a maximum value of $90.00 per share of Globalstar common stock, Globalstar stockholders will not share in the entire amount of any increase in the trading price of Amazon common stock prior to consummation of the mergers if the Amazon measurement price is greater than $280.38;

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the risk that Amazon’s financial performance following the completion of the mergers may not meet Globalstar’s expectations;

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the risk that the merger consideration may be reduced by the per share adjustment amount in the event Globalstar does not achieve certain operational milestones, which could reduce the merger consideration received by stockholders;

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the risk of potential litigation relating to the merger agreement;

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the risk that the mergers may not qualify for the Intended Tax Treatment, in which case the receipt of merger consideration (including stock consideration) could be a fully taxable transaction for U.S. federal income tax purposes for Globalstar stockholders that are U.S. persons;

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the fact that Globalstar stockholders who elect to receive the cash consideration for their shares of Globalstar common stock may only be able to exchange a portion of their shares for cash consideration because of the proration mechanism set forth in the merger agreement, which limits the maximum number of shares of Globalstar common stock eligible to be converted into the right to receive the cash consideration to forty percent (40%) of the aggregate number of shares of Globalstar common stock issued and outstanding immediately prior to the effective time of the first merger (other than canceled shares);

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the fact that some Globalstar directors and executive officers may have interests in the mergers that may be different from, or in addition to, those of other Globalstar stockholders, as more fully described in the section titled “The Merger Agreement — Interests of Directors and Executive Officers of Globalstar in the Mergers” beginning on page 80 of this information statement/prospectus; and

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the other risks associated with the mergers and the business of Globalstar and Amazon, including those described in the section titled “Special Note Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 29 and 31, respectively, of this information statement/prospectus.

The Globalstar special committee considered all of these factors as a whole and, on balance, concluded that the potential benefits of the merger agreement and the transactions contemplated thereby, including the mergers, outweighed the risks and uncertainties thereof. The foregoing discussion of the information and factors considered by the Globalstar special committee includes the material factors considered by the Globalstar special committee, but is not intended to be exhaustive and may not include all of the factors considered.
In view of the wide variety of factors considered by the Globalstar special committee in connection with its evaluation of the merger agreement and the transactions contemplated thereby, including the mergers, and the complexity of these matters, the Globalstar special committee did not quantify, rank or otherwise assign relative weights to these factors. Rather, the Globalstar special committee conducted an overall analysis of the factors described above based on the totality of the information presented to it and the factors it considered, including through discussions with, and questioning of, Globalstar management and the Globalstar special committee’s financial and legal advisors, and considered the factors overall to be favorable to, and to support, its determination.
The Globalstar Strategic Review Committee
After considering the unanimous recommendation of the Globalstar special committee and on the basis of the other factors considered by the Globalstar special committee that are listed above and that the

Globalstar special committee made its evaluation of the merger agreement and the mergers based upon such factors, the Globalstar strategic review committee unanimously (a) approved and declared advisable the merger agreement and the consummation of the transactions contemplated thereby, including the mergers, (b) determined that the merger agreement and the transactions contemplated thereby, including the mergers, are fair to, and in the best interests of, Globalstar and its stockholders and (c) recommended that the Globalstar board of directors (i) approve and declare advisable the merger agreement and the consummation of the transactions contemplated thereby, including the mergers, (ii) determine that the merger agreement and the transactions contemplated thereby, including the mergers, are fair to, and in the best interests of, Globalstar and its stockholders, (iii) direct that the merger agreement be submitted to Globalstar stockholders for their adoption and (iv) resolve, subject to the terms and conditions of the merger agreement, to recommend that Globalstar stockholders adopt the merger agreement and approve the transactions contemplated thereby, including the mergers.
The Globalstar Board of Directors
After considering the unanimous recommendation of each of the Globalstar special committee and the Globalstar strategic review committee, the Globalstar board of directors unanimously (a) authorized the execution and delivery of the merger agreement, and approved and declared advisable the merger agreement and the consummation of the transactions contemplated thereby, including the mergers, (b) determined that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are fair to, and in the best interests of, Globalstar and its stockholders, (c) directed that the merger agreement be submitted to Globalstar stockholders for their adoption and (d) subject to the terms and conditions of the merger agreement, resolved to recommend that Globalstar stockholders adopt the merger agreement and approve the transactions contemplated thereby, including the mergers.
In the course of reaching its determination and making its recommendation, the Globalstar board of directors consulted with Globalstar management, as well as representatives of each of Skadden and BDT and considered a number of factors that the Globalstar board of directors viewed as being positive or favorable in supporting its decision and countervailing factors, including the following material factors and countervailing factors (which are presented below in no particular order, are not intended to be exhaustive and were neither ranked nor weighted in any manner by the Globalstar board of directors):
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Each of the Globalstar special committee’s and the Globalstar strategic review committee’s unanimous determinations (a) approving and declaring advisable the merger agreement and the consummation of the transactions contemplated thereby, including the mergers, (b) determining that the merger agreement and the transactions contemplated thereby, including the mergers, are fair to, and in the best interests of, Globalstar and its stockholders and (c) recommending that the Globalstar board of directors (i) approve and declare advisable the merger agreement and the consummation of the transactions contemplated thereby, including the mergers, (ii) determine that the merger agreement and the transactions contemplated thereby, including the mergers, are fair to, and in the best interests of, Globalstar and its stockholders, (iii) direct that the merger agreement be submitted to Globalstar stockholders for their adoption and (iv) resolve, subject to the terms and conditions of the merger agreement, to recommend that Globalstar stockholders adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the mergers;

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The factors considered by the Globalstar special committee and the Globalstar strategic review committee that are listed above, and the fact that each of the Globalstar special committee and the Globalstar strategic review committee made its evaluation of the merger agreement and the mergers based upon such factors; and

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The procedural safeguards implemented to enable the Globalstar special committee to represent the interests of Globalstar stockholders, other than the Supporting Stockholders, including that (a) the Globalstar special committee was (i) delegated the full power and authority of the Globalstar board of directors to evaluate, consider, review, oversee the negotiation of, approve, reject and (if applicable) recommend to the Globalstar board of directors for approval or rejection any potential transaction and (ii) comprised solely of independent and disinterested directors with respect to both Amazon and the Supporting Stockholders, (b) the Globalstar board of directors resolved that it would not implement a potential transaction, including the mergers, unless both the Globalstar special committee and the Globalstar strategic review committee approved or recommended such potential transaction, (c) the Globalstar special committee retained and was advised by its own independent financial and legal advisors, including Evercore, which rendered an opinion to the Globalstar special committee in connection with the signing of the merger agreement with respect to the fairness of the merger consideration from a financial point of view, (d) the compensation of the members of the Globalstar special committee was in no way contingent on their approval of any transaction, including the mergers, and (e) the Globalstar special committee was involved in frequent meetings and extensive deliberations over the course of approximately eight (8) months and was provided with full access to Globalstar management and Globalstar’s advisors (in addition to the Globalstar special committee’s independent advisors) in connection with its evaluation of strategic alternatives during such period.
The Globalstar board of directors considered all of these factors as a whole and, on balance, concluded that the potential benefits of the merger agreement and the transactions contemplated thereby, including the mergers, outweighed the risks and uncertainties thereof. The foregoing discussion of the information and factors considered by the Globalstar board of directors includes the material factors considered by the Globalstar board of directors, but is not intended to be exhaustive and may not include all of the factors considered.
In view of the wide variety of factors considered by the Globalstar board of directors in connection with its evaluation of the merger agreement and the transactions contemplated thereby, including the mergers, and the complexity of these matters, the Globalstar board of directors did not quantify, rank or otherwise assign relative weights to these factors. Rather, the Globalstar board of directors conducted an overall analysis of the factors described above based on the totality of the information presented to it and the factors it considered, including through discussions with, and questioning of, Globalstar management and the Globalstar board of directors’ financial and legal advisors, and considered the factors overall to be favorable to, and to support, its determination.
The foregoing descriptions of the determinations by the Globalstar special committee, the Globalstar strategic review committee and the Globalstar board of directors contain statements that are forward-looking in nature. This information should be read in light of the factors discussed in the section titled “Special Note Regarding Forward-Looking Statements” beginning on page 29 of this information statement/prospectus.
Requisite Stockholder Approval
The adoption of the merger agreement by Globalstar stockholders required the affirmative vote or written consent of the holders of a majority of the Globalstar common stock issued and outstanding and entitled to vote thereon.
Following the execution of the merger agreement, on April 13, 2026, the Supporting Stockholders, who collectively held approximately 57.6% of the 128,598,125 issued and outstanding shares of Globalstar common stock as of such date, executed and delivered to Globalstar the written consent adopting the merger agreement and approving the transactions contemplated thereby, including the mergers. As a result of the execution and delivery of the written consent, the holders of at least a majority of the outstanding shares of Globalstar common stock with the right to vote thereon have adopted and approved the merger agreement. The delivery of the written consent constitutes all required approvals of Globalstar stockholders under Globalstar’s organizational documents, Delaware law and the merger agreement necessary to consummate the mergers. No further approval of Globalstar stockholders is required or will be sought.
When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Section 228(e) of the DGCL requires notice of such actions be given to those stockholders as of the record date for the action by consent who did not consent in writing and who would have been entitled to notice of the meeting if the actions had been taken at a meeting and the record date for the notice of the meeting were the record date for the action by consent. This information statement/prospectus and the notice attached hereto constitute notice, pursuant to Section 228(e) of the DGCL, to the stockholders as of the record date for the written consent who have not consented in writing to the actions set forth in the written consent and who would have been entitled to notice of the meeting if the actions had been taken at a meeting and the record date for notice of such meeting were the record date for the written consent.
No Further Vote Required by Globalstar Stockholders
No further vote or consent of Globalstar stockholders is required to adopt the merger agreement and approve the first merger or the other transactions contemplated by the merger agreement.
Because Globalstar is a constituent entity to the first merger, Globalstar stockholders are required to adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the mergers, under the DGCL and Globalstar’s organizational documents.
On April 13, 2026, following the execution of the merger agreement, and pursuant to the support agreement, the Supporting Stockholders, which, collectively, on April 13, 2026 owned 74,058,249 shares of Globalstar common stock, representing approximately 57.6% of the aggregate voting power of the 128,598,125 issued and outstanding shares of Globalstar common stock as of such date, delivered a written consent in lieu of a meeting of stockholders adopting the merger agreement and approving the transactions contemplated by the merger agreement, including the mergers. As a result, no further action by any Globalstar stockholder is required in connection with the adoption of the merger agreement and approval of the mergers by Globalstar stockholders, and as a result, we have not solicited and will not be soliciting your vote for the actions approved by the written consent and do not intend to call a meeting of stockholders for the purpose of voting on the adoption of the merger agreement or the approval of the mergers.
Globalstar’s Financial Projections
Other than in certain limited circumstances, including in connection with Globalstar’s regular earnings press releases, Globalstar does not normally publicly disclose long-term financial projections due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions, estimates and judgments. However, Globalstar management regularly prepares prospective financial information for the Globalstar board of directors, including unaudited prospective financial projections concerning Globalstar’s future performance. In addition, Globalstar management regularly makes and reviews with the Globalstar board of directors updates to its business plan, including to reflect actual results and trends in its performance and the industry in which it operates.
In April 2026, following Globalstar’s ordinary course processes of approving Globalstar’s 2026 annual budget in January 2026, Globalstar management prepared and reviewed with the Globalstar special committee, the Globalstar strategic review committee and the Globalstar board of directors unaudited prospective financial projections for Globalstar on a stand-alone basis summarized in the table below, which were based on Globalstar’s 2026 annual budget approved by the Globalstar board of directors, projections of Globalstar’s operational and financial performance through the fiscal year ended December 31, 2030 and extrapolations of those projections through the fiscal year ended December 31, 2039 (the “financial projections”). As part of preparing the financial projections, Globalstar management also (a) assumed net operating loss tax attribute usage of $444 million in fiscal year 2026, $648 million in fiscal year 2027, $85 million in fiscal year 2028 and $127 million in fiscal year 2029, using an assumed U.S. federal income tax rate of 22.92%, and (b) reviewed with the Globalstar special committee, the Globalstar strategic review committee and the Globalstar board of directors Globalstar’s spectrum assets in the U.S. and certain non-U.S. jurisdictions, including (i) certain regulatory constraints in certain geographies applicable to Band n53 and (ii) various restrictions based on the service and related agreements between Globalstar and Customer. The financial projections were approved in April 2026 by each of the Globalstar special committee, Globalstar strategic review committee and Globalstar board of directors for use and reliance by Evercore for purposes of its financial analyses and opinion (as described in the section entitled “The Mergers — Opinion of the Financial Advisor to Globalstar’s Special Committee” beginning on page 73 of this information statement/prospectus).
($ in millions)	2026E	2027E	2028E	2029E	2030E	2031E	2032E
Revenue(1)	336	519	680	716	768	807	846
Cash EBITDA(2)	156	255	249	272	307	334	361

($ in millions)	2026E	2027E	2028E	2029E	2030E	2031E	2032E
Unlevered Free Cash Flow(3)	(274)	(96)	196	215	196	206	255
($ in millions)	2033E	2034E	2035E	2036E	2037E	2038E	2039E
Revenue(1)	880	914	941	959	980	988	932
Cash EBITDA(2)	384	406	474	630	642	640	575
Unlevered Free Cash Flow(3)	272	260	282	333	341	341	316

(1)
Revenue is defined in accordance with GAAP, and consists of revenues generated from (a) Globalstar’s provision of mobile satellite services (MSS), including wholesale capacity services provided to Customer, (b) subscriber revenue from the sale of MSS devices, such as Internet of Things products and accessories, and (c) engineering and other communication services, including services provided by XCOM RAN (“XCOM”).

(2)
Cash EBITDA, a non-GAAP financial measure, means Revenue less the repayment to Customer of prepaid service fees received from Customer that were used for infrastructure capital expenditure payments, which amounts are then offset against amounts payable by Customer to Globalstar on a quarterly basis (such prepayment of services fees, “infrastructure prepayment” and such offsetting mechanism, “recoupment”), cost of services, cost of equipment, marketing, general and administrative expenses and stock-based compensation plus non-cash and other items (including interest, income taxes, depreciation, amortization, accretion, derivative gains/losses, reduction in the value of assets, foreign exchange gains/losses, and certain other non-cash or non-recurring charges, as applicable).

(3)
Unlevered Free Cash Flow, a non-GAAP financial measure, means Cash EBITDA less capital expenditures, tax expense, change in net working capital, and recoupment of equity interest in a subsidiary of Globalstar, plus infrastructure prepayment.

For more information on the preparation and use of the financial projections, see the section titled “The Mergers — Background of the Mergers” beginning on page 40 of this information statement/prospectus and the section titled “The Mergers — Opinion of the Financial Advisor to Globalstar’s Special Committee” beginning on page 73 of this information statement/prospectus.
The financial projections were prepared for internal use and not for public disclosure and were developed by Globalstar management as then-current estimates of its future financial performance as an independent company. The financial projections do not give effect to the mergers, including (a) any impact of the negotiation, execution or announcement of the merger agreement or the pendency or completion of the mergers, (b) the expenses that have already been, and will be, incurred in connection with completing the mergers, or any other payments in connection with the mergers or (c) any changes to Globalstar’s operations or strategy that may be implemented in connection with the pendency, or following the consummation, of the mergers. The financial projections also do not consider the effect of any failure of the mergers to be completed and the financial projections should not be viewed as accurate or continuing in that context. Globalstar stockholders are cautioned not to place undue reliance on the financial projections and such financial projections should not be regarded as an indication that Globalstar or any of its affiliates or their respective advisors or representatives considered, or now considers, such financial projections to be an accurate prediction of future events or that such forecasts will be achieved, and the financial projections should not be relied upon as such.
The financial projections constitute forward-looking statements and are subject to a wide variety of significant risks and uncertainties that could cause the actual results to differ materially from the projected results. The financial projections are included in this information statement/prospectus solely to give Globalstar stockholders access to certain non-public information that was provided to the Globalstar board of directors, Globalstar strategic review committee, Globalstar special committee and Evercore, as applicable, for the purposes described herein. None of Globalstar or any of its affiliates or its or their respective advisors or representatives, the Globalstar board of directors, Globalstar strategic review committee, Globalstar special committee, or any other person has made or makes any representation to any person regarding the information contained in the financial projections. The inclusion of the financial projections should not be regarded as an indication that Globalstar, Globalstar board of directors, Globalstar strategic review committee, Globalstar special committee, Evercore or any other person considered, or now considers, them to be necessarily predictive of actual future results, and such information should not be relied on as such. Further, the inclusion of the financial projections in this information statement/prospectus does not constitute an admission or representation by Globalstar that the information presented is material.
The financial projections were not prepared with a view toward public disclosure or complying with, and do not necessarily comply with, U.S. generally accepted accounting principles (“GAAP”) (and do not include footnote disclosures as may be required by GAAP). In addition, the financial projections were not prepared with a view toward compliance, and do not necessarily comply, with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The financial projections were prepared by, and are the responsibility of, Globalstar management. Globalstar’s independent registered public accounting firm, Ernst & Young LLP, has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the financial projections and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The report of Ernst & Young LLP incorporated by reference into this information statement/prospectus relates solely to Globalstar’s previously issued financial statements. It does not extend to the financial projections and should not be read to do so.
Although the financial projections are presented with numerical specificity, they reflect numerous assumptions, estimates and uncertainties as to future events made by Globalstar management that Globalstar management believed in good faith were reasonable at the time the financial projections were prepared, including with respect to: (a) macroeconomic factors; (b) geopolitical, market, industry, regulatory, customer and competitive trends in Globalstar’s business and the industry in which it operates generally; (c) operational performance and orbital lives of Globalstar’s satellites, including damage to, failure of, or disruptions or other problems at Globalstar’s satellites or associated ground facilities; (d) Globalstar’s business model; (e) Globalstar’s customer and partner relationships; (f) Globalstar’s ability to develop and expand its business; (g) Globalstar’s operating expenses and capital requirements; (h) Globalstar’s brand and reputation; (i) tax assets and obligations; and (j) other relevant operating and financial measures. Globalstar’s ability to achieve the financial results contemplated by the financial projections will be affected by its ability to achieve its strategic goals, objectives and targets over the applicable periods, and will be subject to operational and execution risks associated therewith. The financial projections reflect assumptions as to certain business decisions that are subject to change and that may not reflect changes in general business or economic conditions since the time they were prepared. Important factors that may affect actual results and cause the financial projections not to be achieved can be found in the risk factors included in Globalstar’s periodic filings with the SEC. These factors are difficult to predict, and may be outside of Globalstar’s control. As a result, there can be no assurance that the financial projections will be realized, and Globalstar’s actual results may be materially better or worse than those implied by the financial projections. For information on factors that may cause Globalstar’s future results to materially vary, see the section titled “Special Note Regarding Forward-Looking Statements” beginning on page 29 of this information statement/prospectus. The financial projections may differ from publicized analyst estimates and forecasts. Globalstar stockholders should evaluate the financial projections, if at all, in conjunction with Globalstar’s historical financial statements and other information regarding Globalstar contained in its public filings with the SEC. The financial projections may not be consistent with Globalstar’s historical operating data as a result of the assumptions utilized in preparing such information.
The financial projections have not been updated or revised to reflect information or results either as of or after the date of this information statement/prospectus. Except to the extent required by applicable federal securities laws, Globalstar does not intend to update or otherwise revise or reconcile the financial projections to reflect circumstances existing after the date that such information was prepared or to reflect the occurrence of future events. Globalstar may have reported, and may continue to report, results of operations for periods included in the financial projections that were or will be completed following the preparation of the financial projections. Globalstar stockholders and investors are urged to refer to Globalstar’s periodic filings with the SEC for information on actual historical results.
Because the financial projections reflect estimates and judgments, they are susceptible to sensitivities and assumptions, as well as to multiple interpretations based on actual experience and business developments. The financial projections also cover multiple years, and such information by its nature becomes less predictive with each succeeding year. The financial projections are not, and should not be considered to be, a guarantee of future operating results. Further, the financial projections are not fact and should not be relied upon as being necessarily indicative of Globalstar’s future results or for purposes of making any investment decision.
Certain of the financial measures included in the financial projections are non-GAAP financial measures (“non-GAAP financial measures”). These are financial performance measures that are not calculated in accordance with GAAP. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures, and may be different from similarly titled non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. Globalstar believes that its presentation of these non-GAAP measures provides useful supplemental information to investors regarding Globalstar’s financial condition and results of operations.
Financial measures included in forecasts provided to a financial advisor and a board of directors in connection with a business combination transaction, such as the financial projections, are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules and regulations. As a result, the financial projections are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the Globalstar board of directors, Globalstar strategic review committee, Globalstar special committee, Evercore or any other person. Accordingly, no reconciliation of the financial measures included in the financial projections is provided in this information statement/prospectus.
Opinion of the Financial Advisor to Globalstar’s Special Committee
The Globalstar special committee retained Evercore to act as its financial advisor in connection with the mergers. As part of this engagement, the Globalstar special committee requested that Evercore evaluate the fairness, from a financial point of view, to holders of Globalstar common stock of the merger consideration to be received by such holders in the mergers. At a meeting of the Globalstar special committee held on April 13, 2026, Evercore rendered to the Globalstar special committee its oral opinion, subsequently confirmed by delivery of a written opinion, dated April 13, 2026, that as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the merger consideration to be received by the holders of Globalstar common stock in the mergers was fair, from a financial point of view, to such holders.
The full text of the written opinion of Evercore, dated April 13, 2026, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B and is incorporated herein by reference into this information statement/prospectus in its entirety. The summary of the opinion of Evercore set forth below is qualified in its entirety by reference to the full text of the written opinion. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Globalstar special committee (solely in its capacity as such) in connection with its evaluation of the proposed mergers. The opinion does not constitute a recommendation to the Globalstar special committee or to any other persons in respect of the mergers, including as to how any holder of shares of Globalstar common stock should vote or act in respect of the mergers. Evercore’s opinion does not address the relative merits of the mergers as compared to other business or financial strategies that might be available to Globalstar, nor does it address the underlying business decision of Globalstar to engage in the mergers.
In connection with rendering its opinion, Evercore, among other things:
•
reviewed certain publicly available business and financial information relating to Globalstar and Amazon that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

•
reviewed certain internal projected financial data relating to Globalstar, prepared and furnished to Evercore by the management of Globalstar (which are referred to in this section as the “Forecasts,” as more fully described in the section entitled “— Globalstar’s Financial Projections” beginning on page 70 of this information statement/prospectus) including estimates prepared by the management of Globalstar regarding the amount, timing, and use of certain tax attributes of Globalstar (which are referred to in this section as the “Tax Attributes”), each as approved for Evercore’s use by the Globalstar special committee;
•
discussed with Globalstar management its assessment of the past and current operations of Globalstar, including with respect to Globalstar’s allocated terrestrial and non-terrestrial radio frequency spectrum rights, the current financial condition and prospects of Globalstar, and the Forecasts;

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discussed with management of Amazon publicly available information relating to the past and current operations of Amazon and the current financial condition and prospects of Amazon;

•
reviewed the reported prices and the historical trading activity of Globalstar common stock and Amazon common stock;

•
compared the financial performance of certain business segments of Globalstar and the valuation multiples relating to the mergers with the financial terms, to the extent publicly available, of certain other transactions and with certain other asset valuation metrics, in each case that Evercore deemed relevant;

•
reviewed the financial terms and conditions of a draft, dated April 13, 2026, of the merger agreement, and a draft of the letter agreement, dated April 13, 2026; and

•
performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of Evercore’s analysis and opinion, Evercore assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, without any independent verification of such information (and did not assume responsibility or liability for any independent verification of such information), and further relied upon the assurances of Globalstar management that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, including the Tax Attributes, Evercore assumed with the Globalstar special committee’s consent that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Globalstar management as to the future financial performance of Globalstar, including the amount, timing, and use of such Tax Attributes. Evercore expressed no view as to the Forecasts, including the Tax Attributes, or the assumptions on which they were based.
For purposes of Evercore’s analysis and opinion, Evercore assumed, in all respects material to its analysis, that the final executed merger agreement and the final executed letter agreement would not differ from the draft merger agreement and draft letter agreement reviewed by Evercore, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and the letter agreement and that all conditions to the consummation of the mergers would be satisfied without waiver or modification thereof. Evercore further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the mergers would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on Globalstar, Amazon or the consummation of the mergers or reduce the contemplated benefits to Globalstar stockholders of the mergers. In addition, Evercore relied, at the Globalstar special committee’s direction, without independent verification, on the assessments of Globalstar management as to the validity, commercial viability, capacity, potential utilization and benefits of Globalstar’s allocated terrestrial radio frequency spectrum rights, and Evercore assumed, at the Globalstar special committee’s direction, that Globalstar was subject to various restrictions on its ability to monetize its non-terrestrial allocated radio frequency spectrum rights.
Evercore did not conduct a physical inspection of the properties or facilities of Globalstar or Amazon and did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of Globalstar or Amazon, nor was Evercore furnished with any such valuations or appraisals, nor did Evercore evaluate the solvency or fair value of Globalstar or Amazon under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to Evercore as of the date of its opinion and financial, economic, market and other conditions as they existed and as could be evaluated on the date thereof. It is understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.
Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of Globalstar common stock, from a financial point of view, of the merger consideration. Evercore did not express any view on, and its opinion did not address, the fairness of the proposed mergers to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of Globalstar, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Globalstar, or any class of such persons, whether relative to the merger consideration or otherwise. Evercore was not asked to, nor did it express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the mergers, including, without limitation, the structure or form of the mergers, or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger agreement. Evercore’s opinion did not address the relative merits of the mergers as compared to other business or financial strategies that might have been available to Globalstar, nor did it address the underlying business decision of Globalstar to engage in the mergers. Evercore did not express any view on, and its opinion did not address, what the value of Amazon common stock actually would be when issued or the prices at which Globalstar common stock or Amazon common stock would trade at any time, including following announcement or consummation of the mergers. Evercore’s opinion did not constitute a recommendation to the Globalstar special committee or to any other persons in respect of the mergers, including as to how any holder of shares of Globalstar common stock should vote or act in respect of the mergers. Evercore did not express any opinion as to the potential effects of volatility in the credit, financial and stock markets on Globalstar or the mergers or as to the impact of the mergers on the solvency or viability of Globalstar or the ability of Globalstar to pay its obligations when they come due. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by Globalstar and its advisors with respect to legal, regulatory, accounting and tax matters.
Set forth below is a summary of the material financial analyses reviewed by Evercore with the Globalstar special committee on April 13, 2026 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before April 10, 2026, the last full trading day before the delivery of Evercore’s opinion, and is not necessarily indicative of current market conditions.
For purposes of its analyses and reviews, Evercore considered general business, economic, market and financial conditions, industry sector performance, and other matters, as they existed and could be evaluated as of the date of its opinion, many of which are beyond the control of Globalstar or Amazon. The estimates contained in Evercore’s analyses and reviews, and the ranges of valuations resulting from any particular analysis or review, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Evercore’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Evercore’s analyses and reviews are inherently subject to substantial uncertainty.
The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.

Summary of Evercore’s Financial Analyses
Sum-of-the-Parts Analysis
Evercore performed a sum-of-the-parts analysis to determine an implied equity value per share range for Globalstar common stock based on the Forecasts, by performing separate analyses with respect to Globalstar’s operating business and its terrestrial spectrum assets. In performing this analysis, Evercore utilized a discounted cash flow analysis with respect to Globalstar’s wholesale capacity services, subscriber services, government, network solutions, and other services (the “Satellite and XCOM businesses”), and a precedent transactions analysis with respect to Globalstar’s terrestrial spectrum assets (which is referred to in this section as the “Terrestrial Spectrum Portfolio”).
(i)
Satellite and XCOM Businesses — Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of Globalstar’s Satellite and XCOM businesses to calculate ranges of implied present values of the enterprise value of Globalstar’s Satellite and XCOM businesses utilizing estimates of the standalone unlevered, after-tax free cash flows that Globalstar’s Satellite and XCOM businesses were forecasted to generate over the period from January 1, 2026 through December 31, 2039 based on the Forecasts. Evercore calculated terminal values for Globalstar by applying a range of perpetuity growth rates of 2.5% to 3.5%, which range was selected based on Evercore’s professional judgment and experience, to an estimate of the unlevered, after-tax free cash flows that Globalstar’s Satellite and XCOM businesses were forecasted to generate in the terminal year based on the Forecasts.
The cash flows and terminal values were then discounted to present value as of December 31, 2025 using discount rates ranging from 11.0% to 13.0%, representing an estimate of Globalstar’s weighted average cost of capital, as estimated by Evercore based on its professional judgment and experience, to derive an implied enterprise value reference range for the Satellite and XCOM businesses of approximately $1.4 billion to $2.0 billion.
(ii)
Terrestrial Spectrum Portfolio — Precedent Transactions Analysis

Evercore reviewed, to the extent publicly available, financial information related to the following selected spectrum sale transactions, FCC spectrum auctions, and reference points, each involving terrestrial spectrum rights in the U.S., including the enterprise values of public companies whose assets comprise primarily terrestrial spectrum rights (collectively, the “selected transactions and reference points”).

The selected transactions and reference points reviewed by Evercore were as follows:
Announcement Year	Spectrum Band	Acquiror	Target / Spectrum Owner	Value per Mhz-PoP
Spectrum Sale Transactions
2025	600 MHz; 3.45 GHz	AT&T, Inc.	EchoStar Corporation	$1.36
2025	Unpaired AWS-3	Space Exploration Technologies Corporation	EchoStar Corporation	$0.61
2025	AWS-4 & H-Block	Space Exploration Technologies Corporation	EchoStar Corporation	$1.11
2024	700 MHz; 850 MHz; 3.45 GHz	AT&T, Inc. / Verizon Communications Inc.	United States Cellular Corporation	$0.89
FCC Auctions
2022	3.45 – 3.55 GHz	—	—	$0.77
2021	3.7 – 3.98 GHz	—	—	$1.10
2020	3.55 – 3.65 GHz	—	—	$0.21
2015	1.7 GHz (Paired | Unpaired)	—	—	$2.66 | $0.51
2014	1.9 – 2.0 GHz	—	—	$0.49
Public Companies
—	900 MHz	—	Anterix Inc.	$0.38
—	900 MHz	—	NextNav Inc.	$0.70
FCC Mandated Auction Price(1)
2020 – 2025	800 MHz	Echostar Corporation (FKA Dish Network)	T-Mobile US, Inc.	$0.80

(1)
Reflects price mandated by DOJ for Echostar Corporation to acquire the T-Mobile 800 MHz spectrum portfolio in connection with T-Mobile’s acquisition of Sprint, and later FCC mandated minimal auction price for a third party to acquire the T-Mobile 800 MHz spectrum portfolio.

For each of the selected transactions and reference points, Evercore, using publicly available financial and other information, reviewed the value per MHz-PoP implied by each of the selected transactions and reference points. “MHz-PoP” means megahertz-population calculated as the number of megahertz of spectrum multiplied by the population covered by that spectrum license. Value per MHz-PoP is a customary industry metric employed for valuing spectrum assets, and generally reflects valuation with consideration for (i) the depth of spectrum over which a carrier may provide service, and (ii) the population of potential customers in a geographic area over which a carrier is licensed to provide service.
With respect to Globalstar’s terrestrial spectrum authority in the United States, based on the value per MHz-PoP Evercore derived from the selected transactions and reference points and its professional judgment and expertise, taking into account the assessments of Globalstar management as to the validity, commercial viability, capacity, potential utilization and benefits of Globalstar’s allocated terrestrial radio frequency spectrum rights, Evercore applied a value per MHz-PoP reference range of $0.30 to $0.70 to Globalstar’s total MHz-PoP in the United States as of December 31, 2025, calculated using MHz information provided by Globalstar management and population estimates obtained from publicly available information, to derive a range of implied enterprise values for the U.S. terrestrial spectrum of approximately $1.2 billion to $2.8 billion.
With respect to Globalstar’s terrestrial spectrum authority in countries other than the United States, for each such country, Evercore applied a value per MHz-PoP reference range by adjusting the value to MHz-PoP reference range of $0.30 to $0.70 applied to the United States spectrum authority to reflect each country’s mobile average revenue per user (“ARPU”) relative to the U.S. mobile ARPU, in each case, based on publicly available information, to Globalstar’s total MHz-PoP in each such country, as of December 31, 2025, calculated using MHz information provided by Globalstar management and population estimates obtained from publicly available information, to derive a range of implied enterprise values for Globalstar’s international terrestrial spectrum of approximately $0.4 billion to $1.0 billion.
Although none of the target companies, businesses, assets or rights reviewed in the selected transactions and reference points analysis are directly comparable to Globalstar and none of the selected transactions and reference points are directly comparable to the mergers, Evercore selected these transactions and reference points because they involve companies, businesses, assets or rights that Evercore, in its professional judgment and experience, considered generally relevant for purposes of its financial analyses. In evaluating the selected transactions and reference points, as well as spectrum holdings, Evercore made judgments and assumptions with regard to general business, economic and market conditions and other factors existing at the time of the selected transactions and reference points and spectrum holdings, and other matters, as well as differences in financial, business and operating characteristics and other factors relevant to the target companies, businesses, assets or rights, or selected spectrum holdings. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the target companies, businesses, assets, rights or selected spectrum holdings and the value to MHz-PoP derived from the selected transactions and reference points. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected transactions and reference points for valuation purposes.
(iii)   Implied Equity Value Per Share
Based on the sum of the implied enterprise value reference ranges derived in the above analyses, after adjusting for Globalstar’s net debt (including amounts payable in kind by Globalstar related to the 2021, 2023 and 2024 services, funding and related agreements between Globalstar and Customer) as of December 31, 2025, the Globalstar preferred stock as of December 31, 2025, the present value of Globalstar’s Tax Attributes as of December 31, 2025 (calculated using a discount rate of 14%, representing an estimate of Globalstar’s cost of equity, as estimated by Evercore based on its professional judgment and experience), and the number of fully diluted shares of Globalstar common stock outstanding as of December 31, 2025, in each case as provided by Globalstar management and approved by the Globalstar special committee for Evercore’s use, this analysis indicated a range of implied equity values per share of Globalstar common stock of $24.75 to $45.48, compared to (i) the unaffected closing price of Globalstar common stock of $41.54 on October 29, 2025 (the last trading day prior to publication in Bloomberg regarding a potential transaction, which is referred to in this section as the “Unaffected Date”), (ii) the closing price of Globalstar common stock of $73.16 on April 10, 2026, (iii) the implied value of the merger consideration of $81.09 per share (assuming the maximum per share adjustment amount, and maximum cash elections subject to proration resulting in 40% of the merger consideration being paid in cash consideration (at a value of $90.00 per share) and 60% of the merger consideration being paid in stock consideration consisting of shares of Amazon common stock (at a value of $76.52 per share based on the closing share price of Amazon common stock of $238.38 as of April 10, 2026, the last full trading day prior to the Globalstar special committee meeting)), and, (iv) the implied value of the merger consideration of $81.91 per share (assuming no per share adjustment amount, and maximum cash elections subject to proration resulting in 40% of the merger consideration is paid in cash consideration (at a value of $90.00 per share) and 60% of the merger consideration is paid in stock consideration consisting of shares of Amazon common stock (at a value of $76.52 per share based on the closing share price of Amazon common stock of $238.38 as of April 10, 2026, the last full trading day prior to the Globalstar special committee meeting)) (such share prices in (i) through (iv) the “reference prices”).
Other Factors
Evercore also noted certain other factors, which were not considered material to its financial analyses with respect to its opinion, but were referenced for informational purposes only, including, among other things, the following:

52-Week High / Low Trading Range Analysis
Evercore reviewed historical trading prices of shares of Globalstar common stock during the 52-week period ended on October 29, 2025, the Unaffected Date, noting that low and high prices (based on closing prices) during such period ranged from $15.75 to $47.06 per share of Globalstar common stock, compared to the reference prices set forth above.
Equity Research Analysts’ Price Targets
Evercore reviewed selected publicly available share price targets, as of October 29, 2025, the Unaffected Date, of four research analysts known to Evercore, noting that the low and high share price targets for Globalstar common stock ranged from $52.00 to $66.00, compared to the reference prices set forth above. Public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares of Globalstar common stock and these target prices and the analysts’ earnings estimates on which they were based are subject to risk and uncertainties, including factors affecting the financial performance of Globalstar and future general industry and market conditions.
Premia Paid Analysis
Using publicly available information, Evercore reviewed premia paid in 146 transactions announced over the last ten years involving U.S. publicly-traded target companies with transaction enterprise values between $5.0 billion and $15.0 billion, excluding transactions in the REIT, oil and gas, and financial institution sectors, and further excluding repurchases and self-tenders, mergers of equals, and related party transactions. Using publicly available information, Evercore calculated the premium paid in each transaction as the percentage by which the per share consideration paid or proposed to be paid in each such transaction exceeded the unaffected prices per share of the target companies prior to announcement of each transaction. Based on the results of this analysis and its professional judgment and experience, Evercore applied a premium range of 35.0% to 45.0% to the unaffected closing price of Globalstar common stock of $41.54 on October 29, 2025, the Unaffected Date. This analysis indicated a range of implied equity values per share of Globalstar common stock of $56.08 to $60.23, compared to the reference prices set forth above.
Miscellaneous
The foregoing summary of Evercore’s financial analyses does not purport to be a complete description of the analyses or data presented by Evercore to the Globalstar special committee. In connection with the review of the mergers by the Globalstar special committee, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its professional judgment and experience after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the shares of Globalstar common stock, or of Amazon common stock. Further, Evercore’s analyses involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Globalstar or its advisors. Rounding may result in total sums set forth in this section not equaling the total of the figures shown.
Evercore prepared these analyses for the purpose of providing an opinion to the Globalstar special committee as to the fairness, from a financial point of view, of the merger consideration to be received by holders of Globalstar common stock. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.
Evercore’s financial advisory services and its opinion were provided for the information and benefit of the Globalstar special committee (in its capacity as such) in connection with its evaluation of the proposed mergers. The issuance of Evercore’s opinion was approved by an Opinion Committee of Evercore.
Evercore did not recommend any specific consideration to the Globalstar special committee or Globalstar management or that any specific consideration constituted the only appropriate consideration in the mergers for the holders of Globalstar common stock.
Pursuant to the terms of Evercore’s engagement letter with the Globalstar special committee, Globalstar agreed to pay Evercore a fee for its services in the aggregate amount of $4.5 million, all of which was payable upon delivery of Evercore’s opinion. Evercore may also receive an additional discretionary fee in connection with the mergers as determined by the Globalstar special committee in its sole discretion; as of the date of this information statement/prospectus, the Globalstar special committee has determined to pay, contingent upon the consummation of the mergers, an additional discretionary fee to Evercore in the amount of $1 million. Globalstar also agreed to reimburse Evercore for its expenses and to indemnify Evercore against certain liabilities arising out of its engagement.
During the two-year period prior to the date of its opinion, Evercore and its affiliates were not engaged to provide financial advisory or other services to Globalstar and Evercore did not receive any compensation from Globalstar during such period. In addition, during the two-year period prior to the date of its opinion, Evercore and its affiliates were not engaged to provide financial advisory or other services to Amazon and Evercore did not receive any compensation from Amazon during such period. In addition, during the two-year period prior to the date of its opinion, Evercore and its affiliates were not engaged to provide financial advisory or other services to Thermo Capital, a significant stockholder of Globalstar (“Thermo Capital”) or Thermo Capital’s portfolio companies and Evercore did not receive any compensation from Thermo Capital or Thermo Capital’s portfolio companies during such period. Evercore may provide financial advisory or other services to Globalstar, Thermo Capital, Thermo Capital’s portfolio companies, and Amazon in the future, and in connection with any such services Evercore may receive compensation. In addition, Evercore and/or its affiliates are also having active discussions with Amazon and/or its affiliates to provide investment banking advisory, capital markets and/or underwriting services unrelated to Evercore’s engagement with the Globalstar special committee, for which Evercore would expect to receive customary fees if it is engaged and the transactions are consummated.
Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to Globalstar, Thermo Capital, Thermo Capital’s portfolio companies, Amazon, potential parties to the mergers and/or any of their respective affiliates or persons that are competitors, customers or suppliers of Globalstar or Amazon.
The Globalstar special committee engaged Evercore to act as a financial advisor based on, among other things, Evercore’s qualifications, expertise and reputation, including its experience advising companies and special committees in connection with strategic transactions. Evercore is an internationally recognized investment banking firm and regularly provides fairness opinions in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.
Interests of Directors and Executive Officers of Globalstar in the Mergers
Globalstar stockholders should be aware that the executive officers and directors of Globalstar may have certain interests in the mergers that are or may be different from, or in addition to, the interests of

Globalstar stockholders generally. The members of the Globalstar board of directors were aware of and considered these interests, among other matters, in deciding to recommend and approve, respectively, the terms of the merger agreement and the mergers.
These interests are described in more detail below, and certain of them are quantified in the narrative below, including compensation that may become payable in connection with the mergers to Globalstar’s executive officers. The dates used below to quantify these interests have been selected for illustrative purposes only in accordance with SEC rules and do not necessarily reflect the dates on which certain events will occur.
For purposes of this disclosure, Globalstar’s executive officers are:
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James Monroe III — Executive Chairman

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Dr. Paul E. Jacobs — Chief Executive Officer

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Rebecca S. Clary — Vice President and Chief Financial Officer

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L. Barbee Ponder IV — General Counsel and Vice President of Regulatory Affairs

Globalstar’s named executive officers are Mr. Monroe, Dr. Jacobs, Ms. Clary and Mr. Ponder.
Treatment of Globalstar Equity Awards
At the effective time of the first merger:
Stock Options.
•
each Globalstar vested option with an exercise price per share of Globalstar common stock that is in-the-money will, automatically and without any required action on the part of any person, be converted into the right of the holder to receive a payment in cash equal to the product of (i) the number of shares of Globalstar common stock subject to such in-the-money Globalstar vested option immediately prior to the effective time of the first merger multiplied by (ii) the excess of (A) the Per Share Value over (B) the exercise price per share of Globalstar common stock of such in-the-money Globalstar vested option. Any Globalstar vested option that has an exercise price per share that is out-of-the-money will be canceled at the effective time of the first merger for no consideration or payment;

•
each Globalstar unvested option that is in-the-money will, automatically and without any required action on the part of any person, cease to represent a Globalstar unvested option and will be converted into the contingent right of the holder to receive an amount in cash equal to the product of (i) the excess of (A) the Per Share Value over (B) the exercise price per share of such in-the-money Globalstar unvested option multiplied by (ii) the aggregate number of shares of Globalstar common stock subject to such in-the-money Globalstar unvested option immediately prior to the effective time of the first merger, subject to the same terms and conditions as were applicable to such Globalstar unvested option immediately prior to the effective time of the first merger (including, without limitation, with respect to vesting and forfeiture);

•
each Globalstar unvested option that is out-of-the-money will be canceled at the effective time of the first merger for no consideration or payment;

Restricted Stock Awards.
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each Globalstar vested restricted stock award will be converted into the right of the holder to receive an amount of cash equal to the product of (i) the number of shares of Globalstar common stock subject to such Globalstar vested restricted stock award multiplied by (ii) the Per Share Value;

•
each Globalstar unvested restricted stock award will be converted into the contingent right of the holder to receive an amount of cash equal to the product of (i) the number of shares of Globalstar common stock subject to such Globalstar unvested restricted stock award multiplied by (ii) the Per

Share Value, which will be subject to the same vesting and forfeiture provisions as were applicable to such Globalstar unvested restricted stock award immediately prior to the effective time of the first merger;
Restricted Stock Unit Awards.
•
each Globalstar vested RSU award will be converted into the right of the holder to receive an amount of cash equal to the product of (i) the number of shares of Globalstar common stock subject to such Globalstar vested RSU award multiplied by (ii) the Per Share Value;

•
each Globalstar unvested RSU award will be converted into the contingent right of the holder to receive an amount of cash equal to the product of (i) the number of shares of Globalstar common stock subject to such Globalstar unvested RSU award multiplied by (ii) the Per Share Value, which will be subject to the same vesting and forfeiture provisions as were applicable to such Globalstar unvested RSU award immediately prior to the effective time of the first merger; and

Performance Restricted Stock Unit Awards.
•
each Globalstar PRSU award will be converted into the right for the holder of such Globalstar PRSU award to receive an amount in cash equal to the Globalstar PRSU payment. Any Globalstar PRSU awards for which performance is not achieved in accordance with the applicable award agreement will be canceled at the effective time of the first merger for no consideration or payment. The Globalstar PRSU payments will be subject to the same vesting (other than performance conditions) and payment schedule set forth in the applicable award agreement underlying the grant of each Globalstar PRSU award.

For an estimate of the value of the Globalstar vested options, Globalstar vested restricted stock awards, Globalstar vested RSU awards and Globalstar PRSU awards held by executive officers that would vest or be canceled for consideration assuming that the first merger occurs on July 29, 2026 (i.e., excluding any additional awards that may be granted following such date), see “— Quantification of Payments and Benefits to Globalstar’s Named Executive Officers” below. We estimate that the aggregate value of Globalstar vested options and Globalstar vested restricted stock awards held by all five directors of Globalstar who are not executive officers that were unvested as of July 29, 2026 and that would vest and be canceled for consideration assuming that the first merger had occurred on July 29, 2026 (i.e., excluding any additional awards that may be granted following such date) is $4,006,989, calculated based on a Per Share Value of $80.28 per share, which is the average closing price of Globalstar common stock over the first five business days following April 14, 2026 (the date of the announcement of the transactions contemplated by the merger agreement).
Employee Stock Purchase Plan
The merger agreement generally provides that after April 13, 2026, no new offering periods will begin under the ESPP, no ESPP participant may increase his or her payroll deduction elections or other contributions (other than for payroll deductions that were elected prior to April 13, 2026) and no individual may become a new participant in the ESPP. The purchase period in effect on April 13, 2026 terminated on the scheduled purchase date for such purchase period, which was June 14, 2026. Each participant’s accumulated contributions were used to purchase shares of Globalstar common stock on such purchase date in accordance with the terms of the ESPP. Contingent on the completion of the mergers, the ESPP will be terminated effective immediately prior to the effective time of the first merger.
Executive Officer Severance
On July 31, 2026, the Compensation Committee of the Globalstar board of directors adopted the Globalstar Change in Control Severance Plan pursuant to which employees of Globalstar as of the closing are eligible to receive certain severance benefits in connection with a termination of employment without cause on or during the one-year period following closing. The executive chairman and chief executive officer of Globalstar are not eligible to participate in the plan. Participants in the plan with a title of vice president or above (including Globalstar’s executive officers, other than Globalstar’s executive chairman and chief executive officer) are eligible to receive cash severance in an amount equal to three months of the participant’s total annual compensation (inclusive of base salary, annual target cash bonus opportunity and annual target equity incentive opportunity), payable in a lump sum, and, if the participant timely elects COBRA continuation coverage, payment of three months of the employer portion of COBRA benefits continuation coverage, payable over a three-month period. All participants in the plan are eligible to receive accelerated vesting of the unvested portion of equity-based awards granted prior to closing that are scheduled to vest during the one-year period following closing. All severance benefits are subject to the participant’s execution and non-revocation of a release of claims.
For an estimate of the value of the severance payments and benefits described above that would be payable to Globalstar’s executive officers assuming that the first effective time had occurred on July 29, 2026, and that the executive experiences a termination of employment without cause on that date, see “— Quantification of Payments and Benefits to Globalstar’s Named Executive Officers” below.
Annual Bonuses
Under the merger agreement, Amazon will pay to each continuing employee (including Globalstar’s executive officers, other than Globalstar’s executive chairman) the continuing employee’s annual bonus for the calendar year in which the closing date occurs in an amount no less than the product of (a) such continuing employee’s full bonus entitlement (including any portion of such entitlement that would ordinarily be settled in cash and any portion of such entitlement that would ordinarily be settled in shares of Globalstar common stock) under the applicable Globalstar benefit plan, assuming actual performance, extrapolated through the end of the applicable calendar year based on actual performance through the closing date, as determined in good faith by Globalstar prior to the closing date in consultation with Amazon, multiplied by (b) a fraction, the numerator of which equals the number of days that have elapsed from the first day of the calendar year in which the closing date occurs through the closing date and the denominator of which equals the total number of calendar days in such calendar year (the “closing year annual bonus payment”); provided that, notwithstanding the terms of any applicable Globalstar benefit plan, the closing year annual bonus payment will be payable at the same time that annual bonuses would have been paid absent the mergers (it being understood that the closing year annual bonus payment will be paid solely in cash), subject to the continuing employee’s continued employment with Globalstar or its affiliates through the applicable payment date or an earlier termination of employment by Amazon or any of its affiliates other than for cause (as determined by Amazon in accordance with its past practice).
For an estimate of the value of the closing year annual bonus payments that would be payable to Globalstar’s executive officers assuming that the first effective time had occurred on July 29, 2026, see “— Quantification of Payments and Benefits to Globalstar’s Named Executive Officers” below.
Post-Closing Compensation Arrangements
Any executive officers or directors who become officers, directors or employees or who otherwise are retained to provide services to the surviving entity may enter into new individualized compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by Amazon, any of its affiliates or the surviving entity. As of the date of this information statement/prospectus, the terms of any such compensation arrangements have not been established or determined.
Employee Benefits
The merger agreement requires Amazon to provide or cause to be provided certain compensation, severance and benefits for a period of one year following the closing date for continuing employees, including executive officers, of Globalstar and its subsidiaries, and to take certain actions in respect of employee benefits provided to such employees. For a detailed description of these requirements, please see the section entitled “The Merger Agreement — Employee Matters” beginning on page 116 of this information statement/prospectus.
Quantification of Payments and Benefits to Globalstar’s Named Executive Officers
The information in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the mergers. The amount of the payments and benefits set forth in the table below assumes: (i) that the mergers were consummated and constitute a “change in control” for purposes of the applicable compensation plan or agreement; (ii) that each named executive officer experienced a termination without cause on July 29, 2026, which is the assumed date of the first effective time solely for purposes of this disclosure; (iii) a Per Share Value of $80.28 per share, which is the average closing price of Globalstar common stock over the first five business days following April 14, 2026 (the date of the announcement of the transactions contemplated by the merger agreement); (iv) that each named executive officer’s base salary and target annual bonus opportunity are those in effect as of July 29, 2026; (v) that each named executive officer’s outstanding equity awards are those that are outstanding as of July 29, 2026 (i.e., excluding any additional awards that may be granted following such date); and (vi) that no cutback or reduction has been applied to mitigate the impact of Sections 280G and 4999 of the Code. The calculations reflected in the table below do not attempt to forecast any adjustments in compensation that may occur following the date of this information statement/prospectus, including additional awards, grants or forfeitures that may occur prior to the first effective time or any awards that, by their terms, vest and are settled or exercised irrespective of the mergers prior to the first effective time. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table below, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.
Golden Parachute Compensation
Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Named Executive Officers
James Monroe III	—	497,442	—	497,442
Executive Chairman
Dr. Paul E. Jacobs	287,671	497,442	—	785,113
Chief Executive Officer
Rebecca S. Clary	331,814	426,287	3,885	761,986
Vice President and Chief Financial Officer
L. Barbee Ponder IV	262,635	449,488	3,253	715,376
General Counsel and Vice President of Regulatory Affairs

(1)
The amounts in this column consist of (a) cash severance in an amount equal to three months of the named executive officer’s total annual compensation (inclusive of base salary, annual target cash bonus opportunity and annual target equity incentive opportunity) and (b) the named executive officer’s closing year annual bonus payment assuming target performance. The estimated amount of each such payment is set forth in the table below. Mr. Monroe and Dr. Jacobs are not eligible to receive any severance benefits under Globalstar’s change in control severance plan, and Mr. Monroe is not eligible to receive an annual bonus under Globalstar’s annual bonus plan. The cash severance payments and acceleration of the closing year annual bonus payments are “double-trigger” (i.e., they are contingent upon the named executive officer experiencing a qualifying termination of employment on or during the one-year period following the effective time of the first merger (for the cash severance payments) and prior to the applicable closing year annual bonus payment date (for the annual bonus payments)) and are payable in a lump sum. Payment of the cash severance is subject to the named executive officer’s execution and non-revocation of a release of claims.

Name	Severance ($)	Annual Bonus ($)
Named Executive Officers
James Monroe III	—	—
Dr. Paul E. Jacobs	—	287,671
Rebecca S. Clary	206,763	125,051
L. Barbee Ponder IV	171,438	91,197

(2)
For a description of the treatment of equity awards held by our named executive officers in connection with the mergers, see “— Treatment of Globalstar Equity Awards” above. Set forth below are the values of each type of Globalstar equity award held by the named executive officers that would become vested or that will be canceled for consideration upon the consummation of the mergers (i.e., “single-trigger”). This disclosure excludes Globalstar stock options that were vested as of July 29, 2026 and Globalstar PRSU awards that were earned prior to July 29, 2026 in accordance with their terms. As of July 29, 2026, none of our named executive officers held any Globalstar equity award that will vest in connection with the named executive officer’s qualifying termination of employment during the one-year period following the closing in accordance with Globalstar’s change in control severance plan (i.e., “double-trigger”).

Name	Stock Options ($)	Restricted Stock ($)	RSUs ($)	PRSUs ($)
Named Executive Officers
James Monroe III	434,823	62,618	—	—
Dr. Paul E. Jacobs	434,823	62,618	—	—
Rebecca S. Clary	—	426,287	—	—
L. Barbee Ponder IV	—	449,488	—	—

(3)
The amounts in this column reflect the value of three months of the employer portion of benefits continuation costs. Such amounts are “double-trigger” (i.e., they are contingent upon the named executive officer experiencing a qualifying termination of employment on or during the one-year period following closing) and are payable over a three-month period subject to the named executive officer’s execution and non-revocation of a release of claims.

Directors’ and Officers’ Indemnification Insurance
Any person who, at the effective time of the first merger, is a current or former director or officer of (or in a comparable role with) Globalstar or its subsidiaries, or any person serving at the request of Globalstar or any of its subsidiaries as a director, officer, trustee or fiduciary of (or in a comparable role with) another person or a company benefit plan (the “D&O Indemnified Parties”) will be entitled to certain ongoing indemnification and directors’ and officers’ liability insurance and fiduciary liability insurance for at least six (6) years after the effective time of the first merger. This indemnification and insurance coverage pursuant to the provisions of the merger agreement is further described in the section entitled “The Merger Agreement — Directors’ and Officers’ Indemnification and Insurance” beginning on page 117 of this information statement/prospectus.
Supporting Stockholders
Mr. Monroe, Globalstar’s Executive Chairman, controls Thermo (as defined below), and Mr. Taylor, Globalstar’s Vice President of Finance, Business Operations & Strategy, is an executive at Thermo. As of July 29, 2026, Thermo, and the other Supporting Stockholders, including Mr. Monroe and entities controlled by Mr. Monroe, owned 74,058,249 shares of Globalstar common stock, representing approximately 57.2% of the aggregate voting power of the issued and outstanding shares of Globalstar common stock, and 136,743 shares of Globalstar preferred stock, representing approximately 91.5% of the issued and outstanding shares of Globalstar preferred stock. Additionally, as of July 29, 2026, Thermo Funding II, LLC held a warrant to purchase 333,334 shares of Globalstar common stock in connection with the guarantee of the funding agreements by Thermo Companies and its commonly controlled affiliates. Thermo Funding II, LLC also held an unvested warrant to purchase an additional 333,334 shares of Globalstar common stock, which may vest if and when Thermo Funding II, LLC advances aggregate funds of $25.0 million or more to Globalstar or a permitted third party pursuant to the terms of its guarantee, which warrant expires in December 2028.
In accordance with Globalstar’s Certificate of Designation, at the effective time of the first merger, each share of Globalstar preferred stock outstanding will be automatically converted into the right to receive a liquidating distribution in the initial amount of the liquidation preference of $1,000 per share in cash plus any unpaid accrued dividends on such share. For additional information regarding the treatment of the Globalstar preferred stock pursuant to the merger agreement, please see the section titled “Treatment of Globalstar Preferred Stock” beginning on page 103 of this information statement/prospectus.
In connection with the execution of the merger agreement, (i) Globalstar agreed to amend the Globalstar warrants issued to Thermo Funding II, LLC to provide that, immediately prior to the effective time of the first merger, each outstanding Globalstar warrant held by Thermo Funding II, LLC that is vested and unexercised will be automatically exercised on a cashless basis and the shares of Globalstar common stock issued as a result of such exercise will be converted into the right to receive the merger consideration, as further described in this information statement/prospectus and (ii) Globalstar, Customer and Thermo Funding II, LLC entered into the amendment to guaranty, pursuant to which the guaranty provided by certain affiliates of the Supporting Stockholders in favor of Globalstar (and, for the purposes set forth therein, Customer) was amended so as to terminate on the date that an assumed prepayment agreement entered into by Amazon and Customer replaces the 2023 prepayment agreement, dated as of February 25, 2023, and the 2024 prepayment agreement, dated as of November 5, 2024, between Globalstar and Customer, which shall be the closing date of the first merger, provided that Amazon has made the first required payment under the assumed prepayment agreement to Customer. For additional information regarding the agreements entered into between Thermo and Globalstar, please see the section titled “Summary of Certain Agreements Related to the Mergers” beginning on page 124 of this information statement/prospectus.
Material U.S. Federal Income Tax Consequences
The following general discussion addresses the material U.S. federal income tax consequences to U.S. holders (as defined below) of Globalstar common stock that exchange their shares of Globalstar common stock for the merger consideration in the mergers. This discussion is based on the Code, Treasury Regulations promulgated thereunder, administrative rulings, published positions of the IRS and judicial decisions, all as currently in effect and all of which are subject to change and to differing interpretations (possibly with retroactive effect), and any such change or interpretation could affect the U.S. federal income tax consequences described herein.
This discussion applies only to U.S. holders that hold their shares of Globalstar common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is not a complete description of all of the U.S. federal income tax consequences of the mergers, nor does it describe any tax consequences of the mergers arising under the laws of any state, local or non-U.S. jurisdiction or under any U.S. federal laws other than those pertaining to the U.S. federal income tax consequences of the mergers.
Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular U.S. holders in light of their individual circumstances (including the impact of the Medicare contribution tax on certain net investment income) or to U.S. holders that are subject to special treatment under the U.S. federal income tax laws, such as:
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banks or other financial institutions;

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mutual funds;

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tax-exempt organizations;

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governmental agencies or instrumentalities;

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insurance companies;

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dealers in securities or non-U.S. currency;

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traders in securities that elect to apply a mark-to-market method of accounting;

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entities or arrangements treated as partnerships or other pass-through entities (including S corporations) for U.S. federal income tax purposes and investors in such partnerships or other pass-through entities (including S corporations);

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holders that are not U.S. holders;

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certain expatriates;

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holders that exercise appraisal rights;

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regulated investment companies and real estate investment trusts;

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broker-dealers;

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holders liable for any alternative minimum tax;

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holders that have a functional currency other than the U.S. dollar;

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holders who received their Globalstar common stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation;

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holders who hold (or that held, directly or constructively, at any time during the five-year period ending on the date of the disposition of such holder’s Globalstar common stock pursuant to the mergers) 5% or more of Globalstar common stock (by vote or value);

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holders required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement”; and

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holders who hold Globalstar common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.

In addition, this discussion does not address any state, local or non-U.S. tax considerations of the mergers, nor does it address the impact of the Foreign Account Tax Compliance Act (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith) or any U.S. federal laws other than those pertaining to the U.S. federal income tax.
Definition of U.S. Holder
For purposes of this discussion, a “U.S. holder” is a beneficial owner of Globalstar common stock that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation or other entity taxable as a corporation, created or organized under the laws of the United States, any state thereof or the District of Columbia;

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an estate that is subject to U.S. federal income tax on its income regardless of its source; or

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a trust that (A) is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (B) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of Globalstar common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Accordingly, such partners and partnerships should consult their tax advisors regarding the particular tax considerations of the mergers to them.

Each holder of shares of Globalstar common stock should consult its tax advisor with respect to the particular tax considerations of the mergers to such holder. Globalstar stockholders that are not U.S. holders should consult their tax advisors regarding the possibility that, in the event the applicable withholding agent is unable to determine whether any cash consideration paid to them in the mergers should be treated as a dividend for applicable U.S. federal income tax purposes, such withholding agent may withhold U.S. federal withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the entire amount of any cash consideration payable to such non-U.S. holder in the mergers.
The Intended Tax Treatment
For U.S. federal income tax purposes, the first merger and the second merger, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). The parties have agreed to treat the mergers consistently with the Intended Tax Treatment for U.S. federal, state and other relevant income tax purposes and to file all tax returns consistent with such tax treatment. Neither Amazon nor Globalstar will request a ruling from the IRS with respect to the tax treatment of the mergers, and as a result, no assurance can be given that the IRS will not challenge the treatment of the mergers described in this tax disclosure or that a court would not sustain such a challenge.
The obligation of Amazon and Globalstar to consummate the mergers is not conditioned upon the receipt of an opinion from counsel regarding whether the mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, nor have the parties sought a ruling from the IRS.
U.S. Federal Income Tax Consequences of the Mergers to U.S. Holders
Assuming that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the mergers to a U.S. holder will generally depend on whether the U.S. holder exchanges its shares of Globalstar common stock for cash consideration, stock consideration, or a combination of stock consideration and cash consideration.
Exchange Solely for Amazon common stock
If, pursuant to the mergers, a U.S. holder exchanges all of its shares of Globalstar common stock solely for Amazon common stock, such U.S. holder will generally not recognize any gain or loss on the exchange, except with respect to cash received in lieu of a fractional share of Amazon common stock (as discussed below under “— Cash in Lieu of Fractional Shares”).
The aggregate adjusted tax basis of the shares of Amazon common stock received in the mergers (including fractional shares deemed received and redeemed as described below under “— Cash in Lieu of Fractional Shares”) will be equal to the aggregate adjusted tax basis of the shares of Globalstar common stock exchanged therefor. The holding period of the shares of Amazon common stock received in the mergers (including fractional shares deemed received and redeemed as described below) will include the holding period of the shares of Globalstar common stock exchanged therefor.
If a U.S. holder acquired different blocks of shares of Globalstar common stock at different times or different prices, such U.S. holder should consult its tax advisor as to the determination of the tax bases and holding periods of the Amazon common stock received in the mergers.
Exchange Solely for Cash
The exchange of shares of Globalstar common stock solely for cash will generally result in the recognition of gain or loss equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares of Globalstar common stock exchanged therefor. Such gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period with respect to the Globalstar common stock surrendered is more than one year at the effective time of the first merger. Long-term capital gains of certain non-corporate holders, including individuals, generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.
If a U.S. holder acquired different blocks of shares of Globalstar common stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Globalstar common stock.

In certain circumstances, if a U.S. holder actually or constructively owns Amazon common stock after the mergers, the cash consideration received could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such U.S. holder may have dividend income up to the amount of the cash consideration received. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a U.S. holder, including the application of certain constructive ownership rules, U.S. holders that actually or constructively own Amazon common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.
U.S. holders electing to receive solely cash consideration in the mergers may be subject to proration, which may result in the receipt of a portion of the merger consideration in stock consideration, in addition to cash consideration. See “— Exchange for a Combination of Amazon Common Stock and Cash” below for a general description of the U.S. federal income tax consequences to U.S. holders of the receipt of stock consideration and cash consideration.
Exchange for a Combination of Amazon Common Stock and Cash
A U.S. holder that receives a combination of Amazon common stock and cash (other than cash in lieu of a fractional share of Amazon common stock) pursuant to the mergers will generally recognize gain (but not loss) in an amount equal to the lesser of (a) the sum of the amount of the cash (other than cash in lieu of a fractional share of Amazon common stock) and the fair market value of the Amazon common stock received, minus that U.S. holder’s adjusted tax basis in its shares of Globalstar common stock surrendered in exchange therefor, and (b) the amount of cash received.
If a U.S. holder acquired different blocks of shares of Globalstar common stock at different times or different prices, any gain or loss may be determined separately for each block of shares and such U.S. holder’s basis and holding period in its shares of Amazon common stock may be determined with reference to each block of shares of Globalstar common stock. Any such U.S. holder should consult its tax advisor regarding the manner in which the cash consideration and stock consideration should be allocated among different blocks of shares of Globalstar common stock surrendered, including the ability to specifically identify shares of Globalstar common stock exchanged for the cash consideration, and the determination of the tax bases and holding periods of the Amazon common stock received.
Any recognized gain will generally be long-term capital gain if the U.S. holder’s holding period with respect to the shares of Globalstar common stock surrendered is more than one year at the effective time of the first merger. Long-term capital gains of certain non-corporate holders, including individuals, generally are subject to U.S. federal income tax at preferential rates.
In certain circumstances, if a U.S. holder actually or constructively owns Amazon common stock other than Amazon common stock received pursuant to the mergers, the recognized gain could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends upon the particular circumstances of a U.S. holder, including the application of certain constructive ownership rules, U.S. holders should consult their tax advisors regarding the potential application of the foregoing rules to their particular circumstances.
The aggregate tax basis of the Amazon common stock received (including fractional shares deemed received and redeemed as described below under “— Cash in Lieu of Fractional Shares”) will be equal to the aggregate adjusted tax basis of the shares of Globalstar common stock surrendered, reduced by the amount of cash consideration received by the U.S. holder (excluding any cash in lieu of a fractional share) and increased by the amount of gain (regardless of whether such gain is classified as capital gain or dividend income, as discussed above, but excluding any gain recognized with respect to cash in lieu of a fractional share), if any, recognized by the U.S. holder on the exchange. The holding period of the Amazon common stock received in the mergers (including fractional shares deemed received and redeemed as described below) will include the holding period of the shares of Globalstar common stock exchanged therefor.
Cash in Lieu of Fractional Shares
U.S. holders that receive cash in lieu of a fractional share of Amazon common stock will generally be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss will generally be recognized based on the difference between the amount of cash received in lieu of the fractional share and the tax basis allocated to such fractional share. Such gain or loss will generally be long-term capital gain or loss if the holding period for such shares is more than one year at the effective time of the first merger. Long-term capital gains of certain non-corporate holders, including individuals, generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.
GLOBALSTAR STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS.
Accounting Treatment of the Mergers
The mergers will be accounted for as a business combination, with Amazon using the acquisition method of accounting in accordance with Accounting Standard Codification 805, Business Combinations, and, accordingly, will generally result in the recognition of Globalstar assets acquired and liabilities assumed at fair value.
Regulatory Approvals Required for the Mergers
HSR Act
The mergers are subject to the requirements of the HSR Act. Under the HSR Act, Amazon and Globalstar are required to file notifications with the Antitrust Division of the DOJ and the FTC and to observe a mandatory premerger waiting period before completing the mergers. A transaction requiring notification under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filing of their respective HSR Act notifications or the early termination of that waiting period. Globalstar and Amazon filed their respective Notification and Report Forms with the DOJ and the FTC on May 14, 2026. Amazon withdrew its HSR Act notification on June 15, 2026, and refiled on June 17, 2026, which restarted the initial waiting period. The waiting period expired on July 17, 2026.
Additional Regulatory Approvals
The completion of the mergers is further conditioned upon obtaining required clearances and approvals, as applicable, from certain international merger and foreign investment control authorities, the FCC, the ANFR, the French Ministry of Telecoms, the French Ministry of Higher Education, Research and Space and ARCEP. In addition, Amazon’s obligation to consummate the mergers is subject to the satisfaction or waiver of Globalstar’s receipt of certain governmental authorizations relating to the C-3 system.
Globalstar and Amazon have commenced filings and engaging with certain merger, foreign investment and satellite and communication authorities. The parties will file the remainder of the applicable applications with the appropriate regulators following the date of this information statement/prospectus. As of the date of this information statement/prospectus, certain governmental authorizations relating to the C-3 system have not yet been received.
For additional information about regulatory approvals relating to the mergers, please see the section titled “The Merger Agreement — Conditions to the Mergers” beginning on page 119 of this information statement/prospectus.
Although the parties expect that all required regulatory clearances and approvals will be obtained, the parties cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the mergers, including the requirement to divest assets, create or modify contractual rights or obligations or enter into supply or services agreements. These conditions could result in the conditions to the mergers not being satisfied.

Efforts to Obtain Regulatory Approvals
Globalstar and Amazon have agreed in the merger agreement to, and to cause each of their respective subsidiaries to, use its and their respective reasonable best efforts to obtain all required regulatory approvals and take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust law, foreign investment law or satellite and communications law that may be asserted by any governmental authority so as to enable the parties to the merger agreement to consummate the transactions contemplated by the merger agreement, including the mergers, prior to the termination date. However, the merger agreement does not require Amazon or Globalstar to take any of the actions listed below (except that Globalstar will take such actions with respect to itself and its affiliates to the extent requested in writing by Amazon and only if such action is binding on, or otherwise applicable to, Globalstar from and after the effective time of the first merger):
•
sell, hold separate or otherwise dispose of or conduct their business (or, following the closing, the combined business) in a specified manner or to agree to any restriction or condition with respect thereto;

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agree to sell, hold separate or otherwise dispose of or conduct their business (or, following the closing, the combined business) in a specified manner or to agree to any restriction or condition with respect thereto;

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enter into or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement;

•
agree to any restriction or condition, in each case, with respect to the assets, operations or conduct of their business (or, following the closing, the combined business) in a specified manner; or

•
permit the sale, holding separate or other disposition of, any assets of Amazon, Globalstar or their respective affiliates.

In addition, Globalstar, Amazon, Acquisition Sub I and Acquisition Sub II have agreed to furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a governmental authority, in each case in connection with the transactions contemplated by the merger agreement (subject to certain customary limitations and procedures to address contractual restrictions and reasonable privilege, legal, confidentiality or competitive sensitivity concerns), including by (i) promptly informing the other party of such inquiry, (ii) consulting in advance before making any presentations or submissions to a governmental authority, (iii) giving the other party reasonable advance notice and the opportunity to attend and participate in any substantive meetings or discussions with any governmental authority (to the extent not prohibited by such governmental authority), and (iv) supplying each other with copies of all material correspondence, filings or communications between any party and any governmental authority with respect to the merger agreement.
Amazon, after consultation with Globalstar and consideration of Globalstar’s views in good faith, has the sole right to control and direct all antitrust strategy and communications regulatory strategy in connection with the review of the transactions contemplated by the merger agreement by any governmental authority, including, among other things, with respect to any determination to pull and refile any filing made under the HSR Act or enter into a timing agreement with any governmental authority, including any agreement to delay, toll or extend any applicable waiting period under the HSR Act or any other antitrust law, foreign investment law or any satellite and communications law.
Share Ownership of Directors, Executive Officers and Certain Beneficial Owners of Globalstar
Information regarding certain beneficial owners of Globalstar common stock is contained in the section titled “Certain Beneficial Owners of Globalstar Common Stock” beginning on page 126 of this information statement/prospectus.
Directors’ and Officers’ Indemnification and Insurance
The merger agreement requires that Amazon, Acquisition Sub I and Acquisition Sub II agree that all rights to exculpation, indemnification, contribution and advancement of expenses for facts, events, acts or omissions occurring at or prior to the effective time of the first merger in favor of the D&O Indemnified Parties, as provided in the respective organizational documents of Globalstar or its subsidiaries or in any agreement for indemnification in a standard form made available to Amazon, in effect as of the closing, will survive the mergers in accordance with their terms (it being agreed that after the closing such rights shall be mandatory rather than permissive, if applicable), which provisions shall not, for a period of six (6) years from the effective time of the first merger, be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the D&O Indemnified Parties.
The merger agreement further requires Amazon to, and to cause the surviving entity to, (i) indemnify, defend, hold harmless and advance expenses to the D&O Indemnified Parties with respect to all facts, events, acts or omissions by them in their capacities as such at any time prior to and including the effective time of the first merger (including any matters arising in connection with the merger agreement or the transactions contemplated by the merger agreement), to the fullest extent that Globalstar or its subsidiaries are permitted by applicable law; and (ii) pay in advance of the final disposition of any action against the D&O Indemnified Party the expenses (including reasonable attorneys’ fees) of any D&O Indemnified Party upon receipt (if required by applicable law, the organizational documents of the surviving entity or any applicable indemnification agreement) of a written undertaking to repay the amount paid or reimbursed if it is ultimately determined that such D&O Indemnified Party is not permitted to be indemnified under applicable law. Further, Amazon may not (and will cause the surviving entity not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any action to which any D&O Indemnified Party is a party, unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties covered by the action from all liability arising out of such action.
The merger agreement further requires that for at least six (6) years after the effective time of the first merger, Amazon will (and will cause the surviving entity to) maintain in full force and effect the coverage provided by the existing directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the closing date and maintained by Globalstar or any of its subsidiaries, as applicable (the “existing D&O insurance policies”) or provide substitute policies (with Globalstar’s existing insurance carriers or with insurance carriers having an A.M. Best financial strength rating of at least an “A-”) for Globalstar, its subsidiaries and the D&O Indemnified Parties who are currently covered by such existing D&O insurance policies, in either case, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the existing D&O insurance policies, covering claims and other matters arising from facts, events, acts, omissions or other matters that occurred at or prior to the effective time of the first merger, including the transactions contemplated by the merger agreement (provided that Amazon or the surviving entity, as applicable, is not required to pay an aggregate annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium paid by Globalstar or any of its subsidiaries for the existing D&O insurance policies (the “maximum D&O amount”), but in such case shall purchase the most advantageous such coverage as possible for the maximum D&O amount). In lieu of such insurance, prior to the effective time of the first merger, Globalstar may purchase prepaid, non-cancellable six (6) year “tail” directors’ and officers’ liability insurance and fiduciary liability insurance (“tail coverage”), effective as of the effective time of the first merger, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the existing D&O insurance policies, covering claims and other matters arising from facts, events, acts, omissions or other matters that occurred at or prior to the effective time of the first merger, including the transactions contemplated by the merger agreement (provided that the aggregate premium for the tail coverage shall not exceed the maximum D&O amount), provided further that if the tail coverage is not reasonably available or the aggregate premium for the tail coverage exceeds the maximum D&O amount, then Globalstar must obtain the most advantageous such tail coverage available for a cost not exceeding the maximum D&O amount, unless otherwise directed by Amazon to exceed the maximum D&O amount, and Amazon will cause the surviving entity (or its applicable subsidiaries) to maintain such tail coverage in full force and effect, without any modification, and continue to honor the related obligations. In that event, Amazon would cease to have any obligations to maintain the existing D&O insurance policies.
Delisting and Deregistration of Globalstar Common Stock
Following the effective time of the first merger, shares of Globalstar common stock will cease to be listed on the NASDAQ.

No Appraisal Rights
Globalstar stockholders are not entitled to appraisal rights in connection with the mergers.
Under the DGCL, appraisal rights are not available for the shares of any class or series if the shares of the class or series are listed on a national securities exchange or held of record by more than 2,000 holders on the record date, unless the stockholders are required to receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation, shares of stock or depository receipts in respect thereof of any other corporation that will be either listed on a national securities exchange or held of record by more than 2,000 holders at the effective time of the merger, cash in lieu of fractional shares or fractional depositary receipts or any combination of the foregoing.
Because Globalstar stockholders may receive solely the stock consideration and cash in lieu of fractional shares of Amazon common stock in the mergers, and shares of Amazon common stock are, and at the effective time will be, listed on the NASDAQ, Globalstar stockholders are not entitled to exercise appraisal rights under Delaware law in connection with the mergers.
Restrictions on Sales of Shares of Amazon Common Stock Received in the Mergers
All shares of Amazon common stock received by Globalstar stockholders in the mergers will be freely tradable for purposes of the Securities Act and the Exchange Act.
Litigation Relating to the Mergers
As of the date of this information statement/prospectus, there are no pending lawsuits challenging the mergers. However, potential plaintiffs may file lawsuits challenging the mergers. The outcome of any future litigation is uncertain. Such litigation, if not resolved, could prevent or delay consummation of the mergers and result in substantial costs to Globalstar, including any costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the merger is the absence of any provision of any applicable law or order that has the effect of preventing, making illegal or enjoining the completion of the mergers. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the mergers on the agreed-upon terms, then such injunction may prevent the mergers from being consummated, or from being consummated within the expected time frame.

INFORMATION ABOUT THE COMPANIES
Globalstar, Inc.
Globalstar empowers its customers to connect, transmit, and communicate in smarter ways — easily, quickly, securely, and affordably — offering reliable satellite and terrestrial connectivity services as an international telecom infrastructure provider. Globalstar’s low Earth orbit satellite constellation ensures secure data transmission for connecting and protecting assets, transmitting critical operational data, and saving lives for consumers, businesses, and government agencies across the globe. Globalstar’s terrestrial spectrum, Band 53, and its 5G variant, n53, offers fully licensed spectrum for private networks with a growing ecosystem in the U.S. and over 10 countries abroad, while Globalstar’s XCOM Radio Access Network product offers significant capacity gains in dense wireless deployments. In addition to SPOT GPS messengers, Globalstar offers next-generation Internet of Things hardware and software products for efficiently tracking and monitoring assets, processing smart data at the edge, and managing analytics with cloud-based telematics solutions to drive safety, productivity, and profitability.
Globalstar’s principal executive offices are located at 1351 Holiday Square Blvd., Covington, Louisiana 70433 and its telephone number is (985) 335-1500.
Amazon.com, Inc.
Amazon seeks to be Earth’s most customer-centric company. Amazon is guided by four principles: customer obsession rather than competitor focus, passion for invention, commitment to operational excellence, and long-term thinking. In each of its segments, Amazon serves its primary customer sets, consisting of consumers, sellers, developers, enterprises, content creators, advertisers, and employees.
Amazon’s common stock is listed on the NASDAQ and trades under the ticker symbol “AMZN.” Amazon’s principal executive offices are located at 410 Terry Avenue North, Seattle, Washington 98109. Amazon’s telephone number is (206) 266-1000.
Grapefruit Acquisition Sub I, Inc.
Acquisition Sub I is a direct, wholly owned subsidiary of Amazon. Acquisition Sub I was incorporated by Amazon on April 9, 2026 solely for the purpose of effecting the mergers, has not conducted any business, and has no assets, liabilities or obligations of any nature other than those incidental to its incorporation and matters contemplated by the merger agreement. The principal executive offices of Acquisition Sub I are located at c/o Amazon.com, Inc., 410 Terry Avenue North, Seattle, Washington 98109, and its telephone number is (206) 266-1000.
Grapefruit Acquisition Sub II, LLC
Acquisition Sub II is a direct, wholly owned subsidiary of Amazon. Acquisition Sub II was formed by Amazon on April 9, 2026 solely for the purpose of effecting the mergers, has not conducted any business, and has no assets, liabilities or obligations of any nature other than those incidental to its formation and matters contemplated by the merger agreement. The principal executive offices of Acquisition Sub II are located at c/o Amazon.com, Inc., 410 Terry Avenue North, Seattle, Washington 98109, and its telephone number is (206) 266-1000.

THE MERGER AGREEMENT
The following describes the material provisions of the merger agreement, which is attached as Annex A to this information statement/prospectus and is incorporated by reference herein. The summary of the material provisions of the merger agreement below and elsewhere in this information statement/prospectus is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. Amazon and Globalstar encourage you to carefully read the merger agreement in its entirety before making any decisions regarding the mergers as it is the legal document governing the mergers.
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Amazon and Globalstar are responsible for considering whether additional disclosure of material information is required to make the statements in this information statement/prospectus not misleading. Factual disclosures about Amazon and Globalstar contained in this information statement/prospectus or Amazon’s or Globalstar’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Amazon or Globalstar contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by Amazon, Acquisition Sub I, Acquisition Sub II, and Globalstar are qualified and subject to important limitations agreed to by the parties to the merger agreement in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement, and were negotiated with the principal purpose of allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from that generally relevant to stockholders or applicable to reports and documents filed with the SEC, and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not publicly disclosed. The representations and warranties in the merger agreement will not survive the completion of the mergers. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement. For the foregoing reasons, the representations, warranties, and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this information statement/prospectus and in the documents incorporated by reference into this information statement/prospectus. For additional information regarding the location of information incorporated by reference into this information statement/prospectus, please see the section titled “Where You Can Find More Information” beginning on page 144 of this information statement/prospectus.
Structure of the Mergers
The merger agreement provides, upon the terms and subject to the conditions set forth in the merger agreement and in accordance with the DGCL, that Acquisition Sub I will merge with and into Globalstar, with Globalstar continuing as the surviving corporation and a direct, wholly owned subsidiary of Amazon. Immediately following the first merger and in accordance with the DGCL and Delaware Limited Liability Company Act, Globalstar will merge with and into Acquisition Sub II, with Acquisition Sub II continuing as the surviving entity and a direct, wholly owned subsidiary of Amazon.
Closing; Effective Time
Unless the parties otherwise agree in writing, the closing will take place remotely by electronic exchange of documents no later than (unless otherwise agreed to in writing by the parties to the merger agreement) the third (3rd) business day following the date on which all conditions to the mergers set forth in the merger agreement have been satisfied or waived in writing by the applicable party (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions at the closing). As used in this information statement/prospectus, the “effective time” of the applicable merger means the time at which the applicable certificate of merger with respect to the merger is duly filed with the Secretary of State of the State of Delaware or at such other date and time as Amazon, Globalstar and, in the case of the first merger, Acquisition Sub I, or, in the case of the second merger, Acquisition Sub II, may agree to and specify in such certificate of merger in accordance with the DGCL.
Effects of the Mergers
At the effective time of the first merger, subject to the payment of cash in lieu of fractional shares of Amazon common stock as described below under “— No Fractional Shares,” the payment of unpaid dividends or other distribution as described below under “— Exchange and Payment Procedures,” and the proration methodology as described below under “— Proration and Allocation of Merger Consideration,” each share of Globalstar common stock issued and outstanding immediately prior to the effective time of the first merger (other than canceled shares as described below under “— Cancellation of Certain Globalstar Common Stock”) will be converted into the right to receive, at the election of the applicable Globalstar stockholder with respect to such share in accordance with, and subject to the terms, conditions and procedures set forth in the merger agreement, the following consideration:
•
for each share of Globalstar common stock and each Globalstar warrant notional common share with respect to which a cash election has been properly made and not properly changed, revoked or deemed revoked pursuant to the merger agreement (a “cash election share”), $90 in cash minus the per share adjustment amount (if any), without interest;

•
for each share of Globalstar common stock and each Globalstar warrant notional common share with respect to which a stock election has been properly made and not properly changed, revoked or deemed revoked pursuant to the merger agreement (a “stock election share”), a number of validly issued, fully paid and nonassessable shares of Amazon common stock equal to the exchange ratio (which includes an adjustment for the per share adjustment amount (if any)); and

•
for each share of Globalstar common stock and each Globalstar warrant notional common share that is not a cash election share or a stock election share (a “non-election share”), the right to receive the stock consideration.

The merger consideration will be equitably adjusted to reflect the effect of any reclassification, recapitalization, stock split (including a reverse stock split) or similar event, or combination, exchange or readjustment of shares, with respect to the outstanding shares of Amazon common stock or Globalstar common stock, or any stock dividend or stock distribution thereon, in each case, that occurs prior to the effective time of the first merger.
The “exchange ratio” for the stock consideration will be determined based on VWAP, rounded to four decimal places, of Amazon common stock as reported by Bloomberg L.P. and using the “Bloomberg Definition” calculation method on the VWAP function for the ticker “AMZN US Equity” over the twenty (20) consecutive trading day period ending on (and including) the second trading day immediately prior to the closing date.
•
If the Amazon measurement price is less than $280.38, the exchange ratio will equal (x) 0.3210 minus (y) the quotient of the per share adjustment amount (if any) divided by the Amazon measurement price.

•
If the Amazon measurement price is equal to or greater than $280.38, the exchange ratio will equal the quotient of (a) (i) $90.00 minus (ii) the per share adjustment amount (if any), divided by (b) the Amazon measurement price.

The exact per share adjustment amount will not be known until prior to the closing, but the maximum amount of the Customer payment potentially payable at the time of signing the merger agreement was $110 million. As of the date of this information statement/prospectus, the maximum amount of the Customer payment potentially payable under the letter agreement is approximately $97 million as a result of Globalstar’s achievement of certain operational milestones since the signing of the merger agreement. The parties do not currently plan to provide further updates regarding the achievement of milestones until the mailing of the election form (as further described in this information statement/prospectus). The exact per share adjustment amount will not be known until prior to closing, but the maximum per share adjustment amount as of the date of this information statement/prospectus will be equal to (a)  approximately $97 million divided by (b) the aggregate number of shares of Globalstar common stock to be converted into the right to receive the merger consideration at the effective time of the first merger.
No Fractional Shares
Globalstar stockholders will not receive any fractional shares of Amazon common stock pursuant to the mergers. Each Globalstar stockholder that otherwise would have been entitled to receive a fraction of a share of Amazon common stock at the effective time of the first merger will receive an amount in cash. The value of such cash payment will be calculated based on the then prevailing prices on NASDAQ and will represent the holder’s proportionate interest in a trust of proceeds established from the open-market sale of that number of shares of Amazon common stock equal to the excess of (i) the number of whole shares of Amazon common stock delivered to the exchange agent by Amazon pursuant to the terms of the merger agreement over (ii) the aggregate number of whole shares of Amazon common stock to be distributed to Globalstar stockholders pursuant to the terms of the merger agreement.
Proration and Allocation of Merger Consideration
The merger agreement provides that the total number of shares of Globalstar common stock that will be entitled to receive the cash consideration will not exceed the maximum cash share number (i.e., forty percent (40%) of the aggregate number of shares of Globalstar common stock issued and outstanding immediately prior to the effective time of the first merger (other than canceled shares)). If the cash election is oversubscribed, each Globalstar stockholder making a valid cash election will receive a pro rata portion of the available cash consideration in cash and the remaining portion in shares of Amazon common stock at the exchange ratio. Accordingly, depending on the elections made by other Globalstar stockholders, a Globalstar stockholder electing to receive the cash consideration may receive a portion of the merger consideration in the form of stock consideration.
Promptly (and in any event no later than three (3) business days) after the effective time of the first merger, Amazon will cause the exchange agent for the payment of the merger consideration to effect the allocation among the former Globalstar stockholders of rights to receive the cash consideration and the stock consideration as follows (with the exchange agent to determine, consistent with the immediately preceding paragraph, whether fractions of cash election shares will be rounded up or down):
Oversubscription of Cash Election Option.   If the aggregate number of cash election shares, referred to as the “cash election number,” equals or exceeds the maximum cash share number, then:
•
the cash election shares of each holder of such cash election shares will be converted into the right to receive the cash consideration in respect of that number of cash election shares equal to the product obtained by multiplying (i) the number of cash election shares held by such holder by (ii) a fraction, the numerator of which is the maximum cash share number and the denominator of which is the cash election number, with the remaining number of such holder’s cash election shares being converted into the right to receive the stock consideration;

•
all stock election shares will be converted into the right to receive the stock consideration; and

•
all non-election shares will be converted into the right to receive the stock consideration.

Undersubscription of Cash Election Option.   If the cash election number is less than the maximum cash share number, then:
•
all cash election shares will be converted into the right to receive the cash consideration;

•
all stock election shares will be converted into the right to receive the stock consideration; and

•
all non-election shares will be converted into the right to receive the stock consideration.

Tax Related Adjustments
The mergers are intended to qualify as a “reorganization” under Section 368(a) of the Code. In order for the mergers to so qualify, certain requirements must be satisfied, including the “continuity of interest” requirement as described in the U.S. Department of the Treasury Regulations (“Treasury Regulations”)

Section 1.368-1(e). In order for the “continuity of interest” requirement to be satisfied, at least forty percent (40%) (by value) of the aggregate total consideration received by Globalstar stockholders in the mergers must consist of shares of Amazon common stock. The “continuity of interest” requirement is expected to be satisfied unless the value of Amazon common stock declines significantly. Nevertheless, the value of shares of Amazon common stock received by Globalstar stockholders as stock consideration will not be determined until the second to last trading day prior to the closing date. Accordingly, in order to ensure that the mergers qualify as a reorganization within the meaning of Section 368(a) of the Code, the parties have agreed that the exchange ratio shall be increased to the minimum extent necessary to cause the mergers to satisfy the “continuity of interest” requirement set forth in Treasury Regulations Section 1.368-1(e). For additional information regarding the material U.S. federal income tax consequences of the mergers, please see the section titled “The Mergers — Material U.S. Federal Income Tax Consequences” beginning on page 86 of this information statement/prospectus.
Cancellation of Certain Globalstar Common Stock
Immediately prior to the effective time of the first merger, each share of Globalstar common stock held, directly or indirectly, by Globalstar or any of its majority owned subsidiaries or held, directly or indirectly, by Amazon, Acquisition Sub I, or Acquisition Sub II, or any of their respective wholly owned subsidiaries will automatically be canceled and retired and will cease to exist. Such shares are referred to as “canceled shares” in this information statement/prospectus. No consideration will be delivered in exchange for any canceled shares.
Governing Documents
At the effective time of the first merger, by virtue of the first merger, Globalstar’s Third Amended and Restated Certificate of Incorporation (“Globalstar’s Certificate of Incorporation”), as in effect immediately prior to the effective time of the first merger, will be amended and restated in its entirety as set forth in Exhibit B to the merger agreement, and as so amended and restated, will be the certificate of incorporation of the surviving corporation from and after the effective time of the first merger until the effective time of the second merger. Also at the effective time of the first merger, Globalstar’s Sixth Amended and Restated Bylaws (“Globalstar’s Bylaws”) will be amended and restated in their entirety as set forth in the bylaws of Acquisition Sub I, as in effect immediately prior to the effective time of the first merger, except that all references therein to Acquisition Sub I will be automatically amended and will become references to the surviving corporation, and as so amended and restated, will be the bylaws of the surviving corporation from and after the effective time of the first merger until the effective time of the second merger.
At the effective time of the second merger, the certificate of formation of Acquisition Sub II, as in effect immediately prior to the effective time of the second merger, will be the certificate of formation of the surviving entity, until thereafter changed or amended in accordance with its terms and applicable law. At the effective time of the second merger, the limited liability company agreement of Acquisition Sub II will be as set forth in Exhibit C to the merger agreement and as in effect immediately prior to the effective time of the second merger, will be the limited liability company agreement of the surviving entity from and after the effective time of the second merger, until thereafter changed or amended in accordance with its terms, the merger agreement and applicable law.
Governance Matters; Officers and Directors
Effective as of the effective time of the first merger, the directors of Acquisition Sub I immediately prior to the effective time of the first merger will be the initial directors of the surviving corporation of the first merger, each to hold office until the earlier of the effective time of the second merger and their death, resignation or removal or until their respective successors are duly elected and qualified, in each case in accordance with the certificate of incorporation and bylaws of the surviving corporation. Effective as of the effective time of the first merger, the officers of Acquisition Sub I immediately prior to the effective time of the first merger will be the initial officers of the surviving corporation until the earlier of the effective time of the second merger and their death, resignation, or removal or until their respective successors are duly elected and qualified, as the case may be, in each case in accordance with the certificate of incorporation and bylaws of the surviving corporation.

Effective as of the effective time of the second merger, the managers of Acquisition Sub II immediately prior to the effective time of the second merger will be the initial managers of the surviving entity, each to hold office until the earlier of their death, resignation, or removal or until their respective successors are duly elected and qualified, as the case may be, in each case in accordance with the organizational documents of the surviving entity. Effective as of the effective time of the second merger, the officers of Acquisition Sub II immediately prior to the effective time of the second merger will be the initial officers of the surviving entity, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in each case in accordance with the organizational documents of the surviving entity.
Election Procedures
Each Globalstar stockholder may specify in a request made in accordance with the procedures described in this “— Election Procedures” section the number of shares of Globalstar common stock and Globalstar warrant notional common shares (or, in the case of holders of Globalstar warrants, the percentage of such Globalstar warrant notional common shares) held by such holder with respect to which such holder desires to make (i) a stock election and/or (ii) a cash election.
The merger agreement provides that the election form and the letter of transmittal and related instructions must be in a form that Amazon and Globalstar reasonably agree prior to the election form record date, which election form and such other documents will permit Globalstar stockholders to exercise their right to make an election.
Amazon and Globalstar (i) will initially make available and mail the election form at least twenty (20) business days prior to the anticipated election deadline to Globalstar stockholders as of the election form record date, and (ii) following such mailing date, will make available, or cause to be made available, one or more election forms (and other related documents) to any holder who becomes a record holder of Globalstar common stock between the election form record date and the close of business on the business day prior to the election deadline and who reasonably requests such election form prior to the election deadline.
Any election will have been made properly only if the exchange agent receives, during the election period, an election form properly completed and executed (including duly executed transmittal materials included in the election form). Amazon and Globalstar will cooperate to issue a joint press release reasonably satisfactory to each of them announcing the date of the election deadline at least five (5) business days prior to the election deadline.
If the closing date is delayed to a subsequent date, the election deadline will be similarly delayed, and Amazon and Globalstar will promptly announce any such delay and, when determined, the rescheduled election deadline.
Any Globalstar stockholder may, at any time during the election period, change or revoke his, her or its election form by written notice to and received by the exchange agent prior to the election deadline. The shares represented by such election form will be deemed to be non-election shares unless a properly completed and executed revised election form is received by the exchange agent prior to the election deadline. If any election is not properly made with respect to any shares of Globalstar common stock and Globalstar warrant notional common shares (none of Amazon, Globalstar or the exchange agent being under any duty to notify any holder of any such defect), such election will be deemed to be not in effect, and the shares of Globalstar common stock and Globalstar warrant notional common shares, as applicable, covered by such election will be deemed to be non-election shares and will be converted into the right to receive the stock consideration, unless a proper election is thereafter timely made.
All elections will be automatically deemed revoked upon receipt by the exchange agent of written notification from the parties that the merger agreement has been terminated. If an election is revoked, any share certificates and other documents received by the exchange agent will be promptly returned to the stockholder submitting the same to the exchange agent.
Subject to the election form, the exchange agent, in the exercise of its reasonable, good faith discretion, will have the right to make all determinations, not inconsistent with the terms of the merger agreement, governing the validity of the election forms and compliance by any holder with the election procedures described in this “— Election Procedures” section.
Exchange and Payment Procedures
Prior to the election form record date, Amazon will enter into a customary exchange agent agreement with the transfer agent of Amazon, the transfer agent of Globalstar or another reputable bank or trust company that is organized and doing business under the laws of the United States and that is reasonably acceptable to Globalstar. At or prior to the effective time of the first merger, Amazon will deposit, or cause to be deposited, with the exchange agent (i) cash in immediately available funds in an amount sufficient to pay the aggregate cash consideration and (ii) Amazon common stock in book-entry form representing the number of whole shares of Amazon common stock sufficient to deliver the aggregate stock consideration. Such cash and book-entry shares, together with any unpaid dividends with respect to any certificates or book-entry shares, are referred to in this information statement/prospectus as the “exchange fund.”
Exchange of Globalstar Share Certificates and Book-Entry Globalstar Shares
As promptly as reasonably practicable (and no later than three (3) business days) after the effective time of the first merger, the surviving entity will cause the exchange agent to mail to each record holder of certificates, who has not previously submitted a properly completed election form (together with any required letter of transmittal) and whose shares of Globalstar common stock were converted at the effective time of the first merger into the right to receive the merger consideration and any unpaid dividends, a letter of transmittal and instructions for returning the letter of transmittal and surrendering Globalstar share certificates in exchange for payment of the merger consideration and any unpaid dividends.
As promptly as reasonably practicable (and no later than three (3) business days) after the effective time of the first merger, Amazon will cause the exchange agent to mail to each record holder of book-entry shares not held through The Depository Trust Company (“DTC”), who has not previously submitted a properly completed election form (together with any required letter of transmittal) and whose shares of Globalstar common stock were converted at the effective time of the first merger into the right to receive the merger consideration and any unpaid dividends, a letter of transmittal, and instructions for returning the letter of transmittal in exchange for payment of the merger consideration and any unpaid dividends. Such record holders of book-entry shares will not be required to deliver Globalstar share certificates in exchange for merger consideration and any unpaid dividends.
Holders of book-entry shares held through DTC, whose shares of Globalstar common stock were converted in the mergers into the right to receive the merger consideration, will not be required to deliver a Globalstar share certificate or an executed letter of transmittal to the exchange agent to receive the merger consideration or any unpaid dividends.
From and after the effective time of the first merger, upon (i) surrender to the exchange agent of Globalstar share certificates and a duly executed letter of transmittal (in the case of holders of certificates), (ii) surrender to the exchange agent of book-entry shares and a duly executed letter of transmittal (in the case of holders of book-entry shares not held through DTC) or (iii) receipt by the exchange agent of an “agent’s message” (in the case of holders of book-entry shares held through DTC), in each case in compliance with the instructions for surrender, such holders will be entitled to receive the merger consideration, together with any fractional share cash amounts and any dividends or other distributions to which such certificates or book-entry shares become entitled as described below in the “— Dividends and Distributions” section.
The exchange agent will accept the certificates (or affidavits of loss in lieu thereof) or book-entry shares upon compliance with such reasonable terms and conditions as the exchange agent may impose, to effect an orderly exchange in accordance with customary exchange practices. The time that any individual stockholder receives its, his, or her merger consideration will vary depending on the underlying arrangements through which such stockholder holds its, his, or her shares of Globalstar common stock.
In the event of a transfer of ownership of shares of Globalstar common stock that is not registered in Globalstar’s transfer records, merger consideration and any unpaid dividends may be paid to a person other than the person in whose name the surrendered Globalstar share certificate is registered if such certificate is endorsed or otherwise in proper form for transfer and is presented to the exchange agent accompanied by all documents reasonably required by the exchange agent to evidence and effect such transfer and to evidence to the satisfaction of Amazon that any applicable stock transfer or other similar taxes have been paid or is not applicable. Payment of merger consideration for book-entry shares will be made only to the person in whose name those shares are registered.
Lost, Stolen, or Destroyed Certificates
In the event that a Globalstar share certificate is lost, stolen, or destroyed, the previous holder of the Globalstar share certificate may obtain the merger consideration and the amount of any unpaid dividends in respect of such certificate by (i) making an affidavit in form and substance reasonably acceptable to Amazon regarding the loss, theft or destruction of the Globalstar share certificate and (ii) if required by Amazon or the exchange agent, the posting of a bond (in a reasonable amount as determined by Amazon) as indemnity against any claim that may be made against Amazon with respect to the lost, stolen, or destroyed Globalstar share certificate.
No interest will be paid or accrue on any cash or other merger consideration or any unpaid dividends payable upon surrender of any Globalstar share certificates or in respect of any book-entry shares.
Dividends and Distributions
No dividends or other distributions with a record date after the effective time with respect to Amazon common stock will be paid to the holder of any shares of Globalstar common stock until such holder properly surrenders its shares in accordance with the procedures described in this “— Exchange and Payment Procedures” section. After proper surrender, Amazon will cause such holder to be paid, without interest, (i) the amount of any dividends or other distributions with a record date after the effective time of the first merger and paid with respect to such shares of Amazon common stock to which such holder is entitled pursuant to the merger agreement and (ii) at the appropriate payment date, the amount of any dividends, or other distributions with a record date after the effective time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Amazon common stock.
Rights of Globalstar Stockholders Following the Effective Time and Transfers Following the Effective Time
The shares of Amazon common stock delivered and the cash paid in accordance with the terms of the merger agreement in respect of any shares of Globalstar common stock will be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Globalstar common stock. From and after the effective time of the first merger, all holders of Globalstar share certificates and book-entry shares (including beneficial owners) will cease to have any rights as stockholders of Globalstar other than the right to receive, upon the surrender of such shares, the merger consideration (together with the fractional share cash amount and any dividends or other distributions to which such shares become entitled in accordance with the merger agreement), without interest. From and after the effective time of the first merger, the stock transfer books of Globalstar will be closed with respect to all shares of Globalstar common stock and Globalstar preferred stock outstanding immediately prior to the effective time of the first merger. From and after the effective time of the first merger, there will be no further registration of transfers on the stock transfer books of Globalstar of Globalstar common stock or Globalstar preferred stock and any certificates or book-entry shares formerly representing shares of Globalstar common stock that are presented to Amazon, the surviving entity or the exchange agent for transfer following the effective time of the first merger will be canceled and exchanged for the merger consideration in accordance with the terms of the merger agreement.
None of the parties to the merger agreement, the surviving corporation, the surviving entity or the exchange agent will be liable to any person with respect to any portion of the exchange fund or the merger consideration delivered to a public official if required by any applicable abandoned property, escheat or similar law. Further, any portion of the merger consideration that remains undistributed to former Globalstar stockholders, immediately prior to the date on which the merger consideration would otherwise escheat to or become the property of any governmental authority will, to the extent permitted by applicable law, become the property of Amazon, free and clear of all claims or interest of any person previously entitled to such claims or interest.
Withholding Rights
Each party to the merger agreement and the exchange agent will be entitled to deduct and withhold from the merger consideration, the amount paid to holders of Globalstar preferred shares, and any amounts otherwise payable pursuant to the merger agreement to any person, such amounts as are required to be deducted and withheld under the Code or any other applicable tax law. To the extent that amounts are so deducted and withheld and remitted to the appropriate governmental authority, such amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction and withholding was made.
Treatment of Globalstar Equity Awards
Stock Options.
At the effective time of the first merger:
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each outstanding Globalstar vested option, with an exercise price per share of Globalstar common stock that is less than the Per Share Value, and therefore “in-the-money,” will, automatically and without any required action on the part of any person, be converted into the right of the holder to receive a payment in cash equal to the product of (i) the number of shares of Globalstar common stock subject to such in-the-money Globalstar vested option immediately prior to the effective time of the first merger multiplied by (ii) the excess of (A) the Per Share Value over (B) the exercise price per share of Globalstar common stock of such in-the-money Globalstar vested option. Any Globalstar vested option that has an exercise price per share that is greater than or equal to the Per Share Value, and therefore “out-of-the-money” will be canceled at the effective time of the first merger for no consideration or payment;

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each outstanding Globalstar unvested option that is in-the-money will, automatically and without any required action on the part of any person, cease to represent a Globalstar unvested option and will be converted into the contingent right of the holder to receive an amount in cash equal to the product of (i) the excess of (A) the Per Share Value over (B) the exercise price per share of such in-the-money Globalstar unvested option multiplied by (ii) the aggregate number of shares of Globalstar common stock subject to such in-the-money Globalstar unvested option immediately prior to the effective time of the first merger, subject to the same terms and conditions as were applicable to such Globalstar unvested option immediately prior to the effective time of the first merger (including, without limitation, with respect to vesting and forfeiture); and

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each Globalstar unvested option that is out-of-the-money will be canceled at the effective time of the first merger for no consideration or payment.

Restricted Stock Awards.
At the effective time of the first merger:
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each outstanding Globalstar vested restricted stock award will be converted into the right of the holder to receive an amount of cash equal to the product of (i) the number of shares of Globalstar common stock subject to such Globalstar vested restricted stock award multiplied by (ii) the Per Share Value; and

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each outstanding Globalstar unvested restricted stock award will be converted into the contingent right of the holder to receive an amount of cash equal to the product of (i) the number of shares of Globalstar common stock subject to such Globalstar unvested restricted stock award multiplied by (ii) the Per Share Value, which will be subject to the same vesting and forfeiture provisions as were applicable to such Globalstar unvested restricted stock award immediately prior to the effective time of the first merger.

Restricted Stock Unit Awards.
At the effective time of the first merger:
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each outstanding Globalstar vested RSU award will be converted into the right of the holder to receive an amount of cash equal to the product of (i) the number of shares of Globalstar common stock subject to such Globalstar vested RSU award multiplied by (ii) the Per Share Value; and

•
each outstanding Globalstar unvested RSU award will be converted into the contingent right of the holder to receive an amount of cash equal to the product of (i) the number of shares of Globalstar common stock subject to such Globalstar unvested RSU award multiplied by (ii) the Per Share Value, which will be subject to the same vesting and forfeiture provisions as were applicable to such Globalstar unvested RSU award immediately prior to the effective time of the first merger.

Performance Restricted Stock Unit Awards.
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At the effective time of the first merger, each outstanding Globalstar PRSU award will be converted into the right for the holder of such Globalstar PRSU award to receive an amount in cash equal to the Globalstar PRSU payment. Any Globalstar PRSU awards for which performance is not achieved in accordance with the applicable award agreement will be canceled at the effective time of the first merger for no consideration or payment. The Globalstar PRSU payments will be subject to the same vesting (other than performance conditions) and payment schedule set forth in the applicable award agreement underlying the grant of each Globalstar PRSU award.

Treatment of the Globalstar Amended and Restated Employee Stock Purchase Plan
The merger agreement generally provides that after April 13, 2026, no new offering periods will begin under the Globalstar ESPP, no ESPP participant may increase his or her payroll deduction elections or other contributions (other than for payroll deductions that were elected prior to April 13, 2026) and no individual may become a new participant in the ESPP. The purchase period in effect on April 13, 2026 terminated on the scheduled purchase date for such purchase period, which was June 14, 2026. Each participant’s accumulated contributions were used to purchase shares of Globalstar common stock on such purchase date in accordance with the terms of the ESPP. Contingent on the completion of the mergers, the ESPP will be terminated effective immediately prior to the effective time of the first merger.
Treatment of Globalstar Warrants
Each vested and unexercised Globalstar warrant that is outstanding as of immediately prior to the effective time of the first merger will be automatically exercised on a cashless basis immediately prior to the effective time of the first merger, entitling the holder thereof to receive a number of shares of Globalstar common stock pursuant to the terms of the warrant amendment agreement, and any shares of Globalstar common stock issued as a result of the cashless exercise will, by virtue of the first merger and without any action on the part of any person, be converted into the right to receive the merger consideration.
Treatment of Globalstar Preferred Stock
In accordance with Globalstar’s Certificate of Designation, at the effective time of the first merger, each share of Globalstar preferred stock outstanding will be automatically converted into the right to receive a liquidating distribution in the initial amount of the liquidation preference of $1,000 per share in cash plus any unpaid accrued dividends on such share.
Representations and Warranties
The merger agreement contains customary representations and warranties of the parties. These include representations and warranties of Globalstar with respect to:
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organization and qualification;

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subsidiaries;

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capitalization;

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corporate authority to enter into the merger agreement and perform the obligations contemplated by the merger agreement;

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no conflict with, or breach or violation of any organizational documents, law or certain material agreements as a result of the transactions contemplated by the merger agreement;

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required filings and consents;

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permits;

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compliance with laws;

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export laws;

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Globalstar filings with the SEC;

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financial statements;

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accuracy of information supplied for inclusion in this information statement/prospectus;

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disclosure controls and procedures over financial reporting;

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absence of certain changes or events since December 31, 2025;

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no undisclosed liabilities;

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litigation;

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employee benefit plans;

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labor matters;

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intellectual property rights;

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privacy and data security;

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taxes;

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material contracts;

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real property;

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environmental;

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takeover statutes;

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requisite stockholder approval;

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brokers;

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opinion of financial advisor;

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insurance;

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affiliate transactions;

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government contracts; and

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anti-corruption and outbound investment security compliance.

The merger agreement also contains customary representations and warranties of Amazon, Acquisition Sub I and Acquisition Sub II, including among other things:
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organization and qualification;

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capitalization;

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authority relative to agreement;

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no conflict;

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required filings and consents;

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litigation;

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Amazon SEC filings;

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financial statements;

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information supplied;

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capitalization of Acquisition Sub I and Acquisition Sub II;

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brokers;

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share ownership; and

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absence of certain agreements.

The representations and warranties made by the parties contained in the merger agreement are qualified as to “knowledge,” “materiality,” or “material adverse effect” (as defined in the merger agreement and described below). The representations and warranties contained in the merger agreement will expire at the effective time of the first merger. The representations, warranties, and covenants made by Globalstar in the merger agreement are qualified by information contained in the confidential disclosure letter delivered to Amazon in connection with the execution of the merger agreement (the “Globalstar disclosure letter”) and by certain filings that Globalstar has made with the SEC prior to the date of the merger agreement, and the representations, warranties and covenants made by Amazon, Acquisition Sub I and Acquisition Sub II in the merger agreement are qualified by certain filings that Amazon has made with the SEC prior to the date of the merger agreement. Stockholders are not third-party beneficiaries of these representations, warranties, and covenants under the merger agreement and should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Globalstar or any of its affiliates or of Amazon or any of its affiliates.
Material Adverse Effect
A “material adverse effect” with respect to Globalstar or Amazon, as applicable, means any state of facts, condition, change, event, effect, circumstance, occurrence, or development which, individually or in the aggregate, (a) has had or resulted in or would reasonably be expected to have or result in a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Amazon and its subsidiaries or Globalstar and its subsidiaries, as applicable, taken as a whole, or (b) would reasonably be expected to prevent, materially delay or materially impair the ability of Globalstar or Amazon, as applicable, to consummate the mergers, except that with respect to clause (a) only, no such state of facts, condition, change, event, effect, circumstance, occurrence, or development to the extent arising out of or resulting from the following will be deemed to be or constitute a material adverse effect or will be taken into account when determining whether a material adverse effect has occurred or would reasonably be expected to occur:
•
any state of facts, condition, change, event, effect, circumstance, occurrence, or development generally affecting any of the industries or markets in which Amazon and its subsidiaries or Globalstar and its subsidiaries, as applicable, operate that occur after the date of the merger agreement;

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any changes after the date of the merger agreement in any law or GAAP (or changes in interpretations of any law or GAAP that are effected after the date of the merger agreement);

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general economic, regulatory, or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit, or securities markets (including changes in interest or currency exchange rates), including any government shutdowns, tariffs, sanctions, trade policies or similar laws, orders or policies, or any trade disputes, “trade wars” or similar actions, or any threats of any of the foregoing, in each case in any country or region in which Globalstar and its subsidiaries operate;

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any acts of God, natural disasters, wildfires, weather conditions, pandemics, terrorism, armed hostilities, sabotage, war (whether or not declared), cyber-terrorism or cyber-attacks, social protest or unrest, natural or man-made disasters or other force majeure events, or any escalation or worsening of any of the foregoing and any response of governmental authorities to any of the foregoing;

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the negotiation, execution or announcement of the merger agreement or the pendency or consummation of transactions contemplated thereby, including by reason of the identity of Amazon or Globalstar, as applicable, and changes in relationships with customers, suppliers, vendors or employees (provided that the exceptions in this clause shall not apply to any representation or warranty made by Amazon or Globalstar, as applicable, the express purpose of which is to address the consequences arising out of, relating to or resulting from the negotiation, execution or announcement of the merger agreement or the pendency or consummation of the transactions contemplated by the merger agreement, including the mergers);
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with respect to Globalstar, (i) any action required to be taken, or refrained from being taken, pursuant to the terms of the merger agreement (other than the affirmative covenants set forth in the section of the merger agreement relating to the conduct of business by Globalstar prior to the completion of the mergers) or (ii) except with respect to such section of the merger agreement relating to the conduct of business by Globalstar prior to completion of the mergers, any action taken or refrained from being taken with the express prior written approval, consent or request of Amazon following the date of the merger agreement;

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any changes in the market price or trading volume of the common stock of Amazon or Globalstar, as applicable, any failure by Amazon or its subsidiaries or Globalstar or its subsidiaries, as applicable, to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to Amazon or any of its subsidiaries or Globalstar or any of its subsidiaries, as applicable (provided that the state of facts, condition, change, event, effect, circumstance, occurrence or development giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “material adverse effect” may be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect); or

•
any stockholder claim or litigation (including any class action or derivative litigation) initiated against or otherwise involving Amazon or Globalstar, as applicable, and/or any of their respective directors or officers arising out of or relating to the merger agreement or the transactions contemplated in the merger agreement, including the mergers, in each case arising from allegations of breach of fiduciary duty to Amazon’s or Globalstar’s, as applicable, stockholders or from allegations of false, misleading, or inadequate disclosure (it being understood and agreed that the exception in this clause shall apply to any state of facts, condition, change, event, effect, circumstance, occurrence or development arising out of, relating to or resulting from the bringing of such allegations and not those arising out of, relating to or resulting from an actual breach or false, misleading or inadequate disclosure).

However, with respect to the exceptions in the first, second, third, and fourth bullets above, to the extent that such state of facts, condition, change, event, effect, circumstance, occurrence, or development has had a disproportionate adverse effect on Amazon and its subsidiaries or Globalstar and its subsidiaries, as applicable, relative to other participants that operate in the industries in which Amazon and its subsidiaries or Globalstar and its subsidiaries, as applicable, participate, the incremental disproportionate adverse effect may be deemed to be or constitute a material adverse effect, or taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur.
Conduct of Business by Globalstar Prior to Completion of the Mergers
The merger agreement provides for certain restrictions on Globalstar’s and its subsidiaries’ activities until the earlier of the effective time of the first merger or the date (if any) on which the merger agreement is terminated. In general, except as required by applicable law or order, as consented to in writing by Amazon (which consent shall not be unreasonably withheld, delayed or conditioned), or as expressly required or expressly permitted pursuant to the merger agreement, subject to specified exceptions set forth in the merger agreement and the Globalstar disclosure letter, Globalstar is required to, and is required to cause its subsidiaries to, conduct its and their respective business, in all material respects, in the ordinary course of business consistent with past practice, use its and their respective commercially reasonable efforts to preserve substantially intact its current business organization, lines of business, material Globalstar permits, Globalstar satellites and all other material assets and use its and their respective commercially reasonable efforts to keep available the services of its and their respective current officers and other key employees and preserve in all material respects its and their respective relationships with all material customers, suppliers, landlords, creditors, licensors, licensees, employees, governmental authorities, and other persons with which it has material business relations; provided that no action by Globalstar or its subsidiaries with respect to matters expressly permitted by the specific restrictions described below will be deemed a breach of the general obligations described in this paragraph. In addition, until the earlier of the effective time of the first merger or the date (if any) on which the merger agreement is terminated, except as expressly permitted or expressly required by the merger agreement, as required by applicable law or order or as consented to in writing by Amazon (such consent not to be unreasonably withheld, conditioned or delayed), subject to specified exceptions set forth in the merger agreement and the Globalstar disclosure letter, Globalstar must not and must not permit any of its subsidiaries to:
•
amend or otherwise change, or permit the adoption of any amendment or change to, Globalstar’s Certificate of Incorporation or Globalstar’s Bylaws (or such equivalent organizational or governing documents of any of its subsidiaries);

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split, combine, reclassify, redeem, repurchase, or otherwise acquire or amend the terms of any capital stock or other equity interests or rights (except in connection with (i) the acceptance of shares of Globalstar common stock as payment for taxes incurred in connection with the exercise, vesting, or settlement of Globalstar equity awards or in payment of the exercise price of Globalstar equity awards, in each case, in accordance with the applicable Globalstar benefit plan, (ii) the forfeiture of Globalstar equity awards, or (iii) the redemption or acquisition of Globalstar preferred stock or of shares of capital stock in connection with transactions solely among Globalstar and its wholly owned subsidiaries or among Globalstar’s wholly owned subsidiaries);

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issue, sell, pledge, dispose, encumber, or grant any shares of its or its subsidiaries’ capital stock or other equity interests, or any options, warrants, convertible securities, calls or other rights of any kind to acquire any shares of its or its subsidiaries’ capital stock or other equity interests except for transactions among Globalstar and its direct or indirect wholly owned subsidiaries or among Globalstar’s direct or indirect wholly owned subsidiaries; provided, however, that Globalstar may issue shares of Globalstar common stock upon the exercise, settlement or payment of any Globalstar equity award in accordance with its terms, in either case as is outstanding as of the date hereof or as may be granted after the date hereof in accordance with the merger agreement or the Globalstar employee stock purchase plan;

•
authorize, declare, set aside, establish a record date for, or pay or make any dividend or other distribution, payable in cash, stock, property, or otherwise, with respect to Globalstar’s or any of its subsidiaries’ capital stock or other equity interests, other than (i) dividends or distributions paid by any wholly owned subsidiary of Globalstar to Globalstar or any wholly owned subsidiary of Globalstar and (ii) in the case of Globalstar, quarterly cash dividends payable to holders of Globalstar preferred stock in accordance with Globalstar’s Certificate of Designation, as in effect as of the date of the merger agreement, and consistent with past practice, including with respect to the timing of declaration and amount of payment (and in any event, excluding any special dividend);

•
except as required pursuant to a Globalstar benefit plan in effect as of the date of the merger agreement, (i) increase the compensation payable or that may become payable or the benefits provided to any current or former director, employee or other service provider of Globalstar and/or any of its subsidiaries, (ii) grant, increase or amend any severance or termination pay or any change in control, transaction or retention bonuses (whether accompanied by a termination of employment or not) or pay or award, or commit to pay or award, any bonuses or incentive compensation (including cash, equity and equity-based awards) or similar payments to any current or former director, employee or other service provider of Globalstar and/or any of its subsidiaries, (iii) establish, adopt, enter into, amend, renew, or terminate any Globalstar benefit plan (or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Globalstar benefit plan if in effect on the date of the merger agreement), (iv) take any action to accelerate the vesting or lapse of restrictions with respect to any payment or benefit, or the funding of any payment or benefit, payable or to become payable under a Globalstar benefit plan to any current or former director, employee or other service provider of Globalstar and/or any of its subsidiaries, other than as expressly provided by the merger agreement, (v) terminate the employment or service of any employee or other service provider of Globalstar and/or any of its subsidiaries at the level of director or above other than for cause, (vi) hire or promote any person who is or would be an executive officer or employee or other service provider of Globalstar and/or any of its subsidiaries at the level of director or above, (vii) become a party to, establish, adopt, materially amend, commence participation in, or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization, or (viii) waive the restrictive covenant obligations of any current or former employee or other service provider of Globalstar;
•
effectuate a “plant closing” or “mass layoff” (each as defined in the WARN Act) requiring notice under the Worker Adjustment and Retraining Notification Act and any local, state or foreign laws that would require advance notice of any plant closing, mass layoff or other action to employees, labor unions, works councils or governmental authorities (collectively, the “WARN Act”);

•
grant, confer, award or accelerate the vesting or lapse of restrictions of any Globalstar equity awards or other equity-based awards, convertible securities or any other rights to acquire any of its or its subsidiaries’ capital stock, whether settled in cash or shares of Globalstar common stock;

•
acquire, including by merger, consolidation or acquisition of stock or assets, any equity interest in any person or any business of any person or any division or amount of assets thereof, in each case, other than (i) in respect of any merger, or consolidation, business combination solely among Globalstar’s wholly owned subsidiaries, (ii) if the aggregate amount of the consideration to be paid or transferred by Globalstar or any of its subsidiaries in connection with any such transaction is less than $1 million individually or in the aggregate, (iii) purchases of supplies, raw materials, equipment and inventory in the ordinary course of business consistent with past practice, and (iv) short-term investments of cash in marketable securities in the ordinary course of business consistent with past practice, except that the foregoing clauses (i) through (iii) will not apply to acquisitions of any spectrum-related properties, rights or assets;

•
acquire any spectrum, except (i) fair market value exchanges of spectrum licenses in the ordinary course of business consistent with past practice that do not adversely affect existing or planned operations of Globalstar or any of its subsidiaries (including with respect to Customer and as contemplated by the KTA amendment) or (ii) in one or more transactions with respect to which the consideration paid (or payable) by Globalstar or any of its subsidiaries does not (or will not) exceed $1 million individually or $5 million in the aggregate (including any cash component of an otherwise fair market value exchange of spectrum licenses);

•
form any subsidiary, other than a wholly owned subsidiary formed in the ordinary course of business consistent with past practice so long as such formation does not and would not reasonably be expected to adversely affect Globalstar or any of its subsidiaries (or, following the closing, Amazon or any of its subsidiaries (including Globalstar and its subsidiaries));

•
sell, transfer, lease, license, surrender, divest, cancel, abandon, or otherwise subject to a lien (other than a permitted lien) or otherwise dispose of any properties, rights or assets of Globalstar or its subsidiaries other than (i) sales, transfers, leases or licenses of supplies, raw materials, equipment and inventory in the ordinary course of business consistent with past practice or among Globalstar and its wholly owned subsidiaries or among Globalstar’s wholly owned subsidiaries, (ii) non-exclusive licenses of owned IP rights in the ordinary course of business consistent with past practice (to the extent not otherwise prohibited by these restrictions), (iii) the leasing of space at Globalstar’s or its subsidiaries’ ground-station sites entered into in the ordinary course of business consistent with past practice, permitting third-party operators to collocate equipment or facilities at such sites, (iv) the entry into coordination agreements with an operator relating to orbital or spectrum use that do not restrict Globalstar’s or its subsidiaries’ ability to use licensed frequencies in a particular region or manner, (v) sales, transfers, leases, licenses and other divestitures having a value not in excess of $1 million individually or $5 million in the aggregate or (vi) pursuant to contracts existing as of the date hereof in accordance with the terms thereof; except that the foregoing clauses (i), (ii), and (v) shall not include any arrangement or transaction involving spectrum-related properties, rights or assets;

•
create, incur, or amend in any respect the terms of, any indebtedness for borrowed money or issue any debt securities, warrants, calls or other rights to acquire any debt security, or assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness for borrowed money of, or debt securities issued by, another person (other than a subsidiary), except for indebtedness incurred (i) under Globalstar’s existing indebtedness contracts or (ii) between or among Globalstar or any of its wholly owned subsidiaries; provided, however, that in the case of each of clauses (i) and (ii) such indebtedness either (a) is prepayable or redeemable at the closing or at any time (subject to customary notice requirements) without premium or penalty or (b) does not subject Globalstar or any of its subsidiaries or, following the closing, Amazon or any of its subsidiaries (including Globalstar and its subsidiaries), to any additional restrictions, limitations, covenants or obligations (other than the obligations to make payment on such indebtedness), in the case of this clause (b), to which Globalstar or any of its subsidiaries, or Amazon or any of its subsidiaries, as applicable, is not or will not be otherwise subject;
•
(i) terminate, amend or otherwise modify or waive any material right under any Globalstar material contract or Globalstar lease other than in the ordinary course of business consistent with past practice and in a manner that would not reasonably be expected to be adverse to Globalstar or any of its subsidiaries (or, following closing, Amazon or any of its subsidiaries (including Globalstar and its subsidiaries)) in any material respect or (ii) renew or enter into any contract, that if entered into prior to the date of the merger agreement, would constitute a Globalstar material contract or Globalstar lease (other than renewals or replacements of Globalstar material contracts or Globalstar leases existing as of the date of the merger agreement on substantially similar terms to those in effect as of the date of the merger agreement);

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make any loans, advances, guarantees, or capital contributions to or investments in any person (other than Globalstar or any direct or indirect wholly owned subsidiary of Globalstar), other than (i) in the ordinary course of business consistent with past practice that do not exceed $1 million individually or $2 million in the aggregate or (ii) loans, advances, or reimbursements to employees, officers, or directors for travel and business expenses in the ordinary course of business consistent with past practice;

•
assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except with respect to obligations of Globalstar and wholly owned subsidiaries of Globalstar and for obligations under Globalstar’s indebtedness as of the date of the merger agreement;

•
make any material change to its methods of accounting in effect as of December 31, 2025, except as required by GAAP (or any interpretation thereof), Regulation S-X or a governmental authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) or as required by a change in applicable law;

•
adopt or enter into a plan of complete or partial liquidation or dissolution, restructuring, or recapitalization;

•
make or authorize any capital expenditures in excess of the amounts budgeted for such expenditures in Globalstar’s capital expenditure budget for the applicable fiscal year (or portion thereof) as set forth in the Globalstar disclosure letter; provided that the capital expenditure budget for each fiscal year after fiscal year 2026 shall be deemed to be 110% of the capital expenditure budget set forth in the Globalstar disclosure letter; provided, further, that, Globalstar and its subsidiaries may make expenditures, in any fiscal year, not to exceed $5 million, individually or in the aggregate, to repair damage resulting from insured casualty events or required on an emergency basis (so long as Globalstar provides Amazon prior written notice of any such capital expenditures together with an estimate of the proposed scope of repairs and related costs);

•
settle or compromise any action other than (i) settlements or compromises of Globalstar stockholder litigation in accordance with the merger agreement or (ii) settlements or compromises of any action that are not in excess of the (a) amounts specifically reserved in accordance with GAAP with respect to such action on the audited financial statements of Globalstar for the fiscal year ending December 31, 2025 or (b) the amount set forth in the Globalstar disclosure letter; provided that, in each case, any such settlements or compromises involve solely monetary remedies without the admission of wrongdoing or a nolo contendere or similar plea by, the imposition of injunctive or other equitable relief on, or restrictions on the activity or conduct of, Globalstar or any of its subsidiaries (or, following the closing, Amazon or any of its subsidiaries);

•
re-orbit or dispose of any Globalstar satellite(s), other than in the case of exigent operational circumstances, such as necessitated by a major failure, compliance with international standards, a demand by a governmental authority requiring action, or a similar requirement beyond Globalstar’s and its subsidiaries’ control; provided that, in each case, except for operational circumstances necessitated by a major failure or similar requirement beyond Globalstar’s or such subsidiary’s control, prior authorization from the applicable governmental authority is obtained for such re-orbiting or disposal;

•
(i) transfer, sell, lease, license, mortgage, pledge, voluntarily surrender, voluntarily abandon or voluntarily allow to lapse (x) any telecommunications permit or (y) any spectrum right or other authorization relating to the use of spectrum-related properties, rights or assets held by Globalstar or any of its subsidiaries, in each case of (x) or (y) that is material to the operation of the business of Globalstar and its subsidiaries, taken as a whole, (ii) intentionally take or intentionally fail to take any action that would reasonably be expected to result in any modification, suspension, revocation, or non-renewal of any such telecommunications permit, spectrum right or other authorization referenced in clause (i); or (iii) grant, create or incur any lien (other than permitted liens) on any such telecommunications permit, spectrum right or other authorization referenced in clause (i);

•
adopt or implement any stockholder rights plan or “poison pill” agreement or similar takeover protection;

•
enter into, amend, waive, or terminate (other than terminations in accordance with their terms) any affiliate transaction;

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(a) make, change, or revoke any material tax election, (b) change any entity classification for U.S. federal income tax purposes of any subsidiary, (c) settle or compromise any claim, audit, proceeding or liability relating to a material amount of taxes, (d) change (or make a request to any governmental authority to change) any material tax accounting period or method, (e) amend any material tax return, (f) enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local, or foreign law) with respect to any material tax or (g) surrender any claim for a material refund of taxes, or (h) create an entity or branch outside of the United States that is (x) a direct subsidiary or branch of Globalstar or any of its domestic subsidiaries and (y) treated as a branch, “disregarded entity” or partnership for U.S. federal income tax purposes;

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terminate, fail to renew, abandon, cancel, allow to enter into the public domain, let lapse, fail to continue to prosecute or defend, license (including through covenants not to sue), sell, transfer or otherwise dispose of any material owned IP rights or material exclusively in-licensed intellectual property rights, in each case, other than non-exclusive licenses of products, services or technology of Globalstar and its subsidiaries granted to suppliers, service providers, distributors, and customers in the ordinary course of business consistent with past practice;

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fail to maintain the confidentiality of any material trade secrets included in the owned IP rights;

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make any material and adverse modification in the operation or security of, or to the information security program applicable to, the IT assets of Globalstar and its subsidiaries, unless required otherwise by any data protection requirements;

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cancel any of the insurance policies or maintain insurance under such insurance policies at less than current levels or otherwise in a manner inconsistent with past practice, other than in the ordinary course of business consistent with past practice;

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enter into any contract to purchase real property with a value in excess of $1 million; or

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except as otherwise permitted by the bullets above, agree, authorize or commit to do any of the foregoing.

Conduct of Businesses of Amazon Prior to Completion of the Mergers
The merger agreement also provides for certain restrictions on Amazon’s, Acquisition Sub I’s and Acquisition Sub II’s activities until the earlier of the effective time of the first merger or the date (if any) on which the merger agreement is validly terminated. In general, except as specifically required or permitted by the merger agreement, as required by applicable law or as consented to in writing by Globalstar (which consent shall not be unreasonably withheld, delayed or conditioned), subject to specified exceptions set forth in the merger agreement, Amazon, Acquisition Sub I and Acquisition Sub II must not:
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amend or otherwise modify Amazon’s Amended and Restated Certificate of Incorporation (“Amazon’s Certificate of Incorporation”) or Amazon’s Amended and Restated Bylaws (“Amazon’s Bylaws”) (i) in a manner that would reasonably be expected to impair the rights of Globalstar stockholders relative to the existing Amazon stockholders or (ii) in a manner that would prevent, materially delay, or materially impair the ability of Amazon, Acquisition Sub I or Acquisition Sub II to consummate the mergers;

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adopt a plan of complete liquidation, dissolution, restructuring, recapitalization or other reorganization;

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(i) terminate, repudiate, rescind or withdraw the KTA amendment or the letter agreement, or (ii) amend or otherwise modify the KTA amendment or the letter agreement, in each case, in a manner that (A) would reasonably be expected to be materially adverse to Globalstar and its subsidiaries, taken as a whole, prior to the closing of the mergers or (B) would prevent, materially delay or materially impair the ability of Globalstar, Amazon, Acquisition Sub I or Acquisition Sub II to consummate the mergers (it being understood that Amazon may take such actions in connection with or in response to any breach by Customer of the KTA amendment or the letter agreement); or

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authorize, enter into any contract or make any commitment to do any of the foregoing.

Globalstar Stockholder Written Consent
On April 13, 2026, following the execution of the merger agreement, and pursuant to the support agreement, the Supporting Stockholders, which, collectively, on April 13, 2026 owned 74,058,249 shares of Globalstar common stock, representing approximately 57.6% of the aggregate voting power of the 128,598,125 issued and outstanding shares of Globalstar common stock, delivered a written consent in lieu of a meeting of stockholders adopting the merger agreement and approving the transactions contemplated by the merger agreement, including the mergers. Accordingly, the execution and delivery of the written consent was sufficient to adopt the merger agreement and approve the mergers on behalf of Globalstar stockholders and no further action by any Globalstar stockholder is required under applicable law or the merger agreement to adopt the merger agreement, Globalstar has not solicited and will not be soliciting Globalstar stockholders’ vote for or consent to the adoption of the merger agreement and the approval of the transactions contemplated by the merger agreement and will not call a stockholders’ meeting for purposes of voting on the adoption of the merger agreement and the approval of the transactions contemplated by the merger agreement, including the mergers. This information statement/prospectus and the accompanying notice shall constitute notice to Globalstar stockholders from Globalstar of the written consent contemplated by Section 228(e) of the DGCL and are being provided to Globalstar stockholders for informational purposes only. Globalstar has not solicited and is not soliciting Globalstar stockholders’ adoption of the merger agreement or a proxy, and Globalstar stockholders are requested not to send Globalstar a proxy.
No Solicitation of Other Offers by Globalstar
Under the terms of the merger agreement, subject to certain exceptions described below, Globalstar has agreed that, from and after the date of the merger agreement until the earlier of the effective time of the first merger or the date (if any) on which the merger agreement is validly terminated, Globalstar will not and will cause each of its subsidiaries and its and their directors and officers and instruct its and their other representatives not to, directly or indirectly:
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initiate, solicit, or knowingly encourage or knowingly facilitate any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, which constitutes, or would reasonably be expected to lead to, a competing proposal;

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enter into, engage in or otherwise participate in any negotiations or discussions with (it being understood that Globalstar may inform persons of these provisions), or furnish or otherwise provide access to any non-public information to, any person relating to a competing proposal or any inquiry, request, proposal, or offer that constitutes, or would reasonably be expected to lead to a competing proposal;
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approve, endorse or recommend any inquiry, proposal or offer, which constitutes, or would reasonably be expected to lead to, a competing proposal;

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enter into any letter of intent, memorandum of understanding, agreement in principle or any similar document or any contract relating to, or that contemplates or would reasonably be expected to lead to, a competing proposal (other than an acceptable confidentiality agreement);

In addition, under the merger agreement, Globalstar agreed that, except as described under “— Adverse Recommendation Change; Match Rights,” neither the Globalstar board of directors, nor any committee of the Globalstar board of directors, will:
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withdraw, withhold, change, qualify or modify, or propose publicly to withdraw, withhold, change, qualify or modify, in a manner adverse to Amazon, Acquisition Sub I or Acquisition Sub II, the Globalstar board of directors recommendation;

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approve, declare advisable or recommend, or propose publicly to approve, declare advisable or recommend, to Globalstar stockholders any competing proposal;

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if a competing proposal has been publicly disclosed, fail to publicly recommend against such competing proposal within ten (10) business days of the request of Amazon and fail to publicly reaffirm the Globalstar board of directors recommendation within such 10-business day period upon such request; or

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fail to publicly recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 under the Exchange Act, against any competing proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act, and reaffirm the Globalstar board of directors recommendation, within ten (10) business days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer.

The actions set forth in the bullets above are referred to as an “adverse recommendation change.”
Under the merger agreement, Globalstar also agreed that, except as described under “— Adverse Recommendation Change; Match Rights,” neither the Globalstar board of directors, nor any committee of the Globalstar board of directors, will approve, authorize, cause, permit or recommend, or allow Globalstar or any of its subsidiaries to execute or enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle or any similar document or any contract with respect to any competing proposal (other than an acceptable confidentiality agreement).
In addition, under the merger agreement, Globalstar agreed that it will:
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and will cause each of its subsidiaries and its and their respective directors and officers to, and will instruct its and its subsidiaries’ other representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any third party relating to any competing proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a competing proposal and terminate access by any third party or any of its representatives to any physical or electronic data room relating to any potential competing proposal; and

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promptly (and in any event, within 24 hours) request that each third party and each of its representatives that has previously executed a confidentiality agreement with Globalstar relating to any potential competing proposal promptly return to Globalstar or destroy all non-public information previously furnished or made available to such third party or any of its representatives by or on behalf of Globalstar or any of its subsidiaries, in each case, in accordance with the terms of such confidentiality agreement.

Under the merger agreement, Globalstar may grant waivers, amendments and releases of, and not enforce, any standstill or similar obligation of any third party with respect to Globalstar or any of its subsidiaries to the extent required to allow such third party to confidentially submit a competing proposal, if the Globalstar board of directors (acting upon the recommendation of each of the Globalstar special committee and the Globalstar strategic review committee) determines in good faith (after consultation with Globalstar’s outside legal counsel and financial advisors) that the failure to take such action would be inconsistent with the directors’ fiduciary duties to Globalstar stockholders under Delaware law and Globalstar must promptly (and in any event within twenty-four (24) hours) notify Amazon of the taking of any such action.
Notwithstanding the prohibitions described above, if, prior to the delivery of the written consent, Globalstar had received a competing proposal that did not result from a breach of Globalstar’s non-solicitation obligations, Globalstar, the Globalstar special committee and their respective representatives could have engaged in negotiations or substantive discussions with, or furnished or provided access to any information and other access to, such person and its representatives and potential financing sources, in each case with respect to the competing proposal, as long as prior to taking such action the Globalstar board of directors (acting upon the recommendation of the Globalstar special committee and Globalstar strategic review committee) had determined in good faith, after consulting with Globalstar’s outside legal counsel and financial advisors, that such proposal had constituted, or would have reasonably been expected to lead to, a superior proposal and that the failure to take such actions would be inconsistent with the directors’ fiduciary duties to Globalstar stockholders under applicable Delaware law; provided that, prior to providing any such non-public information, (x) the person making the competing proposal had entered into a confidentiality agreement that contained terms that were not less favorable in the aggregate to Globalstar than those contained in the confidentiality agreement between Amazon and Globalstar (it being understood that the confidentiality agreement is not required to include a standstill provision), and (y) Globalstar also had promptly (and in any event within twenty-four (24) hours) provided Amazon any non-public information furnished to such other person or its representatives that was not previously furnished to Amazon or its representatives. This right was no longer exercisable upon the delivery of the written consent. No competing proposals were received by Globalstar prior to the delivery of the written consent.
Under the merger agreement, Globalstar is obligated to notify Amazon promptly (and in any event within twenty-four (24) hours of receipt) of any receipt by Globalstar or its representatives of any competing proposal, any proposal or offer that would reasonably be expected to lead to a competing proposal or any inquiry or request for non-public information or access to properties, books and records relating to a competing proposal or that would reasonably be expected to lead to a competing proposal. The notice must be in writing and include the identity of the person making the competing proposal, proposal, offer, inquiry, or request and the terms and conditions of any such competing proposal, proposal, offer, inquiry, or request, and complete unredacted copies of all documents and communications received by Globalstar or any of its representatives setting forth the terms and conditions of, or otherwise relating to, such competing proposal, proposal, offer, inquiry, or request. Globalstar also must keep Amazon informed on a reasonably current basis (and in any event within twenty-four (24) hours) of the status, including any changes, amendments or modifications to the financial or other terms and conditions of any such competing proposal, proposal, offer, inquiry, or request. Globalstar must promptly provide Amazon (and in any event within 24 hours) with unredacted copies of all written proposals or offers (or, with respect to any oral proposals or offers, a written summary of the material terms of such proposal), or draft agreements sent to or provided to Globalstar or any of its representatives with respect to a competing proposal, proposal, offer, inquiry, or request (along with all schedules and exhibits thereto and any financing commitments relating to such competing proposal), as well as any written communications (or, with respect to any substantive oral communications, a written summary of such communications) relating to the terms and conditions of such competing proposal.
A “competing proposal” for purposes of this information statement/prospectus and the merger agreement means any proposal, indication of interest or offer made by any person (other than Amazon, Acquisition Sub I, Acquisition Sub II or any of their affiliates) or “group” (as defined in Section 13(d)(3) of the Exchange Act) contemplating or otherwise relating to any transaction or series of related transactions (other than the transactions contemplated by the merger agreement) involving:
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any direct or indirect purchase or other acquisition by any person or group, including pursuant to a tender offer or exchange offer, that would result in such person or group beneficially owning at least twenty percent (20%) of the total voting power of any class of equity securities of Globalstar after giving effect to the consummation of such transaction;

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any merger, consolidation, amalgamation, plan or scheme of arrangement, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation or other similar transaction involving Globalstar or any of its subsidiaries pursuant to which any person or group (other than Globalstar or any of its wholly owned subsidiaries) would hold securities representing at least twenty percent (20%) of the total voting power of any class of equity securities of Globalstar, any of its subsidiaries or of the surviving entity after giving effect to the consummation of the mergers; or

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any sale or disposition by Globalstar or any of its subsidiaries to any person or group of any business or businesses or assets (including equity interests in any subsidiary of Globalstar) that constitute or account for at least twenty percent (20%) of the consolidated net revenues or consolidated net income (measured based on the twelve (12) full calendar months prior to the date of determination) or consolidated assets (measured based on fair market value as of the date of such sale or disposition) of Globalstar and its subsidiaries, taken as a whole, in each case except for sales or non-exclusive licenses or sublicenses of Globalstar products in the ordinary course of business consistent with past practice.

An “intervening event” for purposes of this information statement/prospectus and the merger agreement means any material state of facts, condition, change, event, effect, circumstance, occurrence, or development with respect to Globalstar and its subsidiaries, taken as a whole, occurring or arising after the date of the merger agreement that:
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was not known or reasonably foreseeable to the Globalstar board of directors as of or prior to the date of the merger agreement (or, if known, the magnitude or consequences of which were not known or reasonably foreseeable by the Globalstar board of directors as of or prior to the date of the merger agreement); and

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does not involve or relate to (i) a competing proposal (or any proposal, offer, inquiry or request that would reasonably be expected to lead to a competing proposal), (ii) the mere fact, in and of itself, that Globalstar meets or exceeds any internal or published projections or forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of the merger agreement, or (iii) the mere fact, in and of itself, that there are changes after the date of the merger agreement in the market price or trading volume of the Globalstar common stock, except that the underlying causes of any such change or event in (ii) or (iii) of this bullet may be considered in determining whether an “intervening event” has occurred.

In no event will any action that is taken by Amazon or Globalstar to the extent required by the affirmative covenants set forth in the merger agreement relating to consents and filings (and the consequences of any such action) or changes in the general economic, financial, or geopolitical conditions, or changes in conditions in the global, international or domestic economy of financial markets generally constitute or be taken into account in determining whether an “intervening event” has occurred.
A “superior proposal” for purposes of this information statement/prospectus and the merger agreement means a bona fide unsolicited written competing proposal made by a third party on terms and conditions that the Globalstar board of directors (acting upon the recommendation of each of the Globalstar special committee and the strategic review committee) determines in good faith (after consultation with its outside legal counsel and financial advisors) (i) is reasonably likely to be consummated in accordance with its terms (taking into account all financial, regulatory, financing, conditionality, legal, and other terms and conditions) and (ii) if consummated, would be more favorable, from a financial point of view, to Globalstar stockholders (in their capacity as such) than the mergers and the other transactions contemplated by the merger agreement, taking into account all of the terms and conditions of such competing proposal and the merger agreement (in each case, including all of the financial, regulatory, financing, conditionality, legal, and other terms and conditions, and any changes to the terms of the merger agreement committed to by Amazon to Globalstar in writing in response to such competing proposal). When determining whether an offer constitutes a superior proposal, references in the term “competing proposal” to “twenty percent (20%)” will be replaced with references to “eighty percent (80%).”
Adverse Recommendation Change; Match Rights
The Globalstar board of directors directed that the merger agreement be submitted to Globalstar stockholders for adoption by written consent in lieu of a meeting and, subject to the terms and conditions of the merger agreement, resolved to recommend that Globalstar stockholders vote to adopt the merger agreement. The merger agreement requires that, subject to certain exceptions set forth in the merger agreement, the Globalstar board of directors does not make an adverse recommendation change as defined in the above section. Notwithstanding the foregoing, prior to Globalstar’s receipt of the written consent, the Globalstar board of directors (acting upon the recommendation of each of the Globalstar strategic review committee and the Globalstar special committee) was permitted to:
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make an adverse recommendation and cause Globalstar to terminate the merger agreement change in response to an intervening event if the Globalstar board of directors (acting upon the recommendation of the Globalstar special committee and the Globalstar strategic review committee) determined in good faith after consultation with Globalstar’s outside legal counsel and financial advisors that the failure to take such action would be inconsistent with the directors’ fiduciary duties under Delaware law; or

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make an adverse recommendation change and cause Globalstar to terminate the merger agreement in order to enter into a definitive agreement if Globalstar has received a competing proposal that did not arise in connection with or result from a breach of Globalstar’s non-solicitation obligations (subject to payment by Globalstar to Amazon of the termination fee described under “— Termination Fees”) which the Globalstar board of directors (acting upon the recommendation of the Globalstar special committee and the Globalstar strategic review committee) determined in good faith after consultation with Globalstar’s outside legal counsel and financial advisors is a superior proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under Delaware law.

No intervening event occurred, and no competing proposals were received by Globalstar prior to Globalstar’s receipt of the written consent.
Under the merger agreement, prior to making an adverse recommendation change or terminating the merger agreement to enter into a definitive agreement providing for a superior proposal, Globalstar must provide Amazon five (5) business days’ prior written notice advising Amazon that it intends to make an adverse recommendation change or terminate the merger agreement and its reasons for doing so. If the adverse recommendation change is due to a superior proposal, the notice must specify the terms and conditions of such superior proposal, the identity of the person or group making such superior proposal and a copy of the existing drafts of the definitive agreement provided for the superior proposal (provided that Amazon is required to keep all such documents and their terms confidential in accordance with the terms of the confidentiality agreement with Globalstar). If the adverse recommendation change is due to an intervening event, the notice must specify a reasonable description of such intervening event (provided that Amazon is required to keep all such information confidential in accordance with the terms of the confidentiality agreement with Globalstar). In each case, during the five (5) business day period, if requested by Amazon, Globalstar must and must cause its subsidiaries and its and their representatives to negotiate in good faith any proposal by Amazon to amend the merger agreement or otherwise in a manner that would eliminate the need for the Globalstar board of directors to make an adverse recommendation change, and the Globalstar board of directors (acting upon the recommendation of the Globalstar special committee and the Globalstar strategic review committee) must make all of the required determinations in good faith regarding its fiduciary duties again at the end of such five (5) business day negotiation period (after consultation with its outside legal counsel and financial advisors). With respect to any adverse recommendation change in response to an intervening event or superior proposal, if there is any material development related to the intervening event or any amendment or revision to the financial or other material terms of the then existing superior proposal, Globalstar must again comply with the obligations described in this paragraph, except that references to the applicable five (5) business day period will be replaced with three (3) business days.
Nothing in the merger agreement prohibits Globalstar or the Globalstar board of directors from taking or disclosing to Globalstar stockholders any position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act, or from otherwise making disclosures to comply with applicable law. With respect to disclosures to comply with applicable law, a “stop, look and listen” communication to Globalstar stockholders under Rule 14d-9(f) or any factual public statement made that describes Globalstar’s receipt of a competing proposal, including statements about how the merger agreement operates with respect to such proposal, will not be treated as an adverse recommendation change and will not give Amazon the right to terminate the merger agreement. Any disclosure made as permitted under applicable law relating to a competing proposal other than a “stop, look and listen” communication will be treated as an adverse recommendation change unless the Globalstar board of directors reaffirms its recommendation that Globalstar stockholders adopt the merger agreement, and any adverse recommendation change must be made in accordance with the requirements described above.
Access to Information
The merger agreement provides that from the date of the merger agreement until the earlier of the effective time of the first merger or the date (if any) the merger agreement is validly terminated, to the extent permitted by applicable law, upon reasonable notice, Globalstar will, and will cause each of its subsidiaries and its and their respective representatives to, give Amazon and its representatives reasonable access during normal business hours in such manner that does not unreasonably interfere with the normal operations of Globalstar and its subsidiaries to the properties, books and records of Globalstar and its subsidiaries and, during such period, will, and will cause each of its subsidiaries to, furnish promptly to such Amazon representatives all information concerning the business, properties and personnel of Globalstar and its subsidiaries as may reasonably be requested by Amazon or its representatives (acting on Amazon’s behalf). However, Globalstar and any of its subsidiaries or representatives are not required to provide access to or disclose information that may not be disclosed, including, but not limited to, pursuant to certain contractual or legal restrictions or that is subject to attorney-client, attorney work product, or other legal privilege, in each case subject to certain exceptions and requirements to make substitute arrangements.
Employee Matters
Commencing at the effective time of the first merger and ending on the first anniversary of the effective time of the first merger (or, if earlier, the date on which a continuing employee ceases to be employed by Amazon, the surviving entity or any of their affiliates), Amazon will provide each continuing employee with (i) a base salary and wage rate and target short-term incentive compensation opportunities that are, in the aggregate, no less favorable than those provided to each such continuing employee immediately prior to the effective time of the first merger (it being understood that (x) all applicable short-term incentive compensation arrangements in effect immediately prior to the effective time of the first merger are as described in the Globalstar disclosure letter or adopted or amended in accordance with the merger agreement and (y) any post-closing target short-term incentive compensation will be payable solely in cash), (ii) employee benefits (excluding severance, retention, change in control, equity and long-term cash incentive compensation, employee stock purchase plan participation, defined benefit pension and post-employment health and welfare benefits) that are substantially comparable in the aggregate to those provided to such continuing employee immediately prior to the effective time of the first merger and (iii) severance payments and benefits to each continuing employee whose employment is terminated without cause during the period between the effective time of the first merger and the one year anniversary that are no less favorable than the severance payments and benefits that such continuing employee is eligible to receive under any applicable severance plan, policy, practice or arrangement sponsored or maintained by Globalstar or any of its subsidiaries in accordance with the terms of such arrangement as in effect immediately prior to the effective time of the first merger.
At the effective time of the first merger, Amazon will use commercially reasonable efforts to provide that each continuing employee be given service credit for all purposes, including for eligibility to participate, benefit levels and eligibility for vesting under Amazon’s employee benefit plans and arrangements (collectively, the “Amazon benefit plans”) with respect to his or her length of service with Globalstar (and its subsidiaries and predecessors) prior to the closing of the mergers, except that the foregoing will not (i) result in the duplication of benefits or (ii) be recognized with respect to benefit accruals under any defined benefit pension plan, for any purpose under any post-employment health or welfare benefit plan or under any plan, program or arrangement that is grandfathered or frozen, either with respect to level of benefits or participation.
To the extent continuing employees become eligible to participate in Amazon benefit plans after the effective time of the first merger, Amazon will use commercially reasonable efforts to (i) make them immediately eligible to participate in any and all Amazon benefit plans to the extent it replaces coverage the continuing employee is entitled to under a comparable Globalstar benefit plan and (ii) for purposes of Amazon benefit plans providing medical, dental, pharmaceutical and/or vision benefits to any continuing employee after the effective time of the first merger, (a) waive all pre-existing condition limitations, exclusions, waiting periods and actively at work requirements for such continuing employee and covered dependents and (b) cause eligible expenses incurred by such continuing employee and covered dependents under a Globalstar benefit plan prior to such continuing employee becoming eligible to participate in such Amazon benefit plan to be taken into account for purposes of satisfying deductible, co-insurance, co-payment and maximum out of pocket requirements applicable for the applicable plan year as if such amounts had been paid under the new Amazon benefit plan.
In respect of each continuing employee’s annual bonus (including any annual bonus pursuant to an arrangement that may be adopted or amended in accordance with the merger agreement) for the calendar year in which the closing date occurs (the “closing year annual bonus”), Amazon will pay to each continuing employee the closing year annual bonus in an amount no less than the product of (a) such continuing employee’s full bonus entitlement (including any portion of such entitlement that would ordinarily be settled in cash and any portion of such entitlement that would ordinarily be settled in shares of Globalstar common stock) under the applicable Globalstar benefit plan, assuming actual performance, extrapolated through the end of the applicable calendar year based on actual performance through the closing date, as determined in good faith by Globalstar prior to the closing date in consultation with Amazon, multiplied by (b) a fraction, the numerator of which equals the number of days that have elapsed from the first day of the calendar year in which the closing date occurs through the closing date and the denominator of which equals the total number of calendar days in such calendar year (the “closing year annual bonus payment”); provided that, notwithstanding the terms of any applicable Globalstar benefit plan, the closing year annual bonus payment will be payable at the same time that annual bonuses would have been paid absent the mergers (it being understood that the closing year annual bonus payment will be paid solely in cash), subject to the continuing employee’s continued employment with Globalstar or its affiliates through the applicable payment date or an earlier termination of employment by Amazon or any of its affiliates other than for cause (as determined by Amazon in accordance with its past practice).
If requested by Amazon in writing no later than ten (10) business days prior to the effective time of the first merger, Globalstar will (a) adopt resolutions to terminate Globalstar’s 401(k) plans, effective as of the day immediately preceding the day on which the effective time of the first merger occurs and (b) provide Amazon with evidence that Globalstar’s 401(k) plans have been terminated, with the termination of Globalstar’s 401(k) plans effective as of the day immediately preceding the day on which the effective time of the first merger occurs, pursuant to a duly adopted resolution of Globalstar (the form and substance of which will be subject to review and comment by Amazon, which comments will be considered by Globalstar in good faith) at least two business days prior to the day on which the effective time of the first merger occurs. Amazon will take all commercially reasonable steps necessary to permit each eligible continuing employee who has received an eligible rollover distribution from Globalstar’s 401(k) plans, if any, to roll such eligible rollover distribution (including any associated plan loans) into an account under Amazon’s 401(k) plan, in accordance with and subject to the terms of Globalstar’s 401(k) plan and the Code.
Directors’ and Officers’ Indemnification and Insurance
The merger agreement requires that Amazon, Acquisition Sub I and Acquisition Sub II agree that all rights to exculpation, indemnification, contribution and advancement of expenses for facts, events, acts or omissions occurring at or prior to the effective time of the first merger in favor of the D&O Indemnified Parties, as provided in the respective organizational documents of Globalstar or its subsidiaries or in any agreement for indemnification in a standard form made available to Amazon, in effect as of the closing, will survive the mergers in accordance with their terms (it being agreed that after the closing such rights shall be mandatory rather than permissive, if applicable), which provisions shall not, for a period of six (6) years from the effective time of the first merger, be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the D&O Indemnified Parties.
The merger agreement further requires Amazon to, and to cause the surviving entity to, (i) indemnify, defend, hold harmless and advance expenses to the D&O Indemnified Parties (in their capacities as such)

with respect to all facts, events, acts or omissions at any time prior to and including the effective time of the first merger (including any matters arising in connection with the merger agreement or the transactions contemplated by the merger agreement), to the fullest extent that Globalstar or its subsidiaries are permitted by applicable law; and (ii) pay in advance of the final disposition of any action against the D&O Indemnified Party the expenses (including reasonable attorneys’ fees) of any D&O Indemnified Party upon receipt (if required by applicable law, the organizational documents of the surviving entity or any applicable indemnification agreement) of a written undertaking to repay the amount paid or reimbursed if it is ultimately determined that such D&O Indemnified Party is not permitted to be indemnified under applicable law. Further, Amazon may not (and will cause the surviving entity not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any action to which any D&O Indemnified Party is a party, unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties covered by the action from all liability arising out of such action.
The merger agreement further requires that for at least six (6) years after the effective time of the first merger, Amazon will (and will cause the surviving entity to) maintain in full force and effect the coverage provided by the existing D&O insurance policies or provide substitute policies (with Globalstar’s existing insurance carriers or with insurance carriers having an A.M. Best financial strength rating of at least an “A-”) for Globalstar, its subsidiaries and the D&O Indemnified Parties who are currently covered by such existing D&O insurance policies, in either case, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the existing D&O insurance policies, covering claims and other matters arising from facts, events, acts, omissions or other matters that occurred at or prior to the effective time of the first merger, including the transactions contemplated by the merger agreement (provided that Amazon or the surviving entity, as applicable, is not required to pay an aggregate annual premium for such insurance in excess of the maximum D&O amount, but in such case shall purchase the most advantageous such coverage as possible for the maximum D&O amount). In lieu of such insurance, prior to the effective time of the first merger, Globalstar may purchase prepaid, non-cancellable six (6) year tail coverage, effective as of the effective time of the first merger, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the existing D&O insurance policies, covering claims and other matters arising from facts, events, acts, omissions or other matters that occurred at or prior to the effective time of the first merger, including the transactions contemplated by the merger agreement (provided that the aggregate premium for the tail coverage shall not exceed the maximum D&O amount), provided further that if the tail coverage is not reasonably available or the aggregate premium for the tail coverage exceeds the maximum D&O amount, then Globalstar must obtain the most advantageous such tail coverage available for a cost not exceeding the maximum D&O amount, unless otherwise directed by Amazon to exceed the maximum D&O amount, and Amazon will cause the surviving entity (or its applicable subsidiaries) to maintain such tail coverage in full force and effect, without any modification, and continue to honor the related obligations. In that event, Amazon would cease to have any obligations to maintain the existing D&O insurance policies.
Other Covenants
The merger agreement contains additional agreements of Amazon, Acquisition Sub I, Acquisition Sub II, and Globalstar relating to, among other things, the following matters:
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the filing of the registration statement on Form S-4, of which this information statement/prospectus forms a part, and the information statement with the SEC (and cooperation in response to any comments from the SEC in respect to the filings);

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the parties to the merger agreement using their respective reasonable best efforts to obtain all necessary consents or waivers from third parties (provided that the obtaining of such consents or waivers will not be a condition to the obligations of the parties to consummate the mergers);

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the coordination of press releases and other public announcements or filings relating to the mergers or the merger agreement;

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actions to cause the disposition of equity securities of Globalstar held by each individual who is a director or officer of Globalstar pursuant to the mergers to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act;

•
the delisting of Globalstar shares from the NASDAQ and deregistration under the Exchange Act;

•
restrictions on certain discussions or agreements by Amazon with the Supporting Stockholders and restrictions on certain agreements with Customer;

•
the notification of certain matters and the settlement of any litigation in connection with the merger agreement;

•
anti-takeover statutes or regulations that become applicable to the merger agreement, the support agreement or the transactions contemplated by the merger agreement, including the mergers, or the support agreement; and

•
the regulatory approval, development and operation of the C-3 system and the launch and operation of satellites to replace Globalstar’s current HIBLEO-4 U.S.-licensed system by Globalstar.

Conditions to the Mergers
The respective obligations of each party to effect the mergers are subject to the satisfaction (or waiver by Globalstar and Amazon) of the following conditions:
•
the adoption of the merger agreement by the affirmative vote or written consent of Globalstar stockholders holding at least a majority of the shares of Globalstar common stock issued and outstanding and entitled to vote to adopt the merger agreement (which was satisfied on April 13, 2026 with the delivery of the written consent);

•
the expiration or termination of the waiting period (or any extension thereof) applicable to the consummation of the mergers under the HSR Act;

•
the registration statement on Form S-4, of which this information statement/prospectus forms a part, becoming effective under the Securities Act and not being the subject of any stop order or any proceedings by the SEC seeking a stop order;

•
the receipt of all required governmental authorizations and the continued full force and effect of such authorizations;

•
the lapse of at least twenty (20) calendar days from the date this information statement/prospectus was mailed to Globalstar stockholders as contemplated by Regulation 14C of the Exchange Act; and

•
no governmental authority of competent jurisdiction having enacted, issued or promulgated, enforced, or entered any law or order that is in effect and has the effect of preventing, making illegal or enjoining the completion of the mergers.

The obligations of Amazon, Acquisition Sub I, and Acquisition Sub II to effect the mergers are further subject to the satisfaction or waiver of the following additional conditions:
•
the accuracy of the representations and warranties of Globalstar in the merger agreement, subject to applicable materiality or other qualifiers, as of the effective time of the first merger and as of the closing (or, if applicable, the date in respect of which such representation or warranty was specifically made);

•
Globalstar having performed and complied with, in all material respects, the obligations required under the merger agreement to be performed or complied with by Globalstar prior to the closing of the mergers;

•
no material adverse effect on Globalstar having occurred since the date of the merger agreement;

•
Globalstar having obtained certain governmental authorizations relating to Globalstar’s C-3 system;

•
the achievement by Globalstar of certain milestones relating to the launch and operation of HIBLEO-4 replacement satellites; and

•
Amazon, Acquisition Sub I, and Acquisition Sub II having received from Globalstar a certificate, dated as of the date of the closing and signed by a duly authorized officer of Globalstar, certifying to the effect that the conditions set forth in the foregoing five bullets have been satisfied;

The obligations of Globalstar to effect the mergers are further subject to the satisfaction or waiver of the following additional conditions:
•
the accuracy of the representations and warranties of Amazon, Acquisition Sub I, and Acquisition Sub II in the merger agreement, subject to applicable materiality or other qualifiers, as of the effective time of the first merger and as of the closing (or, if applicable, the date in respect of which such representation or warranty was specifically made);

•
Amazon, Acquisition Sub I and Acquisition Sub II having performed and complied with, in all material respects, the obligations required under the merger agreement to be performed or complied with by Amazon, Acquisition Sub I and Acquisition Sub II, as the case may be, prior to the closing of the mergers;

•
no material adverse effect on Amazon having occurred since the date of the merger agreement; and

•
Globalstar having received from Amazon, Acquisition Sub I, and Acquisition Sub II a certificate, dated as of the date of the closing and signed by a duly authorized officer of Amazon, certifying to the effect that the conditions set forth in the foregoing three bullets have been satisfied.

Termination of the Merger Agreement
The merger agreement provides that the merger agreement may be terminated at any time prior to the effective time of the first merger, whether before or after Globalstar’s receipt of the written consent (except as otherwise expressly provided in the merger agreement), in the following ways:
•
by mutual written agreement of Globalstar and Amazon;

•
by either Globalstar or Amazon if:

•
the mergers have not been consummated by 11:59 p.m. (New York City time) on the termination date, which will initially be April 13, 2027, except that (a) the termination date will be automatically extended twice, first to October 13, 2027 and then again to April 13, 2028, each extension for an additional six months if, as of the termination date (or if so extended, as of the end of the first extension to the termination date), all closing conditions have been satisfied or waived (i) other than those conditions that by their terms are to be satisfied at the closing (each of which is capable of being satisfied at the closing) and (ii) one or more conditions regarding (1) the expiration or termination of the waiting period (or any extension thereof) applicable to the consummation of the mergers under the HSR Act, (2) the receipt of all required governmental authorizations and the continued full force and effect of such authorizations, (3) the absence of any provision of any applicable law or order that has the effect of preventing, making illegal or enjoining the completion of the mergers (but only to the extent such law or order relates to any antitrust law, foreign investment law or satellite and communications law or the required governmental authorizations) and (4) the receipt by Globalstar of certain governmental authorizations related to the C-3 system and their continuance in full force and effect, and in the case of the first such automatic extension only, the achievement by Globalstar of certain milestones relating to the launch and operation of HIBLEO-4 replacement satellites has not been satisfied, and (b) a party may not terminate the merger agreement pursuant to this provision if such party’s failure (and, in the case of Amazon, the failure of Acquisition Sub I or Acquisition Sub II) to perform or comply with any of its obligations under the merger agreement has been the proximate cause of the failure to consummate the mergers on or before the termination date; or

•
prior to the effective time of the first merger, any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law or order permanently preventing, making illegal or enjoining the completion of the mergers, and such law or order has become final and non-appealable, except, in each case, that the right to terminate will not be available to any party (a) that has failed to take all actions required by the merger agreement to remove such law or order, or (b) if the issuance of such law or order was primarily caused by the breach by such party (and, in the case of Amazon, the breach of Acquisition Sub I or Acquisition Sub II) to perform any of its obligations under the merger agreement;

•
by Globalstar if:

•
subject to a cure period ending on the earlier of the termination date and thirty (30) calendar days after Globalstar delivers written notice of such breach, Amazon, Acquisition Sub I or Acquisition Sub II has breached or failed to perform any of their respective representations, warranties, covenants, or other agreements in the merger agreement, which breach or failure would give rise to the failure of relevant conditions to effect the closing of the mergers, except that the right to terminate will not be available to Globalstar if Globalstar is then in material breach of any of its representations, warranties, covenants, or agreements under the merger agreement, which breach or failure would give rise to the failure of relevant conditions to effect the closing of the mergers; or

•
prior to Globalstar’s receipt of the written consent, the Globalstar board of directors (upon the recommendation of the Globalstar special committee and the Globalstar strategic review committee) has authorized Globalstar to enter into a definitive agreement providing for a superior proposal, if, Globalstar has complied in all material respects with its obligations under the non-solicitation and competing proposal covenants and, substantially concurrently with the termination of the merger agreement, Globalstar enters into such definitive agreement and, prior to or substantially concurrently with the termination, pays (or causes to be paid) the Globalstar termination fee to and at the direction of Amazon (which termination right was no longer exercisable upon the delivery of the written consent); or

•
by Amazon if:

•
subject to a cure period ending on the earlier of the termination date and thirty (30) calendar days after Amazon delivers written notice of such breach, Globalstar has breached or failed to perform any of its representations, warranties, covenants, or other agreements in the merger agreement, which breach or failure would give rise to the failure of relevant conditions to effect the closing of the mergers, except that the right to terminate will not be available to Amazon if Amazon, Acquisition Sub I, or Acquisition Sub II is then in material breach of any of its representations, warranties, covenants, or agreements under the merger agreement, which breach or failure would give rise to the failure of relevant conditions to effect the closing of the mergers;

•
prior to Globalstar’s receipt of the written consent, the Globalstar board of directors (whether or not acting upon the recommendation of the Globalstar special committee or Globalstar strategic review committee) has made an adverse recommendation change (which termination right was no longer exercisable upon the delivery of the written consent); or

•
if the duly executed written consent has not been delivered to Amazon and Globalstar within twenty-four (24) hours after the execution and delivery of the merger agreement (which termination right was no longer exercisable upon the delivery of the written consent).

In the event that the merger agreement is terminated pursuant to the termination rights above, written notice thereof will be given to the other party or parties specifying the provisions of the merger agreement pursuant to which the termination was made, and the merger agreement will become null and void and of no effect without liability of any party thereto (or any of its representatives), and all rights and obligations of any party thereto will cease, except certain sections of the merger agreement will survive the termination of the merger agreement, in each case in accordance with their respective terms. Notwithstanding the previous sentence, no termination of the merger agreement will relieve any party from any liability or damages resulting from fraud or willful breach of the merger agreement prior to the termination of the merger agreement, in which case the aggrieved party will be entitled to all rights and remedies available at law or in equity except as otherwise provided in the merger agreement.
Termination Fees
Upon valid termination of the merger agreement under specified circumstances, Globalstar will be required to pay, at the direction of Amazon, a termination fee of $419,832,000.00. Specifically, this termination fee will be payable by Globalstar to Amazon if:

•
(a) the merger agreement is terminated by Amazon as a result of a breach or failure by Globalstar to perform any of its respective representations, warranties, covenants, or other agreements in the merger agreement (subject to certain conditions described above, including the applicable cure period, except that, solely in the case of certain Globalstar covenants relating to C-3 operational readiness, the launch and operation of HIBLEO-4 replacement satellites and certain compliance matters, only if such breach is a willful breach), which breach or failure would give rise to the failure of relevant conditions to effect the closing of the mergers; (b) prior to any of such terminations and on or after the date of the merger agreement, a bona fide competing proposal has been made to Globalstar, Globalstar’s board of directors (or any committee or subcommittee thereof) or Globalstar’s management or has otherwise become publicly known or a third party has publicly announced a bona fide intention (whether or not conditional) to make a competing proposal, and (c) within twelve (12) months of such termination of the merger agreement, Globalstar or any of its subsidiaries consummates a transaction involving a competing proposal or enters into a definitive agreement providing for the consummation of a competing proposal (whether or not such competing proposal is the same competing proposal as the one referenced in (b) above, and provided that, for purposes of this bullet, the references to twenty percent (20%) in the definition of competing proposal set forth in the merger agreement are increased to fifty percent (50%));

•
the merger agreement is terminated by Globalstar to enter into a definitive agreement with respect to a superior proposal (this termination right was no longer exercisable upon the delivery of the written consent); or

•
the merger agreement is terminated by Amazon (i) if the Globalstar board of directors made an adverse recommendation change prior to the delivery of the written consent or (ii) the written consent has not been delivered to Amazon and Globalstar within twenty-four (24) hours after the execution and delivery of the merger agreement (this termination right was no longer exercisable upon the delivery of the written consent).

Upon valid termination of the merger agreement under certain specified circumstances, Amazon will be required to pay, at the direction of Globalstar, a termination fee of $592,071,000.00. Specifically, the termination fee will be payable by Amazon to Globalstar if:
•
(a) either Amazon or Globalstar has terminated the merger agreement because the mergers have not closed by the termination date (except where Amazon terminated the merger agreement on this basis and Globalstar’s failure to perform or comply with any of its obligations under the merger agreement has been the proximate cause of the failure to close by the termination date) and (b) at the time of such termination, one or more conditions regarding (i) the expiration or termination of the waiting period (or any extension thereof) applicable to the consummation of the mergers under the HSR Act, (ii) the receipt of all required governmental authorizations and the continued full force and effect of such authorizations and (iii) the absence of any provision of any applicable law or order that has the effect of preventing, making illegal or enjoining the completion of the mergers (but only to the extent such law or order relates to any antitrust law, foreign investment law or satellite and communications law or the required governmental authorizations) has not been satisfied but all other closing conditions have been satisfied or waived other than those conditions that by their terms are to be satisfied at the closing (each of which is capable of being satisfied at the closing);

•
either Amazon or Globalstar has terminated the merger agreement because any governmental authority of competent jurisdiction having (prior to the effective time of the first merger) enacted, issued, promulgated, enforced, or entered any law or order permanently preventing, making illegal or enjoining the completion of the mergers, and such law or order has become final and non-appealable (but only to the extent such law or order relates to any antitrust law, foreign investment law, or satellite and communications law or the required governmental authorizations and only after the party seeking to terminate the merger agreement pursuant to this bullet has taken all actions required by the merger agreement to remove such law or order), except in the case of termination by Amazon, if the issuance of such law or order was primarily caused by the breach by Globalstar to perform any of its obligations under the merger agreement; or

•
the merger agreement is terminated, subject to certain conditions described above, including the applicable cure period, by Globalstar as a result of a breach or failure by Amazon of its regulatory covenants under the merger agreement, which breach or failure would give rise to the regulatory conditions to closing being incapable of being satisfied.
The merger agreement also provides that Globalstar, Amazon, Acquisition Sub I, and Acquisition Sub II are entitled to specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement.
Neither Amazon nor Globalstar is required to pay to the other a termination fee on more than one occasion.
Except in the case of a fraud or willful breach of the merger agreement by Amazon, Acquisition Sub I, or Acquisition Sub II, Globalstar’s right to receive payment from Amazon of the termination fee will constitute the sole and exclusive monetary remedy of Globalstar and its subsidiaries against Amazon and its subsidiaries, including Acquisition Sub I, and Acquisition Sub II and any of their related parties under the merger agreement.
Similarly, except in the case of a fraud or willful breach of the merger agreement by Globalstar, Amazon’s right to receive payment from Globalstar of the termination fee will constitute the sole and exclusive monetary remedy of Amazon, Acquisition Sub I, and Acquisition Sub II and their respective subsidiaries against Globalstar and its subsidiaries and any of their related parties under the merger agreement.
Governing Law
The merger agreement is governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the law of any other state.

SUMMARY OF CERTAIN AGREEMENTS RELATED TO THE MERGERS
This section describes the material terms of the support agreement, the letter agreement, the warrant amendment agreements, the amendment to guaranty and the lock-up waiver (collectively, the “transaction documents”). The summaries of these transaction documents are not intended to be complete and may not contain all of the information about the transaction documents that is important to you. You are encouraged to carefully read the transaction documents in their entirety. This section is not intended to provide you with any factual information about Globalstar, Amazon, Acquisition Sub I or Acquisition Sub II. Such information can be found elsewhere in this information statement/prospectus and in the public filings that Globalstar and Amazon make with the SEC that are incorporated by reference into this information statement/prospectus, as described in the section titled “Where You Can Find More Information” beginning on page 144 of this information statement/prospectus.
Explanatory Note Regarding the Transaction Documents
The representations, warranties and covenants contained in each transaction document were made only for purposes of each transaction document as of the specific dates therein, were solely for the benefit of the parties to each transaction document, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to each transaction document instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to Globalstar stockholders. Globalstar stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of each transaction document, which subsequent information may or may not be reflected in Globalstar’s or Amazon’s public disclosures. Accordingly, the representations, warranties, covenants and other agreements in each transaction document should not be read alone, and you should read the information provided elsewhere in this document and in Globalstar’s and Amazon’s filings with the SEC regarding its businesses. Please see the section titled “Where You Can Find More Information” beginning on page 144 of this information statement/prospectus.
Support Agreement
Concurrently with the execution of the merger agreement on April 13, 2026, Amazon entered into the support agreement, pursuant to which the Supporting Stockholders have agreed to, among other things, vote in favor of the merger agreement, the mergers, and any other matters necessary to consummate the transactions contemplated thereby, and to vote against any competing proposal or any other transaction, proposal, agreement or action that is inconsistent with, or that would reasonably be expected to impede, interfere with, delay, or materially and adversely affect, the mergers or the other transactions contemplated by the merger agreement. In addition, the Supporting Stockholders agreed to as promptly as practicable and, in any event, within 24 hours following the execution and delivery of the merger agreement, deliver a written consent approving the mergers (which was satisfied on April 13, 2026). The support agreement also includes certain restrictions on transfer of shares of Globalstar common stock by the Supporting Stockholders, subject to customary exceptions.
Letter Agreement
Concurrently with the execution of the merger agreement on April 13, 2026, Globalstar and Customer entered into the letter agreement regarding “Waiver of Termination for Convenience and Performance Remedies,” pursuant to which, among other things, Customer agreed to waive certain termination rights under the Key Terms Agreement between Globalstar and Customer prior to the effective time of the first merger or the termination of the merger agreement (if any) and to terminate certain obligations of the Supporting Stockholders and their affiliates effective upon the consummation of the mergers.
Pursuant to the letter agreement, Globalstar has also agreed to pay the Customer payment in the event Globalstar does not achieve certain operational milestones related to the C-3 system by the applicable deadline dates prior to the closing, as set forth in the letter agreement. The Customer payment will accrue during the pendency of the mergers to the extent any milestone has not been met as of the applicable deadline date, but shall not become payable unless and until the mergers are consummated. At the time of signing the merger agreement, the maximum amount of the Customer payment potentially payable under the letter agreement was $110,000,000.00. As of the date of this information statement/prospectus, the maximum amount of the Customer payment potentially payable under the letter agreement is approximately $97 million as a result of Globalstar’s achievement of certain operational milestones since the signing of the merger agreement. The parties do not currently plan to provide further updates regarding the achievement of milestones until the mailing of the election form (as further described in this information statement/prospectus). The exact per share adjustment amount will not be known until prior to closing, but the maximum per share adjustment amount as of the date of this information statement/prospectus will be equal to (a) approximately $97 million divided by (b) the aggregate number of shares of Globalstar common stock to be converted into the right to receive the merger consideration at the effective time of the first merger. For additional information regarding the letter agreement, please see the section titled “Summary of Certain Agreements Related to the Mergers” beginning on page 124 of this information statement/prospectus.
Warrant Amendment Agreements
In connection with the merger agreement, Globalstar and each of Customer and Thermo Funding II, LLC agreed to enter into the warrant amendment agreements to provide that, immediately prior to the effective time of the first merger, each outstanding Globalstar warrant held by Customer and by Thermo Funding II, LLC that is vested and unexercised will be automatically exercised on a cashless basis and the shares of Globalstar common stock issued as a result of such exercise will be converted into the right to receive the merger consideration, as further described in this information statement/prospectus. In addition, pursuant to the warrant amendment agreements with Customer, Customer has the right (but not obligation) to exercise its warrants on a cashless basis prior to or at 5:00 p.m. (New York City time) on the date that is five (5) business days prior to the anticipated closing date of the mergers.
Amendment to Guaranty
In connection with the execution of the merger agreement on April 13, 2026, Globalstar, Customer and Thermo Funding II, LLC entered into the amendment to guaranty, which amends that certain guaranty provided by Thermo Funding II, LLC in favor of Globalstar (and, for the specific purposes as set forth therein, Customer) so as to terminate the guaranty and the obligations thereunder on the date that an assumed prepayment agreement entered into by Amazon and Customer replaces the prepayment agreement, dated as of February 25, 2023, as amended, and the prepayment agreement, dated as of November 5, 2024, as amended, each between Globalstar and Customer, which termination shall occur on the closing date of the first merger, provided that Amazon has made the first required payment under the assumed prepayment agreement to Customer.
Consent and Waiver under the Lock-Up Agreement
Concurrently with the execution of the merger agreement on April 13, 2026, Globalstar, Customer, Thermo Funding II, LLC and James Monroe III entered into the lock-up waiver, pursuant to which, among other things, Customer agreed that, to the extent the mergers would constitute a Transfer and/or Prohibited Transfer, each as defined in, and pursuant to, the lock-up agreement, it would consent to such Transfer and waive certain rights thereunder, including with respect to its right of first offer and the lock-up provisions therein, and further agreed to terminate the lock-up agreement effective as of the effective time of the first merger.

CERTAIN BENEFICIAL OWNERS OF GLOBALSTAR COMMON STOCK
The following table shows the number of shares of Globalstar common stock beneficially owned as of July 29, 2026 by (i) each of Globalstar’s current directors, each of Globalstar’s named executive officers and by all of its current directors and executive officers as a group and (ii) all the persons who were known to be beneficial owners of five percent or more of Globalstar common stock, which is its only voting securities, on July 29, 2026 based upon 129,563,456 shares of Globalstar common stock outstanding as of July 29, 2026. Unless otherwise indicated, the address of each beneficial owner is c/o Globalstar, Inc., 1351 Holiday Square Blvd., Covington, Louisiana 70433.
	Amount and Nature of Beneficial Ownership
	Common Stock
Name of Beneficial Owner(1)	Shares (#)	Percent of Class (%)
James Monroe III(2)
FL Investment Holdings, LLC
Thermo Funding Company, LLC
Thermo Funding II, LLC
Globalstar Satellite, L.P.	74,430,799	57%
Monroe Irr. Educational Trust
Thermo Properties II LLC
James Monroe III Grantor Trust
Thermo Investments LP
Thermo XCOM LLC
Dr. Paul E. Jacobs(3) The Paul Eric Jacobs Trust	1,182,652	*
James F. Lynch(4) Thermo Investments II LLC	953,142	*
Timothy E. Taylor(5) Thermo Investments III LLC	608,662	*
L. Barbee Ponder	137,749	*
Rebecca S. Clary	114,968	*
William A. Hasler(6)	154,762	*
Keith O. Cowan(7)	97,629	*
Benjamin G. Wolff(7)	96,710	*
All current directors and current executive officers as a group (9 persons)(1)(2)(3)(4)(5)(6)(7)	77,777,073	60%

*
Less than 1% of outstanding shares.

(1)
“Beneficial ownership” is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. Stock is “beneficially owned” if a person has or shares the power to (a) vote or direct its vote or (b) sell or direct its sale, even if the person has no financial interest in the stock. Also, stock that a person has the right to acquire, such as through the exercise of options or warrants, within 60 days of July 29, 2026 is considered to be “beneficially owned.” These shares are deemed to be outstanding and beneficially owned by the person holding the derivative security for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted, each person has full voting and investment power over the stock listed.

(2)
The address of Mr. Monroe, FL Investment Holdings, LLC, Thermo Funding Company, LLC, Thermo Funding II, LLC, Globalstar Satellite, L.P., Monroe Irr. Educational Trust, James Monroe III Grantor Trust, Thermo Investments LP, Thermo Properties II, LLC, and Thermo XCOM LLC is 1735 Nineteenth Street, Denver, CO 80202.

This number includes 42,717 shares held by FL Investment Holdings, LLC, 13,142,665 held by Thermo Funding Company, LLC, 58,833,076 shares held by Thermo Funding II, LLC, 947,273 shares held by Thermo Properties II, LLC, 41,238 shares held by Globalstar Satellite, L.P. 200,000 held by the Monroe Irr. Educational Trust, 1,956 held by James Monroe III Grantor Trust, 13,347 held by Thermo Investments, LP, and 790,097 held by Thermo XCOM LLC. Mr. Monroe controls, either directly or indirectly, each of FL Investment Holdings, Thermo Funding Company, LLC, Thermo Funding II, LLC, Globalstar Satellite, L.P., Monroe Irr. Educational Trust, Thermo Properties II, LLC, James Monroe III Grantor Trust, Thermo Investments LP and Thermo XCOM LLC, and, therefore, is deemed the beneficial owner of the common stock held by these entities. Mr. Monroe also individually owns 45,100 shares and may acquire 39,996 shares of common stock upon the exercise of currently exercisable stock options.
Additionally, this number includes 333,334 shares that may be issued to Thermo Funding II, LLC upon exercise of the warrant issued in connection with guarantee of the funding agreements by Thermo Companies and its commonly controlled affiliates as described more fully in Globalstar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025. This number does not include the right to purchase 333,334 shares under the warrant that may vest if and when Thermo advances aggregate funds of $25.0 million or more to Globalstar or a permitted third party pursuant to the terms of Thermo’s guarantee. To the extent Thermo is required to advance amounts under the guarantee, Globalstar is required to issue shares of Globalstar common stock in respect of such advance in an amount equal to the amount of such payment divided by the average of the volume weighted average price of the Globalstar common stock on the five trading days immediately preceding such payment.
(3)
This number includes 1,116,400 shares held by The Paul Eric Jacobs Trust and 66,252 shares individually owned by Dr. Jacobs. Excluded from the table above are 2,164,177 shares that Dr. Jacobs has elected to defer upon vesting of certain performance-based restricted stock units; Dr. Jacobs will receive them upon separation from the Company in equal installment over a ten year period.

(4)
Includes 73,329 shares of common stock that he may acquire upon the exercise of currently exercisable stock options and 822,714 shares held by Thermo Investments II LLC.

(5)
Includes 42,663 shares of common stock that he may acquire upon the exercise of currently exercisable stock options and 320,244 shares held by Thermo Investments III LLC.

(6)
Includes 93,329 shares of common stock that he may acquire upon the exercise of currently exercisable stock options.

(7)
Includes 39,996 shares of common stock that he may acquire upon the exercise of currently exercisable stock options.

COMPARATIVE MARKET PRICE DATA
Amazon common stock is listed on the NASDAQ under the symbol “AMZN.” Globalstar common stock was listed on the NYSE American LLC under the symbol “GSAT,” and the listing was transferred to NASDAQ under the symbol “GSAT” following the close of trading on February 10, 2025. The following table sets forth, for the calendar periods indicated, the high and low closing sales prices per share of Amazon common stock and per share of Globalstar common stock as reported on the NASDAQ, and in the case of Globalstar common stock, on the NYSE American LLC prior to February 11, 2025. Effective as of the close of trading on February 10, 2025, Globalstar effected a reverse stock split at a ratio of 1 to 15 for each share of Globalstar common stock, and the closing sale prices set forth in the table below reflect such reverse stock split.
	Amazon common stock (AMZN)		Globalstar common stock (GSAT)
	High	Low	High	Low
2023
First Quarter	$112.91	$83.12	$22.20	$14.80
Second Quarter	$130.36	$97.83	$18.90	$13.10
Third Quarter	$144.85	$125.98	$22.80	$15.60
Fourth Quarter	$154.07	$119.57	$29.40	$18.30
2024
First Quarter	$180.38	$144.57	$31.35	$19.05
Second Quarter	$197.85	$173.67	$20.40	$15.45
Third Quarter	$200.00	$161.02	$22.20	$16.05
Fourth Quarter	$232.93	$180.80	$34.35	$15.45
2025
First Quarter	$242.06	$190.26	$33.00	$19.57
Second Quarter	$223.30	$167.32	$23.84	$17.59
Third Quarter	$238.24	$211.65	$37.94	$23.14
Fourth Quarter	$254.00	$213.04	$73.68	$39.16
2026
First Quarter	$247.38	$198.79	$67.55	$54.13
Second Quarter	$274.99	$209.77	$84.43	$68.53
The following table sets forth the closing sale price per share of Globalstar common stock and Amazon common stock as reported on the NASDAQ, as of (i) April 13, 2026, the last full trading day before the public announcement of the mergers, and (ii)            , 2026, the latest practicable trading date before the date of this information statement/prospectus. The table also shows the estimated implied value of the per share merger consideration for each share of Globalstar common stock as of the same dates assuming (a) a cash election and no proration, (b) a stock election, and (c) a blended value (assuming holder receives forty percent (40%) cash consideration and sixty percent (60%) stock consideration). The table below does not reflect the fact that cash will be paid in lieu of fractional shares, and does not account for any adjustment for the per share adjustment amount (if any).
	Globalstar common stock closing price		Amazon common stock closing price		Implied per share value of cash consideration	Implied per share value of stock consideration		Implied per share blended consideration (assuming 40% cash consideration / 60% stock consideration)
April 13, 2026		$72.89		$239.89	$90.00		$77.00		$82.20
, 2026	$		$		$90.00	$		$

The market prices of shares of Amazon common stock and Globalstar common stock have fluctuated since the date of the announcement of the mergers and will continue to fluctuate from the date of this information statement/prospectus to the closing date of the mergers. No assurance can be given concerning the market prices of shares of Amazon common stock or Globalstar common stock before completion of the mergers or shares of Amazon common stock after completion of the mergers. The exchange ratio may be adjusted in accordance with the merger agreement as described in the section titled “The Mergers — Merger Consideration” beginning on page 39 of this information statement/prospectus. However, the market price of shares of Amazon common stock (and therefore the value of the merger consideration when received by Globalstar stockholders upon completion of the mergers) could be greater than, less than, or the same as shown in the table above. Accordingly, Globalstar stockholders are advised to obtain current market quotations for shares of Amazon common stock and Globalstar common stock in connection with deciding how to elect to receive the merger consideration.
Amazon has never declared or paid any cash dividends on its common stock. Amazon anticipates retaining future earnings for the development, operation, and expansion of its business, and does not anticipate declaring or paying any cash dividends in the near term. Under the terms of the merger agreement, until the earlier of the effective time or the date (if any) on which the merger agreement is validly terminated, Globalstar is not permitted, and must not permit any of its subsidiaries, to authorize, declare, set aside, establish a record date for, make, or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, stock property or otherwise of Globalstar or any of its subsidiaries), except for (i) dividends or distributions paid by a wholly owned Globalstar subsidiary to Globalstar or another wholly owned Globalstar subsidiary, (ii) specified exceptions set forth in the Globalstar disclosure letter or (iii) in the case of Globalstar, quarterly cash dividends payable to holders of Globalstar preferred stock in accordance with Globalstar’s Certificate of Designation, as in effect as of the date of the merger agreement and consistent with past practice as to timing and amount (and in all cases excluding any special dividend), in each case without the prior written consent of Amazon, except as expressly permitted by the merger agreement or required by applicable law.

DESCRIPTION OF AMAZON COMMON STOCK
Amazon’s common stock is listed on the NASDAQ under the symbol “AMZN.” All outstanding shares of Amazon’s common stock are validly issued, fully paid, and nonassessable.
The following description of the terms of Amazon’s common stock is not complete and is qualified in its entirety by reference to Amazon’s Certificate of Incorporation and Amazon’s Bylaws, both of which are exhibits to this prospectus.
Voting Rights
The holders of Amazon’s common stock are entitled to one vote per share on all matters submitted for action by Amazon’s stockholders. There is no provision for cumulative voting with regard to the election of directors.
Dividend and Liquidation Rights
Subject to the preferences applicable to any shares of Amazon’s preferred stock outstanding at any time, holders of Amazon’s common stock are entitled to receive dividends when, as, and if declared by Amazon’s board of directors from funds legally available therefor and are entitled, in the event of a liquidation, to share ratably in all assets available for distribution after payment of all debts.
Other Rights
The holders of Amazon’s common stock have no preemptive rights and no rights to convert their common stock into any other securities, and Amazon’s common stock is not subject to any redemption or sinking fund provisions.
Anti-Takeover Provisions of Amazon’s Certificate of Incorporation, Bylaws, and Delaware Law
Various provisions contained in Amazon’s Certificate of Incorporation, Amazon’s Bylaws, and Delaware law could delay or discourage some transactions involving an actual or potential change in control of Amazon or its management.
Certificate of Incorporation and Bylaws
Provisions in Amazon’s Certificate of Incorporation and Amazon’s Bylaws:
•
authorize Amazon’s board of directors to establish one or more series of any class or classes of Amazon’s stock, the terms of which can be determined by the board of directors at the time of issuance;

•
do not authorize cumulative voting; and

•
allow Amazon’s directors to fill any vacancies on Amazon’s board of directors, including vacancies resulting from a board of directors resolution to increase the number of directors.

Transfer Agent
Computershare, Inc. serves as transfer agent and registrar for Amazon’s common stock.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF AMAZON AND GLOBALSTAR
Both Amazon and Globalstar are incorporated under the laws of the State of Delaware and, accordingly, the rights of stockholders of each are currently governed by the DGCL. The differences between the rights of Globalstar stockholders and Amazon stockholders primarily result from differences between their respective organizational documents. As a result, if the mergers are completed, the rights of Globalstar stockholders who become Amazon stockholders will continue to be governed by the DGCL and will also then be governed by Amazon’s Certificate of Incorporation and Amazon’s Bylaws.
The following description summarizes the material differences between the rights of Amazon stockholders and Globalstar stockholders but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Stockholders should carefully read the relevant provisions of Amazon’s Certificate of Incorporation, Amazon’s Bylaws, the DGCL, Globalstar’s Certificate of Incorporation, Globalstar’s Bylaws and Globalstar’s Certificate of Designation. Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find More Information.”
	Amazon.com, Inc.	Globalstar, Inc.
Authorized Capital Stock	The authorized capital stock of Amazon consists of 100,500,000,000 shares, of which 100,000,000,000 are common stock, $.01 par value, and 500,000,000 are preferred stock, $.01 par value.	The authorized capital stock of Globalstar consists of 243,333,334 shares, of which 143,333,334 are common stock, $.0001 par value, and 100,000,000 are preferred stock, $.0001 par value, including 300,000 shares of Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”).
Number and Classification of Directors	Amazon’s Bylaws state that the number of directors shall be as fixed by resolution of the board of directors of Amazon (the “Amazon board of directors”). Currently there are 12 directors, and the Amazon board of directors is not classified.
Globalstar’s Bylaws provide that the Globalstar board of directors shall be comprised of at least six directors, with the exact number to be set from time to time by the Globalstar board of directors. The directors are divided into three classes designated “Class A,” “Class B,” and “Class C,” as nearly equal in number in each class as is practicable, with staggered three-year terms.
Currently, the Globalstar board of directors has seven members. Class A consists of three directors and each of Class B and Class C consists of two directors.

Rights of Holders of Preferred Stock to Elect Directors	No shares of preferred stock are outstanding.	Globalstar’s Certificate of Designation provides that, except as provided below or as expressly required by law, the holders of shares of Series A Preferred Stock have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and are not entitled to call a meeting of such holders for any purpose, nor are they entitled to participate in any meeting of the holders of the Globalstar common stock.

	Amazon.com, Inc.	Globalstar, Inc.
So long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote or consent of holders of at least two-thirds of all shares of Series A Preferred Stock at the time then outstanding, voting separately as a class, is required to: (i) amend the provisions of the Globalstar Certificate of Incorporation, so as to directly and adversely alter the express powers, preferences, privileges or rights of Series A Preferred Stock or (ii) authorize or increase the authorized amount of, or issue shares of, any other class or series of capital stock of Globalstar authorized, issued or outstanding that, by its terms, expressly provides that it ranks senior to, the Series A Preferred Stock as to dividends and upon liquidation, dissolution and winding up, as the case may be.
Vacancy of Directors
Under Amazon’s Bylaws, a vacancy will be filled by the affirmative vote of a majority of the remaining directors. A director elected to fill a vacancy will serve until the next election of directors or until such director’s successor has been elected and qualified, or until such director’s death, resignation, or removal from office.
A director vacancy filled by reason of increase in the number of directors may serve only until the next election of directors and until such director’s successor has been elected and qualified.

Under Globalstar’s Certificate of Incorporation, so long as Thermo Capital Partners, L.L.C. and its affiliates (each a “Thermo Stockholder” and, collectively, “Thermo”) beneficial own at least 45% of the outstanding Globalstar common stock (the “Relevant Time Period”), two members of the Globalstar board of directors (the “Minority Directors”) must be elected by a vote of non-Thermo stockholders, and no Thermo Stockholder is entitled to vote on, or consent to, or have any voting power with respect to, the election (including to fill a vacancy) or removal without cause of the Minority Directors.
During the Relevant Time Period, vacancies in any directorship previously held by a Minority Director may be filled only by a plurality vote of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of Minority Directors. Except as provided in the immediately preceding sentence, newly created directorships or any vacancy occurring in the Globalstar board of directors for any reason may be filled only by the remaining directors (including any Minority Directors), even if less than a majority of the whole

	Amazon.com, Inc.	Globalstar, Inc.
authorized number of directors by vote of a majority of those remaining in office, and each director so appointed will hold office until the expiration of the term of office of the director whom he or she has replaced or until his or her successor is elected and qualified.
Shareholder Nomination of Directors
Under Amazon’s Bylaws, nominations for the election of directors may be made by (a) the Amazon board of directors, (b) a shareholder of record entitled to vote on the matter during a meeting who submits written notice via the advance notice provisions, or (c) a shareholder of record entitled to vote on the matter during a meeting who submits written notice via the proxy access provisions.
A shareholder of record entitled to vote on the matter may nominate directors for election at an annual meeting by submitting written notice via the advance notice provisions if notice of intent to nominate a director and information regarding that nominee and the nominating shareholder is received not later than close of business on the 90th day nor earlier than close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (or if the date of the annual meeting is more than 30 days before or 60 days after such anniversary date, then not earlier than the close of business on the 120th day nor later than the close of business on the later of the 90th day prior to such annual meeting or on the 10th day following the day on which public disclosure of the date of the annual meeting was made). If a shareholder is seeking to elect the director at a special meeting at which directors are to be elected, notice of intent to nominate a director and information regarding that director must be received by Amazon no later than the close of business on the 10th day following the day on which public disclosure of the date of the special meeting was made.
A shareholder of record entitled to vote on the matter may nominate directors for election at an annual meeting via

Stockholders may nominate directors at an annual meeting or a special meeting called to elect directors by following the advance notice and disclosure requirements of Globalstar’s Bylaws; otherwise, nominations may be made by the Globalstar board of directors or its committee.
For an annual meeting, a stockholder’s notice must be received not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (or if the date of the annual meeting is more than 30 days before or more than 90 days after such anniversary date, or if no annual meeting was held in the preceding year, then not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which Globalstar first publicly announces the date of such annual meeting). For a special meeting, notice must be received not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which Globalstar first publicly announces the date of such special meeting. Adjournments do not reopen the window for a stockholder’s notice, and a stockholder is not entitled to make additional or substitute nominations following the expirations of the time periods set forth in Globalstar’s Bylaws.
Under Globalstar’s Certificate of Incorporation, during the Relevant Time Period, two seats are reserved for Minority Directors elected solely by

	Amazon.com, Inc.	Globalstar, Inc.
	proxy access if notice of intent to nominate a director and information regarding that nominee and the nominating shareholder is received not later than the close of business on the 120th day nor earlier than close of business on the 150th day prior to the first anniversary of the date the definitive proxy statement was first sent to shareholders in connection with the preceding year’s annual meeting (or if the date of the annual meeting is more than 30 days before or after the anniversary date of the preceding years’ annual meeting or if no annual meeting was held the preceding year, then not earlier than the close of business of the 150th day nor later than the close of business on the 120th day prior to such annual meeting or on the 10th day following the day on which public disclosure of the date of the annual meeting was made).	non-Thermo Stockholders. Either the strategic review committee of the Globalstar board of directors or a non-Thermo Stockholder may nominate a Minority Director.
Removal of Directors	Under Amazon’s Bylaws, the holders of a majority of the shares entitled to elect the director may remove the director from office, with or without cause, at a meeting of shareholders expressly called for the purpose, or without a meeting if the requirements for action without a meeting are met.	Under Globalstar’s Certificate of Incorporation, if Thermo beneficially owns a majority of the voting power, directors may be removed with or without cause; provided that, no Thermo Stockholder can vote on the removal without cause of Minority Directors during the Relevant Time Period. If Thermo does not beneficially own a majority of the voting power, directors may be removed only for cause by holders of at least 66 2∕3% of the voting power entitled to elect directors.
Term of Office	Each director serves for the term he or she was elected, or until his or her successor has been elected and qualified, or until his or her death, resignation, or removal from office.	Each director elected at an annual meeting holds the office for a term of three years and until a successor has been duly elected and qualified, or until such director’s death, resignation, or removal. Any director appointed to fill a vacancy serves until the expiration of the term of the director being replaced or until a successor is elected and qualified.
Shareholder Action without a Meeting	Under Amazon’s Certificate of Incorporation and Amazon’s Bylaws, only an action properly brought before the shareholders by or at the direction of the Amazon board of directors may be taken without a meeting, without prior notice and without a vote, if a written	If Thermo beneficially owns a majority of the voting power, stockholders may act without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding capital stock having not less than the

	Amazon.com, Inc.	Globalstar, Inc.
consent setting forth the action is signed by the holders of outstanding shares of capital stock entitled to vote with respect to the subject matter thereof having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted.
If Thermo does not beneficially own a majority of the voting power, stockholders may not take actions without a meeting.

Special Meetings of Shareholders
Under Amazon’s Certificate of Incorporation and Amazon’s Bylaws, Amazon’s Chairman of the Board, Chief Executive Officer, President, or board of directors may call special meetings of the shareholders for any purpose.
A special meeting may also be called if the holders of 25% or more of all the votes entitled to be cast on any issue proposed to be considered at such special meeting have dated, signed, and delivered to the Secretary one or more written demands for such meeting, describing the purpose for which it is to be held.
Under Globalstar’s Bylaws, unless otherwise required by law, Globalstar’s Certificate of Incorporation, or Globalstar’s Bylaws, special meetings of stockholders may be called only by the Board for any purpose(s).
Amendment of Articles/Certificate of Incorporation	The holders of a majority of the outstanding shares entitled to vote may amend Amazon’s Certificate of Incorporation.	Globalstar may amend, alter, change, or repeal any provision contained in Globalstar’s Certificate of Incorporation with the prior affirmative vote of at least 66 2∕3% of the voting power entitled to elect directors. However, if Thermo beneficially owns a majority of such voting power, the Globalstar’s Certificate of Incorporation may be amended by the vote of the holders of a majority vote of such voting power.
Amendment of Bylaws
The Amazon board of directors may adopt, amend, or repeal Amazon’s Bylaws; provided that it may not repeal or amend any bylaw the shareholders have expressly provided the Amazon board of directors may not amend or repeal.
The shareholders may adopt, amend, or repeal Amazon’s Bylaws by the affirmative vote of the majority of the outstanding shares present and entitled to vote.
The Globalstar board of directors may adopt, amend, or repeal Globalstar’s Bylaws from time to time. Stockholders may also adopt, amend, or repeal Globalstar’s Bylaws with at least 66 2∕3% of the voting power entitled to elect directors (or a majority of such voting power if Thermo beneficially owns a majority of such voting power).
Voting Rights	Each holder of Amazon stock is entitled to one vote for each share held of record. There is no provision for cumulative voting with regard to the election of directors.	Each share of the Globalstar common stock entitles its holder to one vote on all matters to be voted on by the stockholders. Globalstar’s Certificate of Incorporation does not provide for

	Amazon.com, Inc.	Globalstar, Inc.

cumulative voting in the election of directors. Generally, all matters to be voted on by the affirmative vote of the holders of a majority of the votes entitled to be cast, or, in the case of the election of directors, by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.
During the Relevant Time Period, two Minority Directors are elected by a vote of the non-Thermo stockholders. Additionally, even if Thermo owns 70% or more of the voting power, Thermo may not vote 70% or more of the voting power of all outstanding shares eligible to vote in the election of any directors.

Dividends	Under Delaware law, Amazon may declare and pay dividends either out of its surplus or if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding year. The rights of holders of common stock to receive dividends or to share in the distribution of assets in the event of liquidation, dissolution or winding up of the affairs of Amazon are subject to the preferences and other rights of the preferred stock as may be fixed in a resolution(s) of Amazon’s board of directors providing for the issue of such preferred stock.	Subject to the provisions of law and the rights that may be granted to holders of any preferred stock and restrictions under Globalstar’s credit facilities, the holders of the Globalstar common stock will be entitled to receive a pro rata share of any dividends as may be declared from time to time by the board of directors in its sole discretion from funds legally available therefor.
Indemnification of Officers and Directors
Under Amazon’s Bylaws, Amazon will indemnify its officers and directors to the full extent permitted by the DGCL.
The DGCL provides that, subject to certain limitations in the case of “derivative” suits brought by a corporation’s shareholders in its name, a corporation may indemnify any person who is made a party to any third-party suit or proceeding on account of being a director, officer, employee or agent of the corporation against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement reasonably incurred by him or her in connection with the action, through, among other things, a majority vote of those directors who were not parties to the suit or proceeding, if the person:

Under Globalstar’s Certificate of Incorporation, Globalstar will indemnify its officers and directors to the maximum extent permitted from time to time under Delaware Law.
The DGCL provides that, subject to certain limitations in the case of “derivative” suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any third-party suit or proceeding on account of being a director, officer, employee, or agent of the corporation against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement reasonably incurred by him or her in connection with the action, through, among other things, a majority vote of

	Amazon.com, Inc.	Globalstar, Inc.

(i) acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and (ii) in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.
To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, Amazon is required by Delaware law to indemnify such person for expenses actually and reasonably incurred thereby.
Delaware law provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification. In addition, a corporation may advance to former directors, officers, employees or agents expenses incurred in defending any action upon such terms and conditions as the corporation deems appropriate.

those directors who were not parties to the suit or proceeding, if the person: (i) acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and (ii) in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.
To the extent a director, officer, employee, or agent is successful in the defense of such an action, suit or proceeding, Amazon is required by Delaware law to indemnify such person for expenses actually and reasonably incurred thereby.
Delaware law provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification. In addition, a corporation may advance to former directors, officers, employees or agents expenses incurred in defending any action upon such terms and conditions as the corporation deems appropriate.

Notice of Shareholder Meetings	Under Amazon’s Bylaws, notice shall be delivered to each shareholder entitled to notice of or to vote at the meeting not less than ten (10) nor more than sixty (60) days before the meeting.	Under Globalstar’s Bylaws, written notice shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the meeting.
Shareholder Proposals
Under Amazon’s Bylaws, shareholders entitled to vote on the matter may bring business before annual meetings, provided that the business is a proper matter for shareholder action under Delaware law, the notice and information requirements of Amazon’s Bylaws are met, and, in the case of a special meeting, the business is specified in the notice of meeting given to shareholders.
For annual meetings, notice of such business containing the information required by Amazon’s Bylaws must be given to Amazon not later than close of business on the 90th day nor earlier than close of business on the 120th day prior

Under Globalstar’s Bylaws, a stockholder may bring business before an annual meeting by following the advance notice and disclosure requirements of Globalstar’s Bylaws or submitting a proposal pursuant to Rule 14a-8 for inclusion in the proxy materials.
To be timely, a stockholder’s written notice must be received not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (or if the date of the annual meeting is more than 30 days before or more than 90 days after such anniversary date, or if

	Amazon.com, Inc.	Globalstar, Inc.

to the first anniversary of the preceding year’s annual meeting (or if the date of the annual meeting is more than 30 days before or 60 days after such anniversary date, then not earlier than the close of business on the 120th day nor later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public disclosure of the date of the annual meeting was made).
At any special meeting of the shareholders, only such business as is specified in the notice of such special meeting given by or at the direction of the person or persons calling such meeting shall come before such meeting.

no annual meeting was held in the preceding year, then not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which Globalstar first publicly announces the date of such annual meeting).
Adjournments do not reopen the window for a stockholder’s notice, and a stockholder is not entitled to make additional or substitute nominations following the expirations of the time periods set forth in Globalstar’s Bylaws. The stockholder furnishing such notice must appear in person, by permitted remote means, or by proxy to present the proposed business.

Anti-Takeover Provisions
Various provisions contained in Amazon’s Certificate of Incorporation and Bylaws and Delaware law could delay or discourage some transactions involving an actual or potential change in control of Amazon or its management.
Provisions in Amazon’s Certificate of Incorporation and Amazon’s Bylaws:
•
authorize the Amazon board of directors to establish one or more series of any class or classes of Amazon’s stock, the terms of which can be determined by the Amazon board of directors at the time of issuance;

•
do not authorize cumulative voting; and

•
allow Amazon’s directors to fill any vacancies on the Amazon board of directors, including vacancies resulting from a board of directors resolution to increase the number of directors.

The provisions of the DGCL and Globalstar’s Certificate of Incorporation, and Globalstar’s Bylaws summarized below may have the effect of discouraging, delaying, or preventing a hostile takeover, including one that might result in a premium being paid over the market price of the Globalstar common stock, and discouraging, delaying, or preventing changes in the control or management of Globalstar.
Globalstar’s Certificate of Incorporation and Globalstar’s Bylaws provide that:
•
Globalstar’s Board is expressly authorized to make, alter, or repeal Globalstar’s Bylaws;

•
stockholders may not call special meetings of the stockholders or fill vacancies on the Globalstar board of directors (except that during the Relevant Time Period, vacancies in any directorship previously held by a Minority Director may be filled only by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of Minority Directors);

•
Globalstar’s directors are divided into three classes of service with staggered

	Amazon.com, Inc.	Globalstar, Inc.

three-year terms, meaning that only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms;
•
the Globalstar board of directors is authorized to issue preferred stock without stockholder approval; and

•
Globalstar will indemnify directors and certain officers against losses they may incur in connection with investigations and legal proceedings resulting from their service to Globalstar, which may include services in connection with takeover defense measures.

The anti-takeover and other provisions of Globalstar’s Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Globalstar board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce Globalstar’s vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for Globalstar’s shares and, as a consequence, they also may inhibit fluctuations in the market price of Globalstar’s shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in Globalstar’s management.

Minority Stockholder Protections	Amazon is not a “controlled company.”	During Relevant Time Period, the Globalstar board of directors must maintain the Globalstar strategic review committee, which consists of four directors, including the two then-serving

Amazon.com, Inc.	Globalstar, Inc.

Minority Directors and two independent directors, and requires the affirmative vote of a majority of its authorized number of members to act at a meeting.
The Globalstar strategic review committee has the full power and authority of the Globalstar board of directors, to the maximum extent permitted by applicable law, to (i) evaluate, consider, review, oversee the negotiation of, approve, reject and (if applicable) recommend to the Globalstar board of directors for approval or rejection any Potential Transaction, (ii) determine whether a Potential Transaction is in the best interests of Globalstar and its stockholders and (iii) if applicable, recommend to the Globalstar board of directors what action, if any, should be taken by Globalstar with respect to a Potential Transaction.
Globalstar’s Certificate of Incorporation and Globalstar’s Bylaws provide that:
•
if Thermo does not own a majority of Globalstar’s outstanding capital stock entitled to vote in the election of directors, no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with Globalstar’s Bylaws, and stockholders may not act by written consent;

•
while Thermo owns a majority of Globalstar’s outstanding capital stock entitled to vote in the election of directors, action can be taken by written consent signed by the number of stockholders necessary to authorize or take such action at a meeting;

•
if Thermo does not own a majority of Globalstar’s outstanding capital stock entitled to vote in the election of directors, the approval of holders of 66 2∕3% of the shares then entitled to vote in the election of directors will be required to adopt, amend or repeal Globalstar’s Bylaws;

•
while Thermo owns a majority of Globalstar’s outstanding capital stock

Amazon.com, Inc.	Globalstar, Inc.

entitled to vote in the election of directors, the approval of the majority of the holders of the shares then entitled to vote in the election of directors will be required to adopt, amend, or repeal Globalstar’s Bylaws;
•
if Thermo does not own a majority of Globalstar’s outstanding capital stock entitled to vote in the election of directors, directors may only be removed for cause by the holders of 66 2∕3% of the shares then entitled to vote in the election of directors; and

•
while Thermo owns a majority of Globalstar’s outstanding capital stock entitled to vote in the election of directors, directors may be removed with or without cause; provided that, Thermo may not vote on, or consent to, or have any voting power in respect to, the removal without cause of the Minority Directors.

VALIDITY OF THE AMAZON COMMON STOCK
Gibson, Dunn & Crutcher LLP will pass upon the validity of the Amazon common stock issuable in the mergers.
EXPERTS
Amazon.com, Inc.
Ernst & Young LLP, independent registered public accounting firm, has audited Amazon’s consolidated financial statements included in Amazon’s Annual Report on Form 10-K for the year ended December 31, 2025, and the effectiveness of Amazon’s internal control over financial reporting as of December 31, 2025, as set forth in their reports, which are incorporated by reference in this information statement/prospectus and elsewhere in the registration statement. Amazon’s financial statements and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2025 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.
Globalstar, Inc.
Ernst & Young LLP, independent registered public accounting firm, has audited Globalstar’s consolidated financial statements included in Globalstar’s Annual Report on Form 10-K for the year ended December 31, 2025, and the effectiveness of Globalstar’s internal control over financial reporting as of December 31, 2025, as set forth in their reports, which are incorporated by reference in this information statement/prospectus and elsewhere in the registration statement. Globalstar’s financial statements and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2025 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

HOUSEHOLDING OF INFORMATION STATEMENT/PROSPECTUS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for information statements, proxy statements, and annual reports with respect to two or more stockholders sharing the same address by delivering a single information statement/prospectus, proxy statement, or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this information statement/prospectus is being delivered to stockholders residing at the same address, unless stockholders have notified Globalstar of their desire to receive multiple copies of this information statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.
Two or more stockholders sharing an address can request delivery of a single copy of Globalstar’s annual disclosure documents and this information statement/prospectus if they are receiving multiple copies by contacting the telephone number and address below. In the same way, two or more stockholders sharing an address and receiving only a single copy of Globalstar’s annual disclosure documents and this information statement/prospectus can request to each receive a separate copy of the disclosure documents and this information statement/prospectus, and Globalstar will promptly deliver to the stockholders, upon written or oral request and without charge, such separate copy. Brokers with account holders who are Globalstar stockholders may be householding these materials. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, now or at any time in the future, you no longer wish to participate in householding and would like to receive separate annual disclosure documents and this information statement/prospectus, as applicable, or if you currently receive multiple copies of these documents at your address and would prefer that the communications be householded, you should contact Globalstar at investorrelations@globalstar.com or Globalstar, Inc., Attention: Investor Relations, 1351 Holiday Square Blvd., Covington, Louisiana 70433 or by telephone at (985) 335-1500.

WHERE YOU CAN FIND MORE INFORMATION
Amazon and Globalstar each file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy and information statements, and amendments to reports filed or furnished pursuant to Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding Amazon.com, Inc. and other companies that file materials electronically with the SEC. Copies of Amazon’s periodic and current reports and proxy statements may be obtained, free of charge, on its website at www.amazon.com/ir. Copies of Globalstar’s periodic and current reports and proxy statements may be obtained, free of charge, on its website at www.globalstar.com. The references to these Internet addresses are for informational purposes only and shall not, under any circumstances, be deemed to incorporate the information available at or through such Internet addresses into this information statement/prospectus.
Amazon has filed with the SEC a registration statement of which this information statement/prospectus forms a part. The registration statement registers the shares of Amazon common stock to be issued to Globalstar stockholders in the mergers (other than such shares of Amazon common stock that are expected to be beneficially owned by the Supporting Stockholders). The registration statement, including the attached exhibits, contains additional relevant information about Amazon and Amazon common stock. The rules and regulations of the SEC allow Amazon and Globalstar to omit certain information included in the registration statement from this information statement/prospectus.

INCORPORATION BY REFERENCE
The SEC allows Amazon and Globalstar to “incorporate by reference” information into this information statement/prospectus, which means that Amazon and Globalstar can disclose important information to you by referring to those documents. Information that Amazon and Globalstar file later with the SEC will automatically update and in some cases supersede this information. Specifically, Amazon and Globalstar incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules and exhibits furnished in connection with such items):
Amazon SEC Filings (File No. 001-43202)	Period or File Date
Annual Report on Form 10-K	Year ended December 31, 2025, filed on February 6, 2026
Quarterly Reports on Form 10-Q	Quarterly periods ended March 31, 2026 and June 30, 2026, filed on April 30, 2026 and July 31, 2026, respectively
Current Reports on Form 8-K	Filed on February 27, 2026 (with respect to information filed pursuant to Items 1.01 and 8.01 only), March 13, 2026, March 16, 2026, May 22, 2026, June 10, 2026, June 12, 2026, and July 9, 2026
The information responsive to part III of Amazon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 provided in its Definitive Proxy Statement on Schedule 14A	Filed on April 9, 2026
Exhibit 4.6 to Annual Report on Form 10-K	Year ended December 31, 2019, filed on January 31, 2020
Globalstar SEC Filings (File No. 001-33117)	Period or File Date
Annual Report on Form 10-K	Year ended December 31, 2025, filed on February 27, 2026
Quarterly Report on Form 10-Q	Quarterly period ended March 31, 2026, filed on May 7, 2026
Current Reports on Form 8-K	Filed on April 14, 2026 (with respect to information filed pursuant to Items 1.01 and 2.03 only) and May 15, 2026
The information responsive to part III of Globalstar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 provided in its Definitive Proxy Statement on Schedule 14A	Filed on April 2, 2026
In addition, future filings Amazon and Globalstar make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the initial filing and prior to the completion of the mergers are incorporated by reference into this information statement/prospectus and are part of this document; provided, however, that Amazon and Globalstar are not incorporating by reference any documents or information, including parts of documents that Amazon and Globalstar file with the SEC, that are deemed to be furnished and not filed with the SEC and exhibits furnished in connection with such items. Unless specifically stated to the contrary, none of the information Amazon or Globalstar discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that Amazon and Globalstar may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this information statement/prospectus.
You can obtain any of these documents from the SEC, through the SEC’s website at the address described above. You can also obtain any of these documents free of charge by requesting them in writing at the following addresses and telephone numbers:

For Information Regarding Amazon:	For Information Regarding Globalstar:
Amazon.com, Inc. ATTN: Investor Relations P.O. Box 81226 Seattle, Washington 98108-1226 (206) 266-1000	Globalstar, Inc. Attention: Investor Relations 1351 Holiday Square Blvd. Covington, Louisiana 70433 (985) 335-1500
In the event of conflicting information in this information statement/prospectus in comparison to any document incorporated by reference into this information statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.
You should rely only on the information contained or incorporated by reference into this information statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this information statement/prospectus. This information statement/prospectus is dated            , 2026. You should not assume that the information contained in this information statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this information statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither Globalstar’s mailing of this information statement/prospectus to Globalstar stockholders nor the issuance by Amazon of common stock in the mergers will create any implication to the contrary.
This document contains a description of the representations and warranties that each of Amazon, Acquisition Sub I, Acquisition Sub II, and Globalstar made in the merger agreement. Representations and warranties made by Amazon, Globalstar, Acquisition Sub I, and Acquisition Sub II are also set forth in contracts and other documents that are attached or filed as exhibits to this information statement/prospectus or are incorporated by reference into this information statement/prospectus. These materials are included or incorporated by reference to provide you with information regarding the terms and conditions of the agreements. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this information statement/prospectus or incorporated by reference into this information statement/prospectus.

Annex A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
by and among
AMAZON.COM, INC.,
GRAPEFRUIT ACQUISITION SUB I, INC.,
GRAPEFRUIT ACQUISITION SUB II, LLC
and
GLOBALSTAR, INC.
Dated as of April 13, 2026

A-i

A-ii

Exhibit A — Definitions	AA-1
Exhibit B — Form of Surviving Corporation Certificate of Incorporation	B-1
Exhibit C — Form of Surviving Entity Limited Liability Company Agreement	C-1
Exhibit D — Form of Written Consent	D-1

A-iii

A-iv

A-v

A-vi

A-vii

A-viii

Trademarks	AA-14
Treasury Regulations	AA-14
U.S.	AA-14
United States	AA-14
Unpaid Dividends	AA-14
WARN Act	AA-14
Warrant Amendment Agreements	AA-14
Warrant Notional Common Shares	AA-14
Willful Breach	AA-14
Written Consent	AA-14

A-ix

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 13, 2026 (this “Agreement”), is made by and among Amazon.com, Inc., a Delaware corporation (“Parent”), Grapefruit Acquisition Sub I, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Acquisition Sub I”), Grapefruit Acquisition Sub II, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Parent (“Acquisition Sub II”), and Globalstar, Inc., a Delaware corporation (the “Company”).
W I T N E S S E T H:
WHEREAS, in December 2018, the board of directors of the Company (the “Company Board”) duly established the Globalstar, Inc. Strategic Review Committee (the “SRC”);
WHEREAS, on August 23, 2025, the SRC established a special subcommittee of the SRC consisting only of independent and disinterested directors (the “Company Special Committee”) to, among other things, evaluate, consider, review, oversee the negotiation of, approve, reject and (if applicable) recommend to the SRC and the Company Board for approval or rejection any strategic alternatives available to the Company, including a potential business combination transaction, sale of the Company or other similar strategic transaction;
WHEREAS, the parties hereto intend that, upon the terms and subject to the conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), (i) Acquisition Sub I shall merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a direct wholly owned subsidiary of Parent (the “Surviving Corporation”), and (ii) immediately following the First Merger, the Surviving Corporation shall merge with and into Acquisition Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Acquisition Sub II surviving the Second Merger as a direct wholly owned subsidiary of Parent (the “Surviving Entity”);
WHEREAS, the Company Special Committee has unanimously (i) approved and declared advisable this Agreement and the consummation of the transactions contemplated by this Agreement, including the Mergers, (ii) determined that this Agreement and the transactions contemplated by this Agreement, including the Mergers, are fair to, and in the best interests of, the Company and its stockholders, (iii) recommended that the SRC and the Company Board (a) approve and declare advisable this Agreement and the consummation of the transactions contemplated hereby, including the Mergers and (b) determine that this Agreement and the transactions contemplated by this Agreement, including the Mergers, are fair to, and in the best interests of, the Company and its stockholders and (iv) recommended that the Company Board (a) direct that this Agreement be submitted to the Company’s stockholders for their adoption and (b) resolve, subject to the terms and conditions of this Agreement, to recommend that the Company’s stockholders adopt this Agreement and approve the transactions contemplated hereby, including the Mergers;
WHEREAS, the SRC, acting upon the unanimous recommendation of the Company Special Committee, has unanimously (i) approved and declared advisable this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, (ii) determined that this Agreement and the transactions contemplated by this Agreement, including the Mergers, are fair to, and in the best interests of, the Company and its stockholders, and (iii) recommended that the Company Board (a) approve and declare advisable this Agreement and the transactions contemplated by this Agreement, including the Mergers, (b) determine that this Agreement and the transactions contemplated by this Agreement, including the Mergers, are fair to, and in the best interests of, the Company and its stockholders, (c) direct that this Agreement be submitted to the Company’s stockholders for their adoption and (d) resolve, subject to the terms and conditions of this Agreement, to recommend that the Company’s stockholders adopt this Agreement and approve the transactions contemplated hereby, including the Mergers;
WHEREAS, the Company Board, acting upon the unanimous recommendation of each of the Company Special Committee and the SRC, has unanimously (i) authorized the execution and delivery of this Agreement, and approved and declared advisable this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, (ii) determined that this Agreement and the transactions contemplated by this Agreement, including the Mergers, are fair to, and in the best interests of, the Company and its stockholders, (iii) directed that this Agreement be submitted to the Company’s stockholders for their adoption and (iv) subject to the terms and conditions of this Agreement, resolved to recommend that the Company’s stockholders adopt this Agreement and approve the transactions contemplated hereby, including the Mergers;
WHEREAS, the board of directors of Acquisition Sub I (the “Acquisition Sub I Board”) and the board of managers of Acquisition Sub II (the “Acquisition Sub II Board”) have unanimously (i) authorized the execution and delivery of this Agreement, and declared advisable and approved the consummation of the transactions contemplated hereby, including the Mergers, (ii) directed that this Agreement be submitted for consideration by Acquisition Sub I’s sole stockholder and Acquisition Sub II’s sole member, as the case may be, and (iii) resolved to recommend that the sole stockholder of Acquisition Sub I and the sole member of Acquisition Sub II adopt and approve this Agreement and approve the transactions contemplated hereby, including the Mergers;
WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (i) authorized the execution and delivery of this Agreement and (ii) approved this Agreement and the consummation of the transactions contemplated hereby, including the Mergers and the issuance of shares of Parent Common Stock (as defined in Section 5.2(a)) in connection with the transactions contemplated by this Agreement (the “Share Issuance”);
WHEREAS, each of Parent, Acquisition Sub I, Acquisition Sub II and the Company desires to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement, including the Mergers, and also to prescribe various conditions to the Mergers;
WHEREAS, the Company is party to that certain Key Terms Agreement, by and between Customer Parent (as defined therein) and the Company, dated as of October 21, 2019, (as amended from time to time, and including any agreements related thereto, the “Key Terms Agreement”);
WHEREAS, in connection with the execution and delivery of this Agreement, (i) Parent and Customer Parent have entered into a definitive agreement, which provides for, among other things, certain amendments to the Key Terms Agreement (the “Post-Closing KTA Amendment”), with such amendments to be effective only upon, and conditioned upon, the consummation of the Mergers and (ii) the Company and Customer Parent have entered into a letter agreement (the “Letter Agreement”), which provides for, among other things, the waiver of certain rights by Customer Parent under the Key Terms Agreement until the earlier to occur of the First Effective Time and the termination of this Agreement pursuant to Section 8.1;
WHEREAS, in connection with the execution and delivery of this Agreement, each holder of a warrant to purchase shares of Company Common Stock (each, a “Company Warrant”) has entered or has agreed to enter into a Warrant Amendment Agreement with the Company (collectively, the “Warrant Amendment Agreements”), pursuant to which, among other things, such holders have agreed that each Company Warrant shall be exercised, to the extent then vested and unexercised, on a “cashless basis” immediately prior to the First Effective Time, subject to the terms and conditions set forth therein;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, stockholders of the Company affiliated with the Majority Stockholder (the “Supporting Stockholders”) are entering into the Stockholder Support Agreement with Parent (collectively, the “Support Agreement”), pursuant to which, among other things, the Supporting Stockholders have agreed to deliver the Written Consent to the Company no later than twenty-four hours after the execution and delivery of this Agreement; and
WHEREAS, the parties intend that, for U.S. federal income tax purposes, (i) the Mergers shall be treated as part of a single integrated transaction, (ii) the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code and (iii) this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the applicable Treasury Regulations.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS
Section 1.1   Definitions.   Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement or in Exhibit A.
ARTICLE II
THE MERGERS
Section 2.1   The Mergers.
(a)   Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the First Effective Time, Acquisition Sub I shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub I shall cease, and the Surviving Corporation shall continue under the name “Globalstar, Inc.” as the surviving corporation of the First Merger and a direct, wholly owned Subsidiary of Parent and shall continue to be governed by the laws of the State of Delaware.
(b)   Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and the DLLCA, immediately following the First Effective Time, the Surviving Corporation shall be merged with and into Acquisition Sub II, whereupon the separate existence of the Surviving Corporation shall cease, and the Surviving Entity shall continue as the surviving entity of the Second Merger and a direct, wholly owned Subsidiary of Parent and shall continue to be governed by the laws of the State of Delaware.
(c)   In connection with the Mergers, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock to permit the issuance of shares of validly issued, fully paid and nonassessable shares of Parent Common Stock to the holders of shares of Company Common Stock as of the First Effective Time in accordance with the terms of this Agreement.
Section 2.2   The Closing.   Subject to the provisions of Article VII, the closing of the Mergers (the “Closing”) shall take place by electronic exchange of documents at 8:00 a.m. (New York City time) on a date to be jointly specified by Parent and the Company, but no later than the third (3rd) Business Day after the satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time, date or place is agreed to in writing by the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
Section 2.3   Effective Times; Effects.
(a)   Concurrently with the Closing, the Company and Parent shall cause a certificate of merger with respect to the First Merger (the “First Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware (the “Secretary of State”) in accordance with the relevant provisions of the DGCL and any other applicable Law of the State of Delaware and make all other filings, recordings or publications required under the DGCL in connection with the First Merger. The First Merger shall become effective on the date and time at which the First Certificate of Merger has been duly filed with the Secretary of State or such other date and time as may be agreed to by Parent, Acquisition Sub I and the Company and as set forth in the First Certificate of Merger in accordance with the DGCL (such date and time hereinafter referred to as the “First Effective Time”).
(b)   Immediately following the First Effective Time, Parent shall cause a certificate of merger with respect to the Second Merger (the “Second Certificate of Merger”) to be executed and filed with the Secretary of State in accordance with the relevant provisions of the DLLCA and DGCL and any other applicable Law of the State of Delaware and make all other filings, recordings or publications required under the DGCL and DLLCA in connection with the Second Merger. The Second Merger shall become effective on the date and time at which the Second Certificate of Merger has been duly filed with the Secretary of State or such other date and time as may be agreed to by Parent and the Company and as set forth in the Second Certificate of Merger in accordance with the DLLCA and DGCL (such date and time being hereinafter referred to as the “Second Effective Time”), provided that the Second Effective Time shall be immediately after the First Effective Time.

(c)   The Mergers shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA, as applicable.
Section 2.4   Certificate of Incorporation and Bylaws; Certificate of Formation and Limited Liability Company Agreement.
(a)   Effective as of the First Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the First Effective Time, shall be amended and restated in its entirety to read as set forth in Exhibit B to this Agreement, and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until the Second Effective Time. Effective as of the First Effective Time, the bylaws of Acquisition Sub I, as in effect immediately prior to the First Effective Time, shall be the bylaws of the Surviving Corporation until the Second Effective Time, except that references to the name of Acquisition Sub I shall be replaced by references to the name of the Surviving Corporation.
(b)   Effective as of the Second Effective Time, the certificate of formation of Acquisition Sub II, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation of the Surviving Entity until thereafter changed or amended as provided therein and by applicable Law. Effective as of the Second Effective Time, the limited liability company agreement of Acquisition Sub II, as set forth in Exhibit C to this Agreement and as in effect immediately prior to the Second Effective Time, shall be the limited liability company agreement of the Surviving Entity until, subject to Section 6.6, thereafter changed or amended as provided therein and by applicable Law.
Section 2.5   Directors of the Surviving Corporation and the Surviving Entity.   Effective as of the First Effective Time, the directors of Acquisition Sub I immediately prior to the First Effective Time shall be the directors of the Surviving Corporation until the earlier of (a) the Second Effective Time and (b) their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in each case in accordance with the organizational documents of the Surviving Corporation. Effective as of the Second Effective Time, the managers of Acquisition Sub II immediately prior to the Second Effective Time shall be the managers of the Surviving Entity until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, in each case in accordance with the organizational documents of the Surviving Entity.
Section 2.6   Officers of the Surviving Corporation and Surviving Entity.   Effective as of the First Effective Time, the officers of Acquisition Sub I immediately prior to the First Effective Time shall be the officers of the Surviving Corporation until the earlier of (a) the Second Effective Time and (b) their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in each case in accordance with the organizational documents of the Surviving Corporation. Effective as of the Second Effective Time, the officers of Acquisition Sub II immediately prior to the Second Effective Time shall be the officers of the Surviving Entity until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, in each case in accordance with the organizational documents of the Surviving Entity.
ARTICLE III
EFFECT OF THE MERGERS ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES
Section 3.1   Effect on Securities.
(a)   The First Merger.   At the First Effective Time, by virtue of the First Merger and without any action on the part of the Company, Parent, Acquisition Sub I or the holders of any securities of the Company or Acquisition Sub I:
(i)   Cancellation of Company Common Stock.   Each share of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) held, directly or indirectly, by the Company or any of its Subsidiaries or held, directly or indirectly, by Parent, Acquisition Sub I or Acquisition Sub II or any of their respective wholly owned Subsidiaries, in each case, immediately prior to the First Effective Time shall be automatically canceled and retired and shall cease to exist as issued or outstanding shares, and no consideration or payment shall be delivered in exchange therefor or in respect thereof (such shares, the “Canceled Shares”).

(ii)   Conversion of Company Common Stock.   Except as otherwise provided in this Agreement, and subject to Section 3.1(c) (Adjustments), Section 3.1(d) (No Fractional Shares), Section 3.2 (Proration; Election Procedures), Section 3.3 (Payment for Securities; Exchange of Certificates) and Section 3.6 (Lost Certificates), each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (other than Canceled Shares) shall be converted into the right to receive, at the election of the holder thereof in accordance with, and subject to the terms, conditions and procedures set forth in this Article III, the following consideration (collectively with, if applicable, cash in lieu of fractional shares of Parent Common Stock as specified in Section 3.1(d), the “Merger Consideration”) and any dividends or other distributions to which holders become entitled pursuant to Section 3.1(e) (“Unpaid Dividends”):
(1)   for each share of Company Common Stock and each Warrant Notional Common Share with respect to which an election to receive cash (a “Cash Election”) has been properly made and not properly changed, revoked or deemed revoked pursuant to Section 3.2(b) (collectively, the “Cash Election Shares”), an amount in cash equal to the Per Share Cash Consideration, without interest (the “Cash Consideration”);
(2)   for each share of Company Common Stock and each Warrant Notional Common Share with respect to which an election to receive Parent Common Stock (a “Stock Election”) has been properly made and not properly changed, revoked or deemed revoked pursuant to Section 3.2(b) (collectively, the “Stock Election Shares”), a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the “Stock Consideration”); and
(3)   for each share of Company Common Stock and each Warrant Notional Common Share, other than shares as to which a Cash Election or a Stock Election has been properly made and not properly changed, revoked or deemed revoked pursuant to Section 3.2(b) (collectively, the “No Election Shares”), the right to receive the applicable Stock Consideration.
Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 3.1(a)(ii) shall no longer be issued or outstanding and shall be automatically canceled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the First Effective Time represented such shares of Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.3(b), the applicable Merger Consideration, without interest thereon.
(iii)   Conversion of Acquisition Sub I Capital Stock.   Each share of common stock, $0.01 par value per share, of Acquisition Sub I issued and outstanding immediately prior to the First Effective Time shall be converted into and become one (1) fully paid share of common stock, $0.01 par value per share, of the Surviving Corporation and shall constitute the only issued or outstanding shares of capital stock of the Surviving Corporation.
(b)   The Second Merger.   At the Second Effective Time, by virtue of the Second Merger and without any action on the part of the Surviving Corporation, Parent, Acquisition Sub II or the holders of any securities of the Surviving Corporation or Acquisition Sub II, (i) each share of common stock, $0.01 par value per share, of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be automatically canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof, (ii) all of the issued and outstanding limited liability company interests of Acquisition Sub II shall remain outstanding as limited liability company interests in the Surviving Entity, and shall constitute the only issued or outstanding ownership interests of the Surviving Entity, and (iii) Parent shall become the sole member of the Surviving Entity.
(c)   Adjustments.   Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the earlier of the First Effective Time and termination of this Agreement in accordance with Section 8.1, (i) any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split) or similar event, or combination, exchange or readjustment of shares, or any stock dividend or stock distribution thereon with a record date during such period, the Merger Consideration shall be equitably adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such event or (ii) any change in the number of outstanding shares of Parent Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split) or similar event, or combination, exchange or readjustment of shares, or any stock dividend or stock distribution thereon with a record date during such period, the Merger Consideration shall be equitably adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 3.1(c) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.
(d)   No Fractional Shares.   Notwithstanding anything in this Agreement to the contrary, no fractional shares of Parent Common Stock shall be issued in the Mergers upon the surrender for exchange of Certificates or with respect to Book-Entry Shares or otherwise, no certificates or scrip for any such fractional share shall be issued, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. As promptly as practicable following the First Effective Time, the Exchange Agent shall determine the excess of (i) the number of whole shares of Parent Common Stock delivered to the Exchange Agent by Parent for issuance to holders of Certificates or Book-Entry Shares over (ii) the aggregate number of whole shares of Parent Common Stock to be distributed to holders of Certificates or Book-Entry Shares (such excess being herein referred to as the “Excess Shares”). As promptly as practicable after the First Effective Time, the Exchange Agent, as agent for such holders of Certificates or Book-Entry Shares, shall sell the Excess Shares at then prevailing prices on the Parent Stock Exchange, all in the manner provided herein. The sale of the Excess Shares by the Exchange Agent shall be executed on the Parent Stock Exchange and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of Certificates or Book-Entry Shares, the Exchange Agent shall hold such proceeds in trust for such holders. The net proceeds of any such sale or sales of Excess Shares to be distributed to the holders of Certificates or Book-Entry Shares shall be reduced by any and all commissions, transfer Taxes and other out-of-pocket transaction costs, as well as any expenses, of the Exchange Agent incurred in connection with such sale or sales.
The Exchange Agent shall determine the portion of such net proceeds to which each holder of Certificates or Book-Entry Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Certificates or Book-Entry Shares is entitled (after taking into account all Certificates and Book-Entry Shares then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Certificates or Book-Entry Shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates or Book-Entry Shares with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders subject to and in accordance with this Section 3.1(d). The payment of cash in lieu of fractional share interests pursuant to this Section 3.1(d) is not separately bargained-for consideration.
(e)   Distributions with Respect to Unexchanged Shares.   All shares of Parent Common Stock to be issued as Merger Consideration shall be deemed issued and outstanding as of the First Effective Time and if a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the First Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock to be issued pursuant to this Agreement. No dividends or other distributions in respect of shares of Parent Common Stock to be issued as Merger Consideration shall be paid to any holder of any unsurrendered Certificate (including in respect of any Book-Entry Shares held by such holder) or any Book-Entry Shares until the Certificate (or affidavit of loss in lieu thereof in accordance with Section 3.6) or Book-Entry Share, as applicable, is surrendered for exchange in accordance with this Article III. Subject to applicable Law, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Parent Common Stock issued in exchange for the Certificates (and any Book-Entry Shares held by such holder) or the Book-Entry Shares, as applicable, in accordance with this Article III, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the First Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the First Effective Time and prior to surrender, but with a payment date subsequent to surrender.

Section 3.2   Proration; Election Procedures.
(a)   Proration.
(i)   Notwithstanding any other provision contained in this Agreement, the shares of Company Common Stock eligible to receive the Cash Consideration pursuant to Section 3.1(a)(ii) shall be subject to proration as described in this Section 3.2(a). The maximum number of shares of Company Common Stock eligible to be converted into the right to receive the Cash Consideration pursuant to Section 3.1(a)(ii) shall be equal to forty percent (40%) of the aggregate number of shares of Company Common Stock issued and outstanding as of immediately prior to the First Effective Time (other than Canceled Shares) (the “Maximum Cash Share Number”).
(ii)   Promptly (and in any event no later than three (3) Business Days) after the First Effective Time, Parent shall cause the Exchange Agent to effect the allocation among holders of Company Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:
(1)   if the aggregate number of shares of Company Common Stock (including, for the avoidance of doubt, Warrant Notional Common Shares) with respect to which Cash Elections shall have been made (the “Cash Election Number”) equals or exceeds the Maximum Cash Share Number, then (A) all Stock Election Shares and No Election Shares shall be converted into the right to receive the Stock Consideration, and (B) Cash Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the Maximum Cash Share Number and the denominator of which is the Cash Election Number (with the Exchange Agent to determine, consistent with Section 3.1(a)(ii), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Stock Consideration; and
(2)   if the Cash Election Number is less than the Maximum Cash Share Number, then (A) all Stock Election Shares and No Election Shares shall be converted into the right to receive the applicable Stock Consideration and (B) all Cash Election Shares shall be converted into the right to receive the applicable Cash Consideration.
(b)   Election Procedures.
(i)   An election form (the “Election Form”), including a letter of transmittal and related instructions, which Election Form and such other documents shall be in the form as Parent and the Company shall reasonably agree prior to the Election Form Record Date, shall be initially mailed not less than twenty (20) Business Days prior to the anticipated Election Deadline or on such other date as Parent and the Company shall mutually agree (the “Mailing Date”) to (x) each holder of record of Company Common Stock as of the close of business on the fifth (5th) Business Day prior to the Mailing Date or on such other date as Parent and the Company shall mutually agree (the “Election Form Record Date”) and (y) each holder of Company Warrants that would hold shares of Company Common Stock immediately prior to the First Effective Time in accordance with the Warrant Amendment Agreements (each holder referred to in (x) and (y), a “Holder”).
(ii)   Parent and the Company shall make available, or cause to be made available, one or more Election Forms (and other related documents) as may reasonably be requested from time to time by all Persons who become record holders of Company Common Stock between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.
(iii)   Each Election Form shall permit the Holder to specify the number of shares of such Holder’s Company Common Stock or the number of Warrant Notional Common Shares (or, in the case of Holders of Company Warrants, the percentage of such Warrant Notional Common Shares), as applicable, with respect to which such Holder makes (x) a Cash Election or (y) a Stock Election.

(iv)   Any shares of Company Common Stock (other than any Canceled Shares) and any Warrant Notional Common Shares with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m. (New York City time) on the date that is three (3) Business Days prior to the Closing Date (or such other time and date as Parent and the Company shall mutually agree) (the “Election Deadline”) shall be deemed to be No Election Shares and the Holders of such No Election Shares shall be deemed to have made a Stock Election with respect to such No Election Shares. The Company and Parent shall cooperate to issue a joint press release reasonably satisfactory to each of them announcing the date of the Election Deadline at least five (5) Business Days prior to the Election Deadline. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.
(v)   Any election shall have been effective only if the Exchange Agent shall have actually received a properly completed Election Form (including any required letter of transmittal and other documents required by the Election Form, as applicable) by the Election Deadline. Any Election Form may be revoked or changed by the authorized Person properly submitting such Election Form, by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock or Warrant Notional Common Shares, as applicable, represented by such Election Form shall become No Election Shares, except to the extent a subsequent election is properly made with respect to any or all of such shares of Company Common Stock or such Warrant Notional Common Shares, as applicable, prior to the Election Deadline. All elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the parties that this Agreement has been terminated in accordance with the terms hereof. If an election is revoked, any Certificates and other documents received by the Exchange Agent shall be promptly returned to the stockholder submitting the same to the Exchange Agent.
(vi)   Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent, the Company, the Exchange Agent or any other Person shall be under any obligation to notify any Person of any defect in an Election Form.
(vii)   As promptly as practicable following the First Effective Time, and in no event later than the third (3rd) Business Day thereafter, the Exchange Agent shall make all computations contemplated by Section 3.1(a)(ii).
(viii)   The Company and Parent shall solicit Cash Elections and Stock Elections under this Agreement in compliance with, and shall make any and all filings that are necessary or advisable under, all applicable rules and regulations of the SEC.
Section 3.3   Payment for Securities; Exchange of Certificates.
(a)   Designation of Exchange Agent; Deposit of Exchange Fund.   Prior to the Election Form Record Date, Parent shall designate the transfer agent of Parent, the transfer agent of the Company or another reputable bank or trust company (the “Exchange Agent”) that is organized and doing business under the laws of the United States (and the identity of which to be reasonably acceptable to the Company) to act as exchange agent for the payment of the Merger Consideration and any Unpaid Dividends as provided in Section 3.1(a)(ii), and shall enter into a customary exchange agent agreement reasonably satisfactory to the Company. The Exchange Agent shall also act as the agent for the Company’s stockholders for the purpose of receiving and holding their Election Forms, including any required letter of transmittal and other documents required by the Election Form, if applicable, and shall obtain no rights or interests in the shares represented thereby or subject thereto. At or prior to the First Effective Time, Parent shall deposit, or cause to be deposited with the Exchange Agent, for exchange in accordance with this Article III through the Exchange Agent (i) book-entry shares representing the full number of whole shares of Parent Common Stock issuable pursuant to Section 3.1(a)(ii), and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate cash portion of the Merger Consideration. In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the First Effective Time, any Unpaid Dividends to which the holders of Certificates or Book-Entry Shares may be entitled pursuant to Section 3.1(e) (the shares of Parent Common Stock and cash amounts deposited with the Exchange Agent pursuant to this Section 3.3(a), the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1(a)(ii), Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payments in full. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1, except as expressly provided for in this Agreement.
(b)   Procedures for Exchange.
(i)   Certificates.   As promptly as reasonably practicable following the First Effective Time and in any event not later than the third (3rd) Business Day thereafter, the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of a Certificate that immediately prior to the First Effective Time represented outstanding shares of Company Common Stock which were converted pursuant to Section 3.1(a)(ii) into the right to receive the Merger Consideration and any Unpaid Dividends and who has not theretofore submitted a properly completed Election Form (together with any required letter of transmittal), (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and which shall be in customary form and have such other provisions as Parent and the Company may reasonably agree prior to the Election Form Record Date and (B) instructions for returning such letter of transmittal and effecting the surrender of the Certificates in exchange for the Merger Consideration and any Unpaid Dividends into which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement (which instructions shall be in customary form and have such other provisions as Parent and the Company may reasonably agree prior to the Election Form Record Date). In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment of the appropriate amount of Merger Consideration and any Unpaid Dividends may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Exchange Agent) and the Person requesting such payment or such issuance shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.
(ii)   Book-Entry Shares.   As promptly as reasonably practicable following the First Effective Time and in any event not later than the third (3rd) Business Day thereafter, the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of a Book-Entry Share not held through The Depository Trust Company (“DTC”) (and to deliver to DTC, in the case of holders of Book-Entry Shares held through DTC) that immediately prior to the First Effective Time represented outstanding shares of Company Common Stock which were converted pursuant to Section 3.1(a)(ii) into the right to receive the Merger Consideration and any Unpaid Dividends and who has not theretofore submitted a properly completed Election Form (together with any required letter of transmittal), (A) a letter of transmittal, which shall be in customary form and have such other provisions as Parent and the Company may reasonably agree prior to the Election Form Record Date and (B) instructions for returning such letter of transmittal in exchange for the right to receive the Merger Consideration and any Unpaid Dividends into which the number of shares of Company Common Stock previously represented by such Book-Entry Shares shall have been converted pursuant to this Agreement (which instructions shall be in customary form and have such other provisions as Parent and the Company may reasonably agree prior to the Election Form Record Date). Notwithstanding anything to the contrary contained in this Agreement, no holder of Book-Entry Shares shall be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through DTC, an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 3.1(a)(ii) and any Unpaid Dividends that such holder is entitled to receive pursuant to Section 3.1(e). Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(c)   Timing of Exchange.   From and after the First Effective Time, upon surrender (including upon any surrender which is effective upon the First Effective Time pursuant to an effective election made pursuant to Section 3.2) of a Certificate (or affidavit of loss in lieu thereof in accordance with Section 3.6) or Book-Entry Share for cancellation to the Exchange Agent, together with, in the case of Certificates and Book-Entry Shares not held through DTC, a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Shares held through DTC, receipt of an “agent’s message” by the Exchange Agent, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration and any Unpaid Dividends for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share upon the later to occur of (i) the First Effective Time and (ii) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof in accordance with Section 3.6) or Book-Entry Share, in accordance with Section 3.3(b), as applicable, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith canceled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the cash or other Merger Consideration or any Unpaid Dividends payable upon the surrender of the Certificates or Book-Entry Shares.
(d)   Termination of Exchange Fund.   Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for one (1) year after the First Effective Time shall be delivered to Parent or its designee, upon written demand, and any such holders prior to the First Effective Time who have not theretofore complied with this Article III shall thereafter look only to Parent as a general creditor thereof for payment of their claims for the Merger Consideration or any Unpaid Dividends in respect thereof.
(e)   No Liability.   None of Parent, Acquisition Sub I, Acquisition Sub II, the Company, the Surviving Corporation, the Surviving Entity or the Exchange Agent shall be liable to any Person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been surrendered, in each case, in accordance with Section 3.3(b) and Section 3.3(c), immediately prior to the date on which any Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration or any Unpaid Dividends in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
(f)   Investment of Exchange Fund.   The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that no such investment or loss thereon shall (i) affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article III or (ii) relieve Parent or the Exchange Agent from making the payments required by this Article III, and following any losses Parent shall promptly provide additional funds to the Exchange Agent, if necessary to pay the Merger Consideration and Unpaid Dividends in accordance with this Article III, for the benefit of the holders of Company Common Stock in the amount of such losses. Any interest or income produced by such investments will be payable to Parent or its designee, as directed by Parent.
(g)   Withholding.   Each of the parties and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration, the amount paid to holders of Company Preferred Stock pursuant to Section 3.4(a) and any amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld under applicable Law related to Taxes. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 3.4   Company Preferred Stock; Company Warrants.
(a)   Immediately following the First Effective Time, each share of Perpetual Preferred Stock, Series A, $0.0001 par value per share, of the Company (the “Company Preferred Stock”) outstanding shall be converted into the right to receive a liquidating distribution in the initial amount of the liquidation preference of $1,000 per share in cash, as increased by accrued dividends, pursuant to the Certificate of Designation of Perpetual Preferred Stock, Series A (as amended, the “Certificate of Designation”).
(b)   Immediately following the First Effective Time, the Surviving Corporation shall pay, in cash, to each holder of record of Company Preferred Stock as of immediately prior to the First Effective Time, an amount equal to the liquidation preference (including all accrued and unpaid dividends as of the First Effective Time) per share as set forth in the Certificate of Designation, in full satisfaction of all rights of such holder with respect to such shares of Company Preferred Stock. Immediately upon receipt by each holder of its liquidating distribution, all shares of Company Preferred Stock owned by such holder shall be canceled and shall cease to exist, and such holder of Company Preferred Stock will not be entitled to any other amounts from the Surviving Corporation or Parent.
(c)   Immediately prior to the First Effective Time, each Company Warrant that is vested and unexercised as of immediately prior to the First Effective Time shall be automatically exercised on a “cashless basis” in accordance with the terms of the applicable Warrant Amendment Agreement, and the shares of Company Common Stock issued as a result of such exercise shall, by virtue of the First Merger and without any action on the part of any Person, be converted into the right to receive the Merger Consideration as provided in Section 3.1(a)(ii), without interest thereon. Upon such cashless exercise, all Company Warrants (whether vested or unvested) shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the First Effective Time.
Section 3.5   Company Equity Awards.
(a)   Treatment of Company Options.
(i)   As of the First Effective Time, each Company Option that is outstanding immediately prior to the First Effective Time and (x) that is vested or (y) that, solely by virtue of the occurrence of the Closing, without any action on the part of the holder thereof, the Company or Parent and its Affiliates, will vest pursuant to its terms (together, a “Company Vested Option”) shall, by virtue of the First Merger and without any action on the part of any Person, be canceled and shall entitle the holder thereof to receive, in full satisfaction of such Company Vested Option, an amount of cash, without interest, equal to the product of (x) the amount by which the Per Share Value exceeds the applicable exercise price per share of Company Common Stock subject to such Company Vested Option and (y) the aggregate number of shares of Company Common Stock underlying such Company Vested Option (the “Option Payment”); provided that if the exercise price per share of Company Common Stock underlying such Company Option is equal to or greater than the Per Share Value, such Company Vested Option shall be canceled without the payment of consideration.
(ii)   As of the First Effective Time, each Company Option that is outstanding immediately prior to the First Effective Time and that is not a Company Vested Option or a Company Director Option (a “Company Unvested Option”), with an exercise price per share of Company Common Stock underlying such Company Unvested Option that is less than the Per Share Value shall cease to represent a Company Unvested Option and shall thereafter be converted into the right to receive an amount in cash equal to the product of (x) the amount by which the Per Share Value exceeds the exercise price per share of such Company Unvested Option and (y) the aggregate number of shares subject to such Company Unvested Option as of immediately prior to the First Effective Time, subject to the same terms and conditions as were applicable to such Company Unvested Option immediately prior to the First Effective Time (including, without limitation, with respect to vesting and forfeiture); provided that if the exercise price per share of Company Common Stock underlying such Company Unvested Option is equal to or greater than the Per Share Value, such Company Unvested Option shall be canceled immediately prior to the First Effective Time without the payment of consideration. The transactions contemplated by this Section 3.5(a)(ii) shall in all cases be effected in a manner intended to comply with Section 409A of the Code.
(iii)   Each outstanding Company Option that was granted to a non-employee member of the Company Board (each, a “Company Director Option”) shall, by virtue of the First Merger and without any action on the part of any Person, be canceled and shall entitle the holder thereof to receive, in full satisfaction of such Company Director Option, an amount of cash, without interest, equal to the applicable Option Payment; provided that if the exercise price per share of Company Common Stock underlying such Company Director Option is equal to or greater than the Per Share Value, such Company Director Option shall be canceled immediately prior to the First Effective Time without the payment of consideration.
(b)   Treatment of Company Restricted Stock.
(i)   As of the First Effective Time, each award of Company Restricted Stock that is outstanding immediately prior to the First Effective Time and that, solely by virtue of the occurrence of the Closing, without any action on the part of the holder thereof, the Company or Parent and its Affiliates, will vest pursuant to its terms (together, “Company Vested Restricted Stock”) shall, by virtue of the First Merger and without any action on the part of any Person, be canceled and shall entitle the holder thereof to receive, in full satisfaction of such award of Company Restricted Stock, an amount of cash, without interest, equal to the product of (x) the total number of shares of Company Restricted Stock subject to such award immediately prior to the First Effective Time and (y) the Per Share Value (the “Restricted Stock Payment”).
(ii)   As of the First Effective Time, each award of Company Restricted Stock that is outstanding immediately prior to the First Effective Time and that is not an award of Company Vested Restricted Stock or Company Director Restricted Stock (the “Company Unvested Restricted Stock”) shall cease to represent an award of Company Unvested Restricted Stock and shall thereafter be converted into the right to receive an amount of cash, subject to the same terms and conditions (including, without limitation, with respect to vesting and forfeiture) as were applicable to such award of Company Unvested Restricted Stock immediately prior to the First Effective Time, equal to the product of (x) the number of shares of Company Common Stock subject to such award of Company Unvested Restricted Stock immediately prior to the First Effective Time and (y) the Per Share Value.
(iii)   Each outstanding award of Company Restricted Stock that was granted to a non-employee member of the Company Board (each, an award of “Company Director Restricted Stock”) shall, by virtue of the First Merger and without any action on the part of any Person, be canceled and shall entitle the holder thereof to receive, in full satisfaction of such award of Company Director Restricted Stock, an amount of cash, without interest, equal to the applicable Restricted Stock Payment.
(c)   Treatment of Company Restricted Stock Units.
(i)   As of the First Effective Time, each award of Company Restricted Stock Units that is outstanding immediately prior to the First Effective Time and (x) that is vested in accordance with its terms or (y) that, solely by virtue of the occurrence of the Closing, without any action on the part of the holder thereof, the Company or Parent and its Affiliates, will vest pursuant to its terms (together, “Company Vested Restricted Stock Units”) shall, by virtue of the First Merger and without any action on the part of any Person, be canceled and shall entitle the holder thereof to receive, in full satisfaction of such award of Company Vested Restricted Stock Units, an amount in cash, without interest, equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Vested Restricted Stock Unit immediately prior to the First Effective Time and (y) the Per Share Value (the “RSU Payment”).
(ii)   As of the First Effective Time, each award of Company Restricted Stock Units that is outstanding immediately prior to the First Effective Time and that is not an award of Company Vested Restricted Stock Units (the “Company Unvested Restricted Stock Units”) shall cease to represent an award of Company Unvested Restricted Stock Units and shall thereafter be converted into the right to receive an amount of cash, subject to the same terms and conditions (including, without limitation, with respect to vesting and forfeiture) as were applicable to such Company Unvested Restricted Stock Units immediately prior to the First Effective Time, equal to the product of (x) the number of shares of Company Common Stock subject to such award of Company Unvested Restricted Stock Units immediately prior to the First Effective Time and (y) the Per Share Value.

(d)   Treatment of Company Performance Restricted Stock Units.
(i)   As of the First Effective Time, each award of Company Performance Restricted Stock Units that is outstanding immediately prior to the First Effective Time shall be canceled and shall entitle the holder thereof to receive, in full satisfaction of such award of Company Performance Restricted Stock Units, an amount in cash, without interest, equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Performance Restricted Stock Unit immediately prior to the First Effective Time (with achievement of any applicable performance metrics determined as set forth in the applicable award agreement underlying such grant of Company Performance Restricted Stock Units as measured at the First Effective Time) and (y) the Per Share Value (the “PSU Payment”) and any Company Performance Restricted Stock Units for which performance is not achieved in accordance with this Section 3.5(d)(i) shall be canceled without the payment of consideration.
(ii)   The Surviving Entity shall, and Parent shall cause the Surviving Entity to, deliver to each holder of Company Performance Restricted Stock Units the applicable PSU Payment in accordance with the vesting (other than any performance conditions) and payment schedule set forth in the applicable award agreement underlying the grant of each Company Performance Restricted Stock Unit, subject to any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld (which withholding shall be accomplished through a net settlement procedure); provided that with respect to any amount payable under this Section 3.5(d) that constitutes nonqualified deferred compensation subject to Section 409A of the Code, to the extent that payment of such amount would otherwise cause the imposition of a Tax or penalty under Section 409A of the Code, payment shall be made at the earliest time permitted under this Agreement and the terms of the corresponding award documents that will not result in the imposition of such Tax or penalty.
(e)   Payment Procedures.   The Surviving Entity shall, and Parent shall cause the Surviving Entity to, deliver to each holder of a Company Vested Option, Company Director Option, share of Company Vested Restricted Stock, share of Company Director Restricted Stock, Company Vested Restricted Stock Unit or Company Performance Restricted Stock Unit, the applicable Option Payment, Restricted Stock Payment, RSU Payment or PSU Payment, as applicable, as soon as practicable following the First Effective Time, subject to and continuing upon the Closing, and subject to any applicable withholding or other Taxes or other amounts required by applicable Law to be paid or withheld (which withholding shall, to the extent reasonably possible, be accomplished through a net settlement procedure). Notwithstanding anything in this Section 3.5 to the contrary, no fractional shares of Parent Common Stock shall be issued in respect of any such Company Equity Awards, and any such fractional share shall be settled in cash in accordance with Section 3.1(d).
(f)   Section 409A.   Notwithstanding anything herein to the contrary, with respect to any Company Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that the Company determines prior to the First Effective Time is not eligible to be canceled in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted under the applicable Company Equity Award that will not trigger a Tax or penalty under Section 409A of the Code.
(g)   Treatment of Company ESPP.   The Company ESPP shall continue to be operated in accordance with its terms and past practice for the offering period in effect as of the date of this Agreement (the “Current ESPP Offering Period”); provided that as promptly as reasonably practicable following the date of this Agreement, the Company shall take all actions (including obtaining any necessary determinations and/or resolutions of the Company Board or a duly authorized committee thereof and, if appropriate, amending the terms of the Company ESPP) necessary pursuant to the terms of the Company ESPP and applicable Law to, contingent on the First Effective Time, (i) provide that (A) no new offering period will be established under the Company ESPP following the date of this Agreement, (B) there will be no increase in the amount of participants’ payroll deduction elections under the Company ESPP or any other Contributions (as defined in the Company ESPP) from those in effect as of the date of this Agreement, other than in respect of payroll deductions that were elected prior to the date of this Agreement, (C) no individuals shall commence participation in the Company ESPP during the period from the date of this Agreement through the First Effective Time and (D) each Option (as defined in the Company ESPP) issued pursuant to the Company ESPP shall be fully exercised on the earlier of (x) the scheduled Exercise Date (as defined in the Company

ESPP) or (y) if the Current ESPP Offering Period is still in effect at the First Effective Time, a date determined by the Plan Administrator (as defined in the Company ESPP) that is no later than three (3) Business Days prior to the date upon which the First Effective Time occurs (with any participant Contributions (as defined in the Company ESPP) not applied to the purchase of Company Common Stock returned to the participant), and (ii) terminate the Company ESPP effective as of immediately prior to the First Effective Time. Shares of Company Common Stock purchased pursuant to the foregoing shall be treated the same as all other shares of Company Common Stock in accordance with Section 3.1(a)(ii).
(h)   Corporate Actions.   Prior to the First Effective Time, the Company, and the Company Board or any applicable committee thereof, shall take all actions necessary and appropriate to effectuate the foregoing provisions of this Section 3.5 and to cause each Company Benefit Plan under which there are outstanding Company Equity Awards to terminate at or prior to the First Effective Time, subject to Parent’s obligations under this Section 3.5.
Section 3.6   Lost Certificates.   If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration (after giving effect to any Tax withholding as provided in Section 3.3(g)) to which the holder thereof is entitled pursuant to this Article III.
Section 3.7   Transfers; No Further Ownership Rights.   From and after the First Effective Time, the stock transfer books of the Company shall be closed, and there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock or Company Preferred Stock that were outstanding immediately prior to the First Effective Time. If Certificates or Book-Entry Shares which, immediately prior to the First Effective Time, represented shares of Company Common Stock, are presented to the Surviving Entity, Parent or the Exchange Agent for transfer following the First Effective Time, they shall be canceled against delivery of the applicable Merger Consideration, as provided for in Section 3.1(a)(ii), for each share of Company Common Stock formerly represented by such Certificates or Book-Entry Shares. Payment of the Merger Consideration in accordance with the terms of this Article III, and, if applicable, any Unpaid Dividends upon the surrender of Certificates, shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Shares.
Section 3.8   No Appraisal Rights.   In accordance with Section 262 of the DGCL, no appraisal rights shall be available to the holders and beneficial owners of Company Common Stock in connection with the Mergers.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed (a) in the correspondingly numbered sections or subsections of the Company Disclosure Letter in accordance with, and subject to, Section 9.3 of this Agreement or (b) in the Company SEC Documents filed by the Company on or after January 1, 2023 and publicly available (in unredacted form) prior to the date of this Agreement (including exhibits and other information incorporated by reference therein but excluding any disclosures set forth under the headings “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) to the extent that the applicable disclosure in the Company SEC Documents is such that its relevance to a representation or warranty contained in this Article IV is reasonably apparent on the face of such disclosure, the Company hereby represents and warrants to Parent as follows:
Section 4.1   Organization and Qualification; Subsidiaries.
(a)   Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and (in jurisdictions that recognize the concept of good standing) in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority (i) to conduct its business as it is now being conducted, and (ii) to own, lease and use its assets or properties in the manner in which its assets or properties are now owned, leased and being used, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character of its properties and assets owned or leased makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company’s Third Amended and Restated Certificate of Incorporation, as amended (as may be further amended from time to time, the “Company Certificate of Incorporation”), the Company’s Sixth Amended and Restated Bylaws (as may be further amended from time to time, the “Company Bylaws”), in each case, as currently in effect, have been made available to Parent. The Company is not in violation of any provisions of the Company Certificate of Incorporation or the Company Bylaws.
(b)   Section 4.1(b) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete organizational chart of the Company and its Subsidiaries, together with the jurisdiction of organization of each Company Subsidiary and the percentage of the outstanding share capital or other equity interests of each Company Subsidiary owned by the Company, each other Company Subsidiary and any Third Party. Except as set forth in Section 4.1(b) of the Company Disclosure Letter, as of the date hereof, the Company and its Subsidiaries do not directly or indirectly own any capital stock, voting securities or ownership interests in any corporation, partnership, joint venture or other business association or entity. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, none of the Company’s Subsidiaries are in violation of their respective certificates of incorporation or bylaws (or comparable organizational documents).
Section 4.2   Capitalization.
(a)   As of the date of this Agreement, the authorized capital stock of the Company consists of Two Hundred Forty-Three Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Four (243,333,334) total shares of capital stock, consisting of (i) One Hundred Forty-Three Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Four (143,333,334) shares of Company Common Stock and (ii) One Hundred Million (100,000,000) shares of preferred stock, $0.0001 par value, per share, Three Hundred Thousand (300,000) shares of which are designated as Company Preferred Stock. As of 5:00 p.m. (New York City time) on April 10, 2026 (such time and date, the “Company Capitalization Listing Date”), (A) One Hundred Twenty-Eight Million, Five Hundred Ninety-Seven Thousand, Seven Hundred Ninety-Two (128,597,792) shares of Company Common Stock were issued and outstanding (including 198,467 shares of Company Restricted Stock), (B) 149,425 shares of Company Preferred Stock were issued and outstanding, (C) 482,091 shares of Company Common Stock were subject to issuance pursuant to Company Options, (D) 9,891 shares of Company Common Stock were subject to issuance pursuant to Company Restricted Stock Units, (E) 1,589,935 shares of Company Common Stock were subject to issuance pursuant to Company Performance Restricted Stock Units (assuming satisfaction of all performance vesting conditions), (F) (i) 333,334 shares of Company Common Stock were subject to issuance pursuant to the vested Company Warrants at a price of $30.00 per share, (ii) 3,273,760 shares of Company Common Stock were subject to issuance pursuant to the unexecuted Company Warrants (including 1,636,880 shares of Company Common Stock subject to issuance at a purchase price of $6.45 per share and 1,636,880 shares of Company Common Stock subject to issuance at a purchase price of $24.00 per share) and (iii) 333,334 shares of Company Common Stock were subject to issuance pursuant to Company Warrants at a price of $30.00 per share (subject to satisfaction of vesting conditions), and (G) 294,556 shares of Company Common Stock were reserved for issuance under the Company ESPP. From the Company Capitalization Listing Date to the date of this Agreement, the Company has not issued shares of capital stock, or any securities exercisable, exchangeable or convertible into shares of capital stock, of the Company other than pursuant to the exercise or settlement of Company Equity Awards outstanding on the Company Capitalization Listing Date in accordance with their terms (and which outstanding Company Equity Awards are reflected in Section 4.2(d) of the Company Disclosure Letter).
(b)   Except as set forth in Section 4.2(a) or issuances of shares of capital stock or grants of Company Equity Awards, in each case as expressly permitted by Section 6.1, there are no existing and outstanding

(i) shares of capital stock or other equity interests in the Company, (ii) preemptive or similar rights, rights of first refusal, options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interests in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (iii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of the Company or any of its Subsidiaries, (iv) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company, other than the Support Agreement, (v) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or (vi) Contracts under which the Company or any of its Subsidiaries is, or may become, obligated to sell or otherwise issue any shares of its capital stock or any other securities.
(c)   All of the outstanding shares of capital stock or equivalent voting or equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights (other than in favor of the Company or a wholly owned Subsidiary of the Company), and all of the outstanding shares of capital stock or equivalent voting or equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company or a wholly owned Subsidiary of the Company (except for de minimis equity interests in a Subsidiary of the Company not domiciled in the United States held by a Third Party in compliance with local regulatory Laws) and free and clear of all Liens except for restrictions imposed by applicable securities Laws.
(d)   Section 4.2(d) of the Company Disclosure Letter contains a true and complete list, as of the close of business on the Company Capitalization Listing Date, of all outstanding Company Equity Awards, including with respect to each such Company Equity Award: (i) the name or identification number of the holder thereof, (ii) the number of shares of Company Common Stock subject to such award, (iii) the grant or issuance date, (iv) any applicable vesting schedule and conditions and (v) with respect to each Company Option, (A) the exercise price and (B) the expiration date. Each Company Equity Award (i) was granted in all material respects in compliance with all applicable Laws and all of the terms and conditions of the applicable Company Benefit Plan and (ii) in the case of Company Options, has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant.
Section 4.3   Authority Relative to Agreement.
(a)   Assuming the accuracy of the representation contained in Section 5.10, the Company has all necessary corporate power and authority to execute and deliver this Agreement, perform its covenants and obligations hereunder and, subject to obtaining the Requisite Stockholder Approval, consummate the transactions contemplated hereby, including the Mergers. Assuming the accuracy of the representation contained in Section 5.10, the execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by the Company, and except for the Requisite Stockholder Approval, no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, including the Mergers. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforceability may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) subject to the terms of this Agreement, the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
(b)   The Company Special Committee has unanimously (i) approved and declared advisable this Agreement and the consummation of the transactions contemplated by this Agreement, including the Mergers, (ii) determined that this Agreement and the transactions contemplated by this Agreement, including the Mergers, are fair to, and in the best interests of, the Company and its stockholders, (iii) recommended that the SRC and the Company Board (A) approve and declare advisable this Agreement and the consummation of the transactions contemplated hereby, including the Mergers and (B) determine that this Agreement and the transactions contemplated by this Agreement, including the Mergers, are fair to, and in the best interests of, the Company and its stockholders and (iv) recommended that the Company Board (A) direct that this Agreement be submitted to the Company’s stockholders for their adoption and (B) resolve, subject to the terms and conditions of this Agreement, to recommend that the Company’s stockholders adopt this Agreement and approve the transactions contemplated hereby, including the Mergers. As of the date of this Agreement, none of the aforesaid actions by the Company Special Committee has been amended, rescinded or modified.
(c)   Acting upon the unanimous recommendation of the Company Special Committee, the SRC has unanimously (i) approved and declared advisable this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, (ii) determined that this Agreement and the transactions contemplated by this Agreement, including the Mergers, are fair to, and in the best interests of, the Company and its stockholders, and (iii) recommended that the Company Board (A) approve and declare advisable this Agreement and the transactions contemplated by this Agreement, including the Mergers, (B) determine that this Agreement and the transactions contemplated by this Agreement, including the Mergers, are fair to, and in the best interests of, the Company and its stockholders, (C) direct that this Agreement be submitted to the Company’s stockholders for their adoption and (D) resolve, subject to the terms and conditions of this Agreement, to recommend that the Company’s stockholders adopt this Agreement and approve the transactions contemplated hereby, including the Mergers. As of the date of this Agreement, none of the aforesaid actions by the SRC has been amended, rescinded or modified.
(d)   Acting upon the unanimous recommendation of each of the Company Special Committee and the SRC, the Company Board has, at a duly called and held meeting unanimously approved resolutions that (i) authorized the execution and delivery of this Agreement, and approved and declared advisable this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, (ii) determined that this Agreement and the transactions contemplated by this Agreement, including the Mergers, are fair to, and in the best interests of, the Company and its stockholders, (iii) directed that this Agreement be submitted to the Company’s stockholders for their adoption and (iv) subject to the terms and conditions of this Agreement, resolved to make the Company Recommendation (provided that any change or other modification or rescission of such Company Recommendation by the Company Board in accordance with Section 6.5(f) shall not be a breach of the representation in this clause (iv)). As of the date of this Agreement, none of the aforesaid actions by the Company Board has been amended, rescinded or modified.
Section 4.4   No Conflict; Required Filings and Consents.
(a)   Assuming the accuracy of the representation contained in Section 5.10, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) assuming the Requisite Stockholder Approval is obtained, violate any provision of the Company Certificate of Incorporation or the Company Bylaws or the comparable organizational documents of any of its Subsidiaries, (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 4.4(b) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any properties or asset of the Company or any of its Subsidiaries is bound or affected or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, modification, acceleration or cancellation of, any Company Material Contract (other than any Company Benefit Plan), or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) through (iii) any such conflict, violation, breach, default, termination, modification, acceleration, cancellation or Lien that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b)   No consent, approval, clearance, license, permit, order or authorization (each of the foregoing, a “Consent”) of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the applicable reporting or other requirements of and filings with the SEC under the Exchange Act, (ii) the filing of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State in accordance with the DGCL and DLLCA, and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iii) the applicable requirements under corporation or Blue Sky Laws of various states, (iv) such filings as may be required in connection with the Taxes described in Section 8.6, (v) filings with Nasdaq, (vi) such other items required solely by reason of the participation of Parent, Acquisition Sub I or Acquisition Sub II in the transactions contemplated hereby, (vii) compliance with and filings or notifications under (A) the HSR Act and any other applicable U.S. or foreign competition, antitrust or merger control Laws, including applicable U.S. state merger notification and antitrust Laws (together with the HSR Act, “Antitrust Laws”), and (B) applicable Foreign Investment Laws, (viii) compliance with and filings, registrations or notifications under Satellite and Communications Laws (and if Team Telecom requests the FCC to defer approving the transaction until Team Telecom has reviewed the transactions contemplated by this Agreement, then also any filings with Team Telecom), and (ix) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 4.5   Permits; Compliance With Laws; Export Laws.
(a)   The Company and its Subsidiaries hold all Governmental Authorizations and other franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and Orders of all applicable Governmental Authorities necessary for the lawful operation of the businesses of the Company and its Subsidiaries, and have filed all required tariffs, reports, notices and other documents with all Governmental Authorities, including all Telecommunications Permits, necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets, including each Company Satellite, and to carry on their businesses as they are now being conducted (collectively, the “Company Permits”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to have, file or pay has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 4.5(a) of the Company Disclosure Letter sets forth, as of the date hereof, a list of all material Company Permits related to the operation of the mobile satellite services systems of the Company and its Subsidiaries. Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) all Company Permits are valid and in full force and effect (except for Company Permits that have expired in accordance with their terms), are not subject to any administrative or judicial proceeding that would reasonably be expected to result in any adverse modification, termination, revocation, suspension, expiration or limitation thereof, and there are no written or, to the Knowledge of the Company, oral threats of suspension or cancellation of any such Company Permits, (ii) the Company and each of its Subsidiaries is, and since January 1, 2023 has been, in compliance with the terms, conditions, obligations, and requirements of all Company Permits and (iii) each of the Company Permits has been granted without conditions, except for those conditions on the face of such Company Permit or conditions generally applicable to all similarly situated licensees or permittees, and is free and clear of all Liens (other than Permitted Liens). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of Company or any of its Subsidiaries has granted any rights under any Company Permit to any Third Party, and none of the rights covered by the Company Permits (other than leases identified in Section 4.5(a) of the Company Disclosure Letter) is subject to any lease or other agreement or arrangement with any Third Party, including any agreement giving any Third Party any right to use such Company Permit.
(b)   Neither the Company nor any of its Subsidiaries is, or has been since January 1, 2023, or, with specific regard to Sanctions, has been since April 24, 2019, in default or violation of any (i) Law applicable to the Company, any of its Subsidiaries or by which any of their respective properties or assets are bound or (ii) Company Permit, except for any such defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(c)   The Company and each of its Subsidiaries have at all times in the past five (5) years, and, with specific regard to Sanctions, since April 24, 2019, conducted all import, export, and other dealings and transactions in compliance in all material respects with all applicable Trade Control Laws and Sanctions, except for such non-compliance that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, or to the Knowledge of the Company, employees, agents or other Person acting on behalf of the Company or any of its Subsidiaries has been in the past five (5) years, or, with specific regard to Sanctions, since April 24, 2019, or currently is, the subject of a charging letter or penalty notice issued, or, to the Knowledge of the Company, an investigation or inquiry conducted by a Governmental Authority pertaining to Trade Control Laws or Sanctions, nor are there any currently pending internal investigations by the Company or any of its Subsidiaries pertaining to such matters and (ii) neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, or to the Knowledge of the Company, employees, agents or other Person acting on behalf of the Company or any of its Subsidiaries is, or has been since April 24, 2019, a Sanctioned Person.
(d)   Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries hold all Telecommunications Permits, (ii) all Telecommunications Permits are valid and in full force and effect, (iii) the Company and its Subsidiaries are in compliance in all respects with the terms and conditions of all Telecommunications Permits and (iv) no Telecommunications Permit is subject to any administrative or judicial proceeding that would reasonably be expected to result in the adverse modification, termination, revocation, suspension, expiration or limitation on the use of any Telecommunications Permit, and there are no written or, to the Knowledge of the Company, oral threats of suspension or cancellation of any such Telecommunications Permits.
(e)   Section 4.5(e) of the Company Disclosure Letter sets forth, as of the date hereof, (i) a true, correct and complete list of the active licenses held by the Company or its Subsidiaries for the operation of its mobile satellite services systems within the 1610-1621.35 MHz band (L-Band) for “uplink” communications from user terminals to the active Company Satellites and within the 2483.5-2500 MHz band (S-Band) for “downlink” communications from active Company Satellites to user terminals, and (ii) the specific frequency ranges, by jurisdiction, covered by the licenses set forth in foregoing clause (i) with respect to (x) “uplink” communications from user terminals to the active Company Satellites and (y) “downlink” communications from active Company Satellites to user terminals.
(f)   Section 4.5(f) of the Company Disclosure Letter sets forth, as of the date hereof, a list of each Company Satellite, including with respect to each such Company Satellite: (i) its owner and constellation, (ii) FM number, altitude and current / expected plane, (iii) frequency band of useable beams thereon and (iv) if the Company Satellite is in production, the anticipated launch date (month and year) and the manufacturer specified useful life.
Section 4.6   Company SEC Documents; Financial Statements.
(a)   Since January 1, 2023, the Company has filed or furnished with the SEC all material forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, documents and reports filed with the SEC, including any amendments thereto, the “Company SEC Documents”). As of their respective dates, or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of the last such filing, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and/or the Sarbanes Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of the last such filing) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC nor are there any unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Documents.

(b)   The consolidated financial statements (including all related notes) of the Company included in the Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated therein or in the notes to such financial statements), and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and its consolidated statements of operations and consolidated statements of cash flows of the Company and its consolidated Subsidiaries for the respective periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that would not be material in effect or amount to the Company and its Subsidiaries, taken as a whole, and to any other adjustments described therein, including in any notes thereto) in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form or other rules under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). No financial statements of any Person other than the Company and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company.
Section 4.7   Information Supplied.   None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries expressly for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed by Parent in connection with the Share Issuance (the “Registration Statement”) shall, at the time the Registration Statement is filed with the SEC or at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or its Representatives in writing expressly for inclusion therein. The information statement containing the information specified in Schedule 14C under the Exchange Act concerning the Written Consent, the Mergers and the other transactions contemplated by this Agreement to be sent to the stockholders of the Company (together with any amendments or supplements thereto, the “Information Statement”) shall, at the time the Information Statement or any amendment or supplement thereto, as applicable, is first filed with the SEC and at the time it is first mailed to the stockholders of the Company, not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or its Representatives in writing expressly for inclusion therein. The Information Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder.
Section 4.8   Disclosure Controls and Procedures.   The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) intended to provide reasonable assurances regarding the reliability of financial reporting for the Company and its consolidated Subsidiaries. The Company has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) intended to provide reasonable assurance that all information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board, (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
Section 4.9   Absence of Certain Changes or Events.   Since December 31, 2025 and through the date hereof, (a) the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice, (b) there has not been any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof, would require the prior written consent of Parent pursuant to Section 6.1(h), Section 6.1(l), Section 6.1(n), Section 6.1(p), Section 6.1(q), Section 6.1(s), Section 6.1(v), Section 6.1(x) or Section 6.1(dd) (in the case of Section 6.1(dd), to the extent relating to any of the foregoing clauses).
Section 4.10   No Undisclosed Liabilities.   Except (a) as reflected, disclosed or reserved against in the Company’s financial statements (as amended or restated prior to the date of this Agreement, as applicable) or the notes thereto included in the Company SEC Documents, (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2025, (c) for liabilities or obligations incurred in connection with the transactions contemplated hereby or (d) for liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries do not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any off-balance sheet arrangement within the meaning of Item 303(b) of Regulation S-K promulgated by the SEC, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 4.11   Litigation.   There is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, nor is there any judgment of any Governmental Authority outstanding against, or, to the Knowledge of the Company, investigation, pending or threatened, by any Governmental Authority involving the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Mergers or any of the other transactions contemplated by this Agreement.
Section 4.12   Employee Benefit Plans.
(a)   Section 4.12(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each material Company Benefit Plan (which list may reference a form of such Company Benefit Plan to the extent that such Company Benefit Plan does not materially differ from the form).
(b)   The Company has made available to Parent a true and complete copy of each material Company Benefit Plan (or with respect to any such Company Benefit Plan that is not in writing, a written description of the material terms thereof) and all amendments thereto and a true and complete copy of the following items (in each case, only if applicable): (i) each trust, insurance contract or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed annual report on IRS Form 5500 and all schedules and financial statements attached thereto, (iv) the most recently received IRS determination letter or IRS opinion letter, (v) the most recent audited financial statements and actuarial valuation reports and (vi) any non-routine material correspondence with the IRS, the U.S. Department of Labor or any similar Governmental Authority relating to any such Company Benefit Plan from within the past three (3) years.
(c)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company Benefit Plans (i) has been maintained, operated, administered and funded in accordance with its terms and in compliance with ERISA, the Code and any other applicable Laws and (ii) that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has at all times been administered in documentary and operational compliance with the requirements of Section 409A of the Code.
(d)   (i) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to be qualified under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Company Benefit Plan as to its qualified status under the Code, or with respect to a prototype Company Benefit Plan, the prototype sponsor has received a favorable IRS opinion letter, or the Company Benefit Plan or prototype sponsor has remaining a period of time under applicable Code regulations or pronouncements of the IRS in which to apply for such a letter and make any amendments necessary to obtain a favorable determination or opinion as to the qualified status of each such Company Benefit Plan, (ii) to the Knowledge of the Company, no event has occurred since the most recent determination or opinion letter or application therefor relating to any such Company Benefit Plan that would reasonably be expected to adversely affect the qualification of such Company Benefit Plan and (iii) neither the Company nor any of its Subsidiaries has (x) engaged in a transaction with respect to any Company Benefit Plan that is subject to ERISA that, assuming the taxable period of such transaction expired as of the date of this Agreement, would reasonably be expected to subject the Company or any Subsidiary to a material Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA, or (y) incurred or reasonably expects to incur a material Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA.
(e)   Neither the Company nor any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with the Company, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code has, within the six (6) year period preceding the First Effective Time, sponsored, maintained, contributed to or been obligated to contribute to, or has had any material liability with respect to, any plan, program, fund, or arrangement that constitutes a (i) defined benefit pension plan or a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) multiemployer plan within the meaning of Section 3(37) of ERISA or (iii) multiple employer welfare arrangement as defined in Section 3(40) of ERISA. Neither the Company nor any of its Subsidiaries has any obligations for retiree or post-employment health and life benefits under any plan that is subject to ERISA or Collective Bargaining Agreement, other than coverage mandated by applicable Law.
(f)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no Actions pending, or, to the Knowledge of the Company, threatened (other than routine claims for benefits) against or affecting any Company Benefit Plan or any trusts related thereto, by any Governmental Authority, employee or beneficiary covered under such Company Benefit Plan, as applicable.
(g)   Neither the execution or delivery of this Agreement, the receipt of stockholder or other approval of this Agreement, nor the consummation of the Mergers or the other transactions contemplated hereby will (i) except as expressly provided in this Agreement, entitle any current or former director, employee, consultant or independent contractor of the Company or any of its Subsidiaries to any material payment, (ii) result in any forgiveness of indebtedness or materially increase the amount or value of any benefit or compensation or other obligation payable or required to be provided to any such director, employee, consultant or independent contractor, (iii) except as expressly provided in this Agreement, accelerate the time of payment, vesting or funding of amounts due to any such director, employee, consultant or independent contractor or accelerate the time of any funding (whether to a trust or otherwise) of compensation or benefits in respect of any of the Company Benefit Plans, (iv) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent and its Subsidiaries to merge, amend or terminate any of the Company Benefit Plans or (v) result in any excess parachute payment within the meaning of Section 280G of the Code.
(h)   Neither the Company nor any Subsidiary has any obligation to provide, and no Company Benefit Plan or other agreement provides any individual with the right to, a gross-up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code. The Company has made available to Parent preliminary copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated by this Agreement.
(i)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Foreign Plan (i) has been maintained, operated and administered in compliance with its terms and in compliance with applicable Laws, (ii) if required to be registered or approved by a non-U.S. Governmental Authority, has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Plan that would reasonably be expected to adversely affect any such approval or good standing, (iii) that is intended to qualify for special Tax treatment meets all requirements for such treatment, (iv) if required to be fully funded or fully insured, is fully funded or fully insured on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Laws and (v) is not subject to any pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any Foreign Plan other than routine claims for benefits.
Section 4.13   Labor Matters.
(a)   Neither the Company nor any of its Subsidiaries is a party to or bound by any works council or collective bargaining agreement, other than industry-wide agreements outside of the United States (each a “Collective Bargaining Agreement”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no labor related strikes, walkouts or other work stoppages pending or, to the Company’s Knowledge, threatened in writing, and, since January 1, 2023, neither the Company nor any of its Subsidiaries has experienced any such labor related strike, walkout or other work stoppage. To the Company’s Knowledge, there is no pending organizing campaign and no labor union or works council has made a pending written demand for recognition or certification, in each case, with respect to any employees of the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has any obligation prior to execution of this Agreement to notify, inform, consult, or seek the consent of, any labor union, works council, labor organization, collective bargaining unit, employee committee or other authorized employee representative body in connection with any of the transactions contemplated by this Agreement. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, there is no unfair labor practice complaint, charge or suit pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before the U.S. National Labor Relations Board or any similar body, entity or Governmental Authority in the United States or any other country in which Company or any of its Subsidiaries has employees or performs services.
(b)   To the extent permitted by applicable Law, Section 4.13(b) of the Company Disclosure Letter contains a list of all employees of the Company and its Subsidiaries as of the date hereof, specifying, with respect to each employee as of the date of this Agreement: (i) identification number, (ii) work location, (iii) job title, (iv) full-time or part-time status and (v) annual base salary or hourly wage, as applicable.
(c)   Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and since January 1, 2023, have been, in compliance with all applicable laws respecting employment and employment practices.
(d)   Since January 1, 2023, no allegations of sexual or other unlawful harassment or discrimination have been made, or to the Knowledge of the Company, threatened, against (i) any officer of the Company or its Subsidiaries or (ii) any employee of the Company or its Subsidiaries at a level of Vice President or above. During such period, there have been no material actions, proceedings, grievances, arbitrations, investigations or settlements involving such matters or Persons.
(e)   Since January 1, 2023, neither the Company nor any of its Subsidiaries has implemented a plant closing, mass layoff or other action which would trigger the notice requirements under the Worker Adjustment and Retraining Notification Act and any local, state or foreign Laws that would require advance notice of any such actions to employees, labor unions, works councils or Governmental Authorities (collectively, the “WARN Act”).
Section 4.14   Intellectual Property Rights.
(a)   Section 4.14(a) of the Company Disclosure Letter sets forth a complete and accurate list of all Registered IP Rights and material unregistered Trademarks. The Owned IP Rights are subsisting, and the issued or granted Registered IP Rights (excluding any pending applications) are valid and enforceable. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have made all filings and payments and taken all other actions required to be made or taken to maintain each item of Registered IP Rights in full force and effect.

(b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in (i) the loss, termination or impairment of the Company’s or any of its Subsidiaries’ right to own or use any Intellectual Property Right, (ii) the payment of any additional consideration or royalties for the Company’s or any of its Subsidiaries’ right to own or use any Intellectual Property Right, or (iii) the granting by Parent or any of its Affiliates to any Third Party any Owned IP Right.
(c)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to, free and clear of all Liens (except Permitted Liens), the Owned IP Rights, together with the sole and exclusive right to bring a claim or suit against a Third Party for past, present or future infringement, misappropriation, or other violation of, such Owned IP Rights and to retain for itself any damages recovered in any such action.
(d)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries own, or have valid and sufficient rights to, all Intellectual Property Rights that are used in or reasonably necessary for the operation of the business of the Company and its Subsidiaries as currently conducted. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received, since January 1, 2023, any written charge, complaint, claim, demand or notice challenging or seeking to deny or restrict the use by the Company or its Subsidiaries of any Intellectual Property Rights, or the ownership, registrability, validity or enforceability of any of the Owned IP Rights (except for ordinary course examination proceedings in connection with the prosecution of the Owned IP Rights), and no Action is active or pending as of the date hereof with respect to any such use, ownership, registrability, validity or enforceability.
(e)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2023 through the date hereof, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, any Intellectual Property Rights of any other Person. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received, since January 1, 2023 through the date hereof, any written charge, complaint, claim, demand or notice (including “cease and desist” letters, invitations to take a license or indemnity claims), or, to the Knowledge of the Company, oral notice or other communication alleging infringement, misappropriation, or violation of or offering to enter into licensing negotiations with respect to any Intellectual Property Right of another Person. No Action is pending, or to the Knowledge of the Company, has been threatened alleging such infringement, misappropriation or other violation, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, as of the date hereof, no other Person has infringed, misappropriated or otherwise violated or is currently infringing, misappropriating or otherwise violating any Owned IP Rights, except for any such infringement, misappropriation or other violation as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries has asserted or threatened an Action (including any cease & desist letter, invitation to license or indemnity claim) against any other Person alleging infringement, misappropriation or violation of any material Owned IP Rights.
(f)   No Software developed or owned by the Company and its Subsidiaries and incorporated into any product or service of the Company or its Subsidiaries (“Company Software”) incorporates or is subject to any Open Source Licenses in a manner that (i) requires the Source Code of such Company Software to be disclosed, licensed, publicly distributed or dedicated to the public or (ii) imposes any restriction on the consideration to be charged for the distribution of any Company Software, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are in material compliance with all license or other terms applicable to the Software subject to any Open Source License that is incorporated into any product or service offering of the Company or its Subsidiaries.
(g)   The Company and its Subsidiaries have taken commercially reasonable measures to protect, safeguard and maintain the confidentiality of all material Trade Secrets that are owned, used or held by the

Company or any of its Subsidiaries, and no such material Trade Secrets have been (i) disclosed to any Person except pursuant to written, valid and appropriate non-disclosure or license agreements which, to the Knowledge of the Company, have not been breached, or (ii) to the Knowledge of the Company, misappropriated by any Person.
(h)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have not deposited, disclosed, delivered or licensed to any Person, or agreed to deposit, disclose, deliver or license to any Person, or permitted the deposit, disclosure or delivery to any escrow agent or other Person of any Source Code for any Company Software, except for disclosures to Authors under binding written agreements that prohibit use or disclosure except in the performance of services to the Company or its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no event has occurred, and no circumstances or conditions exist, that will result in the disclosure or delivery to any Person of any Source Code of any Company Software, and the consummation of the transactions contemplated in this Agreement will not result in the deposit, delivery, license or disclosure of any such Source Code to any Person.
(i)   Neither the Company nor any of its Subsidiaries is a member or promoter of, or a contributor to, or has made any commitments to or agreements with or regarding, any patent pool, industry standards body, standard setting organization or other similar organization, in each case that requires or obligates the Company or any of its Affiliates to grant or offer to any Third Party any license or other right to any Owned IP Rights. None of the Company or any of its Subsidiaries have received any support, funding, resources or assistance from any Governmental Authority in connection with the development of any Owned IP Rights, in each case, in a manner that would grant, imply or otherwise give rise to any rights or access with respect to any Owned IP Rights to that Governmental Authority or a Third Party.
(j)   Each of the Company and its Subsidiaries have obtained from all Persons (including any and all current or former employees, consultants, independent contractors, officers or directors of any of the Company and its Subsidiaries) that have been involved in, contributed to or created any portion of, or otherwise that would have any rights in or to, any material Intellectual Property Rights for the Company or any of its Subsidiaries (each, an “Author”), valid and enforceable written assignments with present-tense assignment language to the Company or its applicable Subsidiary of any such work, invention, improvement or other rights that such Author may have in such material Intellectual Property Rights and, with respect to moral rights relating thereto (if applicable), has granted a waiver of such Author’s moral rights. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no such Author owns or has any right, claim, interest or option, including any right to further remuneration or consideration, with respect to any such Intellectual Property Rights, nor has any such Person made or threatened any assertions with respect to any alleged ownership or any such right, claim, interest or option.
(k)   To the Knowledge of the Company, no Company IP Agreement to which the Company or any of its Subsidiaries is party or otherwise bound grants or conveys (or purports to grant or convey) any right with respect to any Intellectual Property Rights of Parent or any of its Affiliates (other than the Company or any of its Subsidiaries).
(l)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no artificial intelligence applications, tools, platforms, systems or aids of any kind, whether owned by the Company or any of its Subsidiaries or any other Person, have been used in connection with the creation, invention or development of any Owned IP Rights for or for any of the Company and its Subsidiaries in connection with the business of the Company and its Subsidiaries.
Section 4.15   Privacy and Data Security.
(a)   The Company and its Subsidiaries are, and at all times since January 1, 2023, have been, in compliance with all applicable Laws, contractual obligations, binding industry standards and published privacy policies, in each case as relating to privacy, data protection and the collection, use and other Processing of Personal Data (collectively, the “Data Protection Requirements”), except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have taken all commercially reasonable steps (including maintaining an Information Security Program that is appropriately implemented and maintained and compliance with which is appropriately monitored) to protect the confidentiality, integrity, physical and electronic security and continuous operation of its IT Assets and to ensure that all data stored thereon or transmitted or Processed thereby, including any Company Data that is Processed by any service provider, independent contractor or vendor of the Company or any of its Subsidiaries (each, a “Sub-Processor”) complies with applicable Data Protection Requirements. The Company and each of its Subsidiaries have contractually obligated each Sub-Processor to Process Personal Data received from the Company and its Subsidiaries in material compliance with all applicable Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) to the Knowledge of the Company, no Sub-Processors are in breach of any of their contractual requirements with the Company, and (ii) since January 1, 2023, there have been no violations of the Information Security Program and no Security Breaches, and no disclosure or notification of any Security Breach has been or should have been made at any time by the Company or any of its Subsidiaries under applicable Data Protection Requirements to any Person (including any Governmental Authority). The Company has made available to Parent true and complete copies of each material information security risk audit, assessment and penetration testing carried out by or for the Company or any of its Subsidiaries since January 1, 2023.
(c)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries maintain policies, procedures, trainings, and security measures with respect to the physical and electronic security and privacy of Personal Data to comply with the Data Protection Requirements and operate in compliance with those policies and procedures.
(d)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2023, the Company and its Subsidiaries and, to the Knowledge of the Company, its Sub-Processors, have not received or been the subject of any claim, notice, communication, warrant, regulatory opinion, audit result or allegation from a Governmental Authority or any other Person alleging or confirming non-compliance with the Data Protection Requirements.
(e)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will cause, constitute or result in a breach or violation of any applicable Data Protection Requirement and (ii) immediately after the Closing, the Company, Parent and its Affiliates will continue to have substantially the same right to Process any Personal Data currently Processed by or for or on behalf of the Company and its Subsidiaries on the same terms the Company and its Subsidiaries enjoyed immediately prior to Closing.
(f)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have established and maintained backup, business continuity and disaster recovery and security plans, procedures and facilities consistent with all applicable Data Protection Requirements, (ii) the IT Assets are in good working condition, do not contain any Malicious Code and operate and perform as necessary to conduct the business of the Company and its Subsidiaries and (iii) the Company and its Subsidiaries have addressed all “critical,” “high” and any other risks, threats, deficiencies and vulnerabilities identified in any information security risk audit, assessment or penetration testing carried out by or for the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is currently no, and since January 1, 2023, there has not been any, Action asserted against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of its or their customers, end users, Sub-Processors, or distributors related to the IT Assets, nor have there been any written threats thereof.
Section 4.16   Taxes.   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:
(a)   (i) the Company and each of its Subsidiaries have timely filed all Tax Returns required to be filed by any of them (taking into account any applicable extensions to file), (ii) each of such filed Tax Returns (taking into account all amendments thereto) were true, correct and complete, (iii) all Taxes required to be paid by the Company or any of its Subsidiaries have been timely paid (whether or not shown as due on any such Tax Return), and (iv) the Company and each of its Subsidiaries have duly and timely withheld all Taxes required to be withheld from any payments to any employee, independent contractor, creditor or other third party and such withheld Taxes have either been duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Governmental Authority;
(b)   neither the Company nor any of its Subsidiaries is bound by any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), or has received or requested any private letter ruling, technical advice memorandum or other written ruling from a Governmental Authority, which agreement, ruling or memorandum would be binding on the Company or any of its Subsidiaries with respect to any taxable period for which the applicable statute of limitations has not yet expired;
(c)   neither the Company nor any of its Subsidiaries has any liability for Taxes of another person (A) by reason of any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than (x) any such agreements solely among the Company and its Subsidiaries or among the Company’s Subsidiaries or (y) any other contracts entered into in the ordinary course of business consistent with past practice and not primarily related to Taxes) or (B) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) by reason of being or having been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which the Company or any of its Subsidiaries is or was the common parent);
(d)   none of the Company nor any of its Subsidiaries have within the two years prior to the date hereof constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Sections 355 or 361 of the Code;
(e)   (i) neither the Company nor any of its Subsidiaries has received written notice of any audit, examination, investigation or other proceeding from any Governmental Authority in respect of liabilities for Taxes of the Company or any of its Subsidiaries, which has not been settled or otherwise resolved, (ii) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens, and (iii) other than in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax, in each case, that would be effective following the First Effective Time;
(f)   with respect to each of the Company and its Subsidiaries, no claim has been made in writing by a Governmental Authority in a jurisdiction where the Company or such Subsidiary (as applicable) does not file income or franchise Tax Returns that the Company or such Subsidiary (as applicable) is or may be subject to income or franchise Tax in that jurisdiction;
(g)   during the three (3) year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” or any transaction of interest as defined in Treasury Regulation Section 1.6011-4(b) or any similar Law of a jurisdiction in which the Company or any of its Subsidiaries files Tax Returns in any tax year for which the statute of limitations has not expired; and
(h)   each of the Company’s non-U.S. Subsidiaries is, and has been since its formation, an entity that is treated as an association taxable as a corporation for U.S. federal income tax purposes and no election has been made pursuant to Treasury Regulations Section 301.7701-3 to treat any such Subsidiary otherwise.
Section 4.17   Material Contracts.
(a)   Section 4.17(a) of the Company Disclosure Letter sets forth an accurate and complete list, as of the date hereof, of each Company Material Contract. For purposes of this Agreement, “Company Material Contract” means any Contract, including any amendments, supplements or schedules thereto (other than any Company Benefit Plan) to which the Company or any of its Subsidiaries is a party or by which their respective properties or assets are bound, except for this Agreement, that:

(i)   constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);
(ii)   is a joint venture, special purpose entity, alliance, partnership, limited liability company or similar agreement in which the Company or any Company Subsidiary owns, directly or indirectly, any voting or economic interest (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries) that is material to the Company and its Subsidiaries, taken as a whole;
(iii)   is a loan, guarantee of indebtedness or credit agreement, note, mortgage, indenture or other binding commitment (other than those solely among the Company and its wholly owned Subsidiaries) relating to indebtedness for borrowed money and each Contract pursuant to which any such indebtedness for borrowed money is guaranteed by the Company or any of its wholly owned Subsidiaries;
(iv)   is a Contract (excluding, for the avoidance of doubt, Company Leases or Contracts relating to the licensing or development of Intellectual Property Rights) relating to the acquisition or disposition (whether by merger, sale of stock, sale of assets, consolidation or otherwise) of any business, operations, properties, rights (including Intellectual Property Rights) or assets, other than purchase or sale of inventory or equipment in the ordinary course of business consistent with past practice (A) that was entered into after January 1, 2023 for aggregate actual or contingent consideration under such Contract in excess of $1 million or (B) which has continuing or contingent obligations that would reasonably be expected to result in the receipt or making by the Company or any of its Subsidiaries of future payments, individually or in the aggregate, in excess of $5 million;
(v)   is with a related person (as defined in Item 404 of Regulation S-K of the Exchange Act) that would be required to be disclosed in the Company SEC Documents;
(vi)   is a Contract with any Top Customer or Top Supplier;
(vii)   is a Contract containing any (A) covenant or other provision limiting in any material respect the freedom or right of the Company or any of its Subsidiaries to compete or engage in any line of business or geographic region or with any Person, or to use its spectrum-related properties, rights or assets, (B) covenant or other provision prohibiting the Company or any of its Subsidiaries from engaging in any business with any Person or levying a fine, charge or other payment for doing so, (C) “most favored nation” or “exclusivity” provisions, (D) minimum volume or purchase commitments or (E) requirement that the Company or any of its Subsidiaries provide any minimum level of service, in each case of the above, which are, or in a manner that is, material to the Company and its Subsidiaries, taken as a whole;
(viii)   is a Contract that obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person (other than with respect to any wholly owned Subsidiary of the Company) in excess of $1 million;
(ix)   is a Government Contract involving expenditures or receipts in excess of $500,000 in any twelve (12) month period;
(x)   is a reseller, sales agent, dealer, joint marketing or distribution Contract that would be reasonably likely to involve commissions or payments by the Company or any of its Subsidiaries, in each case, in any twelve (12) month period pursuant to such Contract in excess of $1 million;
(xi)   is a Contract providing for indemnification of any officer, director or employee of the Company or any of its Subsidiaries, other than Contracts entered into on substantially the same form as the Company’s or its Subsidiaries’ standard forms previously made available to Parent;
(xii)   is a Contract in settlement of an Action that involves payments in excess of $500,000 or that imposes material restrictions or obligations on the Company or any of its Subsidiaries after the date hereof;
(xiii)   is a Collective Bargaining Agreement;

(xiv)   is a Contract that involves committed future expenditures or receipts by the Company or any of its Subsidiaries of more than $10 million in any one-year period;
(xv)   is a Contract (A) pursuant to which the Company or any of its Subsidiaries is granted a license, covenant not to sue or other right to use any material Intellectual Property Rights of a Third Party (other than (1) agreements in which non-exclusive licenses of Intellectual Property Rights are incidental and not material to such Contracts, (2) Open Source Licenses, or (3) non-exclusive licenses for use of commercially available hardware or Software pursuant to shrink wrap, click through or other standard licensing terms), (B) pursuant to which the Company or any of its Subsidiaries has granted a Third Party a license, covenant not to sue, or other right to any Owned IP Rights (other than any non-exclusive licenses granted to customers or Third Party contractors acting on behalf of the Company or its Subsidiaries or service providers providing services to the Company or its Subsidiaries in the ordinary course of business consistent with past practice), or (C) pursuant to which any material Intellectual Property Right is or has been developed by or for the Company or any of its Subsidiaries, assigned to the Company or any of its Subsidiaries by any other Person, or assigned by the Company or any of its Subsidiaries to any other Person (other than any Contracts signed by employees and contractors assigning to the Company or any of its Subsidiaries any Intellectual Property Rights made by such Person, in each case entered into in the ordinary course of business consistent with past practice), in each of cases (A)  – (C), including any Contract under which the rights granted are exclusive or sublicensable ((A) – (C) collectively, “Company IP Agreements”);
(xvi)   is a Contract that (A) contains a put, call, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any voting or equity interests or any material assets, material rights or material properties of the Company or any of its Subsidiaries or (B) limits or restricts the ability of the Company or any of its Subsidiaries to sell, transfer, pledge or otherwise dispose of any voting or equity interests or any material assets, material rights or material properties (including restrictions on the transfer of any material Intellectual Property Rights or Material Telecommunications Permits) of the Company or any of its Subsidiaries;
(xvii)   is a Contract relating to the creation of a Lien on any Material Telecommunications Permit; or
(xviii)   is a Contract relating to the use, lease, coordination, sharing, or transfer of any Material Telecommunications Permit, including any spectrum lease agreement, coordination agreement, spectrum sharing agreement, or secondary market arrangement (other than Contracts solely among the Company and its wholly owned Subsidiaries).
(b)   True and complete copies of each Company Material Contract in effect as of the date hereof have been made available to Parent. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) none of the Company or any of its Subsidiaries party to such Company Material Contract is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of, or has taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Company Material Contract, (ii) to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of, or has taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Company Material Contract and no event has occurred (with or without notice or lapse of time or both) that would reasonably be expected to modify in a manner adverse to the Company or its Subsidiaries any Company Material Contract, and (iii) each Company Material Contract is, (A) a valid and binding obligation of the Company or its Subsidiary that is a party thereto, as applicable, and the other parties thereto (provided that (I) such enforcement may be subject to applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (II) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Action therefor may be brought), and (B) in full force and effect. Neither the Company nor any of its Subsidiaries has received, in the twelve (12) month period prior to the date of this Agreement, any written, or, to the Knowledge of the Company, oral notice from any person that such person intends to terminate, accelerate maturity or performance, not renew or modify in a manner adverse in any material respect to the Company or its Subsidiaries any Company Material Contract.
(c)   Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, none of the Company or any of its Subsidiaries (i) is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of the Key Terms Agreement or any Contract related to the Key Terms Agreement between Customer Parent or any of its Subsidiaries, on the one hand, and the Company or any of its Subsidiaries, on the other hand, or (ii) has taken any action, or refrained from taking any action (other than any action that the Company and its Subsidiaries are prohibited from taking pursuant to the terms of this Agreement), resulting in an Effect, individually or in the aggregate with all other Effects resulting from any action or refrainment from taking any action by the Company or any of its Subsidiaries (other than any action that the Company and its Subsidiaries are prohibited from taking pursuant to the terms of this Agreement), which would reasonably be expected to (A) result in or constitute a breach or default of the Key Terms Agreement or (B) materially and adversely affect the rights of the Company or any of its Subsidiaries under the Post-Closing KTA Amendment.
Section 4.18   Real Property.
(a)   A true, correct and complete list of all material real property owned by the Company or any of its Subsidiaries (collectively, the “Owned Real Property”) as of the date hereof is disclosed in Section 4.18(a) of the Company Disclosure Letter. The Company or its Subsidiaries are the sole owners of the Owned Real Property. With respect to the Owned Real Property, neither the Company nor any of its Subsidiaries has received written notice of any condemnation proceeding or proposed action or agreement for taking in lieu of condemnation (nor to their Knowledge, is any such proceeding, action or agreement pending or threatened) with respect to any portion of the Owned Real Property.
(b)   A true, correct and complete list of all real property leased, subleased, licensed or otherwise occupied (whether as a tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries pursuant to a Company Lease (collectively, including the improvements thereon, the “Leased Real Property”) as of the date hereof is disclosed in Section 4.18(b) of the Company Disclosure Letter. The Company has made available to Parent accurate and complete copies of each Company Lease.
(c)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and/or its Subsidiaries have good and valid fee simple title to all Owned Real Property and valid leasehold, subleasehold or license interests in all Leased Real Property free and clear of all Liens, except Permitted Liens.
(d)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all of the Company Leases are valid and in full force and effect, and, as of the date hereof, (i) no event has occurred or condition exists that constitutes, or with notice or lapse of time, or both, would constitute, a default by the Company or any Subsidiaries or, to their Knowledge, any other party thereto, under any Company Lease and (ii) neither the Company nor any of its Subsidiaries has received any written communication from, or given any written communication to, any other party to a lease for Leased Real Property or any lender, alleging that the Company or any of its Subsidiaries or such other party, as the case may be, is in default under such Company Lease. There are no subleases, licenses, occupancy agreements or other contractual obligations that grant the right to use, occupy or acquire any Owned Real Property or Leased Real Property to any Person other than the Company or its Subsidiaries, and there is no Person in possession of any Owned Real Property or Leased Real Property other than the Company or its Subsidiaries, except in each case in a manner that would not interfere in any material respect with the Company’s use of such Owned Real Property and the Leased Real Property. The Owned Real Property and the Leased Real Property constitute all material real property currently used in the business of the Company and its Subsidiaries.
Section 4.19   Environmental.   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:
(a)   the Company and its Subsidiaries are and, have been since January 1, 2023 in compliance with all applicable Environmental Laws, including, but not limited to, obtaining, maintaining and possessing all Company Permits required for their operations under applicable Environmental Laws and compliance with the terms of such Company Permits and there are no actions or proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, suspension or adverse modification of any such Company Permit;
(b)   there has been no contamination by, Release of, or exposure to, any Hazardous Materials by the Company or any of its Subsidiaries, or to the Knowledge of the Company, by any other Person at, on, under or from any Owned Real Property, Leased Real Property, any property formerly owned, leased or operated by the Company or any of its Subsidiaries or any other property where hazardous waste generated by the Company or any of its Subsidiaries have been transported to or otherwise sent for disposal, in each case in a manner that has resulted or would be reasonably likely to result in liability to the Company or any of its Subsidiaries pursuant to Environmental Laws;
(c)   (i) except as pertaining solely to matters which have been fully resolved, neither the Company nor any of its Subsidiaries has received any notice, report or other information from any Governmental Authority or any other Person regarding, and (ii) there is no pending or, to the Knowledge of the Company, threatened Action or Order pursuant to any Environmental Law or arising from the Release, threatened Release, transportation of, or exposure to, Hazardous Materials against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries has been or is in violation or potentially in violation of any applicable Environmental Law or any Company Permit required under applicable Environmental Law or otherwise may be liable under any applicable Environmental Law;
(d)   neither the Company nor any of its Subsidiaries has assumed or undertaken by Contract any liabilities or obligations pursuant to Environmental Laws; and
(e)   the Company and its Subsidiaries have made available to Parent copies of all material environmental or health and safety assessments, Company Permits, reports, audits and other material documents in the possession of the Company or its Subsidiaries or under their control that relate to any unresolved material non-compliance with any Environmental Law by the Company or any of its Subsidiaries, any material and unresolved liability under any Environmental Law, including relating to any material Hazardous Materials Released or other materially adverse environmental condition at, on, under or migrating from any real property that the Company or its Subsidiaries currently or formerly has owned, operated or leased.
Section 4.20   Takeover Statutes.   Assuming the accuracy of the representation contained in Section 5.10, the Company Board has taken all actions and votes as are necessary to render the provisions of Section 203 of the DGCL the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) and any similar provisions in the Company Certificate of Incorporation inapplicable to this Agreement, the Mergers or any of the other transactions contemplated by this Agreement. The Company has no “rights plan,” “rights agreement” or “poison pill” in effect.
Section 4.21   Requisite Stockholder Approval.   The affirmative vote or written consent of the holders of a majority of the Company Common Stock issued and outstanding and entitled to vote to adopt this Agreement (the “Requisite Stockholder Approval”) is the only vote or approval of the holders of any class or series of the Company’s capital stock, or any holder of any other security of the Company, required in connection with the adoption of this Agreement and the approval of the consummation of the transactions contemplated herein, and will be sufficient to approve and adopt this Agreement and the transactions contemplated herein, including the Mergers, in accordance with the DGCL and the Company’s organizational documents. The execution and delivery of a written consent by the Supporting Stockholders in the form attached hereto as Exhibit D (the “Written Consent”) adopting this Agreement and approving the transactions contemplated hereby, including the Mergers, in accordance with the DGCL, will satisfy the Requisite Stockholder Approval.
Section 4.22   Brokers.   Except for those Persons set forth in Section 4.22 of the Company Disclosure Letter and BDT & MSD Partners, LLC (“BDT & MSD”), whose fees and expenses shall be borne solely by the Company, no broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission payable by the Company or any of its Subsidiaries in connection with the Mergers or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, the Company Board (or any committee or subcommittee thereof) or any Subsidiary of the Company. The Company has, prior to the execution and delivery of this Agreement, made available to Parent a true, correct, and complete copy of the Company’s engagement letter with each Person set forth (or required to be set forth) in Section 4.22 of the Company Disclosure Letter and BDT & MSD relating to the transactions contemplated hereby, including the Mergers.
Section 4.23   Opinion of Financial Advisor.   The Company Special Committee has received the oral opinion of Evercore Group L.L.C., the Company Special Committee’s financial advisor, to be confirmed by delivery of a written opinion, that, as of the date thereof and based upon and subject to the assumptions, limitations, qualifications, and conditions set forth in such opinion, the Merger Consideration to be received by the holders of Company Common Stock in the Mergers is fair, from a financial point of view, to such holders. As soon as practicable following the execution of this Agreement, the Company will make available to Parent, solely for informational purposes and on a non-reliance basis by Parent, Acquisition Sub I and Acquisition Sub II, an accurate and complete copy of such written opinion.
Section 4.24   Insurance.   The Company maintains insurance policies with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice (collectively, the “Insurance Policies”). The Insurance Policies are in full force and effect as of the date hereof. The Company and its Subsidiaries have paid, or have caused to be paid, all premiums due under such Insurance Policies and have not received written notice that they are in default with respect to any obligations under the Insurance Policies, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any existing Insurance Policy, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 4.25   Affiliate Transactions.   Except for any compensation or other employment arrangements entered into in the ordinary course of business consistent with past practice between the Company or any Company Subsidiary, on the one hand, and any director or officer thereof, on the other hand, there are no transactions, Contracts, arrangements, commitments or understandings between the Company or any Subsidiary of the Company, on the one hand, and any Affiliate of the Company (including any director or officer), on the other, that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act (each an “Affiliate Transaction”).
Section 4.26   Government Contracts.
(a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2020, with respect to each Government Contract and each Government Bid, the Company and its Subsidiaries, (i) are not in breach of or default under the terms of any Government Contract, (ii) have complied with the terms and conditions of its Government Contracts and Government Bids, and Laws applicable to any Government Contract or Government Bid, (iii) have not received written notice from any Governmental Authority or other Person alleging any non-compliance with such terms and conditions or Laws, (iv) have not received or been provided written (nor to the Knowledge of the Company, any oral) cure notice, show cause notice, or notice of investigation by a Governmental Authority, (v) have made true and accurate representations and certifications applicable to such Government Contracts and Government Bids and have updated such representations and certifications as required and (vi) have not made any voluntary or mandatory disclosure to any Governmental Authority, nor been required to make such a mandatory disclosure, with respect to any irregularity, misstatement, significant overpayment, or violation of law arising under or relating to any Government Contract or Government Bid.
(b)   Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective Principals (as that term is defined by 48 C.F.R. § 2.101), has been suspended or debarred from contracting with a Governmental Authority or been notified in writing of any proposed suspension or debarment from a suspending or debarring official.
(c)   As of the date hereof, neither the Company nor any of its Subsidiaries hold any facility security clearances and all cleared activities are performed at contracting partners’ secured facilities. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each employee of the Company or any of its Subsidiaries possesses all Personnel Security Clearances (“PCLs”) required to perform the applicable Government Contracts, (ii) all requisite PCLs are valid and in full force and effect, (iii) each current employee of the Company or a Subsidiary who holds a PCL is, and during the past three (3) years has been, in compliance with the NISPOM Rule and all other applicable national security regulations in all material respects, and (iv) neither the Company nor any of its Subsidiaries has received written notice of any liabilities or obligations arising from any violation of the NISPOM Rule, or any prior failure to maintain at least a “satisfactory” rating.
Section 4.27   Anti-Corruption and Outbound Investment Security Compliance.
(a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither Company nor any of its Subsidiaries, or, to the Knowledge of the Company, any director, officer, agent, employee, partner or Affiliate of the Company or any of its Subsidiaries (in each case acting on behalf of the Company or its Subsidiaries), has taken any action, directly or indirectly, that has resulted or would result in, (i) a violation by any such person of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, (ii) a violation by any such person of any other applicable Anti-Corruption Laws or (iii) a violation of, or operation in non-compliance with, any export restrictions, anti-boycott regulations, embargo regulations or other applicable Laws.
(b)   Without limiting the generality of the foregoing, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries, and, to the Knowledge of the Company, each of their respective officers and employees and directors, acting in their capacity as such, is and has since January 1, 2020 been in compliance with all applicable Laws relating to its lobbying activities and campaign contributions, if any, and all filings required to be made under applicable Law relating to such lobbying activities and campaign contributions are accurate in all material respects and have been properly filed with the appropriate Governmental Authority.
(c)   Neither the Company nor any of its Subsidiaries is a “person of a country of concern” or “covered foreign person,” each within the meaning of 31 C.F.R. § 850.
Section 4.28   No Other Representations or Warranties.
(a)   Except for the representations and warranties expressly set forth in this Article IV or in any certificate delivered hereunder by the Company to Parent, Acquisition Sub I or Acquisition Sub II, neither the Company nor any other Person on behalf of the Company makes, or has made (and the Company, on behalf of itself, each of the Company’s Subsidiaries, and their respective Affiliates and Representatives, hereby disclaims), any express or implied representation or warranty with respect to the Company or any of the Company’s Subsidiaries or with respect to the accuracy or completeness of any information provided, or made available, to Parent, Acquisition Sub I, Acquisition Sub II or any of their Affiliates or Representatives, including with respect to their respective businesses, operations, properties, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement. Except for the representations and warranties expressly set forth in this Article IV or in any certificate delivered hereunder by the Company to Parent, Acquisition Sub I and Acquisition Sub II, none of the Company, any of the Company’s Subsidiaries or any other Person makes (and the Company, on behalf of itself, each of the Company’s Subsidiaries, and their respective Affiliates and Representatives, hereby disclaims) any express or implied representation or warranty (including as to completeness or accuracy) to Parent, Acquisition Sub I or Acquisition Sub II with respect to any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information, including any materials or information made available to Parent and/or its Representatives in connection with presentations by the Company’s management or information made available on any electronic data room for “Gravity” and maintained by the Company for purposes of the Mergers and the other transactions contemplated by this Agreement.

(b)   Except for the representations and warranties expressly set forth in Article V or in any certificate delivered hereunder by Parent, Acquisition Sub I or Acquisition Sub II to the Company, the Company, on behalf of itself, each of the Company’s Subsidiaries and its and their respective Affiliates and Representatives, acknowledges and agrees that (i) none of Parent, Parent’s Subsidiaries (including Acquisition Sub I and Acquisition Sub II) or any other Person on behalf of Parent or any of Parent’s Subsidiaries makes, or has made, any express or implied representation or warranty with respect to Parent or any of Parent’s Subsidiaries, or with respect to the accuracy or completeness of any information provided, or made available, to the Company or any of their Affiliates or Representatives, including with respect to their respective businesses, operations, properties, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, and the Company and its Subsidiaries are not relying on any representation, warranty or other information of any Person and (ii) no person has been authorized by Parent, Parent’s Subsidiaries (including Acquisition Sub I or Acquisition Sub II) or any other Person on behalf of Parent to make any representation or warranty relating to Parent, Acquisition Sub I or Acquisition Sub II or their respective business or otherwise in connection with this Agreement, the Mergers and the other transactions contemplated hereby, and if made, such representation or warranty shall not be relied upon by the Company or its Subsidiaries as having been authorized by any of such entities. Without limiting the generality of the foregoing, the Company, on behalf of itself, each of the Company’s Subsidiaries and its and their respective Affiliates and Representatives, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article V or in any certificate delivered hereunder by Parent to the Company, none of Parent, Acquisition Sub I or Acquisition Sub II or any other Person has made a representation or warranty (including as to completeness or accuracy) to the Company or any of the Company’s Subsidiaries or their respective Representatives with respect to, Parent, Acquisition Sub I, Acquisition Sub II or any of their Affiliates or their respective Representatives providing, or making available, to the Company or any of their Affiliates or their respective Representatives, or resulting from the omission of, any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information, including any materials or information provided, or made available, to the Company and/or its Representatives in connection with presentations by the Parent’s management or information provided, or made available, on any electronic data room for “Gravity” and maintained by the Parent for purposes of the Mergers and the other transactions contemplated by this Agreement. The Company acknowledges that it has (i) conducted, to its satisfaction, its own independent investigation of the condition (financial or otherwise), operations and business of Parent and its Subsidiaries and, in making its determination to proceed with the Mergers and the other transactions contemplated by this Agreement and (ii) relied solely on the results of its own independent investigation and the representations and warranties set forth in Article V and in any certificate delivered hereunder by the Parent to the Company.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT, ACQUISITION SUB I AND
ACQUISITION SUB II
Except as disclosed in the Parent SEC Documents filed by Parent on or after January 1, 2023 and publicly available (in unredacted form) prior to the date of this Agreement (including exhibits and other information incorporated by reference therein but excluding any disclosures set forth under the headings “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) to the extent that the applicable disclosure in the Parent SEC Documents is such that its relevance to a representation or warranty contained in this Article V is reasonably apparent on the face of such disclosure, Parent, Acquisition Sub I and Acquisition Sub II hereby jointly and severally represent and warrant to the Company as follows:
Section 5.1   Organization and Qualification.   Each of Parent, Acquisition Sub I and Acquisition Sub II is a corporation, partnership or other entity duly organized, validly existing and (in jurisdictions that recognize the concept of good standing) in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority (i) to conduct its business as it is now being conducted, and (ii) to own, lease and use its assets or properties in the manner in which its assets or properties are now owned, leased and being used, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of Parent, Acquisition Sub I and Acquisition Sub II is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character of its properties and assets owned or leased makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The Parent Organizational Documents, as currently in effect, have been made available to the Company. Parent is not in violation of any provision of the Parent Organizational Documents.
Section 5.2   Capitalization.
(a)   As of the date of this Agreement, the authorized capital stock of Parent consists of 100,000,000,000 shares of common stock, par value $0.01 per share (the “Parent Common Stock”). As of April 10, 2026, 10,754,387,514 shares of Parent Common Stock were issued and outstanding.
(b)   All of the outstanding shares of capital stock or equivalent equity interests of Acquisition Sub I and Acquisition Sub II are owned of record and beneficially, directly or indirectly, by Parent and free and clear of all Liens except for restrictions imposed by applicable securities Laws.
Section 5.3   Authority Relative to Agreement.
(a)   Parent, Acquisition Sub I and Acquisition Sub II have all necessary entity power and authority to (i) execute and deliver this Agreement, (ii) perform its covenants and obligations hereunder and (iii) consummate the transactions contemplated hereby, including the Mergers and the Share Issuance. The execution, delivery and performance of this Agreement by Parent, Acquisition Sub I and Acquisition Sub II, and the consummation by Parent, Acquisition Sub I and Acquisition Sub II of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by Parent, Acquisition Sub I and Acquisition Sub II, and, except for the approval by Parent, in its capacity as sole stockholder of Acquisition Sub I and sole member of Acquisition Sub II, no other corporate action or proceeding on the part of Parent, Acquisition Sub I or Acquisition Sub II is necessary to authorize the execution, delivery and performance of this Agreement by Parent, Acquisition Sub I and Acquisition Sub II and the consummation by Parent, Acquisition Sub I and Acquisition Sub II of the transactions contemplated by this Agreement, including the Mergers and the Share Issuance. This Agreement has been duly executed and delivered by Parent, Acquisition Sub I and Acquisition Sub II and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of Parent, Acquisition Sub I and Acquisition Sub II, enforceable against Parent, Acquisition Sub I and Acquisition Sub II in accordance with its terms, except that (i) such enforceability may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) subject to the terms of this Agreement, the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
(b)   The Parent Board has, by resolutions duly adopted by the requisite vote of its directors, (i) approved this Agreement and approved the consummation of the transactions contemplated hereby, including the Mergers and the Share Issuance, and (ii) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Parent and its stockholders, as applicable. No vote of, or consent by, the holders of any class or series of capital stock of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby or is otherwise required by the Parent Organizational Documents.
(c)   The Acquisition Sub I Board has, by resolutions duly adopted by the requisite vote of the directors, (i) authorized the execution and delivery of this Agreement and declared advisable and approved the consummation of the transactions contemplated hereby, including the Mergers, (ii) directed that the First Merger be submitted for consideration by Acquisition Sub I’s sole stockholder and (iii) recommended that the sole stockholder of Acquisition Sub I adopt this Agreement and approve the First Merger. Following the adoption of this Agreement and the approval of the First Merger by Parent, acting in its capacity as the sole stockholder of Acquisition Sub I, no further vote of the holders of any capital stock of Acquisition Sub I will be required to consummate the First Merger.

(d)   The Acquisition Sub II Board has, by resolutions duly adopted by the requisite vote of the board of managers, (i) authorized the execution and delivery of this Agreement and declared advisable and approved the consummation of the transactions contemplated hereby, including the Mergers, (ii) directed that the Second Merger be submitted for consideration by Acquisition Sub II’s sole member and (iii) recommended that the sole member of Acquisition Sub II adopt this Agreement and approve the Second Merger. Following the adoption of this Agreement and the approval of the Second Merger by Parent, acting in its capacity as the sole member of Acquisition Sub II, no further vote of the holders of any membership interests of Acquisition Sub II will be required to consummate the Second Merger.
Section 5.4   No Conflict; Required Filings and Consents.
(a)   Neither the execution and delivery of this Agreement by Parent, Acquisition Sub I and Acquisition Sub II nor the consummation by Parent, Acquisition Sub I and Acquisition Sub II of the transactions contemplated hereby will (i) violate any provision of the Parent Organizational Documents or (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 5.4(b) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to Parent, Acquisition Sub I or Acquisition Sub II or by which any properties or asset of Parent, Acquisition Sub I or Acquisition Sub II is bound or affected, other than, in the case of clause (ii), any such conflict or violation that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(b)   No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the applicable reporting or other requirements of and filings with the SEC pursuant to the Exchange Act and the Securities Act, (ii) the filing of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State, (iii) the applicable requirements under corporation, limited liability company, or Blue Sky Laws of various states, (iv) such filings as may be required in connection with the Taxes described in Section 8.6, (v) such other items required solely by reason of the participation of the Company or the Majority Stockholder in the transactions contemplated hereby, (vi) compliance with and filings or notifications under (A) Antitrust Laws and (B) applicable Foreign Investment Laws, (vii) compliance with and filings, registrations or notifications under Satellite and Communications Laws (and if Team Telecom requests the FCC to defer approving the transaction until Team Telecom has reviewed the transactions contemplated by this Agreement, then also any filings with Team Telecom), (viii) compliance with the applicable listing and corporate governance rules and regulations of the Parent Stock Exchange, and (ix) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 5.5   Litigation.   There is no Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, nor is there any judgment of any Governmental Authority outstanding against, or, to the Knowledge of Parent, investigation, pending or threatened, by any Governmental Authority involving, Parent or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries seeking to prevent, hinder, modify, delay or challenge the Mergers or any of the other transactions contemplated by this Agreement.
Section 5.6   Parent SEC Documents; Financial Statements.
(a)   Since January 1, 2023, Parent has filed or furnished with the SEC all material forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, documents and reports filed with the SEC, including any amendments thereto, the “Parent SEC Documents”). As of their respective dates, or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of the last such filing, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and/or the Sarbanes Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents at the time it was filed (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of the last such filing) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.
(b)   The consolidated financial statements (including all related notes) of Parent included in the Parent SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated therein or in the notes to such financial statements), and (iii) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and its consolidated statements of operations and consolidated statements of cash flows for the respective periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that would not be material in effect or amount to Parent and its Subsidiaries, taken as a whole, and to any other adjustments described therein, including in any notes thereto) in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q or any successor form or other rules under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
Section 5.7   Information Supplied.   None of the information supplied or to be supplied by or on behalf of Parent or any of its Subsidiaries expressly for inclusion or incorporation by reference in the Registration Statement shall, at the time the Registration Statement is filed with the SEC or at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company or its Representatives in writing expressly for inclusion therein. None of the information supplied or to be supplied by Parent for inclusion in the Information Statement shall, at the time the Information Statement or any amendment or supplement thereto, as applicable, is first filed with the SEC and at the time it is first mailed to the stockholders of the Company, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company or its Representatives in writing expressly for inclusion therein. The Registration Statement (solely with respect to the portion thereof based on information supplied by Parent or its Representatives in writing expressly for inclusion therein, with respect to which no representation or warranty is made by the Company) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder.
Section 5.8   Capitalization of Acquisition Sub I and Acquisition Sub II.   As of the date hereof, the authorized share capital of Acquisition Sub I consists of 100 shares, $0.01 par value per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Acquisition Sub I is, and at the First Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. As of the date hereof, all of the issued and outstanding limited liability company interests of Acquisition Sub II are, and at the Second Effective Time will be, owned by Parent. Each of Acquisition Sub I and Acquisition Sub II was formed solely for the purpose of engaging in the transactions contemplated hereby, and has not conducted any business prior to the date hereof and has no, and prior to the First Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Mergers and other transactions contemplated by this Agreement.
Section 5.9   Brokers.   No broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Mergers or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Acquisition Sub I, Acquisition Sub II or any of their respective subsidiaries for which the Company would be liable.
Section 5.10   Share Ownership.   None of Parent, Acquisition Sub I, Acquisition Sub II or any of their Affiliates has been, at any time during the three (3) years preceding the date hereof, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL.

Section 5.11   Absence of Certain Agreements.   As of the date hereof, other than this Agreement, the Support Agreement, the Contracts set forth in Section 6.19 of the Company Disclosure Letter or as otherwise expressly contemplated hereby or thereby, neither Parent nor any of its Subsidiaries has entered into any Contract or authorized, committed or agreed to enter into any such Contract with any (a) Supporting Stockholder or any director or executive officer of the Company, pursuant to which such Person (i) would be entitled to receive payment or consideration of a different amount or nature than the Merger Consideration or other compensation in connection with the transactions contemplated by this Agreement, (ii) agrees to vote to adopt or approve this Agreement or the Mergers, or (iii) agrees to vote against any Superior Proposal or (b) director or executive officer of the Company or its Subsidiaries relating to such Person’s employment, service or consulting relationship with Parent, the Surviving Corporation or any of their respective Subsidiaries after the First Effective Time.
Section 5.12   Acknowledgment of Disclaimer of Other Representations and Warranties.
(a)   Except for the representations and warranties expressly set forth in this Article V or in any certificate delivered hereunder by Parent, Acquisition Sub I or Acquisition Sub II to the Company, none of Parent, Acquisition Sub I, Acquisition Sub II or any other Person on behalf of Parent, Acquisition Sub I or Acquisition Sub II makes, or has made (and Parent, on behalf of itself, each of Parent’s Subsidiaries (including Acquisition Sub I and Acquisition Sub II), and their respective Affiliates and Representatives, hereby disclaims), any express or implied representation or warranty with respect to Parent or any of its Subsidiaries (including Acquisition Sub I and Acquisition Sub II) or with respect to the accuracy or completeness of any information provided, or made available, to the Company or any of its Affiliates or Representatives, including with respect to their respective businesses, operations, properties, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement. Except for the representations and warranties expressly set forth in this Article V or in any certificate delivered hereunder by Parent, Acquisition Sub I or Acquisition Sub II to the Company, none of Parent, any of its Subsidiaries (including Acquisition Sub I and Acquisition Sub II) or any other Person makes (and Parent, on behalf of itself, each of Parent’s Subsidiaries (including Acquisition Sub I and Acquisition Sub II), and their respective Affiliates and Representatives, hereby disclaims) any express or implied representation or warranty (including as to completeness or accuracy) to the Company with respect to any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information, including any materials or information made available to the Company and/or its Representatives in connection with presentations by Parent’s management or information made available on any electronic data room and maintained by Parent for purposes of the Mergers and the other transactions contemplated by this Agreement.
(b)   Except for the representations and warranties expressly set forth in Article IV or in any certificate delivered hereunder by the Company to Parent, Parent, on behalf of itself, each of Parent’s Subsidiaries (including Acquisition Sub I and Acquisition Sub II) and its and their respective Affiliates and Representatives acknowledges and agrees that (i) none of the Company, the Company’s Subsidiaries or any other Person on behalf of the Company or any of the Company’s Subsidiaries makes, or has made, any express or implied representation or warranty with respect to the Company or any of the Company’s Subsidiaries, or with respect to the accuracy or completeness of any information provided, or made available, to Parent, Acquisition Sub I, Acquisition Sub II or any of their Affiliates or Representatives, including with respect to their respective businesses, operations, properties, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, and Parent and its Subsidiaries (including Acquisition Sub I and Acquisition Sub II) are not relying on any representation, warranty or other information of the Company or any Person and (ii) no person has been authorized by the Company, the Company’s Subsidiaries or any other Person on behalf of the Company to make any representation or warranty relating to the Company, its Subsidiaries or their respective business or otherwise in connection with this Agreement, the Mergers and the other transactions contemplated hereby, and if made, such representation or warranty shall not be relied upon by Parent or its Subsidiaries as having been authorized by such entity. Without limiting the generality of the foregoing, Parent, on behalf of itself, each of Parent’s Subsidiaries and its and their respective Affiliates and Representatives, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV or in any certificate delivered hereunder by the Company to Parent, Acquisition Sub I or Acquisition Sub II, none of the Company, any of the Company’s Subsidiaries or any other Person has made a representation or warranty (including as to completeness or accuracy) to Parent or any of Parent’s Subsidiaries or their respective Representatives with respect to, the Company or any of its Affiliates or their respective Representatives providing, or making available, to Parent, Acquisition Sub I, Acquisition Sub II or any of their Affiliates or their respective Representatives, or resulting from the omission of, any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information, including any materials or information provided, or made available, to Parent and/or its Representatives in connection with presentations by the Company’s management or information provided, or made available, on any electronic data room for “Gravity” and maintained by the Company for purposes of the Mergers and the other transactions contemplated by this Agreement. Each of Parent, Acquisition Sub I and Acquisition Sub II acknowledges that it has (i) conducted, to its satisfaction, its own independent investigation of the condition (financial or otherwise), operations and business of the Company and its Subsidiaries and, in making its determination to proceed with the Mergers and the other transactions contemplated by this Agreement and (ii) relied solely on the results of its own independent investigation and the representations and warranties set forth in Article IV and in any certificate delivered hereunder by the Company to Parent, Acquisition Sub I or Acquisition Sub II.
ARTICLE VI
COVENANTS AND AGREEMENTS
Section 6.1   Conduct of Business by the Company Pending the Mergers.   The Company covenants and agrees that, between the date of this Agreement and the earlier of the First Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as required by applicable Law or Order, (ii) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as expressly required or expressly permitted pursuant to this Agreement or (iv) as set forth in Section 6.1 of the Company Disclosure Letter, the Company shall, and shall cause its Subsidiaries to, (x) conduct its and their respective business, in all material respects, in the ordinary course of business consistent with past practice, (y) use its and their respective commercially reasonable efforts to preserve substantially intact its current business organization, lines of business, material Company Permits, Company Satellites and all other material assets and (z) use its and their respective commercially reasonable efforts to keep available the services of its and their respective current officers and other key employees and preserve in all material respects its and their respective relationships with all material customers, suppliers, landlords, creditors, licensors, licensees, employees, Governmental Authorities and other Persons with which it has material business relations; provided that no action by the Company or its Subsidiaries with respect to matters expressly permitted by Section 6.1(a)-(dd) shall be deemed a breach of the first sentence of this Section 6.1. Without limiting the generality of the foregoing, between the date of this Agreement and the earlier of the First Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as required by applicable Law or Order, (ii) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as expressly required or expressly permitted pursuant to this Agreement or (iv) as set forth in Sections 6.1(a)-(dd) of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to:
(a)   amend or otherwise change, or permit the adoption of any amendment or change to, the Company Certificate of Incorporation or the Company Bylaws (or such equivalent organizational or governing documents of any of its Subsidiaries);
(b)   split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights (except in connection with (i) the acceptance of shares of Company Common Stock as payment for Taxes incurred in connection with the exercise, vesting or settlement of Company Equity Awards or in payment of the exercise price of Company Equity Awards, in each case, in accordance with the applicable Company Benefit Plan, (ii) the forfeiture of Company Equity Awards or (iii) the redemption or acquisition of Company Preferred Stock pursuant to Section 3.4 or of shares of capital stock in connection with transactions solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries);
(c)   issue, sell, pledge, dispose, encumber or grant any shares of its or its Subsidiaries’ capital stock or other equity interests, or any options, warrants, convertible securities, calls or other rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock or other equity interests except for transactions among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries; provided, however, that the Company may issue shares of Company Common Stock upon the exercise, settlement or payment of any Company Equity Award in accordance with its terms, in either case (A) as is outstanding as of the date hereof or (B) as may be granted after the date hereof in accordance with Section 6.1(g) or the Company ESPP;
(d)   authorize, declare, set aside, establish a record date for, or pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock or other equity interests, other than (i) dividends or distributions paid by any wholly owned Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company and (ii) in the case of the Company, quarterly cash dividends payable to holders of Company Preferred Stock in accordance with the Certificate of Designation, as in effect as of the date hereof, and consistent with past practice, including with respect to the timing of declaration and amount of payment (and in any event, excluding any special dividend);
(e)   except as required pursuant to a Company Benefit Plan in effect as of the date of this Agreement, (i) increase the compensation payable or that may become payable or the benefits provided to any current or former director, employee or other service provider of the Company and/or any of its Subsidiaries, (ii) grant, increase or amend any severance or termination pay or any change in control, transaction or retention bonuses (whether accompanied by a termination of employment or not) or pay or award, or commit to pay or award, any bonuses or incentive compensation (including cash, equity and equity-based awards) or similar payments to any current or former director, employee or other service provider of the Company and/or any of its Subsidiaries, (iii) establish, adopt, enter into, amend, renew or terminate any Company Benefit Plan (or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if in effect on the date hereof), (iv) take any action to accelerate the vesting or lapse of restrictions with respect to any payment or benefit, or the funding of any payment or benefit, payable or to become payable under a Company Benefit Plan to any current or former director, employee or other service provider of the Company and/or any of its Subsidiaries, other than as expressly provided by this Agreement, (v) terminate the employment or service of any employee or other service provider of the Company and/or any of its Subsidiaries at the level of Director or above other than for cause, (vi) hire or promote any person who is or would be an executive officer or employee or other service provider of the Company and/or any of its Subsidiaries at the level of Director or above, (vii) become a party to, establish, adopt, materially amend, commence participation in or terminate any Collective Bargaining Agreement or other agreement with a labor union, works council or similar organization, or (viii) waive the restrictive covenant obligations of any current or former employee or other service provider of the Company;
(f)   effectuate a “plant closing” or “mass layoff” (each as defined in the WARN Act) requiring notice under the WARN Act;
(g)   except as set forth in Section 6.1(g) of the Company Disclosure Letter, grant, confer, award or accelerate the vesting or lapse of restrictions of any Company Equity Awards or other equity-based awards, convertible securities or any other rights to acquire any of its or its Subsidiaries’ capital stock, whether settled in cash or shares of Company Common Stock;
(h)   acquire, including by merger, consolidation or acquisition of stock or assets, any equity interest in any Person or any business of any Person or any division or amount of assets thereof, in each case, other than (i) in respect of any merger, or consolidation, business combination solely among the Company’s wholly owned Subsidiaries, (ii) if the aggregate amount of the consideration to be paid or transferred by the Company or any of its Subsidiaries in connection with any such transaction is less than $1 million, individually or in the aggregate, (iii) purchases of supplies, raw materials, equipment and inventory in the ordinary course of business consistent with past practice and (iv) short-term investments of cash in marketable securities in the ordinary course of business consistent with past practice; provided, however, that the foregoing clauses (i) through (iii) shall not apply to acquisitions of any spectrum-related properties, rights or assets (which shall be governed exclusively by Section 6.1(i));

(i)   acquire any spectrum, except (i) fair market value exchanges of spectrum licenses in the ordinary course of business consistent with past practice that do not adversely affect existing or planned operations of the Company or any of its Subsidiaries (including with respect to Customer Parent and as contemplated by the Post-Closing KTA Amendment) or (ii) in one or more transactions with respect to which the consideration paid (or payable) by the Company or any of its Subsidiaries does not (or will not) exceed $1 million individually or $5 million in the aggregate (including any cash component of an otherwise fair market value exchange of spectrum licenses);
(j)   form any Subsidiary, other than a wholly owned Subsidiary formed in the ordinary course of business consistent with past practice so long as such formation does not and would not reasonably be expected to adversely affect the Company or any of its Subsidiaries (or, following the Closing, Parent or any of its Subsidiaries (including the Company and its Subsidiaries));
(k)   sell, transfer, lease, license, surrender, divest, cancel, abandon or otherwise subject to a Lien (other than a Permitted Lien) or otherwise dispose of any properties, rights or assets of the Company or its Subsidiaries other than (i) sales, transfers, leases or licenses of supplies, raw materials, equipment and inventory in the ordinary course of business consistent with past practice or among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (ii) non-exclusive licenses of Owned IP Rights in the ordinary course of business consistent with past practice (to the extent not prohibited in Section 6.1(y) or Section 6.1(z)), (iii) the leasing of space at the Company’s or its Subsidiaries’ ground-station sites entered into in the ordinary course of business consistent with past practice, permitting third-party operators to collocate equipment or facilities at such sites, (iv) the entry into coordination agreements with an operator relating to orbital or spectrum use that do not restrict the Company’s or its Subsidiaries’ ability to use licensed frequencies in a particular region or manner, (v) sales, transfers, leases, licenses and other divestitures having a value not in excess of $1 million individually or $5 million in the aggregate or (vi) pursuant to Contracts existing as of the date hereof in accordance with the terms thereof; provided, however, that the foregoing clauses (i), (ii) and (v) shall not include any arrangement or transaction involving spectrum-related properties, rights or assets (which shall be governed exclusively by Section 6.1(u));
(l)   create, incur, or amend in any respect the terms of, any indebtedness for borrowed money or issue any debt securities, warrants, calls or other rights to acquire any debt security, or assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness for borrowed money of, or debt securities issued by, another Person (other than a Subsidiary), except for indebtedness incurred (i) under the Company’s existing indebtedness Contracts or (ii) between or among the Company or any of its wholly owned Subsidiaries; provided, however, that in the case of each of clauses (i) and (ii) such indebtedness either (A) is prepayable or redeemable at the Closing or at any time (subject to customary notice requirements) without premium or penalty or (B) does not subject the Company or any of its Subsidiaries or, following the Closing, Parent or any of its Subsidiaries (including the Company and its Subsidiaries), to any additional restrictions, limitations, covenants or obligations (other than the obligations to make payment on such indebtedness), in the case of this clause (B), to which the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as applicable, is not or will not be otherwise subject;
(m)   (i) terminate, amend or otherwise modify or waive any material right under any Company Material Contract or Company Lease other than in the ordinary course of business consistent with past practice and in a manner that would not reasonably be expected to be adverse to the Company or any of its Subsidiaries (or, following Closing, Parent or any of its Subsidiaries (including the Company and its Subsidiaries)) in any material respect or (ii) renew or enter into any Contract, that if entered into prior to the date of this Agreement, would constitute a Company Material Contract or Company Lease (other than renewals or replacements of Company Material Contracts or Company Leases existing as of the date of this Agreement on substantially similar terms to those in effect as of the date of this Agreement);
(n)   make any loans, advances, guarantees or capital contributions to, or investments in, any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company), other than (i) in the ordinary course of business consistent with past practice that do not exceed $1 million individually or $2 million in the aggregate or (ii) loans, advances or reimbursements to employees, officers or directors for travel and business expenses in the ordinary course of business consistent with past practice;
(o)   assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except (i) with respect to obligations of the Company and wholly owned Subsidiaries of the Company and (ii) for obligations under the Company’s indebtedness as of the date of this Agreement;
(p)   make any material change to its methods of accounting in effect as of December 31, 2025, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization) or (ii) as required by a change in applicable Law;
(q)   adopt or enter into a plan of complete or partial liquidation or dissolution, restructuring or recapitalization;
(r)   make or authorize any capital expenditures in excess of the amounts budgeted for such expenditures in the Company’s capital expenditure budget for the applicable fiscal year (or portion thereof) as set forth in Section 6.1(r) of the Company Disclosure Letter; provided that the capital expenditure budget for each fiscal year after fiscal year 2026 shall be deemed to be 110% of the capital expenditure budget set forth in Section 6.1(r) of the Company Disclosure Letter; provided, further, that the Company and its Subsidiaries may make expenditures, in any fiscal year, not to exceed $5 million individually or in the aggregate, to repair damage resulting from insured casualty events or required on an emergency basis (so long as the Company provides Parent prior written notice of any such capital expenditures together with an estimate of the proposed scope of repairs and related costs);
(s)   settle or compromise any Action other than (i) settlements or compromises in accordance with Section 6.17 or (ii) settlements or compromises of any Action, in each case of this clause (ii), not in excess of the (A) amounts specifically reserved in accordance with GAAP with respect to such Action on the audited financial statements of the Company for the fiscal year ending December 31, 2025, or (B) amount set forth in Section 6.1(s) of the Company Disclosure Letter; provided, in each case, that any such settlements or compromises involve solely monetary remedies (without the admission of wrongdoing or a nolo contendere or similar plea by, the imposition of injunctive or other equitable relief on, or restrictions on the activity or conduct of, the Company or any of its Subsidiaries (or, following the Closing, Parent or any of its Subsidiaries));
(t)   re-orbit or dispose of any Company Satellite(s), other than in the case of exigent operational circumstances, such as necessitated by a major failure, compliance with international standards, a demand by a Governmental Authority requiring action or a similar requirement beyond the Company’s and its Subsidiaries’ control; provided that, in each case, except for operational circumstances necessitated by a major failure or similar requirement beyond the Company’s or such Subsidiary’s control, prior authorization from the applicable Governmental Authority is obtained for such re-orbiting or disposal;
(u)   (i) transfer, sell, lease, license, mortgage, pledge, voluntarily surrender, voluntarily abandon or voluntarily allow to lapse (x) any Telecommunications Permit or (y) any spectrum right or other authorization relating to the use of spectrum-related properties, rights or assets held by the Company or any of its Subsidiaries, in each case of the foregoing (x) or (y) that is material to the operation of the business of the Company and its Subsidiaries, taken as a whole, (ii) intentionally take or intentionally fail to take any action that would reasonably be expected to result in any modification, suspension, revocation or non-renewal of any such Telecommunications Permit, spectrum right or other authorization referenced in clause (i) or (iii) grant, create or incur any Lien (other than Permitted Liens) on any such Telecommunications Permit, spectrum right or other authorization referenced in clause (i);
(v)   adopt or implement any stockholder rights plan or “poison pill” agreement or similar takeover protection;

(w)   enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction;
(x)   (i) make, change or revoke any material Tax election, (ii) change any entity classification for U.S. federal income tax purposes of any Subsidiary, (iii) settle or compromise any claim, audit, proceeding or liability relating to a material amount of Taxes, (iv) change (or make a request to any Governmental Authority to change) any material Tax accounting period or method, (v) amend any material Tax Return, (vi) enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) with respect to any material Tax, (vii) surrender any claim for a material refund of Taxes, or (viii) create an entity or branch outside of the United States that is (x) a direct Subsidiary or branch of the Company or any of its domestic Subsidiaries and (y) treated as a branch, “disregarded entity” or partnership for U.S. federal income tax purposes;
(y)   terminate, fail to renew, abandon, cancel, allow to enter into the public domain, let lapse, fail to continue to prosecute or defend, license (including through covenants not to sue), sell, transfer or otherwise dispose of any material Owned IP Rights or material exclusively in-licensed Intellectual Property Rights, in each case, other than non-exclusive licenses of products, services or technology of the Company and its Subsidiaries granted to suppliers, service providers, distributors and customers in the ordinary course of business consistent with past practice;
(z)   fail to maintain the confidentiality of any material Trade Secrets included in the Owned IP Rights;
(aa)   make any material and adverse modification in the operation or security of, or to the Information Security Program applicable to, the IT Assets of the Company and its Subsidiaries, unless required otherwise by any Data Protection Requirements;
(bb)   cancel any of the Insurance Policies or maintain insurance under such Insurance Policies at less than current levels or otherwise in a manner inconsistent with past practice, other than in the ordinary course of business consistent with past practice;
(cc)   enter into any Contract to purchase real property with a value in excess of $1 million; or
(dd)   except as otherwise permitted by clauses (a) through (cc) above, agree, authorize or commit to do any of the foregoing.
Section 6.2   Written Consent; Preparation of the Information Statement and the Registration Statement.
(a)   Immediately following the execution of this Agreement, in lieu of calling a meeting of the Company’s stockholders, the Company shall submit to, and seek and obtain from, the Supporting Stockholders the Written Consent by no later than twenty-four hours after the execution and delivery of this Agreement. Promptly following receipt of the Written Consent, duly executed by the Supporting Stockholders, and by no later than twenty-four hours after the execution and delivery of this Agreement, the Company shall provide to Parent a copy of such Written Consent. In connection with the Written Consent, the Company shall take all actions necessary or advisable to comply, and shall comply in all respects, with Section 228 of the DGCL, the Company Certificate of Incorporation and the Company Bylaws.
(b)   As promptly as reasonably practicable after the date hereof (and in any event within forty-five (45) Business Days hereof unless otherwise extended by Parent and the Company), the Company and Parent shall cooperate to prepare and cause to be filed with the SEC (i) the Information Statement, which shall be filed by the Company and contain the notice of action by written consent required by Section 228(e) of the DGCL and (ii) the Registration Statement, which shall be filed by Parent and include the Information Statement as a prospectus. Each of Parent and the Company shall furnish to the other party all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Information Statement and the Registration Statement (including information required by Law to be included in such Information or Registration Statement or information requested by the SEC or its staff). Each of Parent and the Company shall use its reasonable best efforts to (A) have the Registration

Statement declared effective under the Securities Act and the Information Statement be cleared by the SEC and its staff under the Exchange Act, in each case, as promptly as practicable after such filing (including by responding to comments from the SEC or its staff), and, in the case of Parent, prior to the effective date of the Registration Statement, take all action reasonably required to be taken under any applicable state securities Laws in connection with the issuance of Parent Common Stock in the Mergers, (B) keep the Registration Statement effective through the Closing in order to permit the consummation of the Mergers and the Share Issuance and (C) cause the Registration Statement and the Information Statement to comply with the applicable rules and regulations promulgated by the SEC and any applicable state securities Laws.
(c)   Each of Parent and the Company shall promptly notify the other party upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Information Statement or the Registration Statement, and shall provide the other party promptly with copies of all material correspondence between Parent and its Representatives or the Company and its Representatives, as applicable, on the one hand, and the SEC or the staff of the SEC, on the other hand (including, for the avoidance of doubt, any written comments from the SEC or the staff of the SEC). Each of Parent and the Company shall use reasonable best efforts (with the assistance of, and after consultation with, the other party) to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Information Statement or the Registration Statement, as applicable. Prior to filing or mailing the Information Statement or the Registration Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, each of the Company and Parent shall provide the other party and its counsel a reasonable opportunity to review and to propose comments on such document or response and each party will give due consideration to all reasonable additions, deletions or changes suggested thereto by the other parties or their respective counsel, except, in each case, to the extent prohibited by applicable Law.
(d)   The Company shall cause the Information Statement to be delivered to the Company’s stockholders in accordance with Section 228 of the DGCL as promptly as practicable after the SEC has declared the Registration Statement to be effective. If, at any time prior to the First Effective Time, any information relating to the Company, Parent, Acquisition Sub I, Acquisition Sub II or any of their respective Affiliates, officers or directors is discovered by the Company, Parent, Acquisition Sub I or Acquisition Sub II which is required to be set forth in an amendment or supplement to the Information Statement or the Registration Statement, so that the Information Statement or the Registration Statement shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties thereof, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Company’s stockholders.
Section 6.3   Appropriate Action; Consents; Filings.
(a)   Subject to the terms and conditions of this Agreement (including the limitations set forth in this Section 6.3), the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the Mergers set forth in Article VII to be satisfied, including using reasonable best efforts to accomplish the following: (i) the obtaining of all Consents from Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Mergers, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Authority necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Mergers, (ii) the obtaining of all other necessary Consents or waivers from Third Parties and (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including the Mergers and the Share Issuance, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed. Notwithstanding anything in this Agreement to the contrary, obtaining any Third Party Consents or waivers pursuant to clause (ii) of this Section 6.3(a) or otherwise shall not be a condition to the obligations of the parties to consummate the Mergers.

(b)   Each of the parties hereto shall (and, to the extent required, shall cause their respective Affiliates to) (i) promptly (and in no event later than twenty-five (25) Business Days following the date of this Agreement) make its respective filings under the HSR Act, (ii) not more than thirty (30) Business Days following the date of this Agreement (which date may be extended by Parent by up to an additional fifteen (15) Business Days in the aggregate if Parent, acting in good faith, determines that it is advisable for such filings with the FCC to be filed at such later date), submit appropriate filings with the FCC to obtain any Consent required to consummate the Mergers and the other transactions contemplated hereby, (iii) not more than thirty (30) Business Days following the date of this Agreement (which date may be extended by Parent by up to an additional fifteen (15) Business Days in the aggregate if Parent, acting in good faith, determines that it is advisable for such filings to be filed at such later date), submit appropriate filings with the ANFR, Ministry of Telecoms, Ministry of Space and French telecom regulator (ARCEP) to obtain any Consent required to consummate the Mergers and the other transactions contemplated hereby, (iv) promptly after the date of this Agreement (and in any event within the required time periods for filing under the applicable Antitrust Law, Foreign Investment Law or Satellite and Communications Law), prepare, file and submit the notifications, reports and other documents required under any applicable Antitrust Law, Foreign Investment Law or Satellite and Communications Law in the jurisdictions set forth in Section 7.1(d) of the Company Disclosure Letter and (v) as promptly as reasonably practicable, make any other applications and filings with respect to the transactions contemplated hereby, including the Mergers and the Share Issuance, as determined by Parent and the Company to be required under any applicable Law. In furtherance and not in limitation of this Section 6.3(b), Parent shall as soon as reasonably practicable following the date of this Agreement make an information submission to the European Commission disclosing information concerning the transactions contemplated hereby to the extent required by the Regulation (EU) 2022/1925 of the European Union (the Digital Markets Act).
(c)   Each party hereto shall, and shall cause each of its Subsidiaries to, use its and their reasonable best efforts, and take any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law, Foreign Investment Law or any Satellite and Communications Law that may be asserted by any Governmental Authority so as to enable the parties hereto to consummate the transactions contemplated by this Agreement, including the Mergers, prior to the Termination Date; provided, however, that notwithstanding the foregoing or anything else contained in this Agreement, (A) neither Parent nor the Company (nor any of their respective Affiliates) shall be required to sell, hold separate or otherwise dispose of or conduct their business (or, following the Closing, the combined business) in a specified manner or to agree to any restriction or condition with respect thereto, or agree to sell, hold separate or otherwise dispose of or conduct their business (or, following the Closing, the combined business) in a specified manner or to agree to any restriction or condition with respect thereto, or enter into or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement or to agree to any restriction or condition, in each case, with respect to the assets, operations or conduct of their business (or, following the Closing, the combined business) in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Parent, the Company or their respective Affiliates (provided that the Company shall agree to take (and shall take) any such action with respect to the Company and the Company’s Affiliates to the extent (x) the Company is requested in writing to do so by Parent and (y) such action is only binding on or otherwise applicable to the Company from and after the First Effective Time and in the event that the Closing occurs), and (B) Parent or Parent’s Affiliates shall not be required to commit to provide prior notice to, or seek prior approval from, any Governmental Authority with respect to any future transaction. The Company shall not communicate to any Governmental Authority its willingness to consider, offer to take, or to agree to, any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the Mergers and the other transactions contemplated by this Agreement without the prior written consent of Parent (which, subject to this Section 6.3(c), may be withheld in Parent’s sole discretion).
(d)   Subject to the confidentiality provisions of the Confidentiality Agreement and the Clean Team Agreement, each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, in each case in connection with, the Mergers (including the renewal and maintenance of Material Telecommunications Permits in full force and effect in connection therewith) and the other transactions contemplated hereby, including (i) promptly informing the other party of such inquiry, (ii) consulting in advance before making any presentations or submissions to a Governmental Authority, (iii) giving the other party reasonable advance notice and the opportunity to attend and participate in any substantive meetings or discussions with any Governmental Authority, to the extent not prohibited by such Governmental Authority, and (iv) supplying each other with copies of all material correspondence, filings or communications between any party and any Governmental Authority with respect to this Agreement; provided, however, that, notwithstanding anything to the contrary contained in this Section 6.3, each of Parent and the Company may reasonably designate material provided to the other party pursuant to this Section 6.3 as “outside counsel only” or “counsel only” (x) as necessary to comply with legal or contractual arrangements and/or (y) as necessary to address reasonable privilege, legal, confidentiality or competitive sensitivity concerns, and such materials and the information contained therein shall only be provided to the outside counsel and advisors of the receiving party to whom such materials or information is necessary to be provided and will not be disclosed by such counsel or advisors to others at the receiving party without the disclosing party’s prior written consent. Notwithstanding anything else contained in this Agreement, Parent shall, after consultation with the Company and consideration of the Company’s views in good faith, have the sole right to control and direct all antitrust strategy and communications regulatory strategy in connection with the review of the transactions contemplated by this Agreement by any Governmental Authority, including any submission to, litigation by, or negotiations with, any Governmental Authority or other Person related to the transactions contemplated hereby under any Antitrust Law, Foreign Investment Law or any Satellite and Communications Law, including with respect to any determination to pull and refile any filing made under the HSR Act or enter into a timing agreement with any Governmental Authority, including any agreement to delay, toll or extend any applicable waiting period under the HSR Act or any other Antitrust Law, Foreign Investment Law or any Satellite and Communications Law. The Company acknowledges that, in connection with the transactions contemplated by this Agreement and notwithstanding anything herein to the contrary, Parent may submit one or more applications to the FCC and other relevant Governmental Authorities for authorization of a satellite constellation, including applications filed contemporaneously with any application for approval of the transfer of control of the Company or its licenses.
Section 6.4   Access to Information; Confidentiality.
(a)   Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries and its and their respective Representatives to) afford to Parent and the representatives, officers, directors, employees, agents, attorneys, accountants, consultants and financial advisors (collectively, “Representatives”) of Parent reasonable access, in such a manner so as not to unreasonably interfere with the normal operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period commencing on the date of this Agreement until the earlier of the First Effective Time and the termination of this Agreement in accordance with the terms of Article VIII, to the properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries as may reasonably be requested by Parent or its Representatives (acting on Parent’s behalf); provided, however, that nothing herein shall require the Company or any of its Subsidiaries or Representatives to disclose any information to Parent, Acquisition Sub I or Acquisition Sub II to the extent such disclosure would, in the reasonable judgment of the Company, (i) result in a Third Party competitor of the Company receiving information that is competitively sensitive and would cause competitive harm to the Company and its Subsidiaries if the Mergers are not consummated, (ii) violate applicable Law or the confidentiality provisions of any agreement to which the Company or any of its Subsidiaries is a party, (iii) jeopardize any attorney-client or other legal privilege, work product doctrine or similar protection or (iv) be reasonably pertinent to any Action in which the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties and such disclosure would actually prejudice the Company or any of its Affiliates (provided that the Company shall advise Parent that the Company is withholding such information and the reasons therefor and the Company shall use reasonable efforts to allow for such disclosure or access in a manner that would not violate clauses (i)-(iv)); provided, further, that nothing herein shall authorize Parent or its Representatives to undertake any environmental testing involving sampling of soil, groundwater or similar invasive techniques at any of the properties owned, operated or leased by the Company or its Subsidiaries. No investigation or access permitted pursuant to this Section 6.4 shall be deemed to modify any representation or warranty made by the Company hereunder. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.4 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement. Parent agrees that the Confidentiality Agreement shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees and other Representatives hereunder. Parent and the Company will cooperate to minimize, to the extent reasonably practicable, any unnecessary disruption to the businesses of the Company and its Subsidiaries that may result from the requests for access, data and information hereunder.
(b)   The Confidentiality Agreement and the Clean Team Agreement shall remain in full force and effect in accordance with its terms until the First Effective Time, at which time the Confidentiality Agreement and Clean Team Agreement shall automatically terminate without further action.
Section 6.5   Non-Solicitation; Competing Proposals.
(a)   Upon the execution and delivery of this Agreement, the Company shall, and shall cause each of its Subsidiaries and its and their respective directors and officers to, and shall instruct its and its Subsidiaries’ other Representatives to, immediately (i) cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Third Party relating to any Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Competing Proposal and (ii) terminate access by any Third Party or any of its Representatives to any physical or electronic data room relating to any potential Competing Proposal. The Company shall promptly (and in any event, within twenty-four (24) hours) request that each Third Party and each of its Representatives that has previously executed a confidentiality agreement with the Company relating to any potential Competing Proposal promptly return to the Company or destroy all non-public information previously furnished or made available to such Third Party or any of its Representatives by or on behalf of the Company or any of its Subsidiaries, in each case, in accordance with the terms of such confidentiality agreement.
(b)   The Company shall promptly (and in any event within twenty-four (24) hours) of receipt by the Company or any of its Representatives of any Competing Proposal, any proposal or offer that would reasonably be expected to lead to a Competing Proposal or any inquiry or request for non-public information or access to properties, books and records relating to a Competing Proposal or that would reasonably be expected to lead to a Competing Proposal (in each case whether in writing or oral), deliver to Parent (i) a written notice setting forth (A) the identity of the Third Party making such Competing Proposal, proposal, offer, inquiry, or request and (B) the terms and conditions of any such Competing Proposal, proposal, offer, inquiry, or request and (ii) complete unredacted copies of all documents and communications received by the Company or any Representative of the Company setting forth the terms and conditions of, or otherwise relating to, such Competing Proposal, proposal, offer, inquiry or request. The Company shall keep Parent informed on a reasonably current basis with respect to the status of any such Competing Proposal, proposal, offer, inquiry or request and any changes, amendments or modifications to the financial or other terms and conditions of any such Competing Proposal, proposal, offer, inquiry or request, and in any event within twenty-four (24) hours following the Company’s (or its Representatives’) receipt of such change, amendment or modification. The Company shall promptly (and in any event within twenty-four (24) hours) provide Parent unredacted copies of all written proposals or offers (or, with respect to any oral proposals or offers, a written summary of the material terms thereof), or draft agreements sent to or provided to the Company or any of its Representatives with respect to such Competing Proposal, proposal, offer, inquiry or request (along with all schedules and exhibits thereto and any financing commitments relating thereto), as well as any written communications (or, with respect to any substantive oral communications, a written summary thereof) relating to the terms and conditions thereof.
(c)   Except as otherwise provided in this Section 6.5, during the period between the date hereof and the First Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall not, and shall cause each of its Subsidiaries and its and their respective directors and officers not to, and shall instruct its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, which constitutes, or would reasonably be expected to lead to, a Competing Proposal, (ii) enter into, engage in or otherwise participate in any negotiations or discussions with (it being understood that the Company may inform Persons of the provisions contained in this Section 6.5), or furnish or otherwise provide access to any non-public information to, any Person relating to a Competing Proposal or any inquiry, request, proposal or offer that constitutes, or would reasonably be expected to lead to a Competing Proposal, (iii) approve, endorse or recommend any inquiry, proposal or offer, which constitutes, or would reasonably be expected to lead to, a Competing Proposal or (iv) enter into any letter of intent, memorandum of understanding, agreement in principle or any similar document or any Contract relating to, or that contemplates or would reasonably be expected to lead to, a Competing Proposal (other than an Acceptable Confidentiality Agreement). Notwithstanding anything in this Agreement to the contrary, the Company shall be permitted to grant waivers, amendments and releases of, and not enforce, any “standstill” or similar obligation of any Third Party with respect to the Company or any of its Subsidiaries to the extent required to allow such Third Party to confidentially submit a Competing Proposal, but solely to the extent that the Company Board (acting upon the recommendation of each of the Company Special Committee and the SRC) determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such action would be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable Delaware Law and the Company shall promptly (and in any event within twenty-four (24) hours) notify Parent of the taking of any such action.
(d)   Notwithstanding anything to the contrary in this Section 6.5, at any time prior to the Company’s receipt of the Written Consent, in the event that the Company receives a Competing Proposal from any Person after the date of this Agreement that is not withdrawn and that did not arise from or in connection with a breach of Section 6.5(c), the Company, the Company Special Committee and their respective Representatives may engage in negotiations or substantive discussions with, or furnish or provide access to any information and other access to, any Person making such Competing Proposal and its Representatives or potential sources of financing if the Company Board (acting upon the recommendation of each of the Company Special Committee and the SRC) determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Competing Proposal constitutes or would reasonably be expected to result in a Superior Proposal and that a failure to take such actions would be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable Delaware Law; provided that (x) prior to furnishing any non-public information concerning the Company and its Subsidiaries, the Company receives from such Person, to the extent such Person is not already subject to a confidentiality agreement with the Company, an executed confidentiality agreement with such Person containing confidentiality, non-use and other terms that are no less favorable in the aggregate to the Company than that contained in the Confidentiality Agreement, it being understood that such confidentiality agreement need not contain a standstill provision or otherwise restrict the making, or amendment, of a Competing Proposal (and related communications) to the Company or the Company Board (or any committee or subcommittee thereof) (provided that if any such confidentiality agreement does not contain a standstill or contains a standstill provision that is more favorable to such other Person than that contained in the Confidentiality Agreement, the Confidentiality Agreement shall be deemed to be automatically (and permanently) amended hereby and without further action of the parties to delete the standstill provision therein or conform the provision thereof with such more favorable provision, as applicable) (such confidentiality agreement, an “Acceptable Confidentiality Agreement”) and (y) any such non-public information so furnished shall be promptly (and in any event within twenty-four (24) hours) made available to Parent to the extent it was not previously made available to Parent or its Representatives.
(e)   Except as expressly permitted in Section 6.5(f), neither the Company Board nor any committee thereof shall (i) (A) withdraw, withhold, change, qualify or modify, or propose publicly to withdraw, withhold, change, qualify or modify, in a manner adverse to Parent, Acquisition Sub I or Acquisition Sub II, the Company Recommendation, (B) approve, declare advisable or recommend, or propose publicly to approve, declare advisable or recommend, to the Company’s stockholders any Competing Proposal, (C) if a Competing Proposal has been publicly disclosed, fail to publicly recommend against such Competing Proposal within ten (10) Business Days of the request of Parent and fail to publicly reaffirm the Company Recommendation within such ten (10) Business Day period upon such request, (D) fail to publicly recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 under the Exchange Act, against any Competing Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act, and reaffirm the Company Recommendation, within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve, authorize, cause, permit or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle or any similar document or any Contract with respect to any Competing Proposal (other than an Acceptable Confidentiality Agreement).
(f)   Notwithstanding anything in this Agreement to the contrary, at any time prior to the Company’s receipt of the Written Consent, the Company Board (acting upon the recommendation of each of the Company Special Committee and the SRC) may (i)(A) make an Adverse Recommendation Change in response to an Intervening Event if the Company Board (acting upon the recommendation of each of the Company Special Committee and the SRC) determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such action would be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable Delaware Law and (B) make an Adverse Recommendation Change if the Company has received a Competing Proposal (that did not arise in connection with or result from any breach of this Section 6.5) which the Company Board (acting upon the recommendation of each of the Company Special Committee and the SRC) has determined in good faith (after consultation with its outside legal counsel and financial advisors) constitutes a Superior Proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable Delaware Law or (ii) cause or permit the Company to enter into a definitive agreement with respect to such Superior Proposal concurrently with the termination of this Agreement pursuant to Section 8.1(c)(ii) and subject to the payment of the Company Termination Fee in accordance with Section 8.3(a)(ii); provided, however, that the Company Board (acting upon the recommendation of each of the Company Special Committee and the SRC) shall not, and shall cause the Company not to, take any action set forth in clause (i) or clause (ii) above unless, prior to taking such action, (1) the Company has provided written notice (which notice shall not constitute an Adverse Recommendation Change) to Parent advising Parent that the Company Board intends to make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(c)(ii) and specifying the reasons therefor, including (x) if the basis of the proposed action by the Company Board is due to a Superior Proposal (such notice, a “Notice of Superior Proposal”), the terms and conditions of any such Superior Proposal, the identity of the Person or group making such Superior Proposal, and a copy of the then-existing drafts of the definitive agreement providing for such Superior Proposal (provided that Parent shall be required to keep all such documents and their terms confidential in accordance with the terms of the Confidentiality Agreement), or (y) if the basis of the proposed action by the Company Board is an Intervening Event (such notice, a “Notice of Intervening Event”), a reasonable description of such Intervening Event (provided that Parent shall be required to keep all such information confidential in accordance with the terms of the Confidentiality Agreement), (2) a period of five (5) Business Days has elapsed following Parent’s receipt of the Notice of Intervening Event or Notice of Superior Proposal, as applicable (it being understood and agreed that in the event of (x) any amendment or revision to the financial or other material terms of such Superior Proposal shall require a new Notice of Superior Proposal and (y) any material development with respect to such Intervening Event (other than in respect of any revisions or proposals made by Parent) shall require a new Notice of Intervening Event, and, in each case, the Company shall be required to comply again with the requirements of this Section 6.5(f); provided that references to “five (5) Business Days” shall be deemed to be references to “three (3) Business Days”), (3) during such five (5) Business Day period, if requested by Parent, the Company has negotiated, and has caused its Subsidiaries and its and their Representatives to negotiate, in good faith with Parent and its Representatives regarding any changes to the terms and conditions of this Agreement and any other proposals by Parent so that either the failure to make an Adverse Recommendation Change in response to such Intervening Event would no longer be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable Delaware Law or such Competing Proposal would no longer constitute a Superior Proposal, as applicable, and (4) following such five (5) Business Day period, and after considering in good faith any changes or proposals made by Parent, the Company Board (acting upon the recommendation of each of the Company Special Committee and the SRC) shall have determined in good faith (after consultation with its outside legal counsel and financial advisors) that (x) the failure to make an Adverse Recommendation Change in response to such Intervening Event would be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable Delaware Law or (y) such Competing Proposal continues to constitute a Superior Proposal and the failure to make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(c)(ii) would be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable Delaware Law, as applicable.

(g)   Nothing in this Agreement shall restrict the Company or the Company Board from (i) taking or disclosing to the stockholders of the Company any position contemplated by Rules 14d-9 or 14e-2(a) under the Exchange Act, or (ii) otherwise making disclosures to comply with applicable Law (it being agreed that a “stop, look and listen” communication by the Company Board to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act or a factually accurate public statement by the Company that describes the Company’s receipt of a Competing Proposal and the operation of this Agreement with respect thereto shall not be deemed to be an Adverse Recommendation Change or give rise to a Parent termination right pursuant to Section 8.1(d)(ii)); provided that (A) any disclosure made as permitted under clause (ii) above that relates to a Competing Proposal (other than a “stop, look and listen” communication by the Company Board to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Company Recommendation in connection with such disclosure and (B) any Adverse Recommendation Change must be made in accordance with this Section 6.5.
(h)   For purposes of this Agreement:
(i)   “Competing Proposal” shall mean any proposal, indication of interest or offer made by any Person (other than Parent, Acquisition Sub I, Acquisition Sub II or any Affiliate thereof) or “group” of Persons (as defined in Section 13(d)(3) of the Exchange Act) contemplating or otherwise relating to any transaction or series of related transactions (other than the transactions contemplated hereby) involving:
(1)   any direct or indirect purchase or other acquisition by any Person or “group” of Persons (as defined in Section 13(d)(3) of the Exchange Act), including pursuant to a tender offer or exchange offer, that would result in such Person or “group” of Persons (as defined in Section 13(d)(3) of the Exchange Act) beneficially owning at least twenty percent (20%) of the total voting power of any class of equity securities of the Company after giving effect to the consummation of such transaction;
(2)   any merger, consolidation, amalgamation, plan or scheme of arrangement, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation or other similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or “group” of Persons (as defined in Section 13(d)(3) of the Exchange Act) (other than the Company or any of its wholly owned Subsidiaries) would hold securities representing at least twenty percent (20%) of the total voting power of any class of equity securities of the Company, any of its Subsidiaries or of the surviving entity after giving effect to the consummation of such transaction; or
(3)   any sale or disposition by the Company or any of its Subsidiaries to any Person or “group” of Persons (as defined in Section 13(d)(3) of the Exchange Act) of any business or businesses or assets (including equity interests in any Subsidiary of the Company) that constitute or account for at least twenty percent (20%) of the consolidated net revenues or consolidated net income (measured based on the twelve (12) full calendar months prior to the date of determination) or consolidated assets (measured based on fair market value as of the date of such sale or disposition) of the Company and its Subsidiaries, taken as a whole, in each case except for sales or non-exclusive licenses or sublicenses of Company products in the ordinary course of business consistent with past practice.
(ii)   “Intervening Event” means any material Effect with respect to the Company and its Subsidiaries, taken as a whole, occurring or arising after the date of this Agreement that (A) was not known or reasonably foreseeable to the Company Board as of or prior to the date of this Agreement (or, if known, the magnitude or consequences of which were not known or reasonably foreseeable by the Company Board as of or prior to the date of this Agreement), and (B) does not involve or relate to (1) a Competing Proposal (or any proposal, offer, inquiry or request that would reasonably be expected to lead to a Competing Proposal), (2) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections or forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of this Agreement, or (3) the mere fact, in and of itself, that there are changes after the date of this Agreement in the market price or trading volume of the

Company Common Stock; provided, however, that the underlying causes of any such change or event in clauses (2) or (3) may be considered in determining whether an Intervening Event has occurred; provided, further, that in no event shall the following constitute or be taken into account in determining the existence of an Intervening Event: (x) any action that is taken by Parent or the Company to the extent required by the affirmative covenants set forth in Section 6.3, and the consequences of any such action and (y) changes in general economic, financial or geopolitical conditions, or changes in conditions in the global, international or U.S. economy of financial markets generally.
(iii)   “Superior Proposal” shall mean a bona fide unsolicited written Competing Proposal (with all references to “twenty percent (20%)” in the definition of Competing Proposal changed to eighty percent (80%)) made by a Third Party on terms and conditions that the Company Board (acting upon the recommendation of each of the Company Special Committee and the SRC) determines in good faith (after consultation with its outside legal counsel and financial advisors) (A) is reasonably likely to be consummated in accordance with its terms (taking into account all financial, regulatory, financing, conditionality, legal and other terms and conditions) and (B) if consummated, would be more favorable, from a financial point of view, to the Company’s stockholders (in their capacity as such) than the Mergers and the other transactions contemplated by this Agreement taking into account all of the terms and conditions of such Competing Proposal and this Agreement (in each case, including all of the financial, regulatory, financing, conditionality, legal and other terms and conditions, and any changes to the terms of this Agreement committed to by Parent to the Company in writing in response to such Competing Proposal under the provisions of Section 6.5(f)).
Section 6.6   Directors’ and Officers’ Indemnification and Insurance.
(a)   Parent, Acquisition Sub I and Acquisition Sub II agree that all rights to exculpation, indemnification, contribution and advancement of expenses for facts, events, acts or omissions occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time (including any matters arising in connection with the transactions contemplated hereby), now existing in favor of the current or former directors or officers of (or in a comparable role with) the Company or its Subsidiaries, or any person serving at the request of the Company or any of its Subsidiaries as a director, officer, trustee or fiduciary of (or in a comparable role with) another Person or a Company Benefit Plan (the “D&O Indemnified Parties”), as the case may be, as provided in the respective certificates of incorporation, bylaws or other organizational documents of the Company or such Subsidiaries or in any director and officer indemnification agreement in a standard form that was made available to Parent prior to the date hereof, in each case, in effect as of the Closing Date, shall survive the Mergers and shall continue in full force and effect in accordance with their terms (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable), which provisions shall not, for a period of six (6) years from the First Effective Time, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the D&O Indemnified Parties except to the extent required by applicable Law. Parent shall cause the Surviving Entity and its Subsidiaries to perform such obligations thereunder.
(b)   Without limiting the foregoing, Parent shall (and Parent shall cause the Surviving Entity to) (i) indemnify, defend and hold harmless, and advance expenses to, the D&O Indemnified Parties with respect to all facts, events, acts or omissions by them in their capacities as such at any time prior to and including the First Effective Time (including any matters arising in connection with this Agreement or the transactions contemplated hereby), to the fullest extent that the Company or its Subsidiaries would be permitted by applicable Law and (ii) pay in advance of the final disposition of any action against any D&O Indemnified Party the expenses (including reasonable attorneys’ fees) of any D&O Indemnified Party upon receipt, if required by applicable Law, the Surviving Entity’s organizational documents or any applicable indemnification agreement, of a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that such D&O Indemnified Party is not permitted to be indemnified under applicable Law. Notwithstanding anything to the contrary contained in this Section 6.6(b) or elsewhere in this Agreement, Parent shall not (and Parent shall cause the Surviving Entity not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any action, unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties covered by the action from all liability arising out of such action.

(c)   For at least six (6) years after the First Effective Time, (i) Parent shall, and shall cause the Surviving Entity to, maintain in full force and effect the coverage provided by the existing directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Closing Date and maintained by the Company or any of its Subsidiaries, as applicable (the “Existing D&O Insurance Policies”), or provide substitute policies (with the Company’s existing insurance carriers or with insurance carriers having an A.M. Best financial strength rating of at least an “A-”) for the Company, its Subsidiaries and the D&O Indemnified Parties who are currently covered by such Existing D&O Insurance Policies, in either case, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the Existing D&O Insurance Policies, covering claims and other matters arising from facts, events, acts, omissions or other matters that occurred at or prior to the First Effective Time, including the transactions contemplated hereby (provided that Parent or the Surviving Entity, as applicable, shall not be required to pay an aggregate annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium paid by the Company or any of its Subsidiaries for the Existing D&O Insurance Policies (the “Maximum D&O Amount”), but in such case shall purchase the most advantageous such coverage as possible for the Maximum D&O Amount) and (ii) Parent shall not, and shall not permit the Surviving Entity or its other Subsidiaries to, take any action that would prejudice the rights of, or otherwise impede recovery by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the First Effective Time. In lieu of such insurance, prior to the First Effective Time, the Company may purchase prepaid, non-cancellable six (6) year “tail” directors’ and officers’ liability insurance and fiduciary liability insurance (“Tail Coverage”), effective as of the First Effective Time, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the Existing D&O Insurance Policies, covering claims and other matters arising from facts, events, acts, omissions or other matters that occurred at or prior to the First Effective Time, including the transactions contemplated hereby (provided that the aggregate premium for the Tail Coverage shall not exceed the Maximum D&O Amount); provided further that if the Tail Coverage is not reasonably available or the aggregate premium for the Tail Coverage exceeds the Maximum D&O Amount, then the Company shall obtain the most advantageous such Tail Coverage available for a cost not exceeding the Maximum D&O Amount, unless otherwise directed by Parent to exceed the Maximum D&O Amount, and Parent shall cause the Surviving Entity (or its applicable Subsidiaries) to maintain such Tail Coverage in full force and effect, without any modification, and continue to honor the obligations thereunder, in which event Parent shall cease to have any obligations under the first sentence of this Section 6.6(c).
(d)   In the event that Parent, the Surviving Entity, any of the Company’s Subsidiaries or any of their successors or assigns shall (i) consolidate with or merge or amalgamate into any other Person and shall not be the continuing or surviving company or entity of such consolidation, merger or amalgamation or (ii) transfer all or substantially all of its properties or assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent, the Surviving Entity, any such Subsidiary or all or substantially all of its or their properties and assets, as the case may be, assumes the obligations set forth in this Section 6.6.
(e)   The D&O Indemnified Parties are third-party beneficiaries of this Section 6.6. The provisions of this Section 6.6 shall survive the Mergers and are intended to be for the benefit of, and enforceable by, each D&O Indemnified Party and his or her successors, heirs or representatives. The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other applicable rights such D&O Indemnified Party may have under the respective organizational documents of the Company or any of its Subsidiaries or the Surviving Entity, any other indemnification arrangement, applicable Law or otherwise.
(f)   Notwithstanding anything herein to the contrary, if any claim (whether arising before, at or after the Closing) is made against any of the D&O Indemnified Parties on or prior to the sixth (6th) anniversary of the Closing Date, the provisions of this Section 6.6 shall continue in effect until the final disposition of such claim.
Section 6.7   Notification of Certain Matters.   The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Mergers or the other transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could reasonably be expected to (i) be material to the Company, the Surviving Entity or Parent or (ii) prevent, materially delay or materially impair the ability of the parties to consummate the Mergers, and (b) any Actions commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which would or would reasonably be expected to (i) prevent, materially delay or materially impair the ability of the parties to consummate the Mergers or the other transactions contemplated hereby or (ii) cause the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3.
Section 6.8   Public Announcements.   The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form mutually agreed by the Company and Parent prior to the execution of this Agreement. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties hereto or their respective Affiliates shall issue any such press release or make any public statement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed), except that (a) no such consent shall be necessary to the extent disclosure (i) is required by applicable Law, Order or applicable stock exchange rule or any listing agreement of any party hereto (and in such event, such party shall use its reasonable best efforts to consult with the other party prior to such disclosure), (ii) or is consistent with (and not materially expansive of) prior public communications previously consented to by the other parties or (iii) relates to any dispute or actual or threatened Actions between or among the parties or their respective Affiliates related to this Agreement, the Support Agreement or any of the transactions contemplated hereby or thereby, (b) the Company need not consult with (or obtain the consent of) Parent in connection with any press release, public statement or filing to be issued or made with respect to an Adverse Recommendation Change made in compliance with Section 6.5 and (c) the Company may, without the consent of Parent, and Parent may, without the Company’s consent, communicate to its employees, customers, suppliers and consultants; provided that such communication is consistent with (and not materially expansive of) (i) previous press releases, public disclosures or public statements or announcements made jointly by the parties (or individually, if approved by the other party) or (ii) any communications plan previously agreed to by Parent and the Company, in which case such communications may be made consistent with such plan.
Section 6.9   Employee Benefits.
(a)   Employees of the Company or its Subsidiaries immediately prior to the First Effective Time who remain employees of Parent, the Surviving Corporation or any of their Affiliates following the First Effective Time are hereinafter referred to as the “Continuing Employees.” For the period commencing at the First Effective Time and ending on the first anniversary of the date on which the First Effective Time occurs (or, if earlier, the date on which the Continuing Employee ceases to be employed by Parent, the Surviving Corporation or any of their Affiliates), Parent shall, or shall cause the Surviving Corporation or any of their Affiliates to, provide for each Continuing Employee (i) base salary and wage rate and target short-term incentive compensation opportunities that are, in the aggregate, no less favorable than those provided to each such Continuing Employee immediately prior to the First Effective Time (it being understood that (x) all applicable short-term incentive compensation opportunities that apply for Continuing Employees as of immediately prior to the First Effective Time are pursuant to the arrangements set forth in Section 6.9(a) of the Company Disclosure Letter and any other arrangements that may be adopted or amended in accordance with Section 6.1(e) and (y) any post-Closing target short-term incentive compensation shall be paid solely in cash) and (ii) employee benefits (excluding severance, retention, change in control, equity and long-term cash incentive compensation, employee stock purchase plan participation, defined benefit pension and post-employment health and welfare benefits) that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the First Effective Time. Without limiting the generality of the foregoing, Parent shall provide, or shall cause the Surviving Corporation or any of their Affiliates to provide, for the period commencing at the First Effective Time and ending on the first anniversary of the date on which the First Effective Time occurs, severance payments and benefits to each Continuing Employee whose employment is terminated without cause during such period that are no less favorable than the severance payments and benefits that such Continuing Employee is eligible to receive under any applicable severance plan, policy, practice or arrangement sponsored or maintained by the

Company or any of its Subsidiaries in accordance with the terms of such arrangement as in effect immediately prior to the First Effective Time.
(b)   Parent hereby acknowledges that consummation of the Mergers will constitute a “change in control” (or similar term) of the Company under the terms of the Company Benefit Plans, as applicable.
(c)   At the First Effective Time, Parent shall, or shall cause the Surviving Corporation to use commercially reasonable efforts to provide that each Continuing Employee shall be given service credit for all purposes, including for eligibility to participate, benefit levels and eligibility for vesting under Parent’s employee benefit plans and arrangements (collectively, the “Parent Benefit Plans”) with respect to his or her length of service with the Company (and its Subsidiaries and predecessors) prior to the Closing Date; provided that the foregoing shall not result in the duplication of benefits; provided, further, that the foregoing shall not be recognized with respect to benefit accruals under any defined benefit pension plan, for any purpose under any post-employment health or welfare benefit plan or under any plan, program or arrangement that is grandfathered or frozen, either with respect to level of benefits or participation.
(d)   To the extent Continuing Employees become eligible to participate in Parent Benefit Plans after the First Effective Time, Parent shall use commercially reasonable efforts to (i) cause each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all Parent Benefit Plans to the extent coverage under such Parent Benefit Plan replaces coverage to which such Continuing Employee is entitled under a comparable Company Benefit Plan and (ii) for purposes of each Parent Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee from and after the First Effective Time, (A) cause all pre-existing condition limitations, exclusions, waiting periods and actively at work requirements of such Parent Benefit Plan to be waived for such Continuing Employee and his or her covered dependents and (B) recognize, or cause to be recognized, any eligible expenses incurred by such Continuing Employee and his or her covered dependents under a Company Benefit Plan during the portion of the plan year prior to the date such Continuing Employee becomes eligible to participate in such Parent Benefit Plan to be taken into account under such Parent Benefit Plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out of pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent Benefit Plan.
(e)   In respect of each Continuing Employee’s annual bonus pursuant to the Company’s Key Employee Bonus Plan (and each other arrangement that may be adopted or amended in accordance with Section 6.1(e)) for the calendar year in which the Closing Date occurs (the “Closing Year Annual Bonus”), Parent shall, or shall cause the Surviving Corporation to, pay to each Continuing Employee the Closing Year Annual Bonus in an amount no less than the product obtained by multiplying (1) such Continuing Employee’s full bonus entitlement (including, for the avoidance of doubt, any portion of such entitlement that would ordinarily be settled in cash and any portion of such entitlement that would ordinarily be settled in shares of Company Common Stock) under the applicable Company Benefit Plan, assuming actual performance, extrapolated through the end of the applicable calendar year based on actual performance through the Closing Date, as determined in good faith by the Company prior to the Closing Date in consultation with Parent, by (2) a fraction, the numerator of which equals the number of days that have elapsed from the first day of the calendar year in which the Closing Date occurs through the Closing Date and the denominator of which equals the total number of calendar days in such calendar year (the “Closing Year Annual Bonus Payment”); provided that, notwithstanding the terms of any applicable Company Benefit Plan, the Closing Year Annual Bonus Payment will be payable at the same time that annual bonuses would have been paid absent the Mergers (it being understood that the Closing Year Annual Bonus Payment shall be paid solely in cash), subject to the Continuing Employee’s continued employment with the Company or its Affiliates through the applicable payment date or an earlier termination of employment by Parent or any of its Affiliates other than for cause (as determined by Parent in accordance with its past practice).
(f)   Between the date hereof and the First Effective Time, the Company will provide Parent with a copy of any material written communications intended for broad-based and general distribution to any current or former employees of the Company or any of its Subsidiaries if such communications relate to the compensation, employment or labor aspects of the transactions contemplated hereby, and will provide Parent with a reasonable opportunity to review and comment on such communications prior to distribution, and the Company will give good faith consideration to such comments.

(g)   From and after the date of this Agreement until the First Effective Time, the Company and Parent agree to cooperate in good faith with respect to reasonable requests relating to employee integration matters, including with respect to the Company Equity Awards and the Company Benefit Plans; provided that any provision of information shall be subject to applicable Law, including data privacy and protection Laws.
(h)   To the extent that any Collective Bargaining Agreement requires the Company or any of its Subsidiaries to consult with, provide notice to, or obtain the consent or opinion of any labor organization or similar organization, the Company shall use commercially reasonable efforts to comply with any such obligations.
(i)   If, at least ten (10) Business Days prior to the First Effective Time, Parent provides written notice to the Company directing the Company to terminate its tax-qualified defined contribution plan(s) established under Section 401(k) of the Code (the “Company 401(k) Plans”), the Company shall, to the extent permitted by applicable Law and the terms of the applicable Company 401(k) Plan, terminate the Company 401(k) Plans effective as of the day immediately preceding the day on which the First Effective Time occurs and provide that participants in the Company 401(k) Plan shall become fully vested in any unvested portion of their Company 401(k) Plan accounts as of the date such plan is terminated. In the event that Parent requests that the Company 401(k) Plans be terminated, the Company shall provide Parent with evidence reasonably satisfactory to Parent that such Company 401(k) Plan have been terminated pursuant to a resolution of the Company Board (or an authorized committee thereof) at least two (2) Business Days prior to the day on which the First Effective Time occurs; provided that prior to terminating the Company 401(k) Plans, the Company shall provide Parent with the form and substance of any applicable resolutions for Parent’s reasonable review and comment, and the Company will give good faith consideration to all such comments. As of the First Effective Time, Parent shall designate and provide coverage under a tax-qualified defined contribution plan established under Section 401(k) of the Code that is sponsored by Parent or one of its Subsidiaries (the “Parent 401(k) Plan”) for the participants of the Company 401(k) Plans. In connection with the termination of the Company 401(k) Plans, Parent shall take all commercially reasonable steps necessary to cause the Parent 401(k) Plan to accept from the Company 401(k) Plan the direct rollover of the account balance (including the in-kind rollover of promissory notes evidencing outstanding participant loans) of each Continuing Employee who elects such direct rollover in accordance with the Company 401(k) Plan and the Code.
(j)   The parties hereto acknowledge and agree that all provisions contained in this Section 6.9 are included for the sole benefit of the parties hereto, and that nothing in this Section 6.9, whether express or implied, (i) shall create any third-party beneficiary or other rights (A) in any other person, including any current or former employees or other service providers of the Company or any Affiliate of the Company, any Continuing Employee, or any dependent or beneficiary thereof, or (B) to continued employment with Parent or any of its Affiliates, (ii) shall be treated as an amendment or other modification of any Company Benefit Plan or Parent Benefit Plan, or (iii) shall limit the right of Parent or its Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or Parent Benefit Plan.
Section 6.10   Conduct of Business by Parent Pending the Mergers.   Each of Parent, Acquisition Sub I and Acquisition Sub II covenants and agrees with the Company that, between the date of this Agreement and the earlier of the First Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as required by applicable Law, (b) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), or (c) as expressly required or expressly permitted pursuant to this Agreement:
(a)   shall not amend or otherwise modify any Parent Organizational Document (i) in a manner that would reasonably be expected to impair the rights of the Company’s stockholders relative to the existing Parent stockholders or (ii) in a manner that would prevent, materially delay or materially impair the ability of Parent, Acquisition Sub I or Acquisition Sub II to consummate the Mergers;
(b)   shall not adopt a plan of complete liquidation, dissolution, restructuring, recapitalization or other reorganization;
(c)   shall not (i) terminate, repudiate, rescind or withdraw the Post-Closing KTA Amendment or the Letter Agreement or (ii) amend or otherwise modify the Post-Closing KTA Amendment or the

Letter Agreement, in each case of this clause (ii), in a manner that (A) would reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole, prior to the Closing or (B) would prevent, materially delay or materially impair the ability of the Company, Parent, Acquisition Sub I or Acquisition Sub II to consummate the Mergers (it being understood that Parent may take such actions in connection with or in response to any breach by Customer Parent of the Post-Closing KTA Amendment or the Letter Agreement); or
(d)   shall not authorize, enter into any Contract or make any commitment to do any of the foregoing.
Section 6.11   Acquisition Subs.   Parent shall take all actions necessary to (a) cause Acquisition Sub I and Acquisition Sub II to perform their respective obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement, (b) after the First Effective Time, cause the Second Merger to occur and (c) ensure that, prior to the Second Effective Time, each of Acquisition Sub I and Acquisition Sub II shall not conduct any business, or incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement. Immediately following the execution and delivery of this Agreement, Parent shall, in its capacity as the sole stockholder of Acquisition Sub I and sole member of Acquisition Sub II, adopt this Agreement and approve the First Merger and Second Merger, as applicable, in writing.
Section 6.12   No Control of the Company’s Business.   Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the First Effective Time. Prior to the First Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.
Section 6.13   Rule 16b-3 Matters.   Prior to the First Effective Time, the Company shall take all actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including any derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.14   Stock Exchange Listing of Parent Common Stock and Delisting of Company Common Stock.   Parent shall use its reasonable best efforts to cause the Parent Common Stock issuable in the Share Issuance to be authorized for listing on the Parent Stock Exchange prior to the First Effective Time. Parent shall use its reasonable best efforts, and the Company shall reasonably cooperate with Parent, to cause the Company’s securities to be delisted from Nasdaq and deregistered under the Exchange Act as soon as reasonably practicable following the First Effective Time.
Section 6.15   Tax Matters.
(a)   The parties shall (and shall cause their respective Subsidiaries to) (i) use their respective reasonable best efforts to cause the Mergers to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code (the “Intended Tax Treatment”) and (ii) not take any action or fail to take any action if such action or such failure is intended or would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment. Each of Parent and the Company shall, and shall cause its respective Subsidiaries to, file all Tax Returns and otherwise report consistently with the treatment of the Mergers as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
(b)   Each of Parent and the Company shall use reasonable best efforts and reasonably cooperate with one another in connection with the issuance to Parent or to the Company of an opinion of external counsel relating to the Intended Tax Treatment (including any opinion regarding the Intended Tax Treatment that the SEC requires to be prepared and submitted in connection with the declaration of effectiveness of the Registration Statement). In connection with the foregoing, each of Parent and the Company shall use reasonable best efforts to deliver to the relevant counsel, upon reasonable request, certificates (dated as of the necessary date and signed by an officer of Parent or the Company (as applicable)) that contain customary representations reasonably necessary or appropriate for such counsel to render any such opinion.

(c)   Each of Parent and the Company shall promptly notify the other if, at any time before the First Effective Time, Parent or the Company (as applicable) becomes aware of the existence of any fact or circumstance that would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment.
(d)   Notwithstanding anything to the contrary in this Agreement and any elections made pursuant to Section 3.1 and Section 3.2, if the First Merger and the Second Merger, taken together, are reasonably expected to fail to satisfy the “continuity of interest” requirement set forth in Treasury Regulations Section 1.368-1(e) (for these purposes, treating the required percentage of “proprietary interests” that must be preserved as forty (40) percent), then the Merger Consideration shall be adjusted according to, and Parent agrees to take the actions set forth in, Section 6.15(d) of the Company Disclosure Letter.
(e)   This Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the applicable Treasury Regulations.
(f)   Nothing in this Agreement shall be construed to prevent Parent from transferring the Surviving Entity (or any other successor to the Company) to a wholly owned direct or indirect Subsidiary of Parent following completion of the Mergers in accordance with Treasury Regulations Section 1.368-2(k).
Section 6.16   Restriction on Certain Discussions or Agreements.   Except as approved by the Company Board or as otherwise expressly required or expressly permitted by this Agreement, the Support Agreement or any Contract set forth in Section 6.19 of the Company Disclosure Letter, at all times between the date of this Agreement and the earlier of the First Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Parent shall not, and shall cause its Affiliates not to, make or enter into, or commit or agree to enter into: (a) any substantive discussions, Contracts, undertakings, commitments, agreements or obligations or understandings (in each case, whether oral or written and whether or not binding) with the Supporting Stockholders or any director or executive officer of the Company (i) relating to any employment, service or consulting relationship with Parent, the Surviving Entity or any of their respective Affiliates after the First Effective Time or (ii) pursuant to which any such Person would be entitled to receive payment or consideration of a different amount or nature than the Merger Consideration or other compensation in connection with the transactions contemplated by this Agreement; or (b) any Contract with Customer Parent or its Subsidiaries that would reasonably be expected to (i) prevent, materially delay or materially impair the ability of the parties to consummate the Mergers or (ii) be materially adverse to the Company and its Subsidiaries, taken as a whole, prior to the Closing.
Section 6.17   Stockholder Litigation.   Prior to the First Effective Time, the Company shall promptly notify Parent in writing of any stockholder Action (including any class action or derivative litigation) against or otherwise involving the Company and/or any of its directors or officers arising out of or relating to this Agreement and the transactions contemplated hereby, including the Mergers, and shall keep Parent reasonably informed with respect to the status thereof. The Company shall (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any such Action (at Parent’s sole cost and subject to a joint defense agreement) and (b) provide Parent the right to review and comment on all filings or responses to be made by the Company in connection with such claim or litigation (and the Company will consider such comments in good faith). No compromise or full or partial settlement of any such Action shall be agreed to by the Company without Parent’s prior written consent (which consent, except in the case of a settlement that includes an admission of fault, shall not be unreasonably withheld, conditioned or delayed).
Section 6.18   Takeover Statutes and Rights.   If any Takeover Statute is or may become applicable to this Agreement, the Support Agreement or the transactions contemplated hereby and thereby, including the Mergers, the Company, the Company Board, the SRC and the Company Special Committee shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby, including the Mergers, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize or make inapplicable the effect of such Takeover Statutes on this Agreement and the transactions contemplated hereby, including the Mergers.
Section 6.19   Other Amendments.   Substantially concurrent with the execution and delivery of this Agreement, the Company shall deliver, or cause to be delivered, to Parent executed copies of the Warrant

Amendment Agreements and the Contracts set forth in Section 6.19 of the Company Disclosure Letter. The Warrant Amendment Agreements and such other Contracts may not be amended or modified without Parent’s prior written consent (in respect of any amendments or modifications that are not adverse to Parent or the Surviving Entity or their respective Affiliates, such consent not to be unreasonably withheld, conditioned or delayed).
Section 6.20   Resignations of Directors.   The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the First Effective Time the resignation of each individual who is a director of the Company as of immediately prior to the First Effective Time (it being understood that for any director who also serves as an officer of the Company or any of its Subsidiaries, such resignation shall not constitute a voluntary termination of employment under any Company Benefit Plan applicable to such individual’s status as an employee, officer or director of the Company or such Subsidiary, as applicable).
Section 6.21   Certain Company Actions.   The Company shall, and shall cause its Subsidiaries to, take the actions set forth in Section 6.21 of the Company Disclosure Letter.
ARTICLE VII
CONDITIONS TO THE MERGERS
Section 7.1   Conditions to the Obligations of Each Party.   The respective obligations of each party hereto to consummate the Mergers are subject to the satisfaction or waiver by the Company and Parent at or prior to the First Effective Time of the following conditions:
(a)   the Requisite Stockholder Approval shall have been obtained;
(b)   any waiting period (or any extension thereof) applicable to the consummation of the Mergers under the HSR Act shall have expired or early termination thereof shall have been granted;
(c)   the Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no proceeding for that purpose shall have been initiated by the SEC with respect to the Registration Statement that has not been withdrawn;
(d)   any Governmental Authorization required to be obtained prior to consummation of the Mergers in connection with the Mergers set forth in Section 7.1(d) of the Company Disclosure Letter (the “Required Governmental Authorizations”) shall have been obtained (in accordance with Section 7.1(d) of the Company Disclosure Letter) and shall remain in full force and effect;
(e)   at least twenty (20) calendar days shall have elapsed since the Company mailed to the stockholders of the Company the Information Statement as contemplated by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act); and
(f)   no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of preventing, making illegal or enjoining the consummation of the Mergers.
Section 7.2   Conditions to the Obligations of Parent, Acquisition Sub I and Acquisition Sub II.   The respective obligations of Parent, Acquisition Sub I and Acquisition Sub II to consummate the Mergers are, in addition to the conditions set forth in Section 7.1, further subject to the satisfaction or waiver by Parent at or prior to the First Effective Time of the following conditions:
(a)   each of the representations and warranties of the Company contained in this Agreement, without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall be true and correct as of the date of this Agreement and at and as of the Closing as though made at and as of such time (except to the extent such representations and warranties are expressly made as of a specific date or time, in which case such representations and warranties shall be so true and correct as of such specific date or time only), except for such failures to be true and correct as would not have a Company Material Adverse Effect; provided, however, that (i) each of the Company Fundamental Representations (other than those Company Fundamental Representations addressed in clause (ii) below) (A) to the extent not qualified by any materiality or “Company Material Adverse Effect”

qualifications therein, shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing as though made at and as of such time (except to the extent such representations and warranties are expressly made as of a specific date or time, in which case such representations and warranties shall be so true and correct in all material respects as of such specific date or time only) and (B) to the extent qualified by any materiality or “Company Material Adverse Effect” qualifications shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing as though made at and as of such time (except to the extent such representations and warranties are expressly made as of a specific date or time, in which case such representations and warranties shall be so true and correct as of such specific date or time only) and (ii) the representations and warranties contained in Section 4.2(a), Section 4.2(b) (solely with respect to the Company) and Section 4.5(e) shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing as though made at and as of such time (except to the extent such representations and warranties are expressly made as of a specific date or time, in which case such representations and warranties shall be so true and correct as of such specific date or time only), except for any de minimis inaccuracies;
(b)   the Company shall have performed or complied, in all material respects, with its obligations required under this Agreement to be performed or complied with by the Company at or prior to the Closing;
(c)   since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect;
(d)   Parent shall have received a certificate of the Company, signed by a duly authorized officer of the Company, dated as of the Closing Date, certifying that each of the conditions set forth in Section 7.2(a), Section 7.2(b), Section 7.2(c) and Section 7.2(e) have been satisfied; and
(e)   (i) the Governmental Authorizations set forth in Item 1 of Section 7.2(e) of the Company Disclosure Letter shall have been obtained in accordance with the terms therein and shall remain in full force and effect and (ii) the actions set forth in Items 2-5 of Section 7.2(e) of the Company Disclosure Letter shall have been completed in accordance with the terms therein.
Section 7.3   Conditions to the Obligation of the Company.   The obligation of the Company to consummate the Mergers is, in addition to the conditions set forth in Section 7.1, further subject to the satisfaction or waiver by the Company at or prior to the First Effective Time of the following conditions:
(a)   each of the representations and warranties of Parent, Acquisition Sub I and Acquisition Sub II contained in this Agreement, without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein, shall be true and correct as of the date of this Agreement and at and as of the Closing as though made at and as of such time (except to the extent such representations and warranties are expressly made as of a specific date or time, in which case such representations and warranties shall be so true and correct as of such specific date or time only), except for such failures to be true and correct as would not have a Parent Material Adverse Effect; provided, however, that each of the Parent Fundamental Representations (i) to the extent not qualified by any materiality or “Parent Material Adverse Effect” qualifications therein, shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing as though made at and as of such time (except to the extent such representations and warranties are expressly made as of a specific date or time, in which case such representations and warranties shall be so true and correct as of such specific date or time only) and (ii) to the extent qualified by any materiality or “Parent Material Adverse Effect” qualifications shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing as though made at and as of such time (except to the extent such representations and warranties are expressly made as of a specific date or time, in which case such representations and warranties shall be so true and correct as of such specific date or time only);
(b)   Parent, Acquisition Sub I and Acquisition Sub II shall have performed or complied, in all material respects, with its obligations required under this Agreement to be performed or complied with by Parent, Acquisition Sub I and Acquisition Sub II, as the case may be, at or prior to the Closing;

(c)   since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect; and
(d)   the Company shall have received a certificate of Parent, Acquisition Sub I and Acquisition Sub II, signed by a duly authorized officer of Parent, dated as of the Closing Date, certifying that each of the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
Section 8.1   Termination.   Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the First Effective Time, whether before or after the Requisite Stockholder Approval is obtained (except as otherwise expressly noted), as follows:
(a)   by mutual written agreement of each of Parent and the Company; or
(b)   by either Parent or the Company, if:
(i)   the Mergers shall not have been consummated on or before 11:59 p.m. (New York City time) on April 13, 2027 (such date, as it may be extended pursuant to this Agreement, the “Termination Date”); provided, however, that (A) if, as of the Termination Date, all of the conditions to Closing set forth in Article VII have been satisfied or waived (other than (x) those conditions that by their terms are to be satisfied at the Closing (but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), and (y) one or more of the conditions set forth in Section 7.1(b), Section 7.1(d) or Section 7.1(f) (but only to the extent such Law or Order relates to any Antitrust Law, Foreign Investment Law or Satellite and Communications Law or the Required Governmental Authorizations) or Section 7.2(e)), then the Termination Date shall be automatically extended for all purposes hereunder to 11:59 p.m. (New York City time) on October 13, 2027, (B) if, as of the Termination Date as so extended pursuant to clause (A) above, all of the conditions to Closing set forth in Article VII have been satisfied or waived (other than (x) those conditions that by their terms are to be satisfied at the Closing (but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), and (y) one or more of the conditions set forth in Section 7.1(b), Section 7.1(d) or Section 7.1(f) (but only to the extent such Law or Order relates to any Antitrust Law, Foreign Investment Law or Satellite and Communications Law or the Required Governmental Authorizations) or Section 7.2(e)(i)), then the Termination Date as so extended pursuant to clause (A) above shall be automatically further extended for all purposes hereunder to 11:59 p.m. (New York City time) on April 13, 2028; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure (and, in the case of Parent, the failure of Acquisition Sub I or Acquisition Sub II) to perform or comply with any of its obligations under this Agreement has been the proximate cause of the failure of the Closing to have occurred on or before such Termination Date;
(ii)   prior to the First Effective Time, any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order permanently preventing, permanently making illegal or permanently enjoining the consummation of the Mergers, and such Law or Order shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have taken all actions required by this Agreement to remove such Law or Order; provided, further, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such Law or Order was primarily caused by the breach by such party, and, in the case of Parent, the breach of Acquisition Sub I or Acquisition Sub II, to perform any of its obligations under this Agreement; or
(c)   by the Company, if:
(i)   Parent, Acquisition Sub I or Acquisition Sub II shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is not capable of being cured, or is not cured, by Parent, Acquisition Sub I or Acquisition Sub II on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following the Company’s delivery of written notice to Parent, Acquisition Sub I or Acquisition Sub II, as applicable, of such breach; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder, which material breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b); or
(ii)   the Company Board (acting upon the recommendation of each of the Company Special Committee and the SRC) shall have authorized the Company to enter into a definitive agreement providing for a Superior Proposal; provided (A) the Company has complied with its obligations under Section 6.5 in all material respects and (B) that substantially concurrently with such termination, the Company enters into such definitive agreement and prior to or substantially concurrently with such termination, the Company pays (or causes to be paid) at the direction of Parent, the Company Termination Fee as specified in Section 8.3(a)(ii); provided, further, that the Company’s right to terminate this Agreement pursuant to this Section 8.1(c)(ii) shall expire upon the delivery of the Written Consent; or
(d)   by Parent, if:
(i)   the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 7.2(a) or Section 7.2(b) and (B) is not capable of being cured, or is not cured, by the Company on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following Parent’s delivery of written notice to the Company of such breach; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent, Acquisition Sub I or Acquisition Sub II is then in material breach of any of its representations, warranties, covenants or agreements hereunder, which material breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b);
(ii)   the Company Board (whether or not acting upon the recommendation of the Company Special Committee or the SRC or any committee thereof) shall have made an Adverse Recommendation Change; provided that Parent’s right to terminate this Agreement pursuant to this Section 8.1(d)(ii) shall expire upon the delivery of the Written Consent; or
(iii)   the Written Consent, duly executed by the Supporting Stockholders, shall not have been delivered to Parent and the Company within twenty-four (24) hours after the execution and delivery of this Agreement; provided that Parent’s right to terminate this Agreement pursuant to this Section 8.1(d)(iii) shall expire upon the delivery of the Written Consent.
Section 8.2   Effect of Termination.   In the event that this Agreement is validly terminated and the Mergers abandoned pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto (or any of its Representatives), and all rights and obligations of each party hereto shall cease; provided, however, that, except as otherwise provided in Section 8.3, no such termination shall relieve any party hereto of any liability or damages resulting from Fraud or Willful Breach prior to such termination, in which case, except as otherwise provided in Section 8.3, the aggrieved party shall be entitled to all rights and remedies available at law or in equity; and provided, further, that the Confidentiality Agreement, and the provisions of this Section 8.2, Section 8.3, Section 8.6 and Article IX shall survive any termination of this Agreement pursuant to Section 8.1 in accordance with their respective terms.
Section 8.3   Termination Fees.
(a)   In the event that:
(i)   (A) this Agreement is terminated by Parent pursuant to Section 8.1(d)(i) (Company Terminable Breach) (except, solely with respect to the obligations set forth in Section 6.21 of the Company Disclosure

Letter, only if such breach is a Willful Breach), (B) at any time on or after the date of this Agreement and prior to such termination, a bona fide Competing Proposal has been made to the Company, the Company Board (or any committee or subcommittee thereof) or the Company’s management or otherwise becomes publicly known or any Person has publicly announced a bona fide intention (whether or not conditional) to make a Competing Proposal, and (C) within twelve (12) months of the date of such termination of this Agreement, the Company or any of its Subsidiaries consummates a transaction involving a Competing Proposal or enters into a definitive agreement providing for the consummation of a Competing Proposal (in each case, whether or not such Competing Proposal is the same Competing Proposal as the one referenced in clause (B)); provided, however, that for purposes of this Section 8.3(a)(i), the references to “twenty percent (20%)” in the definition of Competing Proposal shall be deemed to be references to “fifty percent (50%)”;
(ii)   this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii) (Superior Proposal); or
(iii)   this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii) (Adverse Recommendation Change) or Section 8.1(d)(iii) (Written Consent), then the Company shall (A) in the case of clause (i) above, concurrently with the earlier of (x) the consummation of such transaction involving a Competing Proposal and (y) the entry into a definitive agreement providing for the consummation of a Competing Proposal, (B) in the case of clause (ii) above, prior to or substantially concurrently with such termination, and (C) in the case of clause (iii) above, promptly, but in no event later than two (2) Business Days after the date of such termination, pay, or cause to be paid, by wire transfer of immediately available funds, at the direction of Parent, the Company Termination Fee; it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not such Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.
(b)   Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 9.9, except in the case of Fraud or Willful Breach, Parent’s right to receive the Company Termination Fee pursuant to Section 8.3(a), in circumstances where the Company Termination Fee is owed pursuant to Section 8.3(a), shall constitute the sole and exclusive remedy of Parent, Acquisition Sub I and Acquisition Sub II and their respective Subsidiaries against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that the Company shall also be obligated with respect to Section 8.3(e) and Section 8.6, as applicable). While Parent may pursue both (i) a grant of specific performance in accordance with Section 9.9 and (ii) payment of the Company Termination Fee pursuant to Section 8.3(a) or the recovery of monetary damages, under no circumstances shall Parent be permitted or entitled to receive both (x) a grant of specific performance that results in the Closing occurring and (y) the Company Termination Fee or any recovery of any monetary damages.
(c)   In the event that:
(i)   this Agreement is (A) terminated by Parent or the Company pursuant to Section 8.1(b)(i) (Termination Date), but in the case of a termination by Parent, only if at such time Company would not be prohibited from terminating this Agreement pursuant to the final proviso in Section 8.1(b)(i) (Termination Date) and (B) at the time of such termination, one or more of the conditions set forth in Section 7.1(b), Section 7.1(d) or Section 7.1(f) (but only to the extent such Law or Order relates to any Antitrust Law, Foreign Investment Law or Satellite and Communications Law or the Required Governmental Authorizations) shall not have been satisfied or waived, but all other conditions to Closing in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing (but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date));

(ii)   this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(ii) (Absence of Law or Order) (but only to the extent such Law or Order relates to any Antitrust Law, Foreign Investment Law or Satellite and Communications Law or the Required Governmental Authorizations), but in the case of a termination by Parent, only if at such time Company would not be prohibited from terminating this Agreement pursuant to the second proviso in Section 8.1(b)(ii) (Absence of Law or Order); or
(iii)   this Agreement is terminated by the Company pursuant to Section 8.1(c)(i) (Parent Terminable Breach) as a result of a breach of Section 6.3 by Parent;
then Parent shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay, or cause to be paid, by wire transfer of immediately available funds, at the direction of the Company, the Parent Termination Fee; it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion, whether or not such Parent Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.
(d)   Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 9.9, except in the case of Fraud or Willful Breach, the Company’s right to receive the Parent Termination Fee pursuant to Section 8.3(c), in circumstances where the Parent Termination Fee is owed pursuant to Section 8.3(c), shall constitute the sole and exclusive remedy of the Company and its Subsidiaries against Parent and its Subsidiaries, including Acquisition Sub I and Acquisition Sub II, and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Parent Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder, and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that Parent shall also be obligated with respect to Section 8.3(e) and Section 8.6, as applicable). While the Company may pursue both (i) a grant of specific performance in accordance with Section 9.9 and (ii) payment of the Parent Termination Fee pursuant to Section 8.3(c) or the recovery of monetary damages, under no circumstances shall the Company be permitted or entitled to receive both (x) a grant of specific performance that results in the Closing occurring and (y) the Parent Termination Fee or any recovery of any monetary damages.
(e)   Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) neither the Company Termination Fee nor the Parent Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company or Parent, as applicable, fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, Parent or the Company, as applicable, commences a suit that results in a judgment against the party that failed to make such payment, then such party shall pay to the other party its costs and Expenses in connection with such suit, together with interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other party in full) at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was originally required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.
Section 8.4   Amendment.   Notwithstanding anything in this Agreement to the contrary, until the First Effective Time, (a) the Company may take the following actions only with the prior approval of, and shall take any such action if directed to do so by, the Company Board: (i) amending, restating, modifying or otherwise changing any provision of this Agreement; (ii) granting any consent or waiving any right under this Agreement or extending the time for the performance of any obligation of any other party under this Agreement, or requesting from any other party any consent or waiver of any right under this Agreement or the extension of the time for the performance of the Company’s obligations under this Agreement; (iii) terminating this Agreement; (iv) making any decision or determination, or taking any action under or with respect to this Agreement; and (v) agreeing to do any of the foregoing, and (b) no decision or determination shall be made, or action taken, by the Company Board, under or with respect to this Agreement without first obtaining the approval of the Company Special Committee. In the event the Company Special Committee ceases to exist, any consents, determinations, actions or other rights or duties afforded to the Company Special Committee in connection with the transactions contemplated by this Agreement shall be afforded to a majority of the remaining independent and disinterested members of the SRC or the Company Board, as determined by the SRC. Subject to the foregoing and the provisions of applicable Law, at any time prior to the First Effective Time, this Agreement may be amended or modified if, and only if, such amendment or modification is in writing and signed by each of the parties hereto; provided, however, that after the receipt of the Requisite Stockholder Approval, there shall be no amendment that by Law or in accordance with the rules of Nasdaq requires further approval of the stockholders of the Company or Parent, without the further approval of such stockholders.
Section 8.5   Extension; Waiver.   At any time prior to the First Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent, Acquisition Sub I or Acquisition Sub II in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
Section 8.6   Expenses; Transfer Taxes.   Except as expressly set forth herein, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses; provided, however, that Parent shall pay all (a) filing fees of the premerger notification and report forms relating to the Mergers under the HSR Act and the filing of any application, notice or other document under any applicable foreign Antitrust Law or Foreign Investment Law and (b) filing fees associated with applications required to be filed with the FCC or other Telecommunications Regulatory Authorities relating to the Mergers. Parent shall timely and duly pay all (a) transfer, stamp and documentary Taxes or fees and (b) sales, use, gains, real property transfer and other similar Taxes or fees arising out of or in connection with the Mergers and any other transactions contemplated by this Agreement.
ARTICLE IX
GENERAL PROVISIONS
Section 9.1   Non-Survival of Representations, Warranties and Agreements.   The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any Person shall terminate at the First Effective Time or, except as provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties to the extent its terms contemplate performance at or after the First Effective Time, including those contained in Section 6.6 and Section 6.9.
Section 9.2   Notices.   All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by electronic mail (provided that the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

if to Parent, Acquisition Sub I or Acquisition Sub II:
Amazon.com, Inc.
410 Terry Avenue North
Seattle, WA 98109
Email:
***

Attention:
***

with a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 6th Avenue
New York, NY 10019
Email:
kveeraraghavan@paulweiss.com
srichards@paulweiss.com

Attention:
Krishna Veeraraghavan
Stan Richards

if to the Company:
Globalstar, Inc.
1351 Holiday Square Blvd.
Covington, Louisiana 70433
Email:
***

Attention:
***

with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Email:
Howard.Ellin@skadden.com
Michael.Mies@skadden.com
Max.Troper@skadden.com

Attention:
Howard Ellin
Michael Mies
Max Troper

and
Wilson Sonsini Goodrich & Rosati, Professional Corporation
701 5th Ave #5100
Seattle, WA 98104
Email:
pschultheis@wsgr.com
rishii@wsgr.com
asimmerman@wsgr.com
rkorenblit@wsgr.com

Attention:
Patrick Schultheis
Rob Ishii
Amy Simmerman
Remi Korenblit

or to such other address or electronic mail address for a party as shall be specified in a notice given in accordance with this Section 9.2; provided that any notice received by electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (New York City time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (New York City time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.
Section 9.3   Interpretation; Disclosure Letters; Certain Definitions.
(a)   The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
(b)   The Company Disclosure Letter shall be arranged in separate sections corresponding to the numbered and lettered sections contained in this Agreement. Disclosure of any fact, circumstance or information in any section of the Company Disclosure Letter shall be deemed to be disclosure of such fact, circumstance or information with respect to any other section of this Agreement if it is reasonably apparent on the face of such disclosure that such disclosure relates to any such other section. The inclusion of any item in the Company Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever. The Company shall not be entitled to update or modify the Company Disclosure Letter after the execution and delivery of this Agreement, and any update or modification made or purported to have been made to the Company Disclosure Letter after the execution and delivery of this Agreement shall be disregarded for all purposes under this Agreement.
(c)   The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The use of the words “either,” “or,” “neither,” “nor” and “any” shall not be exclusive, unless context requires otherwise. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa, and references to a Person are also to its permitted successors and assigns. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to April 13, 2026, unless the context requires otherwise. When used in reference to the Company or its Subsidiaries, the term “material” shall be measured against the Company and its Subsidiaries, taken as a whole. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). All references to “dollars” or “$” refer to currency of the United States of America. All references to “U.S.” or the “United States” are to the United States of America, including its territories and possessions. All provisions herein qualified by the term “domestic” or “foreign” shall be construed on the basis that the United States is the relevant domestic country. Any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; and, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). Unless otherwise specified, any statement that a document has been “made available” to Parent means that such document has been (x) made available for review by Parent and Parent’s Representatives prior to 6:00 p.m. (New York City time) on the day before the date of this Agreement in the “Project Gravity” virtual data room established by the Company with Datasite and not removed from such virtual data room prior to the date hereof or (y) filed with the SEC and publicly available on EDGAR prior to 6:00 p.m. (New York City time) on the day before the date of this Agreement. References to “writing” and “written” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and include writings delivered by email.
Section 9.4   Severability.   If any term, provision, covenant or restriction of this Agreement or the application thereof to any Person or circumstance is held by a court of competent jurisdiction or other authority to be invalid, void, illegal, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, void, illegal, unenforceable or against its regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby, including the Mergers and the Share Issuance, be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties hereto intend that the remedies and limitations thereon contained in Section 8.3(b), Section 8.3(d) and Section 8.3(e) be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder.
Section 9.5   Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 9.5 shall be null and void.
Section 9.6   Entire Agreement.   This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, the Clean Team Agreement, the Support Agreement, the Warrant Amendment Agreements, the Contracts set forth in Section 6.19 of the Company Disclosure Letter, the Post-Closing KTA Amendment, the Letter Agreement and the Company Disclosure Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. Notwithstanding anything to the contrary in this Agreement, the Company Disclosure Letter and any exhibits and schedules referred to in this Agreement are “facts ascertainable” (as such term is used in Section 251(b) of the DGCL) but, solely for purposes of Sections 147 and 251 of the DGCL, are not a part of, and do not form a part of, this Agreement.
Section 9.7   No Third-Party Beneficiaries.   This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that it is specifically intended that the D&O Indemnified Parties (with respect to Section 6.6 from and after the First Effective Time) are third-party beneficiaries and shall be entitled to enforce the provisions of Section 6.6 in accordance with its terms.
Section 9.8   Governing Law.   This Agreement and all Actions (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, or the actions of Parent, Acquisition Sub I, Acquisition Sub II or the Company in the negotiation, administration, performance or enforcement thereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.9   Specific Performance.
(a)   The parties hereto acknowledge and agree that (i) irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of each party hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions and (ii) the provisions of Section 8.3, including the availability of the Company Termination Fee or the Parent Termination Fee, as applicable, will not be construed to diminish or otherwise impair in any respect any party’s right to such injunction, specific performance and other equitable relief. Accordingly, the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions or any other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to show proof of actual damages or provide any bond or other security in connection with any such order or injunction. Notwithstanding anything to the contrary contained herein, if this Agreement is validly terminated in accordance with Section 8.1, this Section 9.9 is not intended and shall not be construed to limit in any way, and shall be subject in all respects to, the provisions of Section 8.3(b) and Section 8.3(d).
(b)   To the extent any party hereto brings an Action to specifically enforce the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives the termination of this Agreement), the Termination Date shall automatically be extended to (i) the tenth (10th) Business Day following the resolution of such action, suit or proceeding or (ii) such other time period established by the court presiding over such Action.
Section 9.10   Consent to Jurisdiction.
(a)   Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or other legal proceeding arising out of or relating to this Agreement and (v) agrees that each of the other parties shall have the right to bring any suit, action or other legal proceeding for enforcement of a judgment entered by the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of Parent, Acquisition Sub I and Acquisition Sub II and the Company agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(b)   Each party hereto irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.10(a) in any such suit, action or other legal proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.2. However, the foregoing shall not limit the right of a party to effect service of process on any other party by any other legally available method.
Section 9.11   Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall together be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties (including via portable document format (.pdf)), it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or through an electronic signature service shall be sufficient to bind the parties to the terms of this Agreement. No party shall raise the use of email or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email or other electronic transmission as a defense to the formation of a contract, and each party forever waives any such defense.
Section 9.12   WAIVER OF JURY TRIAL.   EACH OF PARENT, ACQUISITION SUB I, ACQUISITION SUB II AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGERS, ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB I, ACQUISITION SUB II OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.
[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent, Acquisition Sub I, Acquisition Sub II and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
AMAZON.COM, INC.
By:
/s/ Peter Krawiec

Name:
Peter Krawiec

Title:
Senior Vice President, Worldwide
Corporate and Business Development

GRAPEFRUIT ACQUISITION SUB I, INC.
By:
/s/ Nick Komorous

Name:
Nick Komorous

Title:
President and Treasurer

GRAPEFRUIT ACQUISITION SUB II, LLC
By:
/s/ Ryan McCrate

Name:
Ryan McCrate

Title:
Manager

GLOBALSTAR, INC.
By:
/s/ Rebecca S. Clary

Name:
Rebecca S. Clary

Title:
Vice President & Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A
Definitions
As used in this Agreement, the following terms shall have the respective meanings set forth or referenced below:
“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 6.5(d).
“Acquisition Sub I” shall have the meaning set forth in the Preamble.
“Acquisition Sub I Board” shall have the meaning set forth in the Recitals.
“Acquisition Sub II” shall have the meaning set forth in the Preamble.
“Acquisition Sub II Board” shall have the meaning set forth in the Recitals.
“Action” shall mean any complaint, claim, charges, demand, inquiry, audit, examination, action, suit, investigation, arbitration, litigation, administrative hearing, enforcement proceeding or other similar formal legal proceeding, whether civil, criminal administrative or investigative, at law or in equity, in each case by or before, or otherwise involving, any court or other Governmental Authority or arbitral body.
“Adjustment Amount” shall mean the aggregate amount of Performance Remedies (as defined in the Letter Agreement) payable to Customer Parent immediately following the Closing pursuant to, and in accordance with the terms of, the Letter Agreement.
“Adverse Recommendation Change” shall have the meaning set forth in Section 6.5(e).
“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.
“Affiliate Transaction” shall have the meaning set forth in Section 4.25.
“Agreement” shall have the meaning set forth in the Preamble.
“ANFR” shall mean the French National Agency for Radio Frequencies.
“Anti-Corruption Laws” means Laws relating to anti-bribery, anti-corruption or anti-money laundering.
“Antitrust Laws” shall have the meaning set forth in Section 4.4(b).
“Author” shall have the meaning set forth in Section 4.14(j).
“BDT & MSD” shall have the meaning set forth in Section 4.22.
“Blue Sky Laws” shall mean state securities or “blue sky” laws.
“Book-Entry Shares” shall have the meaning set forth in Section 3.1(a)(ii).
“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.
“Canceled Shares” shall have the meaning set forth in Section 3.1(a)(i).
“Cash Consideration” shall have the meaning set forth in Section 3.1(a)(ii)(1).
“Cash Election” shall have the meaning set forth in Section 3.1(a)(ii)(1).
“Cash Election Number” shall have the meaning set forth in Section 3.2(a)(ii)(1).
“Cash Election Shares” shall have the meaning set forth in Section 3.1(a)(ii)(1).
“Certificate of Designation” shall have the meaning set forth in Section 3.4(a).

“Certificates” shall have the meaning set forth in Section 3.1(a)(ii).
“Clean Team Agreement” shall mean the clean team agreement, dated December 8, 2025, between Parent and the Company.
“Closing” shall have the meaning set forth in Section 2.2.
“Closing Date” shall have the meaning set forth in Section 2.2.
“Closing Year Annual Bonus” shall have the meaning set forth in Section 6.9(e).
“Closing Year Annual Bonus Payment” shall have the meaning set forth in Section 6.9(e).
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” shall have the meaning set forth in Section 4.13(a).
“Company” shall have the meaning set forth in the Preamble.
“Company 401(k) Plans” shall have the meaning set forth in Section 6.9(i).
“Company Benefit Plan” shall mean (i) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and (ii) each other compensation or employee benefit plan, program or arrangement, including any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive, employment, cash bonus or incentive compensation, retirement or deferred compensation, profit-sharing, unemployment or severance, retention or change in control compensation agreement, plan, policy, program, arrangement or applicable form of award agreement, in each case that the Company or any of its Subsidiaries presently sponsors, participates in, is a party or contributes to with respect to any current or former employee, director, individual consultant or other individual service provider of the Company or any of its Subsidiaries or the beneficiaries or dependents of any such individual, or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability (other than any plan or program that is required by statute or maintained by a Governmental Authority to which the Company or any of its subsidiaries contributes pursuant to applicable Law).
“Company Board” shall have the meaning set forth in the Recitals.
“Company Bylaws” shall have the meaning set forth in Section 4.1(a).
“Company Capitalization Listing Date” shall have the meaning set forth in Section 4.2(a).
“Company Certificate of Incorporation” shall have the meaning set forth in Section 4.1(a).
“Company Common Stock” shall have the meaning set forth in Section 3.1(a)(i).
“Company Data” shall mean all data, information and data compilations (including all Trade Secrets, Personal Data, user data and listings and other content or information displayed, distributed or made available on or through any product or service of the Company or its Subsidiaries) that have been Processed by or for the Company or any of its Subsidiaries or that are otherwise used in or necessary for the conduct of the business of the Company and its Subsidiaries.
“Company Director Option” shall have the meaning set forth in Section 3.5(a)(iii).
“Company Director Restricted Stock” shall have the meaning set forth in Section 3.5(b)(iii).
“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.
“Company Equity Awards” shall mean, collectively, (i) Company Options, (ii) Company Restricted Stock, (iii) Company Restricted Stock Units and (iv) Company Performance Restricted Stock Units.
“Company ESPP” shall mean the Globalstar, Inc. Amended and Restated Employee Stock Purchase Plan.

“Company Fundamental Representations” shall mean the first sentence of Section 4.1(a) (Organization and Qualification; Subsidiaries); Section 4.2(a), Section 4.2(b), Section 4.2(c) and Section 4.2(d) (Capitalization); Section 4.3 (Authority Relative to Agreement); Section 4.5(d) and Section 4.5(e) (Telecommunications Permits and Spectrum); Section 4.17(c) (Material Contracts); Section 4.20 (Takeover Statutes); Section 4.21 (Requisite Stockholder Approval); Section 4.22 (Brokers); and Section 4.23 (Opinion of Financial Advisor).
“Company IP Agreements” shall have the meaning set forth in Section 4.17(a)(xv).
“Company Lease” means any lease, sublease, license or occupancy agreement, including all amendments, extension, renewals, agreements and guaranties with respect thereto, that requires the Company or any of its Subsidiaries to pay an annual base rent in excess of $1 million.
“Company Material Adverse Effect” shall mean any state of facts, condition, change, event, effect, circumstance, occurrence or development (an “Effect”) which, individually or in the aggregate with all other Effects, (a) has had or resulted in or would reasonably be expected to have or result in a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Mergers; provided, however, that with respect to clause (a) only, no Effects to the extent arising out of or resulting from the following shall be deemed to be or constitute a Company Material Adverse Effect or be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any Effects generally affecting any of the industries or markets in which the Company or its Subsidiaries operate that occur after the date of this Agreement, (ii) any changes after the date of this Agreement in any Law or GAAP (or changes in interpretations of any Law or GAAP that are effected after the date of this Agreement), (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates), including any government shutdowns, tariffs, sanctions, trade policies or similar Laws, Orders or policies, or any trade disputes, “trade wars” or similar actions, or any threats of any of the foregoing, in each case in any country or region in which the Company or its Subsidiaries operate, (iv) any acts of God, natural disasters, wildfires, weather conditions, pandemics, terrorism, armed hostilities, sabotage, war (whether or not declared), cyber-terrorism or cyber-attacks, social protest or unrest, natural or man-made disasters or other force majeure events, or any escalation or worsening of any of the foregoing and any response of Governmental Authorities to any of the foregoing, (v) the negotiation, execution or announcement of this Agreement or the pendency or consummation of transactions contemplated hereby, including by reason of the identity of Parent and changes in relationships with customers, suppliers, vendors or employees (provided that the exceptions in this clause (v) shall not apply to any representation or warranty made by the Company the express purpose of which is to address the consequences arising out of, relating to or resulting from the negotiation, execution or announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including the Mergers), (vi) any action required to be taken, or refrained from being taken, pursuant to the terms of this Agreement (other than the first sentence of Section 6.1) or, except with respect to Section 6.1, any action taken or refrained from being taken, in each case, to which Parent has expressly approved, consented to or requested in writing following the date of this Agreement, (vii) any changes in the Company’s market price or trading volume of the Company Common Stock, any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of its Subsidiaries (provided that the Effects giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect) or (viii) any stockholder claim or litigation (including any class action or derivative litigation) initiated against or otherwise involving the Company and/or any of its directors or officers arising out of or relating to this Agreement or the transactions contemplated hereby, including the Mergers, in each case arising from allegations of breach of fiduciary duty to the Company’s stockholders or from allegations of false, misleading or inadequate disclosure (it being understood and agreed that the exception in this clause (viii) shall apply to any

Effect arising out of, relating to or resulting from the bringing of such allegations and not those arising out of, relating to or resulting from an actual breach or false, misleading or inadequate disclosure); provided, further, that with respect to clauses (i), (ii), (iii) and (iv) above, to the extent that such Effect has had a disproportionate adverse effect on the Company and its Subsidiaries relative to other participants that operate in the industries in which the Company and its Subsidiaries participate, the incremental disproportionate adverse effect may be deemed to be or constitute a Company Material Adverse Effect, or taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.
“Company Material Contract” shall have the meaning set forth in Section 4.17(a).
“Company Option” shall mean each outstanding option to purchase shares of Company Common Stock granted to any employee or director of, or other service provider to, the Company or any of its Subsidiaries.
“Company Performance Restricted Stock Units” shall mean each restricted stock unit granted to any employee or director of, or other service provider to, the Company or any of its Subsidiaries that is subject to performance-based vesting conditions.
“Company Permits” shall have the meaning set forth in Section 4.5(a).
“Company Preferred Stock” shall have the meaning set forth in Section 3.4(a).
“Company Recommendation” shall mean the recommendation of the Company Board that the stockholders of the Company adopt this Agreement and approve the transactions contemplated hereby, including the Mergers.
“Company Related Parties” shall have the meaning set forth in Section 8.3(b).
“Company Restricted Stock” shall mean an issued and outstanding share of Company Common Stock that is subject to vesting conditions.
“Company Restricted Stock Unit” shall mean each restricted stock unit granted to any employee or director of, or other service provider to, the Company or any of its Subsidiaries, other than any Company Performance Restricted Stock Units.
“Company Satellite” shall mean a satellite owned or operated by the Company or any of its Subsidiaries (and does not include any satellite that has been de-commissioned or abandoned).
“Company SEC Documents” shall have the meaning set forth in Section 4.6(a).
“Company Software” shall have the meaning set forth in Section 4.14(f).
“Company Special Committee” shall have the meaning set forth in the Recitals.
“Company Termination Fee” shall mean an amount equal to $419,832,000.00.
“Company Unvested Option” shall have the meaning set forth in Section 3.5(a)(ii).
“Company Unvested Restricted Stock” shall have the meaning set forth in Section 3.5(b)(ii).
“Company Unvested Restricted Stock Units” shall have the meaning set forth in Section 3.5(c)(ii).
“Company Vested Option” shall have the meaning set forth in Section 3.5(a)(i).
“Company Vested Restricted Stock” shall have the meaning set forth in Section 3.5(b)(i).
“Company Vested Restricted Stock Units” shall have the meaning set forth in Section 3.5(c)(i).
“Company Warrant” shall have the meaning set forth in the Recitals.
“Competing Proposal” shall have the meaning set forth in Section 6.5(h)(i).

“Confidentiality Agreement” shall mean the confidentiality agreement, dated September 12, 2025, between Parent and the Company.
“Consent” shall have the meaning set forth in Section 4.4(b).
“Continuing Employees” shall have the meaning set forth in Section 6.9(a).
“Contract” shall mean any written or oral contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, commitment, task order, delivery order, license, sublicense, mortgage, indenture, note, bond, debenture, loan, instrument, arrangement, obligation, undertaking, understanding, permit, concession, franchise, commitment or other agreement that, in each case, is legally binding.
“control” (including the terms “controlling” “controlled by” and “under common control with”) shall mean, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.
“Current ESPP Offering Period” shall have the meaning set forth in Section 3.5(g).
“D&O Indemnified Parties” shall have the meaning set forth in Section 6.6(a).
“Data Protection Requirements” shall have the meaning set forth in Section 4.15(a).
“DGCL” shall have the meaning set forth in the Recitals.
“DLLCA” shall have the meaning set forth in the Recitals.
“DTC” shall have the meaning set forth in Section 3.3(b)(ii).
“Earth Station” shall mean any facility that sends or receives communications to or from Company Satellites, including telemetry, tracking, and control and communications traffic, regardless of whether owned or leased for use by, or provided by service Contract to, the Company or its Subsidiaries and whether or not located on real property that is either owned, leased, used or held for use by the Company or its Subsidiaries.
“Election Deadline” shall have the meaning set forth in Section 3.2(b)(iv).
“Election Form” shall have the meaning set forth in Section 3.2(b)(i).
“Election Form Record Date” shall have the meaning set forth in Section 3.2(b)(i).
“Environmental Laws” shall mean all Laws relating to pollution or protection of the environment and natural resources or, to the extent relating to Hazardous Materials, the protection of human health and safety and natural resources, including Laws relating to Releases of, the manufacture, processing, distribution, use, handling, treatment, storage, Release, transport or handling of or exposure to Hazardous Materials.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Excess Shares” shall have the meaning set forth in Section 3.1(d).
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Exchange Agent” shall have the meaning set forth in Section 3.3(a).
“Exchange Fund” shall have the meaning set forth in Section 3.3(a).
“Exchange Ratio” shall mean:
(a)   if the Parent Measurement Price is less than $280.38, (i) 0.3210 minus (ii) the quotient of (x) the Per Share Adjustment Amount divided by (y) the Parent Measurement Price; or

(b)   if the Parent Measurement Price is greater than or equal to $280.38, the quotient of (i) (x) $90.00 minus (y) the Per Share Adjustment Amount divided by (ii) the Parent Measurement Price, rounded to four decimal places.
“Existing D&O Insurance Policies” shall have the meaning set forth in Section 6.6(c).
“Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and dissemination of the Registration Statement, the Information Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement, the Information Statement and the solicitation of stockholder approvals, any filing with, and obtaining of any necessary Consents from any Governmental Authority pursuant to any Antitrust Laws, Foreign Investment Laws or Satellite and Communications Laws, engaging the services of the Exchange Agent, any other filings with the SEC, and all other matters related to the Closing and the other transactions contemplated by this Agreement.
“FCC” shall mean the U.S. Federal Communications Commission.
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“First Certificate of Merger” shall have the meaning set forth in Section 2.3(a).
“First Effective Time” shall have the meaning set forth in Section 2.3(a).
“First Merger” shall have the meaning set forth in the Recitals.
“Foreign Investment Law” shall mean any Law that provides for foreign investment screening or national security and/or public order reviews in connection with the acquisition of any interests in or assets of a business or entity.
“Foreign Plan” shall mean each Company Benefit Plan that primarily covers current or former employees, directors or individual service providers of the Company or any of its subsidiaries based outside of the United States and/or that is subject to any Law other than U.S., federal, state or local Law (other than any plan or program that is required by statute or maintained by a Governmental Authority to which the Company or any of its subsidiaries contributes pursuant to applicable Law).
“Fraud” shall mean, with respect to any Person, an intentional common law fraud under the Laws of the State of Delaware (and not, for the avoidance of doubt, a negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence), by such Person in the making of the representations and warranties in this Agreement or any certificate executed and delivered by such Person pursuant to the terms of this Agreement.
“GAAP” shall mean the United States generally accepted accounting principles.
“Government Bid” means any offer, quotation, bid or proposal which, if accepted, would reasonably be expected to result in a Government Contract.
“Government Contract” shall mean any Contract (including any purchase, delivery or task order, basic ordering agreement, pricing agreement, letter contract, grant, cooperative agreement, other transactional authority agreement, or change order) that is currently active in performance or that has been active in performance at any time since January 1, 2020, between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority or any prime contractor or sub-contractor (at any tier) of any Governmental Authority, on the other hand. A task, purchase or delivery order under a Government Contract shall constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.
“Governmental Authority” shall mean any (a) international, multinational or supranational body exercising legislative, judicial or regulatory powers, (b) federal, state, provincial, local, municipal, foreign or other government or quasi-government, or any, subdivision, department, ministry, board, court, administrative agency or commission of the foregoing or (c) other governmental entity, self-regulatory organization, authority or instrumentality or political subdivision thereof.
“Governmental Authorization” shall mean any waiting period expiration, consent, clearance, approval, identification number, certification, permit, license, registration, qualification or authorization granted by any Governmental Authority.
“Hazardous Materials” shall mean all chemicals, substances, materials, or wastes defined, prohibited, listed, designated, classified or regulated as (a) hazardous substances, oils, pollutants or contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or (b) “hazardous,” “radioactive,” “corrosive” or “toxic” or as a “pollutant” or “contaminant” (or words of similar import) under, or for which liability or standards of conduct may be imposed pursuant to, Environmental Laws or by any Governmental Authority having jurisdiction over environmental matters, including petroleum, petroleum products and by-products, asbestos and asbestos-containing materials, per- and poly-fluoroalkyl substances, polychlorinated biphenyl, radioactive materials, urea formaldehyde, lead, radon gas or toxic mold.
“Holder” shall have the meaning set forth in Section 3.2(b)(i).
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
“Information Security Program” shall mean a written information security program that (a) complies with Data Protection Requirements, (b) when appropriately implemented and maintained would constitute reasonable security procedures and practices appropriate to the nature of the IT Assets and Personal Data of the Company and its Subsidiaries and (c) is at least as stringent as applicable industry standards.
“Information Statement” shall have the meaning set forth in Section 4.7.
“Insurance Policies” shall have the meaning set forth in Section 4.24.
“Intellectual Property Rights” shall mean all intellectual property and similar proprietary rights in any jurisdiction of the world, including all such rights in and to: (a) patents (including design patents) and utility models of any kind, patent applications, including provisional applications, statutory invention registrations, inventions, discoveries and invention disclosures (whether or not patented), and all related continuations, continuations-in-part, divisions, renewals, reissues, re-examinations, substitutions, extensions, continuing prosecution applications, provisionals, divisions and substitutions thereof or relating thereto, as well as all related foreign patents and patent applications that are counterparts to such patents and patent applications, (b) rights in trademarks, service marks, trade names, corporate names, service names, brand names, symbols, logos, trade dress, packaging design, slogans, certification marks, collective marks, DBAs, Internet domain names, uniform resource locators and other similar identifiers of origin, in each case whether or not registered, and any and all common law and any applicable moral rights thereto, and registrations and applications for registration thereof, including all renewals of the same, and any goodwill associated therewith (collectively, “Trademarks”), (c) rights in published and unpublished works of authorship whether or not copyrightable (including rights in Software, databases and other compilations of information), whether or not registered or sought to be registered, copyrights in and to the foregoing, and other similar exclusive exploitation rights and moral rights, together with all common law rights and moral rights therein, and any applications and registrations therefor, and all renewals, extensions, restorations, derivatives, translations, localizations, adaptations, and reversions thereof, (d) rights under applicable trade secret Law in confidential or proprietary information of a confidential nature, including rights in or arising out of information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including ideas, know-how, processes, schematics, methods, formulae, drawings, programs, systems, techniques, prototypes, models, designs, customer lists and supplier lists, including rights granted under the Uniform Trade Secrets Act (collectively, “Trade Secrets”), (e) mask work rights, (f) rights in digital representations or digital assets pertaining to any intellectual property identified in this definition, including non-fungible tokens (NFTs) or other records recorded on a blockchain or similar technology, and (g) all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing infringement, misappropriation or other violations.
“Intended Tax Treatment” shall have the meaning set forth in Section 6.15(a).
“Intervening Event” shall have the meaning set forth in Section 6.5(h)(ii).
“IRS” shall mean the Internal Revenue Service.
“IT Assets” shall mean information technology or computer systems (including any Software, information technology or telecommunication hardware, (including computers, servers, databases, peripheral devices and telecommunications devices), network, interfaces, platforms or other equipment or systems) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data or support, disaster recovery or online services (whether or not in electronic format) and all associated documentation, in each case, used in or necessary to the conduct of the business of the Company or any of its Subsidiaries.
“ITU” shall mean the International Telecommunication Union.
“ITU Radio Regulations” shall mean the International Telecommunication Union Radio Regulations, as amended.
“Key Terms Agreement” shall have the meaning set forth in the Recitals.
“Knowledge” shall mean, with respect to the Company or Parent, the actual knowledge of the officers and employees set forth in Section A of the Company Disclosure Letter, as applicable.
“Law” shall mean any and all domestic (federal, state or local) or foreign laws (including principles of common law), rules, statutes, directives, constitutional provision, treaties, ordinances, mandates, codes, regulations, orders, judgments, rulings or decrees or other similar legally binding requirements issued, enacted, adopted, promulgated, implemented or applied by or under the authority of any Governmental Authority, including any Satellite and Communications Law.
“Leased Real Property” shall have the meaning set forth in Section 4.18(b).
“Letter Agreement” shall have the meaning set forth in the Recitals.
“Lien” shall mean liens, claims, mortgages, deeds of trust, encumbrances, pledges, security interests, rights of first offer or refusal, licenses, charges, hypothecations, options, easements, rights-of-way, encroachments or charges of any kind.
“Mailing Date” shall have the meaning set forth in Section 3.2(b)(i).
“Majority Stockholder” means Thermo Funding II, LLC.
“Malicious Code” shall mean any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware,” (as such terms are commonly understood in the software industry) or any other software routines or hardware components designed to have any of the following functions: (i) disrupting, disabling, corrupting, destroying, erasing or otherwise harming the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file, in each case, without authorization and without the applicable user’s consent.
“Material Telecommunications Permits” shall mean the Telecommunications Permits issued or licensed in the jurisdictions set forth in Section 4.5(d) of the Company Disclosure Letter.
“Maximum Cash Share Number” shall have the meaning set forth in Section 3.2(a)(i).
“Maximum D&O Amount” shall have the meaning set forth in Section 6.6(c).
“Merger Consideration” shall have the meaning set forth in Section 3.1(a)(ii).
“Mergers” shall have the meaning set forth in the Recitals.

“Nasdaq” shall mean The Nasdaq Global Select Market.
“NISPOM Rule” shall mean the National Industrial Security Program Operating Manual, as codified at 32 C.F.R. Part 117.
“No Election Shares” shall have the meaning set forth in Section 3.1(a)(ii)(3).
“Notice of Intervening Event” shall have the meaning set forth in Section 6.5(f).
“Notice of Superior Proposal” shall have the meaning set forth in Section 6.5(f).
“Open Source License” shall mean any license or other obligation that is identified as an open source license by the Open Source Initiative (www.opensource.org), which licenses shall include but are not limited to all versions of the GNU General Public License (GPL), the GNU Affero GPL, the MIT license, the Berkeley Software Distribution (BSD) license, and the Apache Licenses.
“Option Payment” shall have the meaning set forth in Section 3.5(a)(i).
“Order” shall mean any decree, order, judgment, injunction, temporary restraining order, verdict, writ, ruling, stipulation, rule, settlement, determination, decision or other order in any suit or proceeding issued or entered by or with any Governmental Authority.
“Owned IP Rights” shall mean all Intellectual Property Rights owned or purported to be owned, in whole or in part, by the Company or any of its Subsidiaries.
“Owned Real Property” shall have the meaning set forth in Section 4.18(a).
“Parent” shall have the meaning set forth in the Preamble.
“Parent 401(k) Plan” has the meaning set forth in Section 6.9(i).
“Parent Benefit Plans” shall have the meaning set forth in Section 6.9(c).
“Parent Board” shall have the meaning set forth in the Recitals.
“Parent Common Stock” shall have the meaning set forth in Section 5.2(a).
“Parent Fundamental Representations” shall mean the first sentence of Section 5.1 (Organization and Qualification), Section 5.2(a) (Capitalization), Section 5.3 (Authority Relative to Agreement), and Section 5.9 (Brokers).
“Parent Material Adverse Effect” shall mean any Effect which, individually or in the aggregate with all other Effects, (a) has had or resulted in or would reasonably be expected to have or result in a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent, materially delay or materially impair the ability of Parent to consummate the Mergers; provided, however, that with respect to clause (a) only, no Effects to the extent arising out of or resulting from the following shall be deemed to be or constitute a Parent Material Adverse Effect or be taken into account when determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any Effects generally affecting any of the industries or markets in which Parent or its Subsidiaries operate that occur after the date of this Agreement, (ii) any changes after the date of this Agreement in any Law or GAAP (or changes in interpretations of any Law or GAAP that are effected after the date of this Agreement), (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates), including any government shutdowns, tariffs, sanctions, trade policies or similar Laws, Orders or policies, or any trade disputes, “trade wars” or similar actions, or any threats of any of the foregoing, in each case in any country or region in which the Company or its Subsidiaries operate, (iv) any acts of God, natural disasters, wildfires, weather conditions, pandemics, terrorism, armed hostilities, sabotage, war (whether or not declared), cyber-terrorism or cyber-attacks, social protest or unrest, natural or man-made disasters or other force majeure events, or any escalation or worsening of any of the foregoing and any response of Governmental Authorities to any of the foregoing, (v) the negotiation, execution or announcement of this Agreement or the pendency or consummation of transactions contemplated hereby, including by reason of the identity of the Company and changes in relationships with customers, suppliers, vendors or employees (provided that the exceptions in this clause (v) shall not apply to any representation or warranty made by Parent the express purpose of which is to address the consequences arising out of, relating to or resulting from the negotiation, execution or announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including the Mergers), (vi) any changes in Parent’s market price or trading volume of the Parent Common Stock, any failure by Parent or any of its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to Parent or any of its Subsidiaries (provided that the Effects giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “Parent Material Adverse Effect” may be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect) or (vii) any stockholder claim or litigation (including any class action or derivative litigation) initiated against or otherwise involving Parent and/or any of its directors or officers arising out of or relating to this Agreement or the transactions contemplated hereby, including the Mergers, in each case arising from allegations of breach of fiduciary duty to Parent’s stockholders or from allegations of false, misleading or inadequate disclosure (it being understood and agreed that the exception in this clause (vii) shall apply to any Effect arising out of, relating to or resulting from the bringing of such allegations and not those arising out of, relating to or resulting from an actual breach or false, misleading or inadequate disclosure); provided, further, that with respect to clauses (i), (ii), (iii) and (iv) above, to the extent that such Effect has had a disproportionate adverse effect on Parent and its Subsidiaries relative to other participants that operate in the industries in which Parent and its Subsidiaries participate, the incremental disproportionate adverse effect may be deemed to be or constitute a Parent Material Adverse Effect, or taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur.
“Parent Measurement Price” shall mean the volume weighted average price (VWAP), rounded to four decimal places, of Parent Common Stock as reported by Bloomberg L.P. and using the “Bloomberg Definition” calculation method on the VWAP function for the ticker “AMZN US Equity” over the twenty (20) consecutive trading day period that ends on (and includes) the second trading day immediately prior to the Closing Date.
“Parent Organizational Documents” shall mean the certificate of incorporation and bylaws of Parent.
“Parent Related Parties” shall have the meaning set forth in Section 8.3(d).
“Parent SEC Documents” shall have the meaning set forth in Section 5.6(a).
“Parent Stock Exchange” shall mean Nasdaq, but if Nasdaq is no longer the principal U.S. trading market for Parent Common Stock, then “Parent Stock Exchange” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which the Parent Common Stock is then traded.
“Parent Subsidiary” shall mean any direct or indirect material Subsidiary of Parent.
“Parent Termination Fee” shall mean an amount equal to $592,071,000.00.
“PCLs” shall have the meaning set forth in Section 4.26(c).
“Per Share Adjustment Amount” shall mean the quotient of (a) the Adjustment Amount divided by (b) the aggregate number of shares of Company Common Stock to be converted into the right to receive Merger Consideration at the First Effective Time.
“Per Share Cash Consideration” shall mean (a) $90.00 minus (b) the Per Share Adjustment Amount.
“Per Share Value” shall mean an amount equal to the sum of (i) the product of (x) the Per Share Cash Consideration and (y) a fraction, the numerator of which is the number of shares of Company

Common Stock converted into the right to receive Cash Consideration and the denominator of which is the aggregate number of shares of Company Common Stock converted into the right to receive the Merger Consideration at the First Effective Time plus (ii) the product of (x) the Exchange Ratio, (y) the Parent Measurement Price and (z) a fraction, the numerator of which is the aggregate number of Stock Election Shares and No Election Shares and the denominator of which is the aggregate number of shares of Company Common Stock to be converted into the right to receive the Merger Consideration at the First Effective Time.
“Permitted Lien” shall mean (i) any Lien for Taxes not yet due and payable or that are being contested in good faith by any appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens securing indebtedness or liabilities that are specifically reflected on the audited financial statements of the Company for the annual period ending December 31, 2025, (iii) such Liens or other imperfections of title, if any, that do not adversely affect in any material respect the current use or value of the applicable property owned, leased, used or held for use by the Company or its Subsidiaries, (iv) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations that are not violated in any material respect by the current use of the real property subjected thereto, (v) Liens disclosed on existing title reports or existing surveys that do not and would not reasonably be expected to, individually or in the aggregate, impair in any material respect the current use, occupancy or value of the Owned Real Property or Leased Real Property subjected thereto, (vi) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business consistent with past practice that are not material to the Company and its Subsidiaries as a whole and that are not yet due and payable or that are being contested in good faith by any appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (vii) Liens securing acquisition financing with respect to the applicable asset (excluding real property), including refinancings thereof, incurred in the ordinary course of business consistent with past practice, and (viii) non-exclusive licenses of Intellectual Property Rights.
“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.
“Personal Data” shall mean (i) any information that alone or in combination with other information identifies, describes, relates to, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with an individual, or (ii) any other information that constitutes “personally identifiable information,” “personal data,” “personal information” or similar term under any applicable Data Protection Requirement.
“Post-Closing KTA Amendment” shall have the meaning set forth in the Recitals.
“Process,” “Processing” or “Processed” shall mean any operation or set of operations which is performed upon Personal Data, by any means, such as collection, recording, organization, storage, adaption or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.
“PSU Payment” shall have the meaning set forth in Section 3.5(d)(i).
“Registered IP Rights” shall mean all Owned IP Rights that are issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.
“Registration Statement” shall have the meaning set forth in Section 4.7.
“Release” shall mean any actual or threatened release, spill, emission, emptying, escaping, discharge, leaking, pumping, injection, deposit, disposal, dispersal, pouring, dumping, leaching or migration of Hazardous Materials, including the movement of Hazardous Materials into, through or in the environment (including indoor and outdoor air, soil, land surface, surface water, groundwater or subsurface strata).
“Representatives” shall have the meaning set forth in Section 6.4(a).

“Required Governmental Authorizations” shall have the meaning set forth in Section 7.1(d).
“Requisite Stockholder Approval” shall have the meaning set forth in Section 4.21.
“Restricted Stock Payment” shall have the meaning set forth in Section 3.5(b)(i).
“RSU Payment” shall have the meaning set forth in Section 3.5(c)(i).
“Sanctioned Person” shall mean a Person (i) listed in a Sanctions-related list of designated Persons, (ii) located, organized or ordinarily resident in a Sanctioned Territory, (iii) the Government of Venezuela, or (iv) owned or controlled by any Persons in (i) through (iii).
“Sanctioned Territory” shall mean a jurisdiction that is the subject of comprehensive Sanctions (currently, Cuba, Iran, North Korea, and the Crimea, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic regions of Ukraine).
“Sanctions” shall mean the economic and trade sanctions administered by the United States, United Kingdom, European Union or any of its member states, or the United Nations Security Council.
“Satellite and Communications Law” shall mean any U.S. or non-U.S. statute, Law, rule, regulation, code, ordinance, order, decree, judgment, injunction, notice or similar instrument of authority issued or promulgated by the FCC, a state public utility or public service commission, the Universal Service Administrative Company or any other U.S. or non-U.S. Governmental Authority that regulates (a) the provision of communications, telecommunications, information, broadcast or video services, (b) the use of electromagnetic spectrum or (c) the assignment of licenses to construct, launch and operate satellites, operate Earth Stations, sell or support user terminals, devices, handsets, or components, use the electromagnetic spectrum or provide communications, telecommunications, information, broadcast or video services, including the United States Communications Act of 1934, as amended, the United States Telecommunications Act of 1996, the ITU Radio Regulations, the Law governing licensing and operations in countries in which the Company or any Subsidiaries hold, are applying for, or control, Company Permits or Telecommunications Permits and every other Law applicable to interstate and international satellite operations or telecommunications, together with all Law concerning the provision of intrastate telecommunications services or concerning the interstate operation of any satellite operations or telecommunications, cable or open video system.
“SEC” shall mean the Securities and Exchange Commission.
“Second Certificate of Merger” shall have the meaning set forth in Section 2.3(b).
“Second Effective Time” shall have the meaning set forth in Section 2.3(b).
“Second Merger” shall have the meaning set forth in the Recitals.
“Secretary of State” shall have the meaning set forth in Section 2.3(a).
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Security Breach” shall mean any breach of security or other incident (including ransomware attack or phishing incident), violations or outages of, or unauthorized intrusion or access to, or uses of, the IT Assets, or any breaches, losses, thefts, misuses, disclosure, exfiltration or the rendering unavailable of, or unauthorized or unlawful Processing of, Company Data.
“Share Issuance” shall have the meaning set forth in the Recitals.
“Software” shall mean (a) computer programs, including operating systems, applications, firmware or other software code, whether in Source Code, object code or other form, (b) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections (whether machine readable or otherwise), (c) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons, (d) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing and (e) all documentation, including development, diagnostic, support, user and training documentation, related to any of the foregoing.
“Source Code” shall mean Software in human-readable form.
“SRC” shall have the meaning set forth in the Recitals.
“Stock Consideration” shall have the meaning set forth in Section 3.1(a)(ii)(2).
“Stock Election” shall have the meaning set forth in Section 3.1(a)(ii)(2).
“Stock Election Shares” shall have the meaning set forth in Section 3.1(a)(ii)(2).
“Sub-Processor” shall have the meaning set forth in Section 4.15(b).
“Subsidiary” of any Person shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other subsidiary) owns, directly or indirectly, more than fifty (50%) of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.
“Superior Proposal” shall have the meaning set forth in Section 6.5(h)(iii).
“Support Agreement” shall have the meaning set forth in the Recitals.
“Supporting Stockholders” shall have the meaning set forth in the Recitals.
“Surviving Corporation” shall have the meaning set forth in the Recitals.
“Surviving Entity” shall have the meaning set forth in the Recitals.
“Tail Coverage” shall have the meaning set forth in Section 6.6(c).
“Takeover Statutes” shall have the meaning set forth in Section 4.20.
“Tax” or “Taxes” shall mean any and all federal, state, provincial, local or non-U.S. taxes imposed by any Governmental Authority (together with any and all interest, penalties and additions to tax imposed with respect to such amounts), including income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, net worth, excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes.
“Tax Returns” shall mean returns, reports and information statements, including any election, declaration, disclosure, estimate, schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other Governmental Authority, including, without limitation, any claim for refund or amended return.
“Team Telecom” shall mean the Committee for the Assessment of Foreign Participation in the United States Telecommunications Services Sector, established pursuant to Executive Order 13913, dated April 4, 2020.
“Telecommunications Permits” shall mean (a) all permits, authorizations, licenses, franchises, approvals, certificates, Consents, exceptions, waivers, concessions, grants, clearances, permissions, qualifications, easements, exemptions, Orders, variances, registrations, notices or other obligations issued, in each case by any Telecommunications Regulatory Authority and held by the Company or its Subsidiaries, including for use of the radio spectrum, the operation of Earth Stations and the sale or support of user terminals, devices, handsets, or components by the Company or any of its Subsidiaries and (b) all leases or subleases (other than Company Leases) for the use of radio spectrum, the operation of Earth Stations and the sale or support of user terminals, devices, handsets, or components licensed by any Telecommunications Regulatory Authority that are between Company or any of its Subsidiaries, as lessee(s), and the licensees or permittees of such spectrum (other than Company or any of its Subsidiaries), as lessors, pursuant to which Company or any of its Subsidiaries has the right to use such radio spectrum, to operate such Earth Stations or to sell and support user terminals, devices, handsets, or components.
“Telecommunications Regulatory Authority” shall mean any Governmental Authority that regulates the telecommunications operations of the Company and its Subsidiaries in the jurisdictions in which it operates, including for market access, including the FCC, ANFR and ITU.
“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).
“Third Party” shall mean any Person or group other than Parent, Acquisition Sub I, Acquisition Sub II and their respective Affiliates.
“Top Customer” shall mean a top ten customer of the Company and its Subsidiaries, taken as a whole, based on revenues during each of the twelve months ended December 31, 2024 and December 31, 2025.
“Top Supplier” shall mean a top ten vendor or supplier of the Company and its Subsidiaries, taken as a whole, based on expenditures during each of the twelve months ended December 31, 2024 and December 31, 2025.
“Trade Control Laws” shall mean Laws relating to the regulation of imports, exports, re-exports, or transfers of goods, technology, software, or services, including (a) the Export Administration Regulations (EAR), 15 C.F.R. Parts 730 et seq., (b) the customs regulations set forth in Title 19 of the Code of Federal Regulations, customs Laws set out in Title 19 of the United States Code, and the Laws administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement and their respective predecessor agencies, (c) the anti-boycott Laws administered by the U.S. Department of Commerce and U.S. Department of the Treasury’s Internal Revenue Service, and (d) all similar Laws of the United Kingdom and the European Union, to the extent applicable.
“Treasury Regulations” shall mean the regulations promulgated under the Code, as may be amended from time to time.
“United States” shall have the meaning set forth in Section 9.3(c).
“Unpaid Dividends” shall have the meaning set forth in Section 3.1(a)(ii).
“U.S.” shall have the meaning set forth in Section 9.3(c).
“WARN Act” shall have the meaning set forth in Section 4.13(e).
“Warrant Amendment Agreements” shall have the meaning set forth in the Recitals.
“Warrant Notional Common Shares” means, with respect to a particular Company Warrant that is vested and unexercised, the number of shares of Company Common Stock that would be issued upon a cashless exercise of such Company Warrant immediately prior to the First Effective Time in accordance with the terms of the applicable Warrant Amendment Agreement.
“Willful Breach” shall mean any breach of any covenant or agreement set forth in this Agreement prior to the date of its termination that is a consequence of any intentional act, or intentional failure to act, undertaken by the breaching party with the knowledge that the taking of such act, or failure to act, may or would result in such breach.
“Written Consent” shall have the meaning set forth in Section 4.21.

Annex B
April 13, 2026
The Subcommittee of the Strategic Review Committee
of the Board of Directors of Globalstar, Inc. (the “Special Committee”)
Globalstar, Inc.
1351 Holiday Square Blvd.
Covington, Louisiana 70433
Members of the Special Committee:
We understand that Globalstar, Inc. (the “Company”) proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”), with Amazon.com, Inc. (the “Acquiror”), Grapefruit Acquisition Sub I Inc., a direct wholly owned subsidiary of the Acquiror (“Acquisition Sub 1”) and Grapefruit Acquisition Sub II, LLC, a direct wholly owned subsidiary of the Acquiror (“Acquisition Sub 2”). Pursuant to the Merger Agreement (i) Acquisition Sub 1 will merge with and into the Company with the Company being the surviving company as a direct wholly owned subsidiary of the Acquiror (the “First Merger”), and (ii) immediately following the First Merger, the Company will merge with and into Acquisition Sub 2, with Acquisition Sub 2 being the surviving company as a direct wholly owned subsidiary of the Acquiror (the “Second Merger” and together with the First Merger, the “Mergers”). As a result of the First Merger, each outstanding share of common stock, par value $0.0001, of the Company (the “Company Common Stock”), other than Canceled Shares (as defined in the Merger Agreement), will be converted into the right to receive, at the election of the holder thereof: (i) $90.00 minus the Per Share Adjustment Amount (as defined in the Merger Agreement) per share in cash, without interest (the “Cash Consideration”) or (ii)(A) if the Parent Measurement Price (as defined in the Merger Agreement) is less than $280.38, a number of shares of common stock, par value $0.01 per share, of the Acquiror (the “Acquiror Common Stock”) equal to 0.3210 minus the quotient of (x) the Per Share Adjustment Amount divided by (y) the Parent Measurement Price or (B) if the Parent Measurement Price is greater than or equal to $280.38, such fraction of a share of the Acquiror Common Stock equal to the quotient of (a) $90.00 minus the Per Share Adjustment Amount divided by (b) the Parent Measurement Price, rounded to four decimal places (such fraction of a share in (A) and (B), as applicable, the “Stock Consideration” and together with the Cash Consideration, as applicable, the “Merger Consideration”). The Merger Consideration is subject to certain other limitations and proration procedures, including that no more than forty percent (40%) of the outstanding shares of the Company Common Stock may receive the Cash Consideration), set forth in the Merger Agreement (as to which we express no opinion). The terms and conditions of the Mergers are more fully set forth in the Merger Agreement.
The Special Committee has asked us whether, in our opinion, the Merger Consideration to be received by holders of the Company Common Stock in the Mergers is fair, from a financial point of view, to such holders.
In connection with rendering our opinion, we have, among other things:
(i)
reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii)
reviewed certain internal projected financial data relating to the Company, prepared and furnished to us by the management of the Company (the “Forecasts”) including estimates prepared by the management of the Company regarding the amount, timing, and use of certain tax attributes of the Company (the “Tax Attributes”), each as approved for our use by the Special Committee;

(iii)
discussed with management of the Company its assessment of the past and current operations of the Company, including with respect to the Company’s allocated terrestrial and non-terrestrial radio frequency spectrum rights, the current financial condition and prospects of the Company, and the Forecasts;

(iv)
discussed with management of the Acquiror publicly available information relating to the past and current operations of the Acquiror and the current financial condition and prospects of the Acquiror;

(v)
reviewed the reported prices and the historical trading activity of the Company Common Stock and the Acquiror Common Stock;

(vi)
compared the financial performance of certain business segments of the Company and the valuation multiples relating to the Mergers with the financial terms, to the extent publicly available, of certain other transactions and with certain other asset valuation metrics, in each case that we deemed relevant;

(vii)
reviewed the financial terms and conditions of a draft, dated April 13, 2026, of the Merger Agreement, and a draft of the Letter Agreement (as defined in the Merger Agreement), dated April 13, 2026; and

(viii)
performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, including the Tax Attributes, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company, including the amount, timing, and use of such Tax Attributes. We express no view as to the Forecasts, including the Tax Attributes, or the assumptions on which they are based.
For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the final executed Merger Agreement and the final executed Letter Agreement will not differ from the draft Merger Agreement and draft Letter Agreement reviewed by us, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and the Letter Agreement and that all conditions to the consummation of the Mergers will be satisfied without waiver or modification thereof. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Mergers will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company, the Acquiror or the consummation of the Mergers or reduce the contemplated benefits to the holders of the Company Common Stock of the Mergers. In addition, we have relied, at your direction, without independent verification, on the assessments of the management of the Company as to the validity, commercial viability, capacity, potential utilization and benefits of the Company’s allocated terrestrial radio frequency spectrum rights, and we have assumed, at your direction, that the Company is subject to various restrictions on its ability to monetize its non-terrestrial allocated radio frequency spectrum rights.
We have not conducted a physical inspection of the properties or facilities of the Company or the Acquiror and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company or the Acquiror, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.
We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock, from a financial point of view, of the Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Mergers, including, without limitation, the structure or form of the Mergers, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement. Our opinion does not address the relative merits of the Mergers as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Mergers. We do not express any view on, and our opinion does not address, what the value of the Acquiror Common Stock actually will be when issued or the prices at which the Company Common Stock or the Acquiror Common Stock will trade at any time, including following announcement or consummation of the Mergers. Our opinion does not constitute a recommendation to the Special Committee or to any other persons in respect of the Mergers, including as to how any holder of shares of the Company Common Stock should vote or act in respect of the Mergers. We are not expressing any opinion as to the potential effects of volatility in the credit, financial and stock markets on the Company or the Mergers or as to the impact of the Mergers on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.
We have acted as financial advisor to the Special Committee in connection with the Mergers and will receive a fee for our services, which is payable upon rendering this opinion. We may receive an additional discretionary fee in connection with the Mergers as determined by the Special Committee in its sole discretion. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two-year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to the Company and we have not received any compensation from the Company during such period. In addition, during the two-year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to the Acquiror and we have not received any compensation from the Acquiror during such period. In addition, during the two-year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to Thermo Capital, a significant stockholder of the Company (“Thermo”) or Thermo’s portfolio companies and we have not received any compensation from Thermo or Thermo’s portfolio companies during such period. We may provide financial advisory or other services to the Company, Thermo, Thermo’s portfolio companies, and the Acquiror in the future, and in connection with any such services we may receive compensation.
Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company, Thermo, Thermo’s portfolio companies, the Acquiror, potential parties to the Mergers and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Company or the Acquiror.

Our financial advisory services and this opinion are provided for the information and benefit of the Special Committee (in its capacity as such) in connection with its evaluation of the proposed Mergers. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.
This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Mergers.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of the Company Common Stock in the Mergers is fair, from a financial point of view, to such holders.
Very truly yours,
EVERCORE GROUP L.L.C.
By: /s/ Justin Singh

      Justin Singh, Senior Managing Director

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, among other things, that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines, and settlement amounts actually and reasonably incurred in connection with specified actions, suits, or proceedings brought by third parties, whether civil, criminal, administrative, or investigative, if the individuals acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions and actions brought directly by the corporation, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification of expenses if the person seeking indemnification has been found liable to the corporation. In addition, the statute requires indemnification of directors and officers to the extent they have been successful, on the merits or otherwise, in defending an action, suit, or proceeding (whether brought by a third party or by or on behalf of the corporation). The statute also permits a corporation to pay expenses of defense in advance of the final disposition of an action, suit, or proceeding upon receipt (in the case of a current director or officer) of an undertaking to repay any amounts advanced if it is ultimately determined that the director or officer is not entitled to be indemnified. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.
Section 10 of Amazon.com, Inc.’s (the “Registrant”) Amended and Restated Bylaws (the “Bylaws”) requires indemnification to the full extent permitted under Delaware law as it now exists or may hereafter be amended. Subject to any restrictions imposed by Delaware law, the Bylaws provide a right to indemnification for all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) actually and reasonably incurred or suffered by any person in connection with any actual or threatened action, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that such person is or was serving as a director or officer of the Registrant or that, being or having been a director or officer of the Registrant, such person is or was serving at the request of the Registrant as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan. Directors and officers also have the right under Section 10 of the Bylaws to be paid expenses incurred in defending any such action, suit, or proceeding in advance of its final disposition, provided that any advancement of expenses incurred by an individual in his or her capacity as a director or officer (but not in any other capacity) will be made only upon delivery to the Registrant of an undertaking, by or on behalf of the director or officer, to repay any amounts advanced if it is ultimately determined, by a final judicial decision from which there is no further right to appeal, that the director or officer is not entitled to be indemnified for the expenses under Section 10 or otherwise.
Directors and officers of the Registrant are also entitled to indemnification and advancement under Section 10 of the Bylaws to the extent they serve as a director or officer of a majority-owned subsidiary of the Registrant, or in an executive or management capacity at a partnership, joint venture, trust, or other enterprise of which the Registrant or one of its wholly owned subsidiaries is a general partner or has a majority ownership interest.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Article 10 of the Registrant’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that to the full extent that the DGCL, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of such Article 10 shall not adversely affect any right or protection of a director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
The Registrant has entered into certain indemnification agreements with its directors. The indemnification agreements provide the Registrant’s directors with further indemnification and advancement of expenses, to the maximum extent permitted by law.
The foregoing summaries are necessarily subject to the complete text of the statute, the Certificate of Incorporation, and the Bylaws, and the arrangements referred to above and are qualified in their entirety by reference thereto.

Item 21.   Exhibits and Financial Statements.
Set forth below is a list of exhibits included as part of this Registration Statement.
Exhibit Number	Description
Incorporation by Reference
(Where a report or registration statement is indicated below, that document has been previously filed with the SEC and the applicable exhibit is incorporated by reference thereto)

2.1	Agreement and Plan of Merger, dated as of April 13, 2026, by and among Amazon.com, Inc., Globalstar, Inc., Grapefruit Acquisition Sub I, Inc., and Grapefruit Acquisition Sub II, LLC.	Exhibit 2.1 to Globalstar, Inc.’s Current Report on Form 8-K, filed April 14, 2026 (File No. 001-33117).
3.1	Amended and Restated Certificate of Incorporation of Amazon.com, Inc.	Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed May 27, 2022 (File No. 000-22513).
3.2	Amended and Restated Bylaws of Amazon.com, Inc.	Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed May 3, 2024 (File No. 000-22513).
5.1	Opinion of Gibson, Dunn & Crutcher LLP.	Filed herewith.
8.1	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.	Filed herewith.
10.1	Support Agreement.	Filed herewith.
21.1	Significant Subsidiaries of Amazon.com, Inc.	Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K for the Year ended December 31, 2025 (File No. 000-22513).
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm of Amazon.com, Inc.	Filed herewith.
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm of Globalstar, Inc.	Filed herewith.
23.3	Consent of Gibson, Dunn & Crutcher LLP.	Included in Exhibit 5.1 filed herewith.
23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP.	To be included in Exhibit 8.1 to be filed by amendment.
24.1	Powers of Attorney.	Included on the signature pages hereto.
99.1	Consent of Evercore Group L.L.C.	Filed herewith.
107	Filing Fee Table.	Filed herewith.

Item 22.   Undertakings.
The undersigned Registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” table in the effective registration statement; and
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)   That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)   Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
(iv)   Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(8)   That every prospectus (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(9)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on July 31, 2026.
AMAZON.COM, INC.
By:
/s/ David A. Zapolsky

Name: David A. Zapolsky
Title:   Senior Vice President, Chief Global
          Affairs & Legal Officer
POWER OF ATTORNEY
Each of the directors and/or officers of Amazon.com, Inc., whose signature appears below, hereby appoints Brian T. Olsavsky, David A. Zapolsky, and Susan K. Jong and each of them severally as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to date and file with the Securities and Exchange Commission this registration statement on Form S-4, and to sign, date, and file any and all amendments and post-effective amendments (including any additional registration statements related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933, as amended) to such registration statement, with exhibits thereto and other documents in connection therewith, in each case on his or her behalf, in any and all capacities stated below, as appropriate, in such forms as they or any one of them may approve, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done to the end that such registration statement shall comply with the Securities Act of 1933, as amended, and the applicable Rules and Regulations adopted or issued pursuant thereto, as fully and to all intents and purposes as he or she might or could do in person, and generally to do all such things on their behalf in their capacities as officers and directors to enable the Registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.
Signature	Title	Date
/s/ Andrew R. Jassy Andrew R. Jassy	President and Chief Executive Officer (Principal Executive Officer) and Director	July 31, 2026
/s/ Brian T. Olsavsky Brian T. Olsavsky	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	July 31, 2026
/s/ Shelley L. Reynolds Shelley L. Reynolds	Vice President, Worldwide Controller (Principal Accounting Officer)	July 31, 2026
/s/ Jeffrey P. Bezos Jeffrey P. Bezos	Executive Chair	July 31, 2026

S-1

Signature	Title	Date
/s/ Edith W. Cooper Edith W. Cooper	Director	July 31, 2026
/s/ Jamie S. Gorelick Jamie S. Gorelick	Director	July 31, 2026
/s/ Daniel P. Huttenlocher Daniel P. Huttenlocher	Director	July 31, 2026
/s/ Andrew Y. Ng Andrew Y. Ng	Director	July 31, 2026
/s/ Indra K. Nooyi Indra K. Nooyi	Director	July 31, 2026
/s/ Jonathan J. Rubinstein Jonathan J. Rubinstein	Director	July 31, 2026
/s/ Brad D. Smith Brad D. Smith	Director	July 31, 2026
/s/ Patricia Q. Stonesifer Patricia Q. Stonesifer	Director	July 31, 2026
/s/ Wendell P. Weeks Wendell P. Weeks	Director	July 31, 2026

S-2